Exhibit 99.3
July 12, 2021
Dear SolarWinds Shareholder:
On June 25, 2021, the board of directors of SolarWinds Corporation (“SolarWinds”) approved the separation of our MSP business, now known as N-able, Inc. (“N-able”), into a newly created and separately traded public company.
Following the separation, N-able will provide cloud-based software solutions for managed service providers, enabling them to support digital transformation and growth within small and medium-sized enterprises. SolarWinds will retain its Core IT Management business focused primarily on providing IT infrastructure management software to corporate IT organizations.
We believe that the separation will enable shareholders to more clearly evaluate the performance and future prospects of each business, SolarWinds and N-able, on a standalone basis, while allowing each to pursue its own distinct business strategy and capital allocation policy.
The separation will be effected by means of a pro rata distribution of shares N-able common stock to holders of SolarWinds common stock, as described in the attached information statement. For U.S. federal income tax purposes, the distribution is intended to be tax-free to SolarWinds shareholders. Holders of SolarWinds common stock as of the record date are not being asked to take any action to receive N-able common stock in the distribution. No stockholder approval of the distribution is required, and you do not need to pay any consideration, exchange or surrender your existing shares of SolarWinds common stock or take any other action to receive your shares of N-able common stock. The distribution will not affect the number of outstanding shares of SolarWinds common stock or any rights of SolarWinds stockholders.
We encourage you to read the attached information statement, which describes the separation from SolarWinds in detail and contains important business, financial and strategic information about N-able.
We thank you for your continuing support of SolarWinds and look forward to your future support of N-able.
Sincerely,
Sudhakar Ramakrishna
President and Chief Executive Officer
SolarWinds Corporation

July 12, 2021
Dear Future N-able Shareholder:
On behalf of N-able, Inc. (“N-able”), I am excited to welcome you as a future shareholder of our company.
At N-able, we play a critical role in simplifying IT complexity and security for small and medium-sized enterprises, or SMEs, who are the heartbeat of our global economy. Companies, big and small, across all industries have been challenged to keep pace with digital transformation. While headlines focus on this shift for large enterprises, SMEs also have been fighting to survive or thrive amid a dynamic landscape and uncertain times. As SMEs have leaned into this transformation, there is a core group of organizations, managed services providers, or MSPs, helping SMEs navigate, deploy and secure the technology they need to scale and succeed. We believe MSPs need a partner who is singularly focused on ensuring they’re prepared to tackle the IT challenges they and their SME customers face today and tomorrow and that N-able is that partner. We empower MSPs with purpose-built technology to accelerate digital transformation and growth for their SME customers.
We began our journey nearly 20 years ago, and our focus from day one has been to build a platform of software solutions designed to solve the complex, operational tasks that our MSP partners face on a day-to-day basis. From the beginning, we have complemented our platform with programs and resources designed to equip our MSP partners with the tools and skills they need to drive success and growth in their businesses. In December 2020, we announced that we are rebranding our business with a familiar name, N-able, extending the roots of who we are as a company to reflect the performance, protection, and partnership we provide our MSP partners. As a standalone entity under the N-able brand, we intend to continue to deliver enterprise-grade technology for our MSP partners to power their SME customers. The key tenants of our strategy will be to lead with technology, manage growth at scale and maintain strong operational discipline. We will continue to innovate to keep pace with evolving technology and further the extensibility of our platform and its suitability for the changing needs of our MSP partners and their customers. We continuously look to improve and refine our partner success initiatives to help our MSP partners better manage their own businesses, offer services enabled by our platform and expand their customer base and usage of the solutions our platform provides.
As we prepare to move beyond the global pandemic, we believe the importance of what we do as a company has never been as clear as it is today with the “always-on,” globally distributed IT demands of modern businesses. In everything we do, we will remain steadfast in our commitment to our MSP partners while further capturing our opportunity for mutual success. We will remain focused on running our business and sustaining our industry leadership and strong financial profile through operational discipline and securing outstanding, diverse talent.
We invite you to learn more about our company by reading the enclosed information statement, which details our business model, market opportunity, and strategy to drive near and long-term growth and generate value for our shareholders. We are excited about our future as an independent, publicly traded company, and look forward to your continued support as an N-able shareholder as we begin this new chapter of our journey.
Thank you,
John Pagliuca
President and Chief Executive Officer
N-able, Inc.

INFORMATION STATEMENT
N-able, Inc.
Common Stock
(par value $0.001 per share)
We are sending you this information statement in connection with the separation and distribution by SolarWinds Corporation (“SolarWinds”) of its wholly-owned subsidiary, N-able, Inc. (“N-able”). To effect the separation and distribution, SolarWinds will distribute all of the shares of N-able common stock owned by SolarWinds on a pro rata basis to the holders of SolarWinds common stock. We expect that the distribution of N-able common stock will be tax-free to holders of SolarWinds common stock for U.S. federal income tax purposes, except with respect to cash that stockholders may receive (if any) in lieu of fractional shares.
On July 11, 2021, we entered into a privately negotiated common stock purchase agreement with certain accredited investors, or the Investors, to sell, prior to the consummation of the separation and distribution, an aggregate of 20,623,282 newly-issued shares of N-able common stock, which we anticipate will represent approximately 11.5% of our total shares of common stock as of the time of the separation and distribution. We refer to this transaction as the “Private Placement.” The price per share of shares of N-able common stock to be sold in the Private Placement is fixed at $10.91, which was determined through private negotiation between the Investors and N-able. The initial issuance and sale of such shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”); however, we have granted registration rights to the Investors with respect to the shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. Upon the closing of the Private Placement, and prior to consummation of the separation and distribution, we will pay a dividend to SolarWinds in an amount equal to the net proceeds of the Private Placement, which amount is anticipated to be approximately $216.0 million. We will not retain any of the net proceeds of the Private Placement.
If you are a record holder of SolarWinds common stock as of the close of business on July 12, 2021, which is the record date for the distribution, you will be entitled to receive one share of N-able common stock for every two shares of SolarWinds common stock that you hold on that date. SolarWinds will distribute its shares of N‑able common stock in book-entry form, which means that we will not issue physical stock certificates. The transfer and distribution agent will not distribute any fractional shares of N-able common stock.
The distribution will be effective as of 11:59 p.m., New York City time, on July 19, 2021. Immediately after the distribution becomes effective, N-able will be a separate publicly traded company.
SolarWinds’ stockholders are not required to vote on or take any other action to approve the separation and distribution. We are not asking you for a proxy and request that you do not send us a proxy. SolarWinds stockholders will not be required to pay any consideration for the shares of N-able common stock they receive in the distribution, and they will not be required to surrender or exchange their shares of SolarWinds common stock or take any other action in connection with the separation and distribution.
N-able was formed as a Delaware limited liability company on November 30, 2020. On April 12, 2021, N‑able was converted from a limited liability company to a Delaware corporation. SolarWinds currently beneficially owns all of the outstanding equity of N-able.
No trading market for N-able common stock currently exists. We expect, however, that a limited trading market for N-able common stock, commonly known as a “when-issued” trading market, will develop as early as one trading day prior to the record date for the distribution, and we expect “regular-way” trading of N-able common stock will begin on the first trading day after the distribution date. We have been approved to list N-able common stock on the New York Stock Exchange (the “NYSE”) under the ticker symbol “NABL.” The listing is subject to approval of our application.
Following the separation and distribution, N-able will qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as N-able remains an emerging growth company, it may take advantage, for a period of time, of certain exceptions from the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 22.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is July 12, 2021.
This information statement was first made available to SolarWinds stockholders on or about July 12, 2021.

Summary
This summary highlights selected information that is presented in greater detail elsewhere in this information statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by more detailed information contained elsewhere in this information statement, which should be read in its entirety.
As used in this information statement, the terms “N-able,” the “Company,” “we,” “us” and “our,” depending on the context, refer to N-able, Inc. and its consolidated subsidiaries after giving effect to the separation and distribution described under “Certain Relationships and Related Party Transactions— Relationship with SolarWinds.” As used in this information statement, references to “SolarWinds” or “Parent” refer to SolarWinds Corporation.
We describe in this information statement the business that will be contributed to us by SolarWinds as part of our separation from SolarWinds, which we refer to as the N-able business, as if it was our business for all historical periods described. Our historical financial results as part of SolarWinds contained in this information statement may not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented.
The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo, L.P., the ultimate general partner of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and, as applicable, their co-investors. The term “Lead Sponsors” refers collectively to the Silver Lake Funds, the Thoma Bravo Funds and their respective affiliates.
Unless otherwise indicated, for purposes of this information statement, the number of shares of our common stock that we anticipate will be outstanding immediately following the separation and distribution is based on approximately 316,246,120 shares of SolarWinds common stock outstanding as of June 30, 2021 and a distribution ratio of one share of N-able common stock for every two shares of SolarWinds common stock and assumes the Private Placement and the issuance of 20,623,282 shares of our common stock will be consummated prior to the completion of the separation and distribution. The actual number of shares of N‑able common stock that will be outstanding following the completion of the distribution will be determined following the close of business on the record date, July 12, 2021.
Our Business
We are a leading global provider of cloud-based software solutions for managed service providers, or MSPs, enabling them to support digital transformation and growth within small and medium-sized enterprises, or SMEs, which we define as those enterprises having less than 1,000 employees. We partner with over 25,000 IT service providers, which we refer to as our MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Organizations of all sizes are deploying technology to transform their businesses and compete effectively. As SMEs go through digital transformation, their reliance on technology as a competitive differentiator increases. IT environments are becoming increasingly complex, with the number of applications and endpoints proliferating while also becoming more interconnected, causing the sophistication and overhead required to deploy, manage and secure these assets to grow.

Many SMEs lack the resources or internal expertise to effectively manage their IT assets and adapt to the changing environment. This lack of resources and expertise coupled with the desire to better leverage technology in their businesses has created a growing need for SMEs to rely on MSPs for their IT deployment, management and security. MSPs become vital partners as more SMEs seek to implement technology solutions that help drive strategic business outcomes.
To effectively manage the operability and security of distributed and heterogeneous IT environments, MSPs require visibility and control over a variety of architectures, applications and connected endpoints. MSPs must also keep pace with rapid technological innovation or risk obsolescence. These challenges are made more difficult when the solutions upon which MSPs rely lack integration capabilities or otherwise fail to meet the technological and business needs of the MSPs and their customers.
We enable IT service providers of all types to act as MSPs by providing a platform that they can leverage to help SMEs access powerful and seamless technology to power their businesses. Our software platform is designed to be an integrated, enterprise-grade solution that serves as an operating system for our MSP partners and scales as their businesses grow. Built on a multi-tenant architecture, our platform allows our MSP partners to adapt to their customers’ requirements and improve service delivery by offering centralized visibility and role-based access control in both public and private cloud, on-premises and hybrid cloud environments.
Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Our broad remote monitoring and management capabilities include real-time availability and performance of networks and devices and automation of policies and workflows. We provide a layered protection approach spanning network and systems infrastructure, applications, and end user devices through our data protection, patch management, endpoint security, web protection, e-mail security and archiving and vulnerability assessment solutions. Our fully cloud-based data protection capabilities include storage efficient backup, high-speed restoration and disaster recovery for servers, workstations, files, data and key cloud-based applications. In addition, our business management solutions help improve the technical and service delivery efficiencies of our MSP partners and include professional services automation and password and documentation management.
We have a multi-dimensional land and expand model and global presence that allow us to capture opportunities efficiently within the worldwide MSP and SME markets. When we add an MSP partner, we also add their SME customers and we grow as the partner adds new customers, delivers new services based on our solutions and when the partner’s customers add devices and services. We support our MSP partners by offering partner success initiatives designed to help them better manage their own businesses, deliver service offerings powered by our platform and grow their customer bases. Our partner success initiatives help drive both retention and expansion as our MSP partners are provided with resources designed to help them better understand and pursue growth opportunities.
Our business model allows us to grow with our MSP partners. MSP partners with annualized recurring revenue, or ARR, over $50,000 on our platform grew from 833 as of December 31, 2018 to 1,117 as of December 31, 2019 to 1,473 as of December 31, 2020, representing increases of 34% and 32%, respectively. Over the same periods, MSP partners with over $50,000 of ARR on our platform grew from approximately 30% of our total ARR as of December 31, 2018, to 36% of our total ARR as of December 31, 2019, to 42% of our total ARR as of December 31, 2020. MSP partners with ARR over $50,000 on our platform grew from 1,218 as of March 31, 2020 to 1,511 as of March 31, 2021, representing an increase of 24%. Over the same period, MSP partners with over $50,000 of ARR on our platform grew from approximately 37% of our total ARR as of March 31, 2020 to 43% of our total ARR as of March 31, 2021.
Our business is global, with 47% of our revenue generated outside of North America for each of the years ended December 31, 2020 and December 31, 2019, and 48% and 47% for the three months ended March 31, 2021 and 2020, respectively. We generated revenue of $302.9 million for the year ended December 31, 2020, compared to $263.5 million for the year ended December 31, 2019, and $228.3 million for the year ended December 31, 2018, representing an increase of 15.4% from the year ended December 31, 2018 to the year ended December 31, 2019, and an increase of 14.9% from the year ended December 31, 2019 to the year ended December 31, 2020. We generated revenue of $83.2 million for the three months ended March 31, 2021, compared to $73.3 million for the three months ended March 31, 2020, representing an increase of 13.5% from the three months ended March 31, 2020 to the three months ended March 31, 2021. For the year ended December 31, 2020, our net loss was $7.2 million. For the year ended December 31, 2020, our adjusted EBITDA was $120.6 million. For the three months ended March 31, 2021, our net loss was $4.3 million. For the three months ended March 31, 2021, our adjusted EBITDA was $27.7 million. See “Selected Historical Combined Financial Data—Adjusted EBITDA” for additional information regarding adjusted EBITDA.
Industry Background
Companies of all sizes across sectors and geographies continue to invest in modern cloud and digital technology to transform their organizations and compete effectively. Technology is becoming increasingly mission critical as SMEs use digital means to improve productivity, work remotely, manage and monitor their businesses, run operations and engage with customers and other key stakeholders. As evidence of the importance of technology to SMEs, IT spending by businesses with less than 1,000 employees is expected to increase from $1.2 trillion in 2020 to $1.5 trillion by 2024 according to Gartner, Inc., or Gartner.
Digital transformation creates challenges and complexities
As SMEs increase their investment in and reliance on these technologies, the importance of IT availability and functionality to their businesses grows. Many SMEs lack the financial resources, headcount and expertise needed to independently manage the complexity associated with digital transformation and therefore rely on MSPs that specialize in providing SMEs with reliable and scalable services to deploy, manage and secure their IT environments. Challenges associated with digital transformation for SMEs include:
1)IT management and security are not core competencies for most companies.
Deploying, managing and securing complex and constantly evolving IT systems are not core competencies of most SMEs and can divert focus, capital and other critical resources away from fundamental business objectives.
2)Companies face growing cyber-threats.
According to the Ponemon Institute 2019 Global State of Cybersecurity in Small and Medium-Sized Businesses survey, 66% of respondents said their organization experienced a cyberattack in the past 12 months. Protecting networks, applications, devices, data and users from cybercrime, such as ransomware, phishing and other costly attacks is paramount for SMEs.
3)IT and other compliance costs and burdens are increasing.
SMEs are not exempt from compliance obligations and can be disproportionately burdened due to limited resources and expertise.
4)Proliferation of connected endpoints is driving increased complexity.
According to a 2020 Cisco white paper, the number of global networked devices is set to reach 29.3 billion by 2023, up from 18.4 billion in 2018, representing a compound annual growth rate of 10% over the period. Due to the growing number of networked, highly distributed and diverse endpoints, the burden faced by SMEs to manage, provision and secure these endpoints across cloud, on-premises and hybrid cloud infrastructures is becoming increasingly complex.
5)Expectations for always-on, always-available IT environments compound pressures.
Customers, employees and other stakeholders increasingly expect always-on, always-available access to digital resources. Establishing and maintaining connectivity and availability is critical to the success of many SMEs, who must ensure that their employees and distributed workforces have access to required systems, applications and devices and that their customers can obtain information and conduct business online at any time.

Rise of the Managed IT Services Model
As SMEs invest in technology and their needs for continuous availability, performance and security grow, they are increasingly relying on IT service providers to manage these aspects of their businesses. These MSPs support SMEs by helping them procure and deploy key technologies and by providing oversight, management and security of their IT systems and devices. MSPs also may work in collaboration with SMEs’ internal IT departments in a co-managed model to deliver specific expertise and share responsibilities.
We see a growing number of IT service providers, such as value-added resellers, systems integrators, IT consultants and data center operators, adopting a managed services model as demand for these services increases. These new MSPs can benefit from a software platform that supports the managed services model and meets the wide-ranging needs of their SME customers.
Market Opportunity
Our cloud-based software solutions enable MSPs to support their SME customers’ growth and digital transformation. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Technology is becoming increasingly mission critical for SMEs as a means to improve productivity, work remotely, manage, and monitor their businesses, run operations and engage with customers and other key stakeholders. In the Forecast Analysis: Small and Midsize Business IT Spending, Worldwide report published on February 18, 2021, Gartner estimated that IT spending by SMEs with less than 1,000 employees is expected to increase from $1.2 trillion in 2020 to $1.5 trillion by 2024, representing a 6.1% compound annual growth rate.
We commissioned Frost & Sullivan to conduct an independent analysis to assess the global addressable market for our remote monitoring and management, security and data protection and business management solutions. To determine our addressable market, Frost & Sullivan calculated the sum of: 1) the estimate of MSP’s average revenue per SME customer for remote monitoring, security and data protection solutions multiplied by their estimate of the total number of SMEs serviced by MSPs; and 2) the estimate of the average cost for business management solutions used by MSPs multiplied by the estimate of the total number of addressable MSPs.
According to this analysis, the global market opportunity for our solutions was estimated to be approximately $23.3 billion in 2020 and is expected to grow at a compounded annual growth rate of 13.5% to approximately $43.9 billion by 2025. We believe that the size and projected growth of the global market for our solutions represents a significant opportunity for our business.
Limitations of Existing Approaches Used by MSPs
MSPs are better able to serve their customers and manage disparate, heterogeneous IT environments with technologies that are centralized, effective, easy to deploy, scalable and able to integrate with other solutions.
Many existing approaches utilized by MSPs face limitations, such as:
1)Not purpose-built for MSPs. Many tools are not designed to power a managed services model, as they fail to enable MSPs to deliver services in a scalable and efficient manner. These tools can lead to issues around deployment, configurability or scalability.
2)Narrow point solutions and tools with limited flexibility and integrations. Many MSP-oriented offerings fail to provide a comprehensive set of solutions on a common platform. Many of these solutions and tools have narrow functionality and are not designed to integrate with other technologies. This can lead to a lack of interoperability that prevents MSPs from having a unified view of their customers’ IT environments.
3)Lacking enterprise-grade features and functionality. Many approaches targeting the MSP and SME markets offer limited functionality or lack the features and capabilities needed by businesses of all sizes to be competitive in the digital world.

4)Not partner success oriented. Providers of alternative approaches can lack MSP-oriented domain expertise and partner success functions designed to help MSPs grow their businesses.
5)Pricing and deployment limitations. Many tools lack flexible pricing models and deployment options that are aligned with the way MSPs sell and deliver their services.
6)Manual and inefficient. Alternative approaches can lack automation, requiring MSPs to manually address issues that they or their customers face. This need for manual intervention can drive higher headcount costs and cause slower resolution times.
Our Solution
We are a leading global provider of cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. We partner with over 25,000 MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Our software platform is purpose-built to give MSPs visibility and control over distributed and heterogeneous IT environments through a centralized control panel. Built using multi-tenant architecture, a unified agent management system and microservices, our platform is designed to securely deliver integrated solutions that fit the specific IT needs of each MSP partner and its SME customers. Our modular and highly scalable platform helps our MSP partners deploy, manage and secure IT assets in an efficient and organized manner.
Through our platform, we aim to deliver value and flexibility to our MSP partners and their customers. We offer our MSP partners multiple deployment options and price the solutions on our platform on a subscription basis. The ecosystem framework within our platform, or our Ecosystem Framework, enables and simplifies integrations with numerous third-party solutions from leading enterprise technology vendors. By working across cloud, on-premises and hybrid cloud infrastructures, our platform enables a delivery model that accommodates the IT environment preferences and needs of our MSP partners and their customers.
Key Strengths of our Platform
The key strengths of our platform and related offerings include:
1)Deep remote monitoring and management capabilities. Our leading remote monitoring and management capabilities provide our MSP partners with visibility and insights into the availability and performance of a wide range of systems and network infrastructure and devices, all through a centralized dashboard. Through our role-based access control, MSP technicians can easily troubleshoot specific IT systems, devices and applications, as well as easily load new service offerings powered by our platform.
2)Layered security approach to cyber-threats and compliance risks. Our MSP partners use our integrated solutions to improve the security framework of their SME customers’ IT environments while helping them meet regulatory and industry-specific compliance standards. Our security and data protection solutions are designed to defend against cyber-threats targeted at the network, infrastructure, application and endpoint layers and the sensitive data that resides in and travels through each of these layers.
3)Designed for hybrid IT environments. The solutions on our platform are designed to meet the needs of our MSP partners and their SME customers across cloud, on-premises and hybrid-cloud IT infrastructures.
4)Out-of-the-box automation for higher service efficacy and capacity. Our platform, which includes professional services automation and easily configurable automation capabilities, enables our MSP partners to more efficiently deliver services to their SME customers, manage their businesses and increase capacity for growth.

5)Robust reporting and analytics. Our reporting and analytics dashboard provides our MSP partners with a consolidated view of data and analytic outputs of their SME customers’ IT environments and a unified view of key metrics and trends.
Why We Win
Our platform, partner success initiatives and business model are rooted in our experience and understanding of the needs of our MSP partners and their SME customers and are designed to help our partners succeed and grow. Our MSP partners power their service offerings with our platform, making us an integral part of their ability to land, expand and retain their customers. Some of the key factors that differentiate us from our competitors include:
1)Purpose-built platform designed for MSP success. Our platform allows our MSP partners to build and grow their businesses around our customizable solutions. Ongoing expansion of native functionalities and integrations, powerful and easy-to-create automation policies and always-available training and enablement resources are all designed to facilitate our MSP partners’ success.
2)Comprehensive and extensible platform designed for integrations. Our platform features out-of-the-box integrations with third-party technologies and solutions from leading enterprise technology vendors. Our Ecosystem Framework enables us to rapidly develop and deploy extensive integrations through our strategic technology partnerships.
3)Enterprise-grade technology for SMEs through our MSP partners. Through our platform and strategic technology partnerships, we make it possible for our MSP partners to deploy, manage and secure enterprise-grade technologies for their SME customers.
4)Best-in-class partner success initiatives. We provide various partner success initiatives aimed to help our MSP partners expand their customer bases and service offerings through our platform and to grow and operate their businesses more effectively. Our dedicated partner success teams assist with onboarding, post-sales engineering and partner management.
5)Flexible subscription pricing and billing model. We sell the solutions on our platform on a subscription basis that meets the specific needs of our MSP partners and expands as they add new customers, deliver new services based on our solutions and when the partner’s customers add devices and services. We offer our MSP partners the flexibility to purchase solutions with pricing based on committed volumes or on a “pay-as-you-go” model, where our partners pay based on the volume of our solutions they and their customers consume.
6)Efficient deployment and scale. Our platform is designed to be quickly configured and deployed by our MSP partners and enable efficient delivery of services to their customers. The automation in our platform is also designed to help our MSP partners scale their customer base with fewer technical support personnel.
Our Differentiated Go-to-Market Approach
Our go-to-market approach is grounded in a differentiated, multi-dimensional land and expand model that has allowed us to build a global base of over 25,000 MSP partners that serve more than 500,000 SME customers. Our business model and alignment with our MSP partners gives us the leverage and sales reach to efficiently and effectively serve the SME market. We grow with our MSP partners as they expand their customer bases, deliver new services powered by our solutions and when their customers add devices and services. Our partner success initiatives further enhance our model’s efficiency by empowering our MSP partners to grow their businesses and expand their customer bases and consumption of solutions on our platform.
To add new MSP partners, we employ an efficient low-touch, high-velocity “selling from the inside” motion cultivated while a part of SolarWinds. Our sales motion is rooted in selling online or over the phone to MSPs of all sizes across any location through a prescriptive approach that adheres to standardized pricing and agreements. We power this sales motion with a marketing model that is highly flexible, analytics-driven and designed to efficiently drive digital traffic and high-quality opportunities. Our low-friction sales motion and marketing model also allow prospective MSP partners to trial fully-functional versions of the solutions on our platform, which is frequently a step to broader adoption. Internationally, we augment our go-to-market approach with a targeted and localized distributor model.
We believe our differentiated go-to-market approach benefits our business for a number of reasons, including:
1)Sales reach extension. Our MSP partners effectively extend our sales reach into the worldwide SME market. When we add a new MSP partner, we also acquire its customers and continue to benefit as the MSP partner expands its customer base.
2)Sales expansion through natural adoption. MSP partners expand usage of our offerings over time when they add new customers and when their customers add new devices and services. As digital transformation trends continue to impact SMEs, our platform facilitates the delivery of new and enhanced services by our MSP partners to their customers.
3)Capital efficient scaling. We gain significant operating leverage through our MSP partners’ customer acquisition efforts and the support and overhead they provide to service their customers.
4)Loyalty and retention. Our best-in-class partner success initiatives drive loyalty and retention by providing our MSP partners with resources designed to help them better understand and pursue growth opportunities using our platform.
5)Strong international presence. Our extensive international distributor network and localized go-to-market approach has enabled and enhanced our robust global presence.
Growth Strategy
We believe there are significant growth opportunities in our market, and we intend to focus our investments to capitalize on these opportunities and accelerate revenue growth. We believe that our growth will come from the following vectors:
1)Expand our MSP partner footprint. Our partner acquisition model is driven by us adding new MSP partners that develop and deliver services powered by our platform to their SME customers. We intend to continue investing in our MSP partner model that has allowed us to acquire a global base of over 25,000 MSP partners that serve more than 500,000 SME customers around the world.
2)Facilitate partner-enabled expansion. When we add an MSP partner, we expand our relationship with the partner through two vectors. We grow when our MSP partners expand their SME customer base. We also grow when our MSP partners deliver new or enhanced services to their customers based on our solutions and when their customers add devices and services. As digital transformation initiatives at SMEs are pushing them to modernize their IT systems, we are seeing tailwinds in the adoption and usage of our solutions by SME customers through our MSP partners. Our ability to expand within our partner base is demonstrated by our dollar-based net revenue retention rate which was 109% and 110% for each of the trailing twelve-month periods ended March 31, 2021 and March 31, 2020, respectively, and 109%, 108% and 108% for each of the trailing twelve-month periods ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively.
3)Widen our surface area. We also grow by expanding the aperture of networks, devices, services and users that we manage and secure on our platform. This surface area expansion is driven by internal development, strategic technology partnerships with large enterprise technology vendors and integrations with other MSP technology providers.
4)Drive innovation. We intend to continue introducing new enterprise-grade solutions on our platform. These new solutions may come from internal innovation, strategic technology partnerships or targeted acquisitions.

5)Broaden our co-managed IT footprint. In addition to providing services for SMEs, some MSP partners service larger enterprises through a co-managed IT model, sharing responsibility for IT management and services with an internal IT team. We believe that increased adoption of co-managed IT models will continue to be a meaningful driver of market expansion.
6)Deliver globally. We are a global software company, generating approximately 47% of our total revenue from outside of North America in each of the years ended December 31, 2020 and December 31, 2019. We intend to target markets around the world where we have an established presence and distribution channels and further expand to new markets through channel and personnel growth and market-specific solutions.
Risks Factors Summary
Our business is subject to a number of risks that you should understand in evaluating N-able and N-able common stock. These risks are discussed more fully in “Risk Factors” following this summary. Some of these risks are:
•Our quarterly revenue and operating results may fluctuate in the future because of a number of factors, which makes our future results difficult to predict or could cause our operating results or the guidance we provide in the future to fall below expectations.
•The global COVID-19 pandemic may adversely affect our business, results of operations and financial condition.
•If we are unable to sell subscriptions to new MSP partners, to sell additional solutions to our existing MSP partners or to increase the usage of our solutions by our existing MSP partners, it could adversely affect our revenue growth and operating results.
•Our business depends on MSP partners renewing their subscription agreements. If our subscription-based business model fails to yield the benefits that we expect, our results of operations could be negatively impacted.
•We operate in highly competitive markets, which could make it difficult for us to acquire and retain MSP partners at our historic rates.
•Our success depends on our ability to adapt to the rapidly changing needs of MSP partners and their SME customers.
•If we fail to integrate our solutions with a variety of operating systems, software applications, platforms and hardware that are developed by others or ourselves, our solutions may become less competitive or obsolete and our results of operations would be harmed.
•We may not be able to achieve or sustain the same level of cash flows in the future.
•Because our long-term success depends on our ability to operate our business internationally and increase sales of our solutions to our MSP partners located outside of the United States, our business is susceptible to risks associated with international operations.
•Our solutions use third-party software that may be difficult to replace or cause errors or failures of our solutions that could lead to a loss of MSP partners or harm to our reputation and our operating results.
•Cyberattacks, including the cyberattack on SolarWinds’ Orion Software Platform and internal systems announced by SolarWinds on December 14, 2020, or the Cyber Incident, and other security incidents have resulted, and in the future may result, in compromises or breaches of our, our MSP partners’, or their SME customers’ systems, the insertion of malicious code, malware, ransomware or other vulnerabilities into our, our MSP partners’, or their SME customers’ environments, the exploitation of vulnerabilities in our, our MSP partners’, or their SME customers’ security, the theft or misappropriation of our, our MSP partners’, or their SME customers’ proprietary and confidential information, and interference with our, our MSP partners’, or their SME customers’ operations, exposure to legal and other liabilities, higher MSP partner and employee attrition and the loss of key personnel, negative impacts to our sales, renewals and upgrades and reputational harm and other serious negative consequences, any or all of which could materially harm our business.
•The Cyber Incident has had and may continue to have an adverse effect on our business, reputation, MSP partner and employee relations, results of operations, financial condition or cash flows.
•The success of our business depends on our ability to obtain, maintain, protect and enforce our intellectual property rights.
•Acquisitions present many risks that could have an adverse effect on our business and results of operations.
•The separation and the distribution is subject to numerous risks and may not be successful.
•If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, SolarWinds, N-able and SolarWinds stockholders could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify SolarWinds for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
•We have no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
•After the separation and distribution, we will have our first senior management team since being spun off from SolarWinds. If we encounter difficulties in the transition, our business could be negatively impacted.
•The assets and resources that we acquire from SolarWinds in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from SolarWinds.
•After the distribution, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.
•The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.
The Sponsors and Our Controlled Company Status
SolarWinds, our parent company, is a “controlled company” within the meaning of the corporate governance standards of The New York Stock Exchange. As of March 31, 2021 and December 31, 2020, the Sponsors owned approximately 77.9% and 78.2%, respectively, of the common stock of SolarWinds and therefore are able to control all matters that require approval by the stockholders of SolarWinds, including the election and removal of directors, changes to SolarWinds’ organizational documents and approval of acquisition offers and other significant corporate transactions, including the separation and distribution.
Because the Sponsors will initially own approximately 122,971,283 shares, or approximately 68.8% of voting power, of our common stock immediately following the completion of the separation and distribution, we will be a controlled company following the completion of the distribution within the meaning of the corporate governance standards of the New York Stock Exchange (the “NYSE”).
Because we will be a controlled company, a majority of our board of directors is not required to be independent, and our board of directors is not required to form independent compensation and nominating and corporate governance committees. As a controlled company, we will remain subject to corporate governance standards of the NYSE that require us to have an audit committee composed entirely of independent directors. Under these rules, we must have at least one independent director on our audit committee by the date our common stock is listed on the

NYSE, at least two independent directors on our audit committee within 90 days of the effective date of the registration statement of which this information statement is a part, and at least three independent directors on our audit committee within one year of the effective date of the registration statement of which this information statement is a part.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the corporate governance standards of the NYSE, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to any permitted “phase-in” periods. See “Management—Status As a Controlled Company.”
Silver Lake is a global technology investment firm, with more than $60 billion in combined assets under management and committed capital and a team of investment and operating professionals based in Menlo Park, New York, London, Hong Kong, Cupertino and San Francisco.
Thoma Bravo is a leading investment firm building on a more than 40-year history of providing capital and strategic support to experienced management teams and growing companies. Thoma Bravo has invested in many fragmented, consolidating industry sectors in the past, but has become known particularly for its history of investments in the application, infrastructure and security software and technology-enabled services sectors, which have been its investment focus for more than 20 years. Thoma Bravo manages a series of investment funds representing more than $50 billion of capital commitments.
The Sponsors’ interests may not coincide with the interests of our other stockholders. See “Risk Factors—Risks Related to the Ownership of Our Common Stock— After the distribution, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.” Additionally, each of our Sponsors is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. See “Risk Factors—Risks Related to the Ownership of Our Common Stock— The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests” and “Description of Capital Stock—Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law—Corporate Opportunity.”
Emerging Growth Company
The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as emerging growth companies. We qualify as an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various public reporting requirements, including that our internal controls over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, that we provide certain disclosures regarding executive compensation and that we hold non-binding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved. We expect to take advantage of these exemptions until we are no longer an emerging growth company.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date on which we become a “large accelerated filer” (the fiscal year-end on which at least $700.0 million of equity securities are held by non-affiliates as of the last day of our then most recently completed second fiscal quarter); (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of the distribution.
See “Risk Factors—Risks Related to Ownership of Our Common Stock—For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies” for certain risks related to our status as an emerging growth company.
Corporate Information
N-able was formed as a Delaware limited liability company on November 30, 2020 in connection with our planned separation from SolarWinds. On April 12, 2021, N-able was converted from a limited liability company to a Delaware corporation. Our principal executive offices are located at 301 Edgewater Dr., Suite 306, Wakefield, Massachusetts 01880 and our telephone number is (781) 328-6490. Our website address is www.n-able.com. The information contained in, or that can be accessed through, our website is not part of this information statement.
N-ABLE and N-CENTRAL are trademarks and are the exclusive property of N-able or its affiliates, are registered with the U.S. Patent and Trademark Office and may be registered or pending registration in other countries. All other N‑able trademarks, service marks, and logos may be common law marks or are registered or pending registration. Trade names, trademarks and service marks of other companies appearing in this information statement are the property of their respective holders.

Summary Historical Combined Financial Data
The following tables summarize our historical combined financial data. The selected historical combined balance sheet data as of December 31, 2020 and 2019 and combined statement of operations data for the years ended December 31, 2020, 2019 and 2018 are derived from our audited combined financial statements included elsewhere in this information statement. The selected historical combined balance sheet data as of March 31, 2021 and combined statement of operations data for the three months ended March 31, 2021 and 2020 are derived from our unaudited combined financial statements included elsewhere in this information statement. The historical results set forth below may not be indicative of N-able’s future performance as a stand-alone company following the separation and distribution. The selected historical combined financial data in this section is not intended to replace our combined financial statements and the related notes and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” and the combined financial statements and related notes included elsewhere in this information statement.
Combined Statement of Operations Data:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Revenue	$302,871	$263,518	$228,294	$83,190	$73,268
Cost of revenue	38,916	33,253	30,920	11,304	9,286
Amortization of acquired technologies	24,257	24,067	26,428	2,704	5,744
Gross profit	239,698	206,198	170,946	69,182	58,238
Operating expenses:
Sales and marketing	82,034	70,254	62,278	25,714	18,468
Research and development	42,719	37,172	32,892	12,042	11,443
General and administrative	57,331	38,971	33,286	20,228	11,897
Amortization of acquired intangibles	23,848	23,189	23,716	6,019	5,865
Total operating expenses	205,932	169,586	152,172	64,003	47,673
Operating income	33,766	36,612	18,774	5,179	10,565
Other expense, net	(28,910)	(33,419)	(36,265)	(7,047)	(7,884)
Income (loss) before provision for income taxes	4,856	3,193	(17,491)	(1,868)	2,681
Income tax expense (benefit)	12,014	5,705	(3,799)	2,410	1,993
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
Combined Balance Sheet Data:

	As of December 31,		As of March 31,
	2020	2019	2021

	(in thousands)		(unaudited)
Cash and cash equivalents	$99,790	$39,348	$111,218
Working capital(1)	80,895	38,579	89,226
Total assets	1,079,735	1,013,783	1,068,109
Deferred revenue, current and non-current portion	9,670	8,172	9,825
Due to affiliates(2)	372,650	394,400	372,650
Total liabilities	448,538	450,087	453,377

_______________
(1)We define working capital as current assets less current liabilities.
(2)Refer to Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.

Questions and Answers About the Separation and Distribution

What is N-able and why is SolarWinds separating N-able’s business and distributing N-able common stock?
N-able, which is currently a wholly owned subsidiary of SolarWinds, was formed to hold the N-able business. The separation of N-able from SolarWinds and the distribution of N‑able common stock are intended to provide you with equity investments in two separate publicly traded companies that each will be able to focus on their respective businesses. SolarWinds and N-able believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	SolarWinds is delivering this document to you because you are a holder of SolarWinds common stock. If you are a holder of SolarWinds common stock as of the close of business on July 12, 2021, the record date of the distribution, you will be entitled to receive one share of N-able common stock for every two shares of SolarWinds common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in SolarWinds and your investment in N-able after the separation.

How will the separation of N-able from SolarWinds work?	To accomplish the separation, SolarWinds will distribute all of the outstanding shares of N-able common stock owned by SolarWinds to SolarWinds stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes.

Why is the separation of N-able structured as a distribution?	SolarWinds believes that a tax-free distribution for U.S. federal income tax purposes of shares of N-able common stock to SolarWinds stockholders is an efficient way to separate its N-able business in a manner that will create long-term value for SolarWinds, N-able and their respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be July 12, 2021.

When is the distribution of N-able common stock expected to occur?	It is expected that all of the shares of N-able common stock will be distributed by SolarWinds on July 19, 2021, to holders of record of SolarWinds common stock at the close of business on the record date for the distribution.

What do SolarWinds stockholders need to do to participate in the distribution?
Holders of SolarWinds common stock as of the record date are not being asked to take any action to receive N-able common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of SolarWinds common stock or take any other action to receive your shares of N-able common stock. The distribution will not affect the number of outstanding shares of SolarWinds common stock or any rights of SolarWinds stockholders, although it will affect the market value of each outstanding share of SolarWinds common stock.

How will shares of N-able common stock be issued?	You will receive shares of N-able common stock through the same channels that you currently use to hold or trade shares of SolarWinds common stock, whether through book-entry, a brokerage account, 401(k) plan or other channel. Receipt of N‑able shares will be documented for you in the same manner that you typically receive updates, such as monthly broker statements and 401(k) statements. If you own shares of SolarWinds common stock as of the close of business on the record date for the distribution, the transfer and distribution agent will electronically distribute shares of N-able common stock to you or to your brokerage firm on your behalf in book-entry form. The transfer and distribution agent will mail you a book-entry account statement that reflects your shares of N-able common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of N-able common stock will I receive in the distribution?
SolarWinds will distribute to you one share of N‑able common stock for every two shares of SolarWinds common stock held by you as of the record date for the distribution. Based on approximately 316,246,120 shares of SolarWinds common stock outstanding as of June 30, 2021, a total of approximately  158,123,060 shares of N-able common stock will be distributed. For additional information on the distribution, see “The Separation and Distribution.”

Will SolarWinds distribute fractional shares of N-able common stock in the distribution?
No. SolarWinds will not distribute fractional shares of N-able common stock. Fractional shares that SolarWinds stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the transfer and distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata to those SolarWinds stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders for U.S. federal income tax purposes as described in the section entitled “U.S. Federal Income Tax Considerations.”

What are the conditions to the distribution?	The distribution is subject to final approval by the SolarWinds board of directors, as well as to a number of other conditions, including, among others:

•the transfer of assets and liabilities to N-able in accordance with a separation and distribution agreement between SolarWinds and N-able, or the separation agreement, will have been completed, other than assets and liabilities intended to transfer after the distribution;
•SolarWinds will have received opinions from its tax counsel and tax advisers to the effect that the distribution should qualify as a transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions should each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies or distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies;

•the U.S. Securities and Exchange Commission, or the SEC, will have declared effective the registration statement of which this information statement is a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to SolarWinds stockholders;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;
•the transaction agreements relating to the separation will have been duly executed and delivered by the parties;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;
•the shares of N-able common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;
•the financing described under the section entitled “Description of Indebtedness” will have been completed; and
•no other event or development will have occurred or exist that, in the judgment of SolarWinds’ board of directors, in its sole discretion, makes it inadvisable to go forward with the separation, the distribution or the other related transactions.

SolarWinds and N-able cannot assure you that any or all of these conditions will be met. In addition, SolarWinds can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation?	The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that the shares of N-able common stock will be distributed by SolarWinds on July 19, 2021 to the holders of record of shares of SolarWinds common stock at the close of business on the record date. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

Can SolarWinds decide to not go forward with the distribution of N-able common stock even if all the conditions have been met?
Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, SolarWinds has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my SolarWinds common stock or my N-able common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of SolarWinds stock?
Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in SolarWinds common stock: a “regular-way” market and an “ex-distribution” market. Shares of SolarWinds common stock that trade in the “regular-way” market will trade with an entitlement to shares of N-able common stock to be distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of N-able common stock to be distributed pursuant to the distribution.

If you decide to sell any shares of SolarWinds common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your SolarWinds common stock with or without your entitlement to N-able common stock pursuant to the distribution.

Where will I be able to trade shares of N-able common stock?	N-able has been approved to list its common stock on the NYSE under the symbol “NABL.” N-able anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in N-able common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell N‑able common stock up to the distribution date, but your transaction will not settle until after the distribution date. N-able cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of SolarWinds common stock?	SolarWinds common stock will continue to trade on the NYSE after the distribution under the symbol “SWI.”

Will the number of shares of SolarWinds common stock that I own change as a result of the distribution?	No. The number of shares of SolarWinds common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my SolarWinds shares?	Yes. As a result of the distribution, SolarWinds expects the trading price of shares of SolarWinds common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the N-able business. There can be no assurance that the aggregate market value of the SolarWinds common stock and the N-able common stock following the separation will be higher or lower than the market value of SolarWinds common stock if the separation did not occur. This means, for example, that the combined trading prices of all outstanding shares of SolarWinds common stock and N-able common stock after the distribution may be equal to, greater than or less than the trading price of all outstanding shares of SolarWinds common stock before the distribution.

What are the U.S. federal income tax consequences of the separation and the distribution?
Assuming that the separation and distribution qualify as a transaction that is tax-free to SolarWinds and SolarWinds’ stockholders for U.S. federal income tax purposes, under Sections 368(a)(1)(D) and/or 355 of the Code, SolarWinds stockholders will not be required, for U.S. federal income tax purposes, to recognize any gain or loss (except with respect to any cash received in lieu of fractional shares) or to include any amount in their income, upon the receipt of shares of N-able’s common stock pursuant to the distribution.

See “U.S. Federal Income Tax Considerations” for further information regarding the potential U.S. federal income tax considerations to SolarWinds stockholders of the distribution, together with certain related transactions. You should consult your tax advisor as to the particular tax consequences of the separation and distribution to you.

Is the separation and distribution anticipated to be tax free to existing shareholders?
Maybe. A condition to the distribution is that SolarWinds obtain opinions from tax counsel and tax advisors to the effect that the distribution should qualify as a transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions should each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies or distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies. It is anticipated that SolarWinds’ stockholders will not recognize any gain or loss, and no amount will be included in SolarWinds’ stockholders income, upon receipt of N-able common stock pursuant to the distribution for U.S. federal income tax purposes. SolarWinds’ stockholders will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of N-able common stock. The opinions will not be binding on the IRS or the courts. The opinions will rely on certain facts and assumptions, which, if incomplete or inaccurate, may jeopardize the ability to rely on such opinions. SolarWinds may also waive the tax opinions as a condition to the distribution in its sole discretion. SolarWinds does not currently intend to waive this condition to the obligation to complete the distribution. If SolarWinds were to waive this condition, it would communicate such waiver to SolarWinds stockholders in a manner reasonably calculated to inform them about the modification. See “U.S. Federal Income Tax Considerations” for further information regarding the potential U.S. federal income tax considerations to SolarWinds stockholders of the distribution, together with certain related transactions. You should consult your tax advisor as to the particular tax consequences of the separation and distribution to you.

How will I determine my tax basis in the shares I receive in the distribution?
Assuming that the separation and distribution qualify as tax-free to SolarWinds stockholders, except for cash received in lieu of fractional shares, for U.S. federal income tax purposes, your aggregate basis in your shares of SolarWinds common stock and the new N-able common stock received in the distribution (including any fractional share interest in N-able common stock for which cash is received) will equal the aggregate basis in the shares of SolarWinds common stock held by you immediately before the distribution, allocated between your SolarWinds common stock and the N-able common stock (including any fractional share interest in N-able common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date.

You should consult your tax advisor about the particular consequences of the separation and distribution to you, including the application of the tax basis allocation rules and the application of state, local and foreign tax laws.

What will N-able’s relationship be with SolarWinds following the separation?
N-able will enter into the separation agreement with SolarWinds in connection with the separation which will provide a framework for N-able’s relationship with SolarWinds after the separation. N-able and SolarWinds will enter into certain other agreements, including a transition services agreement, an employee matters agreement, a tax matters agreement and an intellectual property matters agreement. These agreements will govern the separation between N-able and SolarWinds of certain assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of SolarWinds and its subsidiaries attributable to periods prior to, at and after N-able’s separation from SolarWinds and will govern certain relationships between N-able and SolarWinds after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to Our Separation from SolarWinds” and “Certain Relationships and Related Party Transactions.”

Which business and assets will remain with SolarWinds and which business and assets will transfer to N-able?
Following the separation, N-able will provide cloud-based software solutions for managed service providers, enabling them to support digital transformation and growth within small and medium-sized enterprises. SolarWinds will retain its Core IT Management business focused primarily on providing IT infrastructure management software to corporate IT organizations. For more information regarding the business and assets of N-able and SolarWinds following the separation, see “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Who will manage N-able after the separation?	Members of N-able’s management team possess deep knowledge of, and extensive experience relevant to, the business of N-able. For more information regarding N-able’s management, see “Management.”

Are there risks associated with owning N-able common stock?
Yes. Ownership of N-able common stock is subject to both general and specific risks, including those relating to N-able’s business, the industry in which it operates, its ongoing contractual relationships with SolarWinds, its relationship with the Sponsors and its status as a separate publicly traded company. Ownership of N-able common stock also is subject to risks relating to the separation. These risks are described throughout this information statement and in the “Risk Factors” beginning on page 22. You are encouraged to read that section carefully.

Does N-able plan to pay dividends?
N-able currently does not expect to pay dividends on its common stock. The declaration and payment of any dividends by N‑able be subject to the sole discretion of its board of directors and, while a controlled company, the Sponsors, and will depend upon many factors. See “Dividend Policy.”

Will N-able incur any indebtedness prior to or at the time of the distribution?	Yes. N-able anticipates having certain indebtedness upon completion of the separation. See “Description of Indebtedness” and “Risk Factors—Risks Related to Our Businesses and Industry.”

Who will be the transfer and distribution agent for the N-able common stock?
The distribution agent, transfer agent and registrar for the N‑able common stock will be American Stock Transfer & Trust Company. For questions relating to the transfer or mechanics of the stock distribution, you may call the transfer agent at (718) 921-8254.

Where can I find more information about SolarWinds and N-able ?	Before the distribution, if you have any questions relating to SolarWinds’ business performance, you should contact:

SolarWinds Corporation
7171 Southwest Parkway, Building 400
Austin, Texas 78735
Attention: Investor Relations

After the distribution, holders of N-able common stock who have questions relating to N-able’s business performance should contact N-able at:

N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, MA 01880
Attention: Investor Relations

N-able’s investor website is available at http://.investors.n-able.com.

Risk Factors
You should carefully consider the risks and uncertainties described below in evaluating N‑able and N‑able common stock. In assessing these risks, you should also refer to the other information contained in this information statement, including our combined financial statements and the related notes thereto. The risks described below are not the only ones we face. Additional risks we are not currently aware of or that we currently believe are immaterial may also impair our business, operations, financial condition, results of operations and prospects.
Risks Related to Our Business and Industry
Our quarterly revenue and operating results may fluctuate in the future because of a number of factors, which makes our future results difficult to predict or could cause our operating results or the guidance we provide in the future to fall below expectations.
We believe our quarterly revenue and operating results may vary significantly in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance and period-to-period comparisons of our revenue and operating results may not be meaningful.
Our quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:
•our ability to maintain and increase sales to existing MSP partners and to attract new MSP partners, including selling additional subscriptions to our existing MSP partners to deliver services to their SME customers or for their internal use;
•changes in SME demand for services provided by our MSP partners, including those related to the number of SME customers serviced by our MSP partners and the reduced amount of services provided by our MSP partners to their SME customers;
•declines in subscription renewals and changes in net customer retention;
•lack of visibility into our financial position and results of operations in connection with our consumption-based revenue;
•our ability to capture a significant volume of qualified sales opportunities;
•our ability to convert qualified sales opportunities into new business sales at acceptable conversion rates;
•the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure and customer acquisition;
•our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budgets;
•potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity;
•fluctuations in foreign currency exchange rates that may negatively impact our reported results of operations;
•the timing of revenue and expenses related to the development or acquisition of technologies, solutions or businesses, or strategic partnerships and their integration;
•potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

•the timing and success of new offerings, enhancements or functionalities introduced by us or our competitors, including potential deferral of orders from our MSP partners in anticipation of new offerings or enhancements announced by us or our competitors;
•any other change in the competitive landscape of our industry, including consolidation among our competitors, MSP partners or SMEs and strategic partnerships entered into by us and our competitors;
•our ability to obtain, maintain, protect and enforce our intellectual property rights;
•changes in our subscription pricing or those of our competitors;
•the impact of new accounting pronouncements;
•general economic, industry and market conditions that impact expenditures for IT management technology for SMEs in the United States and other countries where we sell our solutions;
•significant security breaches, such as the Cyber Incident, technical difficulties or interruptions to our solutions or infrastructure;
•changes in tax rates in jurisdictions in which we operate; and
•uncertainties arising from the impact of the COVID-19 pandemic on the market and our business operations.
Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly, and we could face costly securities class action suits or other unanticipated issues.
The global COVID-19 pandemic may adversely affect our business, results of operations and financial condition.
In March 2020, the World Health Organization declared the outbreak of coronavirus disease 2019, or COVID-19, a pandemic. The global COVID-19 pandemic has created significant volatility, uncertainty and disruption in the global economy. The extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition is uncertain and will depend on numerous evolving factors outside of our control that we are not able to accurately predict, including:
•the duration and scope of the COVID-19 pandemic;
•governmental actions taken in response to the COVID-19 pandemic that restrict or disrupt global economic activity, including restrictions imposed on the operation of our business in our U.S. and international locations;
•business failures, reductions in information technology spending by our MSP partners and their SME customers, late or missed payments or delays in purchasing decisions by our MSP partners, their SME customers and our prospective MSP partners and the resulting impact on demand for our offerings, our ability to collect payments for our subscriptions or our ability to increase our net customer retention rate;
•our ability to continue to effectively market, sell and support our solutions through disruptions to our operations, the operations of our MSP partners and their SME customers and the communities in which our and their employees are located, including disruptions resulting from the spread of the virus, quarantines, office closures, reallocation of internal resources and transitions to remote working arrangements;
•the ability of our solutions to address our MSP partners’ needs and the needs of their SME customers in a rapidly evolving business environment and any interruptions or performance problems associated with the increased use of our solutions as a result of the shift to more remote working environments, including disruptions at any third-party data centers or with any third-party products or vendors upon which we rely;

•our ability to develop new solutions, enhance our existing solutions and acquire new solutions in this uncertain business environment; and
•public and private litigation based upon, arising out of or related to COVID-19 and our actions and responses thereto.
In addition to the adverse impact any of these factors could have on our business, results of operations and financial condition, these factors and the other impacts of the COVID-19 pandemic could cause, contribute to, or increase the likelihood of the risks and uncertainties identified in this information statement, any of which could materially adversely affect our business, results of operations and financial condition. Additionally, the effect of COVID-19 on our business will not be fully reflected in our financial results for some time.
If we are unable to sell subscriptions to new MSP partners, to sell additional solutions to our existing MSP partners or to increase the usage of our solutions by our existing MSP partners, it could adversely affect our revenue growth and operating results.
We provide our solutions primarily under monthly or annual subscriptions to our MSP partners. A subscription generally entitles a customer to, among other things, support, as well as security updates, fixes, functionality enhancements and upgrades to the technologies, each, if and when available. To increase our revenue, we must regularly add new MSP partners and expand our relationships with our existing MSP partners. We also rely, to a significant degree, on our MSPs establishing and maintaining relationships with their SME customers, for our MSP partners to add new SME customers, for those customers to add new devices and to drive adoption of new services that we offer. Economic weakness and uncertainty, tightened credit markets and constrained IT spending from time to time contribute to slowdowns in the technology industry, as well as in the industries of SMEs and the geographic regions in which we, our MSP partners and their SME customers operate; this may result in reduced demand and increased price competition for our offerings. Uncertainty about future economic conditions may, among other things, negatively impact the current and prospective SME customers of our MSP partners and result in delays or reductions in technology purchases. Even if we capture a significant volume of opportunities from our digital marketing activities, we must be able to convert those opportunities into sales of our subscriptions in order to achieve revenue growth.
We primarily rely on our direct sales force to sell our solutions to new and existing MSP partners and convert qualified opportunities into sales using our low-touch, high-velocity sales model. Accordingly, our ability to achieve significant growth in revenue in the future will depend on our ability to recruit, train and retain sufficient numbers of sales personnel, and on the productivity of those personnel. Following the separation and distribution, we plan to continue to expand our sales force both domestically and internationally. Our recent and planned personnel additions may not become as productive as we would like or in a timely manner, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do or plan to do business. In connection with the separation and distribution, we may incur higher costs than previously anticipated as we transition from the transactional and operational systems and data centers we used when we were part of SolarWinds.
Our business depends on MSP partners renewing their subscription agreements. If our subscription-based business model fails to yield the benefits that we expect, our results of operations could be negatively impacted.
The significant majority of our revenue consists of subscription revenue. Our subscriptions generally have recurring monthly or annual subscription periods. Our MSP partners have no obligation to renew their subscription agreements after the expiration of their subscription.
It is difficult to accurately predict long-term customer retention. Our MSP partners’ subscription net revenue retention rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our offerings, the prices of our solutions, the prices of tools and services offered by our competitors or reductions in our MSP partners’ or their SME customers’ spending levels. If our MSP partners do not renew their subscription arrangements or if they renew them on less favorable terms, our revenue may decline and our business will suffer.

We operate in highly competitive markets, which could make it difficult for us to acquire and retain MSP partners at our historic rates.
We operate in a highly competitive and dynamic industry driven by the technology needs of SMEs and MSPs. Our industry is large and fragmented with several vendors that provide technologies used by MSPs and other IT service providers to service SMEs Competition in our market is based primarily on solution capabilities, including: breadth and extensibility of features and functionality; focus on and alignment with both MSP and SME success; scalability, performance and reliability of our platform and solutions; ability to solve the technical and business problems of MSPs and customers of all sizes and complexities; flexibility of deployment models, whether public or private cloud, on-premises or in a hybrid environment; continued innovation to keep pace with evolving technology requirements and the changing needs of the SME market; ease of use and deployment; brand awareness and reputation among MSPs, their technicians and other IT professionals; total cost of ownership and alignment of cost with business objectives and needs of the MSP and SME markets; and effectiveness of sales and marketing efforts. Our MSP partners have limited barriers to switching to a competitor’s solution from our platform if we fail to provide solutions and services that meet their needs. In addition, many of our current and potential competitors enjoy substantial competitive advantages over us, such as greater brand awareness and longer operating history, broader distribution and established relationships with MSPs, larger sales and marketing budgets and resources, greater customer support resources, greater resources to make strategic acquisitions or enter into strategic partnerships, lower labor and development costs, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources. Given their larger size, greater resources and existing customer relationships, our competitors may be able to compete and respond more effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, we are changing our brand from the “SolarWinds MSP” brand to “N-able,” which may result in the potential loss of customer recognition and could adversely affect our business and profitability.
We face competition from IT vendors focused on the MSP market which provide broad, integrated solutions that include monitoring and management, data protection, business management tools and security offerings. Examples of such vendors are Datto and Kaseya. In addition, we compete with small to large enterprise vendors that provide solutions focused on a particular service that may be sold by MSPs, such as network monitoring, systems management, email security, remote support and data protection. Examples of such vendors are Auvik, Mimecast and Veeam.
New start-up companies that innovate and large competitors, or potential competitors, that make significant investments in research and development may invent similar or superior solutions and technologies that compete with our subscriptions. In addition, some of our larger competitors, or potential competitors, have substantially broader and more diverse solutions and services offerings. This may make them less susceptible to downturns in a particular market and allow them to leverage their relationships based on other solutions or incorporate functionality into existing solutions to grow their business in a manner that discourages users from purchasing our solutions and subscriptions, including through selling at zero or negative margins, offering concessions, solutions bundling or closed technology platforms. In addition, MSPs or SMEs that use legacy tools and services of our competitors may believe that these tools and services are sufficient to meet their IT needs or that our platform only serves the needs of a portion of the SME IT market. Accordingly, these organizations may continue allocating their IT budgets for such legacy tools and services and may not adopt our offerings. Further, many organizations have invested substantial personnel and financial resources to design and operate their networks and have established deep relationships with other competitive providers. As a result, these organizations may prefer to purchase from their existing suppliers rather than to add or switch to a new supplier using our solutions and services, regardless of solution performance, features or greater services offerings.
As the MSP industry evolves, the competitive pressure for us to innovate encompasses a wider range of services, including new offerings that require different expertise than our current offerings. Some of our competitors have made acquisitions or entered into strategic relationships with one another to offer more competitive, bundled or integrated solution offerings and to adapt more quickly to new technologies and MSP or SME needs. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry and as companies enter into partnerships or are acquired. Companies and alliances resulting from these possible consolidations and partnerships may create more compelling solution offerings and be able to offer more attractive pricing, making it more difficult for us to compete effectively.
These competitive pressures in our market or our failure to compete effectively may result in price reductions, decreases in net customer retention rates, reduced revenue and gross margins and loss of market share. Any failure to meet and address these factors could seriously harm our business and operating results.
Our success depends on our ability to adapt to the rapidly changing needs of MSP partners and their SME customers.
The SME IT market has grown quickly and is expected to continue to evolve rapidly. Moreover, many of our MSP partners and their SME customers operate in markets characterized by rapidly changing technologies and business plans, which require them to adopt increasingly complex networks, incorporating a variety of hardware, software applications, operating systems and networking protocols. Our long-term growth depends on our ability to continually enhance and improve our existing offerings and develop or acquire new solutions that address the common problems encountered by technology professionals on a day-to-day basis in an evolving IT management market, including adapting to rapidly changing technologies and user preferences, adapting our offerings to evolving industry standards, predicting user preferences and industry changes in order to continue to provide value to our MSP partners and to improve the performance and reliability of our offerings. The success of any enhancement or new solution depends on a number of factors, including its relevance to MSP partners and their SME customers, changes to the form factors in technologies powering the businesses of SMEs, timely completion and introduction and market acceptance. New solutions and enhancements that we develop or acquire may not sufficiently address the evolving needs of our existing and potential MSP partners and their SME customers, may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate the amount of revenue necessary to realize returns on our investments in developing or acquiring such solutions or enhancements. If our new offerings are not successful for any reason, certain offerings in our portfolio may become obsolete, less marketable and less competitive, and our business will be harmed.
If we fail to integrate our solutions with a variety of operating systems, software applications, platforms and hardware that are developed by others or ourselves, our solutions may become less competitive or obsolete and our results of operations would be harmed.
In order to meet the needs of our MSP partners, our solutions must integrate with a variety of network, hardware and software platforms, and we need to continuously modify and enhance our solutions to adapt to changes in hardware, software, networking, browser and database technologies. We believe a significant component of our value proposition to MSP partners is the ability to optimize and configure our solutions to integrate with our systems and those of third parties. If we are not able to integrate our solutions in a meaningful and efficient manner, whether through our inability to continue to adapt or because third parties restrict our ability to integrate with their networks, hardware or software, demand for our solutions could decrease, and our business and results of operations would be harmed.
In addition, we have a large number of solutions, and maintaining and integrating them effectively requires extensive resources. Our continuing efforts to make our solutions more interoperative may not be successful. Failure of our solutions to operate effectively with future infrastructure platforms and technologies could reduce the demand for our solutions, resulting in customer dissatisfaction and harm to our business. If we are unable to respond to changes in a cost-effective manner, our solutions may become less marketable, less competitive or obsolete and our business and results of operations may be harmed.
We have experienced substantial growth in recent years, and if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer satisfaction or adequately address competitive challenges, and our financial performance may be adversely affected.
Our business has rapidly grown, which has resulted in large increases in our number of employees, expansion of our infrastructure, new internal systems and other significant changes and additional complexities. We generated revenue of $302.9 million for the year ended December 31, 2020, compared to $263.5 million for the year ended December 31, 2019 and $228.3 million for the year ended December 31, 2018. While we intend to further expand our overall business, customer base and number of employees, our historical growth rate is not necessarily indicative of the growth that we may achieve in the future. The growth in our business and our management of a growing workforce and customer base that is geographically dispersed across the U.S. and internationally will require substantial management effort, infrastructure and operational capabilities. In addition, we are currently installing and implementing information technology infrastructure to support certain of our business functions as a standalone entity, including accounting and reporting, human resources, marketing and sales operations, customer service and business analytics. We may incur substantially higher costs than previously anticipated as we transition from the transactional and operational systems and data centers we used when we were part of SolarWinds. To support our growth, we must effectively transition and continue to improve our management resources and our operational and financial controls and systems, and these improvements may increase our expenses more than anticipated and result in a more complex business. We will also have to transition and anticipate the necessary expansion of our relationship management, implementation, customer support and other personnel to support our growth and achieve high levels of customer service and satisfaction. Our success will depend on our ability to complete this transition, plan for and manage this growth effectively. If we fail to complete this transition, anticipate and manage our growth, or are unable to provide high levels of customer service, our reputation, as well as our business, results of operations and financial condition, could be harmed.
We may not be able to achieve or sustain the same level of cash flows in the future.
We expect our operating expenses may increase over the next several years as we hire additional personnel, expand our operations and infrastructure, both domestically and internationally, pursue acquisitions and continue to develop our platform's functionalities. As we continue to develop as a standalone public company, we may incur additional legal, accounting and other expenses that we did not incur historically. If our revenue does not increase to offset these increases in our operating expenses, we will not be able to achieve or maintain our historical levels of profitability in future periods. While historically our revenue has grown, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including slowing demand for our solutions, increasing competition, a failure to gain or retain MSP partners, a decrease in the growth of our overall market, our technology or services becoming obsolete due to technical advancements in the SME IT market or our failure, for any reason, to continue to capitalize on growth opportunities. As a result, our past financial performance should not be considered indicative of our future performance. Any failure by us to achieve or sustain cash flows on a consistent basis could cause us to halt our expansion, not pursue strategic business combinations, default on payments due on existing contracts, fail to continue developing our platform, solutions and services or experience other negative changes in our business.
Our operating income could fluctuate as we make future expenditures to expand our operations in order to support additional growth in our business, or if we fail to see the expected benefits of prior expenditures.
We have made significant investments in our operations to support additional growth, such as hiring substantial numbers of new personnel, investing in new facilities, acquiring other companies or their assets and establishing and broadening our international operations in order to expand our business. We have made substantial investments in recent years to increase our sales and marketing operations in international regions and expect to continue to invest to grow our international sales and global brand awareness. We also expect to continue to invest to grow our research and development organization, particularly internationally. We have made multiple acquisitions in recent years and expect these acquisitions will continue to increase our operating expenses in future periods. These investments may not yield increased revenue, and even if they do, the increased revenue may not offset the amount of the investments. We also expect to continue to pursue acquisitions in order to expand our presence in current markets or new markets, many or all of which may increase our operating costs more than our revenue. As a result of any of these factors, our operating income could fluctuate and may decline as a percentage of revenue relative to our prior annual periods.

Because our long-term success depends on our ability to operate our business internationally and increase sales of our solutions to our MSP partners located outside of the United States, our business is susceptible to risks associated with international operations.
We have international operations in the United Kingdom, Canada, Belarus, Romania, Austria, Portugal, the Netherlands, Australia and the Philippines and we market and sell our solutions worldwide. We expect to continue to expand our international operations for the foreseeable future. The continued international expansion of our operations requires significant management attention and financial resources and results in increased administrative and compliance costs. Our limited experience in operating our business in certain regions outside the United States increases the risk that our expansion efforts into those regions may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently are unable to anticipate. We are subject to risks associated with international sales and operations including, but not limited to:
•fluctuations in currency exchange rates;
•the complexity of, or changes in, foreign regulatory requirements, including more stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal data, particularly in Europe;
•localization by our channel partners, including translation of our materials;
•difficulties in managing the staffing of international operations, including compliance with local labor and employment laws and regulations;
•potentially adverse tax consequences, including the complexities of foreign value added tax systems, overlapping tax regimes, restrictions on the repatriation of earnings and changes in tax rates;
•the burdens of complying with a wide variety of foreign laws and different legal standards;
•increased financial accounting and reporting burdens and complexities;
•longer payment cycles and difficulties in collecting accounts receivable;
•longer sales cycles;
•political, social and economic instability;
•war, terrorist attacks and security concerns in general;
•reduced or varied protection for intellectual property rights in some countries and the risk of potential theft or compromise of our technology, data or intellectual property in connection with our international operations, whether by state-sponsored malfeasance or other foreign entities or individuals;
•laws and policies of the U.S. and other jurisdictions affecting international trade (including import and export control laws, tariffs and trade barriers);
•the risk of U.S. regulation of foreign operations; and
•other factors beyond our control such as natural disasters and pandemics.
The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability. If we are unable to effectively manage our expansion into additional geographic markets, our financial condition and results of operations could be harmed.

In particular, we operate much of our research and development activities internationally and outsource a portion of the coding and testing of our solutions and solutions enhancements to contract development vendors. We believe that performing research and development in our international facilities and supplementing these activities with our contract development vendors enhances the efficiency and cost-effectiveness of our solution development. For example, we have research and development facilities located in Belarus, which has experienced numerous public protest activities and civil unrest since the presidential election in early August 2020, with active government and police-force intervention. The extent and duration of the instability remains uncertain. To date, intermittent communications and mobile internet outages have occasionally occurred and the European Union has issued economic sanctions against specific Belarusian officials. The current events in Belarus and similar unrest in other countries may pose security risks to our people, our facilities, our operations and infrastructure, such as utilities and network services, and the disruption of any or all of them could materially adversely affect our operations and/or financial results. Whether in these countries or in others in which we operate, civil unrest, political instability or uncertainty, military activities, or broad-based sanctions, should they continue for the long term or escalate, could require us to re-balance our geographic concentrations and could have a material adverse effect on our operations.
In June 2016, the United Kingdom’s electorate voted in a referendum to voluntarily depart from the European Union, commonly referred to as “Brexit.” The United Kingdom’s withdrawal from the European Union occurred on January 31, 2020, but the United Kingdom remained in the European Union’s customs union and single market for a transition period that expired on December 31, 2020. On December 24, 2020, the United Kingdom and the European Union entered into a trade and cooperation agreement, or the Trade and Cooperation Agreement, which was applied on a provisional basis from January 1, 2021. While the economic integration does not reach the level that existed during the time the United Kingdom was a member state of the European Union, the Trade and Cooperation Agreement sets out preferential arrangements in areas such as trade in goods and in services, digital trade and intellectual property. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the relationship between the United Kingdom and the European Union in certain other areas which are not covered by the Trade and Cooperation Agreement. The long term effects of Brexit will depend on the effects of the implementation and application of the Trade and Cooperation Agreement and any other relevant agreements between the United Kingdom and the European Union.
We have operations and employees in the United Kingdom that are critical to the success of our business, including two offices and employees that support sales, marketing, finance, and engineering functions. As a result, we face risks associated with the potential uncertainty and disruptions that may follow Brexit and the implementation and application of the Trade and Cooperation Agreement, including with respect to volatility in exchange rates and interest rates, disruptions to the free movement of data, goods, services, people and capital between the United Kingdom and the European Union and potential material changes to the regulatory regime applicable to our operations in the United Kingdom. We may also face new regulatory costs and challenges as a result of Brexit that could have a material adverse effect on our operations. For example, as of January 1, 2021, the United Kingdom lost the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers that could make our doing business in areas that are subject to such global trade agreements more difficult. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which laws of the European Union to replace or replicate. There may continue to be economic uncertainty surrounding the consequences of Brexit that adversely impact customer confidence resulting in customers reducing their spending budgets on our services, which could materially adversely affect our business, financial condition and results of operations.
In addition, global privacy and data protection legislation, enforcement and policy activity are rapidly expanding and evolving, and may be inconsistent from jurisdiction to jurisdiction. For example, on July 16, 2020, the Court of Justice of the European Union, Europe’s highest court, held in the Schrems II case that the E.U.-U.S. Privacy Shield, a mechanism for the transfer of personal data from the European Union to the United States, was invalid and imposed additional obligations in connection with the use of standard contractual clauses approved by the European Commission. The impact of this decision on the ability to lawfully transfer personal data from the European Union to the United States is being assessed and guidance from European regulators and advisory bodies is awaited. It is possible that the decision will restrict the ability to transfer personal data from the European Union to the United States and we may, in addition to other impacts, experience additional costs associated with increased compliance burdens, and we, our MSP partners and their SME customers face the potential for regulators in the European Economic Area (“EEA”) to apply different standards to the transfer of personal data from the EEA to the United States, and to block, or require ad hoc verification of measures taken with respect to, certain data flows from the EEA to the United States.
If one or more of these risks occurs, it could require us to dedicate significant resources to remedy, and if we are unsuccessful in finding a solution, our financial results will suffer.
We may not have visibility into a portion of our revenue that is consumption-based, which may result in our financial position and results of operations falling below internal or external expectations, which could negatively impact the price of our common stock.
A portion of our revenue is recognized based on consumption as MSP partners use certain aspects of our platform, whether such usage is beyond their paid subscriptions or on an individual basis. This usage is particularly applicable to our remote monitoring and management, or RMM, solutions and our backup, recovery and disaster recovery solutions. Unlike our subscription revenue, which is recognized ratably over the term of the subscription, we generally recognize consumption revenue as the services are delivered. Because our MSP partners have flexibility in the timing of their consumption, we do not have the visibility into the timing of revenue recognition that we have with our subscription revenue. There is a risk that our MSP partners will not use portions of our platform that provide consumption-based revenue at all or more slowly than we expect, and our actual results may differ from our forecasts. Further, investors and securities analysts may not understand how the consumption-based portion of our business differs from the subscription-based portion of our business, and our business model may be compared to purely subscription-based business models or purely consumption-based business models. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our common stock could decline substantially, and we could face costly lawsuits, including securities class actions.
Our solutions use third-party software that may be difficult to replace or cause errors or failures of our solutions that could lead to a loss of MSP partners or harm to our reputation and our operating results.
In order to provide our MSP partners with additional functionality on our platform, we often partner with best-of-breed technology developers through license arrangements to use their software in our offerings. In the future, this software may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software could result in decreased functionality of our solutions until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could harm our business. In addition, any errors or defects in or failures of the third-party software could result in errors or defects in our solutions or cause our solutions to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our MSP partners or third-party providers that could harm our reputation and increase our operating costs.
Interruptions or performance problems associated with our internal infrastructure and its reliance on technologies from third parties may adversely affect our ability to manage our business and meet reporting obligations.
Currently, we use NetSuite to manage our order management and financial processes, salesforce.com to track our sales and marketing efforts and other third-party vendors to manage online marketing and web services. We believe the availability of these services is essential to the management of our high-volume, transaction-oriented business model. We also use third-party vendors to manage our equity compensation plans and certain aspects of our financial reporting processes. As we expand our operations, we expect to utilize additional systems and service providers that may also be essential to managing our business. Although the systems and services that we require are typically available from a number of providers, it is time-consuming and costly to qualify and implement these relationships. Therefore, if one or more of our providers suffer an interruption in their business, or experience delays, disruptions or quality-control problems in their operations, or we have to change or add additional systems and services, our ability to manage our business and produce timely and accurate financial statements would suffer.

Interruptions or performance problems associated with our solutions, including disruptions at any third-party data centers upon which we rely, may impair our ability to support our MSP partners.
Our continued growth depends in part on the ability of our existing and potential MSP partners to access our websites, software or cloud-based solutions within an acceptable amount of time. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our website simultaneously and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our user traffic increases. If our websites are unavailable or if our MSP partners are unable to access our software or cloud-based solutions within a reasonable amount of time or at all, our business would be negatively affected. Additionally, our data centers and networks and third-party data centers and networks may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing customer base.
We provide certain of our solutions through third-party data center hosting facilities located in the United States and other countries. While we control and have access to our servers and all of the components of our network that are located in such third-party data centers, we do not control the operation of these facilities. Following expiration of the current agreement terms, the owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruptions in connection with doing so.
If we fail to develop and maintain our brand, our financial condition and operating results might suffer.
We believe that developing and maintaining awareness and integrity of our brand in a cost-effective manner are important to achieving widespread acceptance of our existing and future offerings and are important elements in attracting new MSP partners. In addition, in connection with the separation and distribution we are changing our brand from the “SolarWinds MSP” brand to “N-able,” which may result in the potential loss of customer recognition and could adversely affect our business and profitability. We believe that the importance of brand recognition will increase as we enter new markets and as competition in our existing markets further intensifies. Successful promotion of our brands will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful solutions at competitive prices. We intend to increase our expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building our brands. We also rely on our MSP partner base and their SME customers in a variety of ways, including to give us feedback on our offerings and to provide user-based support to our other customers through our Head Nerds program. If poor advice or misinformation regarding our solutions is spread among users of our Head Nerds program, it could adversely affect our reputation, our financial results and our ability to promote and maintain our brands. If we fail to introduce our new brand, promote and maintain our brands unsuccessfully, fail to maintain loyalty among our MSP partners and their SME customers, or incur substantial expenses in an unsuccessful attempt to introduce, promote and maintain our brands, we may fail to attract new MSP partners or retain our existing MSP partners and our financial condition and results of operations could be harmed. Additionally, if our MSP partners do not use or ineffectively use our solutions to serve their end customers, our reputation and ability to grow our business may be harmed.
If we are unable to capture significant volumes of high quality sales opportunities from our digital marketing initiatives, it could adversely affect our revenue growth and operating results.
Our digital marketing program is designed to efficiently and cost-effectively drive a high volume of website traffic and deliver high quality opportunities, which are generally trials of our solutions, to our sales teams. We drive website traffic and capture opportunities through various digital marketing initiatives, including search engine optimization, or SEO, targeted email campaigns, localized websites, social media, e-book distribution, video content, blogging and webinars. If we fail to drive a sufficient amount of website traffic or capture a sufficient volume of high quality sales opportunities from these activities, our revenue may not grow as expected or could decrease. If these activities are unsuccessful, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue and could adversely affect our operating results.
Our digital marketing initiatives may be unsuccessful in driving high volumes of website traffic and generating trials of our solutions, resulting in fewer high quality sales opportunities, for a number of reasons. For example, technology professionals often find our solutions when they are online searching for a solution to address a specific need. Search engines typically provide two types of search results, algorithmic and purchased listings, and we rely on both. The display, including rankings, of unpaid search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently. Our SEO techniques have been developed to work with existing search algorithms used by the major search engines. However, major search engines frequently modify their search algorithms and such modifications could cause our websites to receive less favorable placements, which could reduce the number of technology professionals who visit our websites. In addition, websites must comply with search engine guidelines and policies that are complex and may change at any time. If we fail to follow such guidelines and policies properly, search engines may rank our content lower in search results or could remove our content altogether from their indexes. If our websites are displayed less prominently, or fail to appear in search result listings in response to search inquiries regarding IT management problems through Internet search engines for any reason, our website traffic could significantly decline, requiring us to incur increased marketing expenses to replace this traffic. Any failure to replace this traffic could reduce our revenue.
In addition, the success of our digital marketing initiatives depends in part on our ability to collect customer data and communicate with existing and potential MSP partners online and through phone calls. As part of the solution evaluation trial process and during our sales process, most of our MSP partners agree to receive emails and other communications from us. We also use tracking technologies, including cookies and related technologies, to help us track the activities of the visitors to our websites. However, as discussed in greater detail below, we are subject to a wide variety of data privacy and security laws and regulations in the United States and internationally that affect our ability to collect and use customer data and communicate with MSP partners through email and phone calls. Several jurisdictions have proposed or adopted laws that restrict or prohibit unsolicited email or “spam” or regulate the use of cookies, including the European Union’s General Data Protection Regulation. These new laws and regulations may impose significant monetary penalties for violations and complex and often burdensome requirements in connection with sending commercial email or other data-driven marketing practices. As a result of such regulation, we may be required to modify or discontinue our existing marketing practices, which could increase our marketing costs.
We may need to reduce or change our pricing model to remain competitive.
We price our subscriptions on a per-device or per-user basis with pricing based on volume tiers. We expect that we may need to change our pricing from time to time. As new or existing competitors introduce tools that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers. We also must determine the appropriate price to enable us to compete effectively internationally. As a result, we may be required or choose to reduce our prices or otherwise change our pricing model, which could adversely affect our business, operating results and financial condition.
We have benefited from growth in the market for SME IT spending, and lack of continued growth or contraction in this market could have a material adverse effect on our results of operations and financial condition.
As SMEs invest in technology and their needs for continuous availability, performance and security grow, they have been increasingly relying on MSPs to manage these aspects of their businesses. In addition to MSPs, other IT service providers, such as value-added resellers, systems integrators, IT consultants and data center operators, have also adopted a managed services model. While we have benefited from the growth in SME spending on IT and the rise of the managed IT services model, the market is dynamic and evolving. Our future financial performance will depend in large part on continued growth in both spending by SMEs and demand from SMEs for MSPs to provide oversight, management and security of their IT systems and devices. If this market fails to grow or grows more slowly than we currently anticipate, our results of operations and financial condition could be adversely affected.

The ability to recruit, retain and develop key employees and management personnel is critical to our success and growth, and our inability to attract and retain qualified personnel could harm our business.
Our business requires certain expertise and intellectual capital, particularly within our management team. We rely on our management team in the areas of operations, security, marketing, sales, support and general and administrative functions. The loss of one or more of our members of the management team could have a material adverse effect on our business.
For us to compete successfully and grow, we must retain, recruit and develop key personnel who can provide the needed expertise for our industry and solutions. As we move into new geographic areas, we will need to attract, recruit and retain qualified personnel in those locations. In addition, acquisitions could cause us to lose key personnel of the acquired businesses. The market for qualified personnel is competitive, and we may not succeed in retaining or recruiting key personnel or may fail to effectively replace current key personnel who depart with qualified or effective successors. We believe that replacing our key personnel with qualified successors is particularly challenging as we feel that our business model and approach to marketing and selling our solutions are unique. Any successors that we hire from outside of the company would likely be unfamiliar with our business model and may therefore require significant time to understand and appreciate the important aspects of our business or fail to do so altogether. Our effort to retain and develop personnel may also result in significant additional expenses, including stock-based compensation expenses, which could adversely affect our profitability. New regulations and volatility or lack of performance in our stock price could also affect the value of our equity awards, which could affect our ability to attract and retain our key employees. We cannot provide assurances that key personnel, including our executive officers, will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business.
If we cannot maintain our corporate culture as we grow, our business may be harmed.
We believe that our corporate culture has been a critical component to our success and that our culture creates an environment that drives our employees and perpetuates our overall business strategy. We have invested substantial time and resources in building our team and we expect to continue to hire aggressively as we expand, including with respect to our international operations. As we grow and mature as a public company and grow further internationally, we may find it difficult to maintain the parts of our corporate culture that have led to our success. Any failure to preserve our culture could negatively affect our future success, including our ability to recruit and retain personnel and effectively focus on and pursue our business strategy.
Adverse economic conditions may negatively affect our business.
Our business depends on the overall demand for information technology and on the economic health of our current and prospective MSP partners and their SME customers. Any significant weakening of the economy in the United States, EMEA, APAC and of the global economy, more limited availability of credit, a reduction in business confidence and activity, decreased government spending, economic uncertainty and other difficulties may affect one or more of the sectors or countries in which we sell our solutions. Global economic and political uncertainty may cause some of our MSP partners or potential MSP partners, or their SME customers, to curtail spending generally or IT management spending specifically, and may ultimately result in new regulatory and cost challenges to our international operations. In addition, a strong dollar could reduce demand for our solutions in countries with relatively weaker currencies. These adverse conditions could result in reductions in subscriptions, reduction of consumption of our services, longer sales cycles, slower adoption of new technologies and increased price competition. Any of these events could have an adverse effect on our business, operating results and financial position.

Material defects or errors in our solutions could harm our reputation, result in significant costs to us and impair our ability to sell our solutions.
Software solutions are inherently complex and often contain defects and errors when first introduced or when new versions are released. Any defects or errors in our solutions could result in:
•lost or delayed market acceptance and sales of our solutions;
•a reduction in subscription or maintenance renewals;
•diversion of development resources;
•legal claims; and
•injury to our reputation and our brand.
When faced with defects or errors, we will need to provide high-quality support to our MSP partners during remediation efforts. If our MSP partners are dissatisfied with our support or we otherwise fail to handle complaints effectively, our brand and reputation may suffer. The costs incurred in correcting or remediating the impact of defects or errors in our solutions may be substantial and could adversely affect our operating results.
The success of our business depends on our ability to obtain, maintain, protect and enforce our intellectual property rights.
Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology and our business might be adversely affected. However, protecting and enforcing our intellectual property rights might entail significant expenses. Any of our intellectual property rights may be challenged by others, weakened or invalidated through administrative process or litigation. We rely primarily on a combination of patent, copyright, trademark, trade dress, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection.
As of March 31, 2021, we had six issued patents. The process of obtaining patent protection is expensive and time-consuming and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents, or our existing patents, will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. Our patents and any future patents issued to us may be challenged, invalidated or circumvented, and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.
We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our trade secrets and other proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use, misappropriation or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours and may infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed. Further, any litigation, whether or not resolved in our favor, could be costly and time-consuming.

Our exposure to risks related to the protection of intellectual property may be increased in the context of acquired technologies as we have a lower level of visibility into the development process and the actions taken to establish and protect proprietary rights in the acquired technology. In connection with past acquisitions, we have found that some associated intellectual property rights, such as domain names and trademarks in certain jurisdictions, are owned by resellers, distributors or other third parties. In the past, we have experienced difficulties in obtaining assignments of these associated intellectual property rights from third parties.
Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our solutions are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of intellectual property rights may be inadequate. In addition, the legal standards, both in the United States and in foreign countries, relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, results of operations, financial condition and cash flows.
Acquisitions present many risks that could have an adverse effect on our business and results of operations.
In order to expand our business and functionality of our platform, we have previously made several acquisitions and expect to continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. The success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:
•difficulties in integrating and managing the operations, personnel, systems, technologies and solutions of the companies we acquire;
•diversion of our management’s attention from normal daily operations of our business;
•our inability to maintain the key business relationships and the reputations of the businesses we acquire;
•uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;
•our dependence on unfamiliar affiliates, resellers, distributors and partners of the companies we acquire;
•our inability to increase revenue from an acquisition for a number of reasons, including our failure to drive demand in our existing partner base for acquired solutions and our failure to obtain sales from customers of the acquired businesses;
•increased costs related to acquired operations and continuing support and development of acquired solutions;
•liabilities or adverse operating issues, or both, of the businesses we acquire that we fail to discover through due diligence or the extent of which we underestimate prior to the acquisition;

•potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;
•adverse tax consequences associated with acquisitions;
•changes in how we are required to account for our acquisitions under U.S. generally accepted accounting principles, including arrangements that we assume from an acquisition;
•potential negative perceptions of our acquisitions by MSP partners, financial markets or investors;
•failure to obtain required approvals from governmental authorities under competition and antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;
•potential increases in our interest expense, leverage and debt service requirements if we incur additional debt to pay for an acquisition;
•our inability to apply and maintain our internal standards, controls, procedures and policies to acquired businesses; and
•potential loss of key employees of the companies we acquire.
Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to incur additional debt under our credit facility or otherwise. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will experience ownership dilution.
The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.
Exposure related to any future litigation could adversely affect our results of operations, profitability and cash flows.
From time to time, we have been and may be involved in various legal proceedings and claims arising in our ordinary course of business. At this time, neither we nor any of our subsidiaries is a party to, and none of our respective property is the subject of, any material legal proceeding. However, the outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. Future litigation may result in a diversion of management’s attention and resources, significant costs, including monetary damages and legal fees, and injunctive relief, and may contribute to current and future stock price volatility. No assurance can be made that future litigation will not result in material financial exposure or reputational harm, which could have a material adverse effect upon our results of operations, profitability or cash flows.
In particular, the software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have received, and from time to time may receive, letters claiming that our solutions infringe or may infringe the patents or other intellectual property rights of others. As we face increasing competition and as our brand awareness increases, the possibility of additional intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, we have licensed from other parties proprietary technology covered by patents and other intellectual property rights, and these patents or other intellectual property rights may be challenged, invalidated or circumvented. These types of claims could harm our relationships with our MSP partners, might deter future MSP partners from acquiring our solutions or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in that litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are named as a party. Any of these results would have a negative effect on our business and operating results.

Any intellectual property rights claim against us or our MSP partners, with or without merit, could be time-consuming and expensive to litigate or settle and could divert management resources and attention. As a result of any successful intellectual property rights claim against us or our MSP partners, we might have to pay damages or stop using technology found to be in violation of a third party’s rights, which could prevent us from offering our solutions to our MSP partners. We could also have to seek a license for the technology, which might not be available on reasonable terms, might significantly increase our cost of revenue or might require us to restrict our business activities in one or more respects. The technology also might not be available for license to us at all. As a result, we could also be required to develop alternative non-infringing technology or cease to offer a particular solutions, which could require significant effort and expense and/or hurt our revenue and financial results of operations.
Our exposure to risks associated with the use of intellectual property may be increased as a result of our past and any future acquisitions as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.
Our use of open source software could negatively affect our ability to sell our offerings and subject us to possible litigation.
Some of our offerings incorporate open source software, and we intend to continue to use open source software in the future. Some terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our offerings. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source software license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license to continue offering the software or cease offering the implicated services unless and until we can re-engineer them to avoid infringement or violation. This re-engineering process could require significant additional research and development resources, and we may not be willing to entertain the cost associated with updating the software or be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or infringing or broken code. Additionally, if we utilize open source licenses that require us to contribute to open source projects, this software code is publicly available; and our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely. We may be unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, operating results and financial condition.
Failure to maintain proper and effective internal controls could have a material adverse effect on our business, operating results and stock price.
As a public company, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. While we have been adhering to these laws and regulations as a subsidiary of SolarWinds, after the distribution we will need to demonstrate our ability to manage our compliance with these corporate governance laws and regulations as an independent, public company.
Our actual operating results may differ significantly from information we may provide in the future regarding our financial outlook.
From time to time, we may provide information regarding our financial outlook in our quarterly earnings releases, quarterly earnings conference calls, or otherwise, that represents our management’s estimates as of the date of release. This information regarding our financial outlook, which includes forward-looking statements, will be based on projections, including those related to certain of the factors listed above, prepared by our management. Neither our independent registered public accounting firm nor any other independent expert or outside party will compile or examine the projections nor, accordingly, will any such person express any opinion or any other form of assurance with respect thereto.
These projections will be based upon a number of assumptions and estimates that, while presented with numerical specificity, will be inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond our control, and will also be based upon specific assumptions with respect to future business decisions, some of which will change. We intend to state possible outcomes as high and low ranges, which will be intended to provide a sensitivity analysis as variables are changed, but will not be intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that we may in the future release such information is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by analysts, if any.
Information regarding our financial outlook would be necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying such information furnished by us will not materialize or will vary significantly from actual results. Accordingly, information that we may provide regarding our financial outlook will only be an estimate of what management believes is realizable as of the date of release. Actual results will vary from our financial outlook, and the variations may be material and adverse. In light of the foregoing, investors are urged to consider these factors, not to rely exclusively upon information we may provide regarding our financial outlook in making an investment decision regarding our common stock, and to take such information into consideration only in connection with other information included in our filings filed with or furnished to the SEC, including the “Risk Factors” sections in such filings.
Any failure to implement our operating strategy successfully or the occurrence of any of the events or circumstances set forth under “Risk Factors” in this information statement could result in our actual operating results being different from information we provide regarding our financial outlook, and those differences might be adverse and material.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.
A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way in which we conduct our business.

Risks Related to Cybersecurity
Cyberattacks, including the Cyber Incident, and other security incidents have resulted, and in the future may result, in compromises or breaches of our, our MSP partners’, or their SME customers’ systems, the insertion of malicious code, malware, ransomware or other vulnerabilities into our, our MSP partners’, or their SME customers’ systems, the exploitation of vulnerabilities in our, our MSP partners’, or their SME customers’ environments, the theft or misappropriation of our, our MSP partners’, or their SME customers’ proprietary and confidential information, and interference with our, our MSP partners’, or their SME customers’ operations, exposure to legal and other liabilities, higher MSP partner and employee attrition and the loss of key personnel, negative impacts to our sales, renewals and upgrades and reputational harm and other serious negative consequences, any or all of which could materially harm our business.
We are heavily dependent on our technology infrastructure to operate our business, and our MSP partners rely on our solutions to help manage and secure their IT infrastructure and environments, and that of their SME customers, including the protection of confidential information. Despite our implementation of security measures and controls, our systems, the systems of our third-party service providers upon which we rely, the systems of our MSP partners and the virtualized systems of our MSP partners, as well as the information that those systems store and process are vulnerable to attack from numerous threat actors, including sophisticated nation-state and nation-state-supported actors (including advanced persistent threat intrusions). Threat actors have been, and may in the future be, able to compromise our security measures or otherwise exploit vulnerabilities in our systems, including vulnerabilities that may have been introduced through the actions of our employees or contractors or defects in design or manufacture of our products and systems or the products and systems that we procure from third parties. In doing so, they have been, and may in the future be, able to breach or compromise our IT systems, including those which we use to design, develop, deploy and support our products, and access and misappropriate our, our current and former employees’ and our MSP partners’ proprietary and confidential information, including our software source code, introduce malware, ransomware or vulnerabilities into our products and systems and create system disruptions or shutdowns. By virtue of the role our products play in helping to manage and secure the environments and systems of our MSP partners and their SME customers, attacks on our systems and products can result in similar impacts on our MSP partners’ and their SME customers’ systems and data.
Cybersecurity has become increasingly important to our MSP partners as their SME customers experience increased security threats while more of their workforce works remotely during the COVID-19 pandemic. Larger volumes of remote devices are connecting to SMEs’ networks driving increased vulnerability and incidences of ransomware and phishing attacks are growing, making security a high priority for SMEs. The potential impact of cybersecurity breaches or incidents affecting MSP partners’ remote monitoring of multiple SME customers’ networks and devices is significant.
Moreover, the number and scale of cyberattacks have continued to increase and the methods and techniques used by threat actors, including sophisticated “supply-chain” attacks such as the Cyber Incident, continue to evolve at a rapid pace. As a result, we may be unable to identify current attacks, anticipate these attacks or implement adequate security measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on our solutions, our proprietary data or the data of our MSP partners or their SME customers, and ultimately on our business. In addition, our ability to defend against and mitigate cyberattacks depends in part on prioritization decisions that we and third parties upon whom we rely make to address vulnerabilities and security defects. While we endeavor to address all identified vulnerabilities in our products, we must make determinations as to how we prioritize developing and deploying the respective fixes and we may be unable to do so prior to an attack. Likewise, even once a vulnerability has been addressed, for certain of our products, the fix will only be effective once an MSP partner has updated the impacted product with the latest release, and MSP partners that do not install and run the remediated versions of our products, and their SME customers, may remain vulnerable to attack.
Cyberattacks, including the Cyber Incident, and other security incidents have resulted, and in the future may result, in numerous risks and adverse consequences to our business, including that (a) our prevention, mitigation and remediation efforts may not be successful or sufficient, (b) our confidential and proprietary information, including our source code, as well as personal information related to current or former employees and MSP partners, may be accessed, exfiltrated, misappropriated, compromised or corrupted, (c) we incur significant financial, legal, reputational and other harms to our business, including, loss of business, decreased sales, severe reputational damage adversely affecting current and prospective customer, employee or vendor relations and investor confidence, U.S. or foreign regulatory investigations and enforcement actions, litigation, indemnity obligations, damages for contractual breach, penalties for violation of applicable laws or regulations, including laws and regulations in the United States and other jurisdictions relating to the collection, use and security of user and other personally identifiable information and data, significant costs for remediation, impairment of our ability to protect our intellectual property, stock price volatility and other significant liabilities, (d) our insurance coverage, including coverage relating to certain security and privacy damages and claim expenses, may not be available or sufficient to compensate for all liabilities we incur related to these matters or that we may face increased costs to obtain and maintain insurance in the future, and (e) our steps to secure our internal environment, adapt and enhance our software development and build environments and ensure the security and integrity of the solutions that we deliver to our MSP partners may not be successful or sufficient to protect against future threat actors or cyberattacks. We have incurred and expect to continue to incur significant expenses related to our cybersecurity initiatives, including costs that we are incurring as part of developing our own security infrastructure in connection with the separation.
The Cyber Incident has had and may continue to have an adverse effect on our business, reputation, MSP partner and employee relations, results of operations, financial condition or cash flows.
On December 14, 2020, SolarWinds announced that it had been the victim of a cyberattack, or the Cyber Incident, on its Orion Software Platform and internal systems. SolarWinds’ investigation to date revealed that as part of this attack, malicious code, or Sunburst, was injected into builds of SolarWinds’ Orion Software Platform that it released between March 2020 and June 2020. If present and activated in a customer’s IT environment, Sunburst could potentially allow an attacker to compromise the server on which the Orion Software Platform was installed. The Cyber Incident has been widely reported by SolarWinds and other third parties and appears to be one of the most complex and sophisticated cyberattacks in history. Together with outside security professionals and other third parties, SolarWinds has been conducting investigations into the Cyber Incident, and on May 10, 2021, SolarWinds provided an update on its investigations to date.
SolarWinds’ investigations to date have revealed that the threat actor employed novel and sophisticated techniques indicative of a nation state actor and consistent with the goal of cyber espionage via a supply-chain attack. Through the use of the novel SUNSPOT code injector that SolarWinds discovered in its investigation, the threat actor surreptitiously injected the SUNBURST malicious code solely into builds of the Orion Software Platform. The threat actor undertook a test run of its ability to inject code into builds of the Orion Software Platform in October 2019, months prior to initiating the actual SUNBURST injection into builds of the Orion Software Platform that SolarWinds released between March and June 2020. SolarWinds has not identified Sunburst in any of its more than 70 non-Orion products and tools, including, as previously disclosed, any of our N-able solutions
As a result of the Cyber Incident, we are faced with significant risks. As a part of SolarWinds and our prior branding as “SolarWinds MSP,” the Cyber Incident has harmed, and is likely to continue to harm, our reputation, our MSP partner and employee relations and our operations and business as a result of both the impact it has had on our relationships with existing and prospective customers and the significant time and resources that our personnel have had and may have to devote to investigating and responding to the Cyber Incident. Customers have and may in the future defer purchasing or choose to cancel or not renew their agreements or subscriptions with us as a result of the Cyber Incident. We have and expect to continue to expend significant costs and expenses related to the Cyber Incident including in connection with investigations, our remediation efforts, our compliance with applicable laws and regulations in connection with the threat actor’s access to and exfiltration of information related to our current or former employees and MSP partners, and our measures to address the damage to our reputation and MSP partner and employee relations. We are also expending additional costs in connection with our ongoing cybersecurity-related initiatives. If we are unable to maintain the trust of our current and prospective MSP partners and their SME customers, negative publicity continues and/or our personnel continue to have to devote significant time to the Cyber Incident, our business, market share, results of operations and financial condition will be negatively affected.
While SolarWinds does not know precisely when or how the threat actor first gained access to its environment, its investigations have uncovered evidence that the threat actor compromised credentials and conducted research and surveillance in furtherance of its objectives through persistent access to its software development environment and internal systems, including its Office 365 environment, for at least nine months prior to initiating the test run in October 2019. During this entire period, we were a part of the SolarWinds’ shared environment and the threat actor had persistent access to our systems and Office 365 environment. SolarWinds also has found evidence that causes us to believe that the threat actor exfiltrated certain information as part of its research and surveillance. The threat actor created and moved files that we believe contained source code for our products, although we are unable to determine the actual contents of those files. The threat actor also created and moved additional files, including files that may have contained data about our MSP partners and files that may have contained data relating to trial and product activation of our N-central On Demand solution. We do not believe that any information of the customers of our MSP Partners would have been included in the files that were created by the threat actor. Although we are unable to determine the actual contents of these files, with respect to the files that may have contained data about our MSP partners, we believe the information included in such files would not have contained highly sensitive personal information, such as credit card, social security, passport or bank account numbers, but could have contained other information such as MSP partner IDs, business email addresses and encrypted MSP partner portal login credentials. With respect to the files that may have contained data relating to trial and product activation of our N-central On Demand solutions, although we are unable to determine the actual content of such files, the information included in such files could have contained MSP partner user names and N-central On Demand initial passwords generated by N-able. The threat actor also moved files to a jump server, which SolarWinds believes was intended to facilitate exfiltration of the files out of the shared environment. Investigations to date have also revealed that the threat actor accessed the email accounts of certain of our personnel, some of which contained information related to current or former employees and MSP partners. SolarWinds is currently in the process of identifying all personal information contained in the emails of these accounts, and SolarWinds and we expect to provide notices to any impacted individuals and other parties as appropriate.
The discovery of new or different information regarding the Cyber Incident, including with respect to its scope, the activities of the threat actor within the shared SolarWinds environment and the related impact on any of our systems, solutions, current or former employees and MSP partners, could increase our costs and liabilities related to the Cyber Incident and expose us to claims, investigations by U.S. federal and state and foreign governmental officials and agencies, civil and criminal litigation, including securities class action and other lawsuits, and other liability, resulting in material remedial and other expenses which may not be covered by insurance, including fines and further damage to our business, reputation, intellectual property, results of operations and financial condition. Although, subject to the terms of the separation agreement, SolarWinds would indemnify us for costs we may incur, any such claims, investigations or lawsuits may result in the incurrence of significant external and internal legal and advisory costs and expenses and reputational damage to our business, as well as the diversion of management’s attention from the operation of our business and a negative impact on our employee morale. We also may not have sufficient insurance coverage for any claims or expenses to the extent that certain costs are not covered under SolarWinds’ insurance coverage or the terms of the separation agreement indemnification.
The Cyber Incident also may embolden other threat actors to target our systems, which could result in additional harm to our business. Although we have and expect to continue to deploy significant resources as part of our security infrastructure, we cannot ensure that our steps to secure our internal environment, improve our software development and build environments and protect the security and integrity of the solutions that we deliver will be successful or sufficient to protect against future threat actors or cyberattacks or perceived by existing and prospective MSP partners as sufficient to address the harm caused by the Cyber Incident.
Risks Related to Taxation
Our business and financial performance could be negatively impacted by changes in tax laws or regulations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. Any changes to these existing tax laws could adversely affect our domestic and international business operations and our business and financial performance. Additionally, these events could require us or our MSP partners to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our MSP partners to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our subscription prices to offset the costs of these changes, existing MSP partners may cancel their subscriptions and potential MSP partners may elect not to purchase our subscriptions. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our MSP partners’ and our compliance, operating and other costs, as well as the costs of our solutions. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.
Additionally, the U.S. Tax Cuts and Jobs Act of 2017, or the Tax Act, which was enacted on December 22, 2017, requires complex computations to be performed, significant judgments to be made in the interpretation of the provisions of the Tax Act, significant estimates in calculations and the preparation and analysis of information not previously relevant or regularly produced. The U.S. Treasury Department continues to interpret or issue guidance on how provisions of the Tax Act will be applied or otherwise administered. As additional guidance is issued, we may make adjustments to amounts that we have previously recorded that may materially impact our financial statements in the period in which the adjustments are made.
Additional liabilities related to taxes or potential tax adjustments could adversely impact our business and financial performance.
We are subject to tax and related obligations in various federal, state, local and foreign jurisdictions in which we operate or do business. The taxing rules of the various jurisdictions in which we operate or do business are often complex and subject to differing interpretations. Tax authorities could challenge our tax positions we historically have taken, or intend to take in the future, or may audit the tax filings we have made and assess additional taxes. Tax authorities may also assess taxes in jurisdictions where we have not made tax filings. Any assessments incurred could be material, and may also involve the imposition of substantial penalties and interest. Significant judgment is required in evaluating our tax positions and in establishing appropriate reserves, and the resolutions of our tax positions are unpredictable. The payment of additional taxes, penalties or interest resulting from any assessments could adversely impact our business and financial performance.
Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our operating results.
Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax rules, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. In addition, the authorities in these jurisdictions could challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties. Such authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and adversely affect our business and operating results.
Our operating results may be negatively impacted by the loss of certain tax benefits provided to companies in our industry predominately by the governments of countries in which we have research and development personnel.
Many of the governments of countries in which we have research and development personnel provide us with certain tax benefits related to the employment of such personnel and the activities that they perform. In Belarus, for example, our local subsidiary along with other member technology companies of High-Technologies Park have a full exemption from Belarus income tax and value added tax until 2049 and are taxed at reduced rates on a variety of other taxes. We have similar arrangements with our subsidiaries in Canada and Romania. If these tax benefits are changed, terminated, not extended or comparable new tax incentives are not introduced, we expect that our effective income tax rate and/or our operating expenses could increase significantly, which could materially adversely affect our financial condition and results of operations.

Risks Related to Governmental Regulation
We are subject to various global data privacy and security regulations, which could result in additional costs and liabilities to us.
Our business is subject to a wide variety of local, state, national and international laws, directives and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. Moreover, because many of the features of our offerings use, store and report on SME data, which may contain personal data, any inability to adequately address privacy concerns, to honor a data subject request, to delete stored data at the relevant times, or to comply with applicable privacy laws, regulations and policies could, even if unfounded, result in liability to us and, damage to our reputation, loss of sales and harm to our business. These data protection and privacy-related laws and regulations continue to evolve and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance. In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, and state breach notification laws. In connection with the Cyber Incident, SolarWinds’ investigations have revealed that the threat actor accessed the email accounts of certain of our personnel, some of which contained information related to current or former employees and MSP partners. SolarWinds is currently in the process of identifying all personal information contained in the emails of these accounts and expects to provide notices to any impacted individuals and other parties as appropriate. Such notices may cause additional harm to our reputation and business and may result in a loss of customers or additional investigations, claims and other related costs and expenses. In addition, if we experience another security incident with personal data, we may be required to inform the representative state attorney general or federal or country regulator, media and credit reporting agencies, and any party whose information was stolen, which could further harm our reputation and business. Other states and countries have enacted different requirements for protecting personal data collected and maintained electronically. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, the European Union and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards will have on our business or the businesses of our MSP partners, including, but not limited to, the European Union’s General Data Protection Regulation, which came into force in May 2018 and created a range of new compliance obligations, and significantly increased financial penalties for noncompliance. In addition, on July 16, 2020, the Court of Justice of the European Union, Europe’s highest court, held in the Schrems II case that the E.U.-U.S. Privacy Shield, a mechanism for the transfer of personal data from the European Union to the United States, was invalid, and imposed additional obligations in connection with the use of standard contractual clauses approved by the European Commission. The impact of this decision on the ability to lawfully transfer personal data from the European Union to the United States is being assessed and guidance from European regulators and advisory bodies is awaited. It is possible that the decision will restrict the ability to transfer personal data from the European Union to the United States, and we may, in addition to other impacts, experience additional costs associated with increased compliance burdens, and we, our MSP partners, and their SME customers face the potential for regulators in the European Economic Area (EEA) to apply different standards to the transfer of personal data from the EEA to the United States, and to block, or require ad hoc verification of measures taken with respect to, certain data flows from the EEA to the United States.
Failure to comply with laws concerning privacy, data protection and information security could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by our MSP partners, their SME customers, and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing MSP partners and their SME customers and prospective MSP partners and their SME customers), any of which could have a material adverse effect on our operations, financial performance and business. In addition, we could suffer adverse publicity and loss of customer confidence were it known that we did not take adequate measures to assure the confidentiality of the personal data that our MSP partners had given to us. This could result in a loss of MSP partners and revenue that could jeopardize our success. We may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws and, even if we comply with laws, may be subject to liability because of a security incident. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or any similar laws enacted by other jurisdictions, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected. Further, complying with the applicable notice requirements in the event of a security breach could result in significant costs.
Additionally, our business efficiencies and economies of scale depend on generally uniform solutions offerings and uniform treatment of MSP partners across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose added costs on our business and can increase liability for compliance deficiencies.
We are subject to governmental export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Certain of our solutions are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations and economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These regulations may limit the export of our solutions and provision of our services outside of the United States, or may require export authorizations, including by license, a license exception or other appropriate government authorizations, including annual or semi-annual reporting and the filing of an encryption registration. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our solutions to embargoed or sanctioned countries, regions, governments, persons and entities. In addition, various countries regulate the importation of certain solutions, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions. The exportation, re-exportation and importation of our solutions and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our solutions or provide services. Complying with export control and sanctions laws may be time consuming and may result in the delay or loss of sales opportunities. If we are found to be in violation of U.S. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Changes in export or import laws or corresponding sanctions may delay the introduction and sale of our solutions in international markets, or, in some cases, prevent the export or import of our solutions to certain countries, regions, governments, persons or entities altogether, which could adversely affect our business, financial condition and results of operations.
We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering or providing improper payments or benefits to officials and other recipients for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.
As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. In addition to data privacy and security laws and regulations, taxation of solutions and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services and solutions offerings, which could harm our business and operating results.
Risks Related to Our Separation from SolarWinds
The separation and the distribution may not be successful.
Upon completion of the separation and the distribution, we will be a stand-alone public company, although we will continue to be controlled by the Lead Sponsors.

In addition, the process of becoming a stand-alone public company may distract our management from focusing on our business and strategic priorities. Further, although we expect to have direct access to the debt and equity capital markets following the separation and distribution, we may not be able to issue debt or equity on terms acceptable to us or at all. Moreover, even with equity compensation tied to our business, we may not be able to attract and retain employees as desired.
We also may not fully realize the intended benefits of being a stand-alone public company if any of the risks identified in this “Risk Factors” section, or other events, were to occur. These intended benefits include improving the strategic and operational flexibility of both companies, increasing the focus of the management teams on their respective business operations, allowing each company to adopt the capital structure, investment policy and dividend policy best suited to its financial profile and business needs, and providing each company with its own equity currency to facilitate acquisitions and to better incentivize management. See the section titled “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.” If we do not realize these intended benefits for any reason, our business may be negatively affected. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) as an independent, publicly traded company, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of SolarWinds; and (ii) as an independent, publicly traded company, our business is less diversified than SolarWinds’ businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be adversely affected.
The terms of the agreements that we intend to enter into with SolarWinds in connection with the separation and distribution may limit our ability to take certain actions, which may prevent us from pursuing opportunities to raise capital, acquire other businesses or provide equity incentives to our employees, which could impair our ability to grow.
The terms of the agreements that we intend to enter into with SolarWinds in connection with the separation and distribution, including the separation agreement, may limit our ability to take certain actions, which could impair our ability to grow. In addition, under current laws, prior to the distribution, SolarWinds must retain beneficial ownership of at least 80% of our combined voting power and 80% of each class of nonvoting capital stock, if any is outstanding in order to effect a tax-free distribution of our shares held by SolarWinds to its stockholders. This may result in SolarWinds not supporting transactions that we wish to pursue that involve issuing shares of our capital stock, including for capital-raising purposes, as consideration for an acquisition or as equity incentives to our employees. To preserve the tax-free treatment of the separation and distribution, we intend to agree in the tax matters agreement to restrictions, including restrictions that would be effective during the period following the distribution, that could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we may believe to be in the best interests of our stockholders or that might increase the value of our business. See “—We may not be able to engage in desirable strategic or capital-raising transactions following the distribution.” Our inability to pursue such transactions could materially adversely affect our business, results of operations and financial condition.
If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, SolarWinds, N-able and SolarWinds stockholders could be subject to significant tax liabilities, and, in certain circumstances, we could be required to indemnify SolarWinds for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
SolarWinds expects to obtain an opinion of tax counsel and tax advisors to the effect that the distribution should qualify as a transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions should each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies or distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies. The opinion of tax counsel and tax advisors would be based upon and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of SolarWinds and us, including those relating to the past and future conduct of SolarWinds and us. If any of these representations, statements or undertakings are, or become, incomplete or inaccurate, or if we or SolarWinds breach any of the respective covenants in any of the separation-related agreements, the opinion of tax counsel and tax advisors could be invalid and the conclusions reached therein could be jeopardized.
Notwithstanding any opinion of tax counsel and tax advisors, the Internal Revenue Service (the “IRS”) could determine that the separation and distribution should be treated as a taxable transaction if it were to determine that any of the facts, assumptions, representations, statements or undertakings upon which any opinion of tax counsel and tax advisors was based were false or had been violated, or if it were to disagree with the conclusions in any opinion of tax counsel and tax advisors. Any opinion of tax counsel and tax advisors would not be binding on the IRS or the courts, and we cannot assure that the IRS or a court would not assert a contrary position. SolarWinds has not requested, and does not intend to request, a ruling from the IRS with respect to the treatment of the distribution or certain related transactions for U.S. federal income tax purposes.
If the separation and distribution were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, SolarWinds would recognize taxable gain as if it had sold our common stock in a taxable sale for its fair market value, and SolarWinds stockholders who receive shares of our common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
We intend to agree in the tax matters agreement to indemnify SolarWinds for any taxes (and any related costs and other damages) resulting from the separation and distribution, and certain other related transactions, to the extent such amounts were to result from (i) an acquisition after the distribution of all or a portion of our equity securities, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by us or (iii) any of the representations or undertakings contained in any of the separation-related agreements or in the documents relating to the opinion of tax counsel and tax advisors being incorrect or violated. Any such indemnity obligations could be material.
We may not be able to engage in desirable strategic or capital-raising transactions following the distribution.
Under current law, a distribution that would otherwise qualify as a tax-free transaction, for U.S. federal income tax purposes, under Section 355 of the Code can be rendered taxable to the parent corporation and its stockholders as a result of certain post-distribution acquisitions of shares or assets of the distributed corporation. For example, such a distribution could result in taxable gain to the parent corporation under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquired, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the distributed corporation.
To preserve the tax-free treatment of the separation and distribution, and in addition to our expected indemnity obligation described above, we intend to agree in the tax matters agreement to restrictions that address compliance with Section 355 of the Code (including Section 355(e) of the Code). These restrictions could limit our ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that we believe may be in the best interests of our stockholders or that might increase the value of our business.
We have no operating history as a stand-alone public company, and our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.
The historical financial information we have included in this information statement does not reflect, and the pro forma financial information included in this information statement may not reflect, what our financial condition, results of operations or cash flows would have been had we been a stand-alone entity during the historical periods presented, or what our financial condition, results of operations or cash flows will be in the future as an independent entity.
We derived the historical combined financial information included in this information statement from SolarWinds’ consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:
•Prior to the separation and distribution, we operated as part of SolarWinds’ broader organization, and SolarWinds performed various corporate functions for us. Our historical combined financial information reflects allocations of corporate expenses from SolarWinds for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.
•We have entered into transactions with SolarWinds that did not exist prior to the separation and distribution, such as SolarWinds’ provision of transition and other services, and undertake indemnification obligations, which have caused us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with SolarWinds.”
•Our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from SolarWinds, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of SolarWinds, we benefited from SolarWinds’ operating diversity, size, purchasing power, borrowing leverage and available capital for investments that will no longer be accessible after the separation and distribution. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets, on terms as favorable to us as those we obtained as part of SolarWinds prior to the separation and distribution, and our results of operations may be adversely affected. In addition, our historical combined financial data do not include an allocation of interest expense comparable to the interest expenses we will incur as a result of the separation and distribution and related transactions, including interest expenses in connection with the Senior Facility.
Following the separation and distribution, we also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. While we were profitable as part of SolarWinds, we cannot assure you that our profits will continue at a similar level to historical periods now that we are an independent, publicly traded company. In addition, the pro forma combined financial information included in this information statement includes adjustments based upon available information we believe to be reasonable. However, the assumptions may change and actual results may differ. In addition, we have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company. For additional information about the basis of presentation of our pro forma financial information and historical financial information included in this information statement, see the sections titled “Selected Historical Combined Financial Data” and “Unaudited Pro Forma Combined Financial Statements.”
After the separation and distribution, we will have our first senior management team since being spun off from SolarWinds. If we encounter difficulties in the transition, our business could be negatively impacted.
We have appointed our first senior management team, including our first Chief Executive Officer and Chief Financial Officer. Our future success will partly depend upon our first senior management team’s and other key employees’ effective implementation of our business strategies. Our first management team may require transition time to fully understand all aspects of running our business separate from SolarWinds, and the challenges of running a public company. The transition may be disruptive to, or cause uncertainty in, our business and strategic direction. If we have failures in any aspects of this transition, or the strategies implemented by our management team are not successful, our business could be harmed.

The assets and resources that we acquire from SolarWinds in the separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from SolarWinds.
Because we have not operated as an independent company in the past, we will need to acquire assets in addition to those contributed by SolarWinds and its subsidiaries to us and our subsidiaries in connection with our separation from SolarWinds. We may also face difficulty in separating our assets from SolarWinds’ assets and integrating newly acquired assets into our business. Our business, financial condition and results of operations could be harmed if we fail to acquire assets that prove to be important to our operations or if we incur unexpected costs in separating our assets from SolarWinds’ assets or integrating newly acquired assets.
The services that SolarWinds provides to us may not be sufficient to meet our needs, which may result in increased costs and otherwise adversely affect our business.
Pursuant to the transition services agreement, we expect SolarWinds to continue to provide us with corporate and shared services for a transitional period related to corporate functions, such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, tax, treasury, shared facilities, engineering, operations, customer support, human resources and employee benefits, sales and sales operations and other services in exchange for the fees specified in the transition services agreement between us and SolarWinds. SolarWinds will not be obligated to provide these services in a manner that differs from the nature of the services provided to the N-able business during the 12-month period prior to the separation, and thus we may not be able to modify these services in a manner desirable to us as a stand-alone public company. Further, if we no longer receive these services from SolarWinds due to the termination of the transition services agreement or otherwise, we may not be able to perform these services ourselves and/or find appropriate third party arrangements at a reasonable cost (and any such costs may be higher than those charged by SolarWinds). See the section titled “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.”
Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our shared services and other intercompany agreements with SolarWinds.
As a business unit of SolarWinds, we relied on administrative and other resources of SolarWinds, including information technology, accounting, finance, human resources and legal services, to operate our business. In connection with the separation, we have entered into various service agreements to retain the ability for specified periods to use these SolarWinds resources. See the section titled “Certain Relationships and Related Party Transactions.” These services may not be provided at the same level as when we were a business unit within SolarWinds, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and after our agreements with SolarWinds expire (which will generally occur within 24 months following the completion of the distribution), we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with SolarWinds. We will need to create our own administrative and other support systems or contract with third parties to replace SolarWinds’ systems. In addition, we have received informal support from SolarWinds, which may not be addressed in the agreements we have entered into with SolarWinds, and the level of this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in SolarWinds’ administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.
After the separation, we will be a smaller company relative to SolarWinds, which could result in increased costs because of a decrease in our purchasing power. We may also experience decreased revenue due to difficulty maintaining existing customer relationships and obtaining new MSP partners.
Prior to the separation, we were able to take advantage of SolarWinds’ size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. We are a smaller company than SolarWinds, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to the separation. As a stand-alone company, we may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to us prior to the separation, which could increase our costs and reduce our profitability.
No vote of SolarWinds shareholders is required in connection with the separation and distribution.
No vote of SolarWinds shareholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive N-able common stock in the distribution, your only recourse will be to divest yourself of your SolarWinds common stock prior to the record date for the distribution or to sell your N-able common stock in the “when-issued” market in between the record date and the distribution date. There can be no assurance that the price at which you would sell your SolarWinds or N-able common stock in any such situation would be an attractive price or that you would recover your investment in the stock or what you paid for the stock.
Until the separation occurs, SolarWinds has sole discretion to change the terms of the separation and distribution in ways which may be unfavorable to us.
Until the separation and distribution occurs, we will continue to be a subsidiary of SolarWinds. Accordingly, SolarWinds will have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, SolarWinds may decide at any time not to proceed with the separation and distribution.
The combined post-separation value of two shares of SolarWinds common stock and one share of N‑able common stock may not equal or exceed the pre-distribution value of two shares of SolarWinds common stock.
As a result of the distribution, SolarWinds expects the trading price of shares of SolarWinds common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the N-able business held by N‑able. There can be no assurance that the aggregate market value of two shares of SolarWinds common stock and one share of N-able common stock following the separation will be higher than the market value of two shares of SolarWinds common stock if the separation and distribution did not occur.
If SolarWinds experiences a change in control, our current plans and strategies could be subject to change.
As long as SolarWinds controls us, it will have significant influence over our plans and strategies, including strategies relating to marketing and growth. In the event SolarWinds experiences a change in control, a new SolarWinds owner may attempt to cause us to revise or change our plans and strategies, as well as the agreements between SolarWinds and us, described in this prospectus. A new owner may also have different plans with respect to the contemplated distribution of our common stock to SolarWinds stockholders, including not effecting such a distribution.
SolarWinds has agreed to indemnify us, and we have agreed to indemnify SolarWinds, for certain liabilities. Claims for indemnification by SolarWinds, or a failure by SolarWinds to provide sufficient indemnification to us, could negatively impact our business, results of operations and financial position.
Pursuant to the master separation agreement and certain other agreements with SolarWinds, SolarWinds has agreed to indemnify us, and we have agreed to indemnify SolarWinds, for certain liabilities. Claims for indemnification by SolarWinds could have negative consequences for our financial position. In addition, third parties could also seek to hold us responsible for any of the liabilities that SolarWinds has agreed to retain, and we cannot assure that an indemnity from SolarWinds will be sufficient to protect us against the full amount of such liabilities, or that SolarWinds will be able to fully satisfy its indemnification obligations in the future. Even if we ultimately succeed in recovering from SolarWinds any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could materially adversely affect our business, results of operations and financial condition.

Certain contracts used in our business will need to be replaced, or assigned from SolarWinds or its affiliates to N‑able in connection with the separation, which may require the consent of the counterparty to such an assignment, and failure to obtain such replacement contracts or consents could increase N-able’s expenses or otherwise adversely affect our results of operations.
Our separation from SolarWinds requires us to replace shared contracts and, with respect to certain contracts that are to be assigned from SolarWinds or its affiliates to us or our affiliates, to obtain consents and assignments from third parties. It is possible that, in connection with the replacement or consent process, some parties may seek more favorable contractual terms from N-able. If we are unable to obtain such replacement contracts or consents, as applicable, we may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to N-able as part of the separation. If N-able is unable to obtain such replacement contracts or consents, the loss of these contracts could increase N-able’s expenses or otherwise materially adversely affect our business, results of operations and financial condition.
Some of our directors and executive officers own SolarWinds common stock, restricted shares of SolarWinds common stock or options to acquire SolarWinds common stock and hold positions with SolarWinds, which could cause conflicts of interest, or the appearance of conflicts of interest, that result in our not acting on opportunities we otherwise may have.
Some of our directors and executive officers own SolarWinds common stock, restricted shares of SolarWinds stock or options to purchase SolarWinds common stock. Ownership of SolarWinds common stock, restricted shares of SolarWinds common stock and options to purchase SolarWinds common stock by our directors and executive officers after the separation and the presence of executive officers or directors of SolarWinds on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SolarWinds that could have different implications for SolarWinds than they do for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between SolarWinds and us regarding terms of the agreements governing the separation and the relationship between SolarWinds and us thereafter, including the master separation agreement, the employee matters agreement, the tax matters agreement or the transition services agreement. Potential conflicts of interest could also arise if we enter into commercial arrangements with SolarWinds in the future. As a result of these actual or apparent conflicts of interest, we may be precluded from pursuing certain growth initiatives.
We may have received better terms from unaffiliated third parties than the terms we will receive in the agreements that we intend to enter into with SolarWinds
The agreements that we intend to enter into with SolarWinds in connection with the separation, including the separation agreement, the transition services agreement, the intellectual property agreement, the tax matters agreement and the employee matters agreement with respect to SolarWinds’ continuing ownership of our common stock, were prepared in the context of the separation while we were still a wholly owned subsidiary of SolarWinds. See the section titled “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.” Accordingly, during the period in which the terms of those agreements were prepared, we did not have an independent board of directors or a management team that was independent of SolarWinds. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties.
The allocation of intellectual property rights and data between SolarWinds and us as part of the separation and distribution, the shared use of certain intellectual property rights and data following the separation and distribution and restrictions on the use of intellectual property rights, could adversely impact our reputation, our ability to enforce certain intellectual property rights and our competitive position.
In connection with the separation and distribution, we will enter into agreements with SolarWinds governing the allocation of intellectual property rights and data related to our business. See “Certain Relationships and Related Party Transactions—Agreements with SolarWinds—Intellectual Property Matters Agreement.” These agreements include restrictions on our use of SolarWinds’ intellectual property rights and data licensed to us, including limitations on the field of use in which we can exercise our license rights. Moreover, the licenses granted to us under

SolarWinds’ intellectual property rights and data are non-exclusive, so SolarWinds may be able to license the rights and data to third parties that may compete with us. These agreements could adversely affect our position and options relating to intellectual property enforcement, licensing negotiations and monetization and access to data used in our business. We also may not have sufficient rights to grant sublicenses of intellectual property or data used in our business, and we may be subject to third party rights pertaining to the underlying intellectual property or data. These circumstances could adversely affect our ability to protect our competitive position in the industry and otherwise adversely affect our business, financial condition and results of operations.
Risks Related to Ownership of Our Common Stock
The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the NYSE, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the NYSE, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:
•institute a more comprehensive compliance function;
•comply with rules promulgated by the NYSE;
•prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;
•establish new internal policies, such as those relating to insider trading; and
•involve and retain to a greater degree outside counsel and accountants in the above activities.
Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act for the year ending December 31, 2021, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an emerging growth company. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the year ending December 31, 2026. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.
In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
There has been no prior public trading market for our common stock, and an active trading market may not develop or be sustained.
We have been approved to list our common stock on the NYSE under the symbol “NABL.” However, there has been no prior public trading market for our common stock. We cannot assure you that an active trading market for our common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained.

Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares of our common stock.
The trading price of our common stock could be volatile, which could cause the value of your investment to decline.
Technology stocks have historically experienced high levels of volatility. The trading price of our common stock following the distribution may fluctuate substantially. Following the completion of the distribution, the market price of our common stock may be higher or lower than the price you pay for our common stock, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:
•announcements of new solutions or technologies, commercial relationships, acquisitions or other events by us or our competitors;
•changes in how MSP partners perceive the benefits of our offerings;
•changes in subscription revenue from quarter to quarter;
•departures of key personnel;
•price and volume fluctuations in the overall stock market from time to time;
•fluctuations in the trading volume of our shares or the size of our public float;
•sales of large blocks of our common stock, including sales by our Sponsors;
•actual or anticipated changes or fluctuations in our operating results;
•whether our operating results meet the expectations of securities analysts or investors;
•changes in actual or future expectations of investors or securities analysts;
•litigation involving us, our industry or both;
•regulatory developments in the United States, foreign countries or both;
•general economic conditions and trends;
•major catastrophic events in our domestic and foreign markets; and
•“flash crashes,” “freeze flashes” or other glitches that disrupt trading on the securities exchange on which we are listed.
In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class-action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, operating results and financial condition.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for our common stock. If there is no research coverage of our common stock, the trading price for shares of our common stock may be negatively impacted. If we obtain research coverage for our common stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.
Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market after the distribution, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Upon the completion of the distribution and assuming consummation of the Private Placement, we will have approximately 178,746,342 shares of common stock outstanding. All of the shares of common stock distributed to our stockholders as a part of the distribution will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act.  We will grant registration rights to the Sponsors with respect to shares of our common stock. Any shares registered pursuant to the registration rights agreement described in the section titled “Certain Relationships and Related Party Transactions” will be freely tradable in the public market. In addition, in connection with the Private Placement, we have granted registration rights to the Investors with respect to the 20,623,282 aggregate shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. Once registered, such shares will be freely tradable in the public market.
Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.
We may issue additional capital stock in the future that will result in dilution to all other stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our common stock to decline.
If completed, the ownership percentage of SolarWinds stockholders in the Company will be diluted as a result of the Private Placement and we will not retain any proceeds from such offering.
On July 11, 2021, we entered into a privately negotiated common stock purchase agreement with certain accredited investors to sell, prior to the consummation of the separation and distribution, an aggregate of 20,623,282 newly-issued shares of N-able common stock, which we anticipate will represent approximately 11.5% of our total shares of common stock as of the time of the separation and distribution, at a purchase price of $10.91 per share. If the Private Placement is consummated, the ownership percentage of SolarWinds stockholders in us following the distribution will be diluted as a result of the issuance of shares of our common stock in the Private Placement. In addition, since the purchase price at which the Investors will acquire shares of our common stock was privately negotiated and determined prior to the commencement of an independent trading market for shares of our common stock, the price paid by the Investors may be at a discount to the initial trading price of shares of our common stock received by holders of SolarWinds common stock in the distribution. In such instance, holders of SolarWinds common stock would experience further dilution. Upon the closing of the Private Placement, and prior to consummation of the separation and distribution, we will pay a dividend to SolarWinds in an amount equal to the net proceeds of the Private Placement, which amount is anticipated to be approximately $216.0 million. We will not retain any of the net proceeds from the Private Placement.

We do not intend to pay dividends on our common stock, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.
We do not intend to pay dividends on our common stock after the completion of the distribution. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, you may receive a return on your investment in our common stock only if the market price of our common stock increases.
Our restated charter and restated bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.
Our amended and restated certificate of incorporation, or our restated charter, and our amended and restated bylaws, or our restated bylaws, will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by the current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions include:
•a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least 30% of the outstanding shares of our common stock, removal of directors only for cause;
•the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•subject to the rights of the Sponsors under the stockholders’ agreement, allowing only our board of directors to fill vacancies on our board of directors, which prevents stockholders from being able to fill vacancies on our board of directors;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least 40% of the outstanding shares of our common stock, a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least 40% of the outstanding shares of our common stock, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws;
•after the Sponsors no longer continue to beneficially own, in the aggregate, at least 40% of the outstanding shares of our common stock, the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our restated charter relating to the management of our business (including our classified board structure) or certain provisions of our bylaws, which may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
•the ability of our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;
•advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

•a prohibition of cumulative voting in the election of our board of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.
Our restated charter will also contain a provision that provides us with protections similar to Section 203 of the Delaware General Corporation Law, or the DGCL, and prevents us from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group that acquires at least 15% of our voting stock) for a period of three years from the date such person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. However, our restated charter will also provide that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Silver Lake Fund or Thoma Bravo Fund or any of their respective affiliates sells its common stock, will not constitute “interested stockholders” for purposes of this provision.
After the distribution, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.
After giving effect to the completion of the Private Placement and the distribution, the Sponsors will collectively own in the aggregate approximately 122,971,283 shares of our common stock, representing approximately 68.8% of the voting power. The Sponsors have entered into a stockholders’ agreement whereby they each agreed, among other things, to vote the shares each beneficially owns in favor of the director nominees designated by Silver Lake and Thoma Bravo, respectively. As a result, Silver Lake and Thoma Bravo could exert significant influence over our operations and business strategy and would together have sufficient voting power to effectively control the outcome of matters requiring stockholder approval. These matters may include:
•the composition of our board of directors, which has the authority to direct our business and to appoint and remove our officers;
•approving or rejecting a merger, consolidation or other business combination;
•raising future capital; and
•amending our restated charter and restated bylaws, which govern the rights attached to our common stock.
Additionally, for so long as the Sponsors beneficially own, in the aggregate, 40% or more of our outstanding shares of common stock, the Sponsors will have the right to designate a majority of our board of directors. For so long as the Sponsors have the right to designate a majority of our board of directors, the directors designated by the Sponsors are expected to constitute a majority of each committee of our board of directors, other than the audit committee, and the chairman of each of the committees, other than the audit committee, is expected to be a director serving on such committee who is designated by the Sponsors. However, as soon as we are no longer a “controlled company” under the NYSE corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our board of directors will be “independent directors,” as defined under the rules of the NYSE, subject to any phase-in provisions.
This concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our common stock. This concentration of ownership may also adversely affect our share price.
Certain of our directors have relationships with the Lead Sponsors, which may cause conflicts of interest with respect to our business.
Following the separation, two of our eight directors will be affiliated with Silver Lake and two will be affiliated with Thoma Bravo. These directors have fiduciary duties to us and, in addition, have duties to the respective Sponsor and their affiliated funds, respectively. As a result, these directors may face real or apparent conflicts of interest with respect to matters affecting both us and the Sponsors, whose interests may be adverse to ours in some circumstances.

The Sponsors and their affiliated funds may pursue corporate opportunities independent of us that could present conflicts with our and our stockholders’ interests.
The Sponsors and their affiliated funds are in the business of making or advising on investments in companies and hold (and may from time to time in the future acquire) interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or MSP partners of ours. The Sponsors and their affiliated funds may also pursue acquisitions that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.
Our restated charter will provide that no officer or director of the Company who is also an officer, director, employee, partner, managing director, principal, independent contractor or other affiliate of either of the Sponsors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for its own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to any other person instead of us or does not communicate information regarding a corporate opportunity to us.
Following the separation and the distribution, the Sponsors’ ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.
So long as the Sponsors beneficially owns shares of our outstanding common stock representing at least a majority of the votes entitled to be cast by the holders of our outstanding voting stock, they can effectively control and direct our board of directors.
We anticipate that, at the completion of the separation, three members of our board of directors, Messrs. Bock, Hoffmann and Widmann, will continue to serve as directors on the SolarWinds board of directors. Mr. Bingle was previously a director of SolarWinds but did not stand for reelection to the SolarWinds board of directors at the SolarWinds 2021 Annual Meeting of Stockholders. Further, the interests of SolarWinds and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors may decline.
We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.
Our restated charter will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.
Our restated charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our restated charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our restated charter or restated bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Our restated charter will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our restated charter described in the preceding sentence. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our restated charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or operating results.
For as long as we are an emerging growth company, we will not be required to comply with certain requirements that apply to other public companies.
We qualify as an emerging growth company, as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we, unlike other public companies, will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation and any golden-parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for adopting new or revised financial accounting standards. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards permitted under the JOBS Act until we are no longer an emerging growth company. If we were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenue in a fiscal year, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.
For so long as we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will be a controlled company within the meaning of the NYSE rules and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.
Upon the completion of the distribution, the Sponsors will beneficially own a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we will be a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:
•a majority of the board of directors consist of independent directors as defined under the rules of the NYSE;

•the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These requirements will not apply to us as long as we remain a controlled company. Following the completion of the distribution, we intend to take advantage of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Management—Status As a Controlled Company.”

Special Note Regarding Forward-Looking Statements
This information statement, including the sections titled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements contained in this information statement, other than statements of historical fact, are forward-looking. You can identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “seeks,” “should,” “will,” or “would” or the negative of these terms or similar expressions. Forward-looking statements contained in this information statement include, but are not limited to, statements about:
•Our expectations regarding our plans and strategies to grow our business and expand our market share, including internationally;
•Our expectations concerning our solutions offerings and the expansion of these offerings and our market opportunities;
•Our expectations regarding our financial condition and results of operations, including revenue, operating expenses and cash flow;
•Our expectations regarding our non-U.S. earnings in foreign operations;
•Our expectations concerning potential acquisitions and the anticipated benefits of acquisitions;
•Our expectations concerning our ability to compete successfully against current and future competitors;
•Our market opportunities and our ability to take advantage of such market opportunities, the demand for IT management solutions in various markets, and factors contributing to such demand;
•Trends associated with our industry and potential market;
•Our sales and marketing efforts and our expectations about the results of those efforts;
•Our expectations about our ability to generate and maintain MSP partner loyalty and our ability to manage partner growth;
•Our expectations regarding investment plans and capital expenditures;
•Our research and development plans;
•Our equity compensation plans and practices;
•Our future borrowings and our beliefs regarding the sufficiency of our cash and cash equivalents, cash flows from operating activities and borrowing capacity;
•Our ability to attract and retain qualified employees and key personnel;
•Our ability to protect and defend our intellectual property and not infringe upon others’ intellectual property;
•Our ability to defend against and mitigate cyberattacks, such as the Cyber Incident, to our IT systems and those of our MSP partners and their SME customers;
•The expected impact of the Cyber Incident on our business and reputation and on our results of operations, liquidity or financial condition;
•Our expectations regarding the separation and distribution;
•Potential tax liabilities that may arise as a result of the separation or the distribution;

•Operating as an independent publicly traded company, including compliance with applicable laws and regulations;
•Our status as an emerging growth company;
•Our status as a controlled company, and the possibility that SolarWinds’ or the Sponsors’ interests may conflict with our interests and the interests of our other stockholders;
•The effects of future sales, or perceptions of future sales of our common stock and future equity grants; and
•Other factors that we discuss in this information statement in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
There are a number of important factors that could cause our actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this information statement in “Risk Factors.” You should read these factors and the other cautionary statements made in this information statement as being applicable to all related forward-looking statements wherever they appear in this information statement. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this information statement. You should read this information statement and the documents that we have filed as exhibits to the registration statement, of which this information statement is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The Separation and Distribution
Background
On August 6, 2020, SolarWinds announced its intent to explore the separation of its MSP business into a newly-created and separately-traded public company. Following the separation, N-able will provide cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. SolarWinds will retain its Core IT Management business focused primarily on providing IT infrastructure management software to corporate IT organizations. SolarWinds announced that it intended to effect the separation through a tax-free, pro rata distribution of the common stock of a new entity formed to hold the assets and liabilities associated with the N‑able business.
On June 25, 2021, the SolarWinds board of directors approved the distribution of the issued and outstanding shares of N-able common stock on the basis of one share of N-able common stock for every two shares of SolarWinds common stock held as of the close of business on the record date of July 12, 2021.
On July 19, 2021, the distribution date, each SolarWinds stockholder will receive one share of N-able common stock for every two shares of SolarWinds common stock held at the close of business on the record date for the distribution, as described below. SolarWinds stockholders will receive cash in lieu of any fractional shares of N‑able common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your SolarWinds common stock or take any other action to receive your shares of N-able’s common stock in the distribution. The distribution of N-able’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”
Reasons for the Separation
The SolarWinds board of directors determined that the separation of the N-able business from the remainder of SolarWinds' business would be in the best interests of SolarWinds and its stockholders and approved the plan of separation. A variety of factors were considered by the SolarWinds board of directors in evaluating the separation. The SolarWinds board of directors considered the following potential benefits of the separation:
•Enhanced strategic and management focus. The separation will allow N-able and SolarWinds to more effectively pursue their distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. The separate management teams of N-able and SolarWinds also will be able to focus on executing the companies’ differing strategic plans without diverting attention from the other business;
•More flexibility and efficient allocation of capital. The separation will permit each company to concentrate its financial resources on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to pursue and fund its business plan, including capital expenditures, dividend policies, investments and acquisitions in a time and manner appropriate for its distinct strategy and business needs. The increased financial flexibility resulting from the separation also reflects additional aggregate debt capacity and the belief that investors in a company with the mix of assets that each of N-able and SolarWinds will own following the separation will be more receptive to strategic initiatives that N-able and SolarWinds may respectively pursue;
•Distinct investment identity. The separation will allow investors to separately value N-able and SolarWinds based on their distinct investment identities and offer a more focused investment profile to investors. N‑able’s business differs from SolarWinds’ other business in several respects, such as the market for its solutions and services. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their distinct characteristics;

•Direct access and capital markets. The separation will create an independent equity structure that will afford N-able direct access to the capital markets and facilitate N-able’s ability to capitalize on its distinct growth opportunities and potentially effect future acquisitions utilizing its common stock; and
•Alignment of incentives with performance objectives. The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.
While all of the bullets above are considered to be benefits to N-able, only the first, second, third and fifth bullets above are considered to be benefits to SolarWinds.
Neither N-able nor SolarWinds can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.
The SolarWinds board of directors also considered the following potentially negative factors in evaluating the separation:
•Loss of joint purchasing power and increased costs. As a current part of SolarWinds, N-able benefits from SolarWinds’ size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate, independent entity, N-able may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those SolarWinds obtained prior to the separation. N‑able also may incur costs for certain functions previously performed by SolarWinds, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in N-able’s historical financial statements, which could cause N-able’s profitability to decrease;
•Disruptions to the business as a result of the separation. The actions required to separate N-able’s and SolarWinds’ respective businesses could disrupt N-able’s and SolarWinds’ respective operations;
•Increased significance of certain costs and liabilities. Certain costs and liabilities that were otherwise less significant to SolarWinds as a whole may be more significant for N-able and SolarWinds as stand-alone companies;
•One-time costs of the separation. N-able will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning N-able personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;
•Inability to realize anticipated benefits of the separation. N-able may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing N-able’s business; (ii) following the separation, N-able may be more susceptible to market fluctuations and other adverse events than if it were still a part of SolarWinds; and (iii) following the separation, N-able’s business will be less diversified than SolarWinds’ businesses prior to the separation;
•Adverse market selling pressure on N-able shares as a result of the separation. N-able’s common stock may come under initial selling pressure as certain SolarWinds stockholders sell their shares in N-able because they are not interested in holding an investment in N-able;
•More volatile operating results and cash flow of N-able following the separation. After the separation, N‑able’s results will not reflect the generally more predictable cash flow from SolarWinds’ Core IT Management business, which may result in more volatile and less predictable operating results and cash flow for N-able; and
•Limitations placed upon N-able as a result of the tax matters agreement. To preserve the tax-free treatment for U.S. federal income tax purposes to SolarWinds of the distribution, together with certain related transactions, under the tax matters agreement that N-able will enter into with SolarWinds, N-able will be restricted from taking any action that prevents such transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit N-able’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.
While all of the bullets above are considered to be potentially negative factors to N-able, only the first, second and third bullets above are considered to be potentially negative factors to SolarWinds.
In determining to approve the separation, the SolarWinds board of directors concluded that the potential benefits of the separation outweighed these negative factors.
Formation of a New Company Prior to N-able’s Distribution
N-able was formed as a Delaware limited liability company on November 30, 2020 for the purpose of holding the N-able business. On April 12, 2021, N-able was converted from a limited liability company to a Delaware corporation. As part of the plan to separate the N-able business from the remainder of its business, SolarWinds plans to transfer the equity interests of certain entities that operate the N-able business and the assets and liabilities of the N-able business to N-able, as set forth in the separation agreement.
When and How You Will Receive the Distribution
With the assistance of our transfer and distribution agent, SolarWinds expects to distribute N-able common stock on July 19, 2021, the distribution date, to all holders of outstanding shares of SolarWinds common stock as of the close of business on July 12, 2021, the record date for the distribution. American Stock Transfer & Trust Company will serve as our transfer and distribution agent in connection with the distribution of N-able common stock.
If you own shares of SolarWinds common stock as of the close of business on the record date for the distribution, N-able’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, our transfer and distribution agent will then mail you a direct registration account statement that reflects your shares of N-able common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of SolarWinds common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of N-able common stock in the distribution.
Most SolarWinds stockholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of SolarWinds common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the N-able common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of N-able common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be N‑able affiliates. Persons who may be deemed to be N-able affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with N-able, which may include certain N-able executive officers, directors or principal stockholders, including the Sponsors. Securities held by N‑able affiliates will be subject to resale restrictions under the Securities Act. N-able affiliates will be permitted to sell shares of N-able common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of N-able Common Stock You Will Receive
For every two shares of SolarWinds common stock that you own at the close of business on July 12, 2021, the record date for the distribution, you will receive one share of N-able common stock on the distribution date.
SolarWinds will not distribute any fractional shares of N-able common stock to its stockholders. Instead, if you are a registered holder, our transfer and distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Our transfer and distribution agent, in its sole discretion, without any influence by SolarWinds or N‑able, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer and distribution agent will not be an affiliate of either SolarWinds or N‑able. Neither N-able nor SolarWinds will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
N-able estimates that it will take approximately two weeks from the distribution date for our transfer and distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of SolarWinds common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
Results of the Distribution
After its separation from SolarWinds, N-able will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on July 12, 2021, the record date for the distribution, and will reflect any exercise of SolarWinds options or vesting of restricted stock units between the date the SolarWinds board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of SolarWinds common stock or any rights of SolarWinds stockholders. SolarWinds will not distribute any fractional shares of N-able common stock.
N-able will enter into a separation agreement and other related agreements with SolarWinds to effect the separation and provide a framework for N-able’s relationship with SolarWinds after the separation. These agreements provide for the allocation between SolarWinds and N-able of SolarWinds’ assets, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after N-able’s separation from SolarWinds and will govern certain relationships between SolarWinds and N-able after the separation. For a more detailed description of these agreements, see “Certain Relationships and Related Party Transactions.”
Market for N-able Common Stock
There is currently no public trading market for N-able’s common stock. N-able has been approved to list its common stock on the New York Stock Exchange (the “NYSE”) under the symbol “NABL.” N-able has not and will not set the initial price of its common stock. The initial price will be established by the public markets.
N-able cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of a share of SolarWinds common stock and a share of N-able common stock after the distribution (representing the number of shares of N-able common stock to be received per share of SolarWinds common stock in the distribution) may not equal the “regular-way” trading price of a share of SolarWinds common stock immediately prior to the distribution. The price at which N-able common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for N-able common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to Ownership of Our Common Stock.”

Trading Between the Record Date and Distribution Date
Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, SolarWinds expects that there will be two markets in shares of SolarWinds common stock: a “regular-way” market and an “ex-distribution” market. Shares of SolarWinds common stock that trade on the “regular-way” market will trade with an entitlement to N-able common shares to be distributed pursuant to the separation. Shares of SolarWinds common stock that trade on the “ex-distribution” market will trade without an entitlement to N‑able common stock to be distributed pursuant to the distribution. Therefore, if you sell shares of SolarWinds common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive N-able common stock in the distribution. If you own shares of SolarWinds common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of N-able common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of SolarWinds common stock.
Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, N-able expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for N-able common stock that will be distributed to holders of shares of SolarWinds common stock on the distribution date. If you owned shares of SolarWinds common stock at the close of business on the record date for the distribution, you would be entitled to N-able common stock distributed pursuant to the distribution. You may trade this entitlement to shares of N-able common stock, without the shares of SolarWinds common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to N-able common stock will end, and “regular-way” trading will begin.
Private Placement
On July 11, 2021, we entered into a privately negotiated common stock purchase agreement with the Investors to sell, prior to the consummation of the separation and distribution, an aggregate of 20,623,282 newly-issued shares of N-able common stock, which we anticipate will represent approximately 11.5% of our total shares of common stock as of the time of the separation and distribution. The price per share of shares of N-able common stock to be sold in the Private Placement is fixed at $10.91, which was determined through private negotiation between the Investors and N-able. The initial issuance and sale of such shares will not be registered under the Securities Act; however, we have granted registration rights to the Investors with respect to the shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. Upon the closing of the Private Placement, and prior to consummation of the separation and distribution, we will pay a dividend to SolarWinds in an amount equal to the net proceeds of the Private Placement, which amount is anticipated to be approximately $216.0 million. We will not retain any of the net proceeds of the Private Placement.
Conditions to the Distribution
The distribution will be effective at 11:59 p.m., New York City time, on July 19, 2021, the distribution date, provided that the following conditions will have been satisfied (or waived by SolarWinds in its sole discretion):
•the transfer of assets and liabilities to N-able in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;
•SolarWinds will have received opinions from its tax counsel and tax advisers to the effect that the distribution should qualify as a transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions should each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section

355 of the Code) applies or distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies;
•the SEC will have declared effective the registration statement of which this information statement is a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to SolarWinds stockholders;
•all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;
•the transaction agreements relating to the separation will have been duly executed and delivered by the parties;
•no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;
•the shares of N-able common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;
•the financing described under the section entitled “Description of Indebtedness” will have been completed; and
•no event or development will have occurred or exist that, in the judgment of SolarWinds’ board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.
The satisfaction of the foregoing conditions does not create any obligations on SolarWinds’ part to effect the separation, and SolarWinds’ board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the SolarWinds board of directors determines that any modifications by SolarWinds materially change the material terms of the distribution, SolarWinds will notify SolarWinds stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Market and Industry Data
Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market share, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our solutions. In addition, while we believe the industry, market and competitive position data included in this information statement is reliable and is based on reasonable assumptions, such data is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this information statement. These and other factors could cause results to differ materially from those expressed in the estimates included in this information statement.
Some of the industry and market data contained in this information statement are based on information from various sources, including:
•Cisco Systems, Inc., Cisco Visual Networking Index: Forecast and Trends, 2017-2022, February 2019.
•Frost & Sullivan, Total Addressable Market for SMB IT Managed Service Providers, February 2021.
•Gartner, Forecast: Small and Midsize Business IT Spending Worldwide, 18 February 2021.
•Ponemon Institute, 2019 Global State of Cybersecurity in Small and Medium-Sized Businesses Survey, October 2019.
The Gartner content, or Gartner Content, described herein represents research opinion or viewpoints published, as part of a syndicated subscription service by Gartner, and is not a representation of fact. Gartner Content speaks as of its original publication date (and not as of the date of this information statement), and the opinions expressed in the Gartner report are subject to change without notice.

Dividend Policy
Neither Delaware law nor our restated charter requires our board of directors to declare dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not expect to pay any dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends on our common stock will be made at the discretion of our board of directors and, while a controlled company, the Sponsors, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors and the Sponsors may deem relevant.

Capitalization
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021 on an actual basis and on a pro forma basis to reflect the transactions described in the section titled “Unaudited Pro Forma Combined Financial Statements.” You should read this table, together with the information contained in this information statement, including “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements and related notes included elsewhere in this information statement.

	As of March 31, 2021 (Unaudited)
	Actual	Pro-Forma

	(in thousands, except share data)
Cash and cash equivalents	$111,218	$37,221
Long-term debt, net of current portion	372,650	344,725
Stockholders’ equity (deficit):
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 178,325,091 shares issued and outstanding on a pro forma basis	—	178
Additional paid-in capital	—	534,777
Parent company net investment	585,060	—
Accumulated other comprehensive income	29,672	27,211
Total stockholders’ equity	614,732	562,166
Total capitalization	$987,382	$906,891

Unaudited Pro Forma Combined Financial Statements
The following unaudited pro forma combined financial statements have been derived from our audited combined annual financial statements for the year ended December 31, 2020 and unaudited combined interim financial statements for the three months ended March 31, 2021 to reflect adjustments to N-able, a business of SolarWinds. On August 6, 2020, SolarWinds announced its intent to explore the separation of our business into an independent publicly-traded company through a pro rata distribution to the holders of SolarWinds common stock. On June 25, 2021, the SolarWinds board of directors approved the distribution of the issued and outstanding shares of N-able common stock on the basis of one share of N-able common stock for every two shares of SolarWinds common stock held as of the close of business on the record date of July 12, 2021.
The unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of the SEC’s Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” or the “Final Rule”. The Final Rule became effective on January 1, 2021 and the unaudited pro forma combined financial statements is presented in accordance therewith.
The unaudited pro forma combined financial statements consist of an unaudited pro forma combined balance sheet as of March 31, 2021 and unaudited pro forma combined statement of operations and comprehensive income for the three months ended March 31, 2021 and the year ended December 31, 2020, prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The unaudited pro forma combined financial statements reported below should be read in conjunction with our historical audited combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.
The unaudited pro forma combined financial statements presented below have been derived from our historical audited combined financial statements included elsewhere in this information statement. The unaudited pro forma combined statement of operations and comprehensive income for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the separation and distribution and the related transactions described below as if they had occurred on January 1, 2020. The unaudited pro forma balance sheet as of March 31, 2021 gives effect to the separation and distribution and the related transactions described below as if they had occurred on such date.
In management’s opinion, the unaudited pro forma combined financial statements reflect adjustments necessary to present fairly N-able’s pro forma results and financial position as of and for the period indicated. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable and reflect changes necessary to reflect N‑able’s financial condition and results of operations as if we were a stand-alone entity. Actual adjustments may differ materially from the information presented herein.
The unaudited pro forma combined financial statements have been prepared to include transaction accounting and autonomous entity adjustments to reflect the financial condition and results of operations as if we were a separate stand-alone entity.
Transaction accounting adjustments that reflect the effects of N-able’s legal separation from SolarWinds include the following adjustments:
•the impact of the separation agreement, tax matters agreement, employee matters agreement, transition services agreement, and other commercial agreements between N-able and SolarWinds;
•the transfer of certain transaction costs resulting from the separation that were not included in our historical combined financial statements;
•the issuance of debt for an estimated principal amount of $350.0 million to settle the related party debt with SolarWinds;
•the issuance of our common stock to holders of SolarWinds common stock; and

•the elimination of SolarWinds’ net investment in us.
Autonomous entity adjustments of incremental expense or other changes necessary to reflect the operations and financial position of N-able as an autonomous entity when N-able was previously part of SolarWinds, include the following adjustments:
•the contribution by SolarWinds to N-able, pursuant to the separation agreement, of all assets and liabilities that comprise our business; and
•other adjustments as described in the notes to these unaudited pro forma combined financial statements.
The pro forma financial statements include all revenue and costs directly attributable to N-able as well as an allocation of expenses related to facilities, functions and services provided by SolarWinds. These corporate expenses have been allocated to our business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount. All charges and allocations of cost for facilities, functions, and services provided by SolarWinds have been deemed paid by us to SolarWinds, in cash, in the period in which the cost was recorded in the pro forma combined statement of comprehensive income. Allocations to the N-able business of current income taxes payable are deemed to have been remitted, in cash, to SolarWinds in the period the related tax expense was recorded. Allocations of current income taxes receivable are deemed to have been remitted to us, in cash, by SolarWinds in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by N-able on a stand-alone basis under the law of the relevant taxing jurisdiction.
Transactions between SolarWinds and us are accounted for through Parent company net investment in N‑able. Any transactions which have been included in our combined financial statements from SolarWinds-owned legal entities which are not exclusively operating as our legal entities are considered to be effectively settled in our combined financial statements at the time the separation and distribution is recorded between SolarWinds and us. The total net effect of the settlement of these intercompany transactions is reflected in our combined balance sheets as Parent company net investment in N-able. Other transactions between our legal entities and other SolarWinds legal entities, to the extent such transactions have not been settled in cash as of the period-end date, are reflected in our combined balance sheets as due from affiliates, which is within accounts receivable, and due to affiliates.
As an independent, publicly traded company, we expect to incur additional certain transaction costs resulting from the separation that were not included in our historical combined financial statements. These costs include legal, accounting and advisory fees, system implementation costs and other incremental separation costs incurred related to the separation. Actual transaction costs incurred as of the balance sheet date have been transferred to our historical combined financial statements. Additional costs incurred after the balance sheet date and an estimate of costs to be incurred have been included in the accompanying unaudited pro forma combined financial statements.
Pursuant to the terms of the stockholders’ agreement with the Sponsors that will be effective as of immediately prior to the consummation of the distribution, we may incur additional expenses over the next year to reimburse the Lead Sponsors and certain of their affiliates for certain out-of-pocket costs and expenses incurred in connection with the separation and distribution, certain advisory services and their ownership of N-able stock. As the reimbursement expenses are not yet estimable, no pro forma adjustment has been recorded.
On July 11, 2021, we entered into privately negotiated agreements with certain accredited investors to sell an aggregate of 20,623,282 newly-issued shares of N‑able common stock, which we anticipate will represent approximately 11.5% of our total shares of common stock as of the time of the separation and distribution. If the Private Placement is consummated, the ownership percentage of the SolarWinds shareholders in us following the distribution will be diluted as a result of the issuance of shares of our common stock in the Private Placement. The purchase price at which the Investors will acquire shares of our common stock will be fixed at $10.91 per share, which was privately negotiated and determined prior to the commencement of an independent trading market for shares of our common stock. Upon the closing of the Private Placement, and prior to consummation of the separation and distribution, we will pay a dividend to SolarWinds in an amount equal to the net proceeds of the Private Placement, which amount is anticipated to be approximately $216.0 million. We will not retain any of the net proceeds from the Private Placement.

Our unaudited pro forma combined financial statements are for illustrative and informational purposes only, and are not intended to represent what our results of operations or financial position would have been had the separation and distribution and related transactions occurred on the dates assumed. These unaudited pro forma combined financial statements also should not be considered indicative of our future results of operations or financial position as a separate publicly-traded company.

N-able, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2021
(In thousands, except share and per share information)

	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma Results
Assets
Current assets:
Cash and cash equivalents	$111,218	$(72,544)	(a-d)	$(1,453)	(l-n)	$37,221
Accounts receivable, net of allowances of $790 as of March 31, 2021	29,033	—		101	(l-m)	29,134
Income tax receivable	1,810	—		—		1,810
Prepaid expenses and other current assets	8,543	—		—		8,543
Total current assets	150,604	(72,544)		(1,352)		76,708
Property and equipment, net	19,311	—		—		19,311
Operating lease right-of-use assets	13,395	—		—		13,395
Deferred taxes	3,227	—		—		3,227
Goodwill	855,578	—		—		855,578
Intangible assets, net	18,425	—		—		18,425
Other assets, net	7,569	—		—		7,569
Total assets	$1,068,109	$(72,544)		$(1,352)		$994,213
Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$2,181	$9,593	(e)	$72	(l-m)	$11,846
Due to affiliates	19,134	—		—		19,134
Accrued liabilities and other	19,968	—		2,652	(o)	22,620
Accrued related party interest payable	5,722	(5,722)	(f)	—		—
Current operating lease liabilities	2,882	—		—		2,882
Income taxes payable	1,803	—		—		1,803
Current portion of deferred revenue	9,688	—		—		9,688
Total current liabilities	61,378	3,871		2,724		67,973
Long-term liabilities:
Due to affiliates	372,650	(372,650)	(f)	—		—
Debt	—	344,725	(f)	—		344,725
Deferred revenue, net of current portion	137	—		—		137
Non-current deferred taxes	4,641	—		—		4,641
Non-current operating lease liabilities	14,162	—		—		14,162
Other long-term liabilities	409	—		—		409
Total liabilities	453,377	(24,054)		2,724		432,047
Stockholder’s equity:
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 178,325,091 shares issued and outstanding on a pro forma basis	—	178	(c)	—		178
Additional paid-in capital	—	538,853	(a-b), (d-h)	(4,076)	(l-o)	534,777
Parent company net investment	585,060	(585,060)	(g)	—		—
Accumulated other comprehensive income	29,672	(2,461)	(h)	—		27,211
Total stockholder’s equity	614,732	(48,490)		(4,076)		562,166
Total liabilities and stockholder’s equity	$1,068,109	$(72,544)		$(1,352)		$994,213
See accompanying notes to unaudited pro forma combined financial statements.

N-able, Inc.
Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income
Three Months Ended March 31, 2021
(In thousands, except per share information)

	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma Results
Revenue:
Subscription and other revenue	$83,190	$—		$301	(l-m)	$83,491
Cost of revenue:		—
Cost of revenue	11,304	—		102	(m)	11,406
Amortization of acquired technologies	2,704	—		—		2,704
Total cost of revenue	14,008	—		102		14,110
Gross profit	69,182	—		199		69,381
Operating expenses:
Sales and marketing	25,714	—		—		25,714
Research and development	12,042	—		113	(l)	12,155
General and administrative	20,228	—		—		20,228
Amortization of acquired intangibles	6,019	—		—		6,019
Total operating expenses	64,003	—		113		64,116
Operating income	5,179	—		86		5,265
Other expense:
Interest expense, net	(6,518)	4,217	(b)	—		(2,301)
Other expense, net	(529)	35	(j)	—		(494)
Total other expense	(7,047)	4,252		—		(2,795)
Income (loss) before income taxes	(1,868)	4,252		86		2,470
Income tax expense	2,410	374	(k)	—		2,784
Net loss	$(4,278)	$3,878		$86		$(314)
Other comprehensive loss:
Foreign currency translation adjustments	(19,319)	(2,461)	(h)	—		(21,780)
Total comprehensive loss	$(23,597)	$1,417		$86		$(22,094)
Net loss per share: (p)
Basic loss per share						$0.00
Diluted loss per share						$0.00
Weighted-average shares used to compute net loss per share:
Shares used in computation of basic loss per share						178,325
Shares used in computation of diluted loss per share						178,325
See accompanying notes to unaudited pro forma combined financial statements.

N-able, Inc.
Unaudited Pro Forma Combined Statement of Operations and Comprehensive Income
Year Ended December 31, 2020
(In thousands, except per share information)

	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Pro Forma Results
Revenue:
Subscription and other revenue	$302,871	$—		$813	(l-m)	$303,684
Cost of revenue:
Cost of revenue	38,916	—		423	(m)	39,339
Amortization of acquired technologies	24,257	—		—		24,257
Total cost of revenue	63,173	—		423		63,596
Gross profit	239,698	—		390		240,088
Operating expenses:
Sales and marketing	82,034	857	(i)	—		82,891
Research and development	42,719	—		2,467	(l)(o)	45,186
General and administrative	57,331	8,736	(i)	1,999	(n-o)	68,066
Amortization of acquired intangibles	23,848	—		—		23,848
Total operating expenses	205,932	9,593		4,466		219,991
Operating income	33,766	(9,593)		(4,076)		20,097
Other expense:
Interest expense, net	(28,137)	18,939	(b)	—		(9,198)
Other expense, net	(773)	384	(j)	—		(389)
Total other expense	(28,910)	19,323		—		(9,587)
Income before income taxes	4,856	9,730		(4,076)		10,510
Income tax expense	12,014	7,963	(k)	—		19,977
Net loss	$(7,158)	$1,767		$(4,076)		$(9,467)
Other comprehensive income:
Foreign currency translation adjustments	42,414	(1,928)	(h)	—		40,486
Total comprehensive income	$35,256	$(161)		$(4,076)		$31,019
Net loss per share: (p)
Basic loss per share						$(0.05)
Diluted loss per share						$(0.05)
Weighted-average shares used to compute net loss per share:
Shares used in computation of basic loss per share						177,143
Shares used in computation of diluted loss per share						177,143
See accompanying notes to unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements
Note 1: Description of Pro Forma Transactions
The accompanying combined financial statements have been prepared from SolarWinds’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from SolarWinds. Our results of operations were reported in SolarWinds’ consolidated financial statements.
Note 2: Transaction Accounting Adjustments
This note should be read in conjunction with other notes in the pro forma combined financial statements. Adjustments included in the column under the heading “Transaction Accounting Adjustments” represent the following:
(a)Reflects adjustment to present the minimum cash and cash equivalents balance of $50.0 million pursuant to the terms of the separation and distribution agreement. Cash in excess of the $50.0 million subsequent to the expected repayment of outstanding indebtedness and expected payment of transaction costs resulting from the separation prior to and upon the distribution date will be transferred to Parent. The pro forma adjustments are summarized below:

March 31, 2021
(in thousands)
Cash and cash equivalent, beginning	$111,218
Repayment of outstanding indebtedness	(27,925)
Transfer to Parent	(33,293)
Cash and cash equivalent, ending	$50,000
(b)Reflects the removal of the historical interest expense related to the outstanding related party indebtedness expected to be repaid and the pro forma interest expense from the new debt. The pro forma interest expense assumes no outstanding borrowings related to N-able's related party debt due to SolarWinds of $372.7 million and is calculated based upon the new debt agreement terms as described in Note (f) below. The pro forma adjustments are summarized below:

	For the three months ended March 31, 2021	For the year ended December 31, 2020
	(in thousands)
Interest expense on new debt	$(2,301)	$(9,203)
Removal of historical interest expense	6,518	28,142
	$4,217	$18,939
The interest rate assumed for purposes of preparing the pro forma combined financial information is 3.28%. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.1 million and $0.4 million for the three months ended March 31, 2021 and the fiscal year ended December 31, 2020, respectively.
(c)Adjustment reflects the issuance of 178,325,091 shares of our common stock with a par value of $0.001 per share pursuant to the separation and distribution agreement. We have assumed 157,701,809 outstanding shares of our common stock based on 315,403,617 shares of SolarWinds common stock outstanding on March 31, 2021 at a distribution ratio of one share of our common stock for every two shares of SolarWinds common stock and 20,623,282 of newly-issued shares of our common stock as a result of the Private Placement. The actual number of shares issued will not be known until the record date for the distribution.

(d)Represents the net proceeds of $216.0 million received by the Company from the Private Placement which will be subsequently paid to SolarWinds as a dividend prior to consummation of the separation and distribution. We will not retain any of the net proceeds from the Private Placement.
(e)Adjustment reflects transaction costs resulting from the separation which were incurred after the balance sheet date through April 2021. We expect to incur an additional $6.0 million to $8.0 million in incremental costs that include legal, accounting and advisory fees, system implementation costs and other incremental costs incurred through the date of separation and have reflected the midpoint of this estimated range of $6.9 million as an additional adjustment in the accompanying unaudited pro forma financial statements. The adjustment for transaction costs resulting from the separation includes estimated costs to implement certain new systems to replace the legacy systems previously provided by SolarWinds, which we estimate to be $1.5 million to $2.5 million.
(f)Represents new debt to settle the outstanding related party indebtedness with SolarWinds of $372.7 million. The new debt has an estimated principal amount of $350.0 million and estimated debt issuance costs of $5.3 million. Borrowings under the new debt agreement assumes interest at a floating rate which is equal to an adjusted London Interbank Offered Rate, or LIBOR, for a one-year interest period plus 3.0%. The adjustment includes the removal of $5.7 million of related accrued and unpaid interest payable.
(g)Represents the reclassification of SolarWinds’ net investment in our company to additional paid-in capital.
(h)Adjustment to remove the translation gains and losses recorded in accumulated other comprehensive income for N-able's United Kingdom legal entity. Upon the separation and distribution, the operating structure of N-able will be based in the United States. As a result, upon the separation and distribution, the United Kingdom legal entity will change its functional currency from the Pound Sterling to the US dollar.
(i)Represents the transaction costs resulting from the separation which reflects the transaction costs incurred in April 2021 and the estimated transaction costs of $6.9 million to give effect to the separation and distribution and the related transactions as if they had occurred on January 1, 2020 as described in Note (e) above. The pro forma adjustments are summarized below:

For the year ended December 31, 2020
(in thousands)
Sales and marketing	$857
Research and development	—
General and administrative	8,736
$9,593
(j)Adjustment to remove the changes in foreign currency exchange rates recorded in other expense for N‑able's United Kingdom subsidiary based upon the change in the functional currency from the Pound Sterling to the US dollar as described in Note (h) above.
(k)Represents the income tax effect of the pro forma adjustments calculated using enacted statutory tax rates applicable at the legal entity in which the pro forma adjustments were made with the exception of the adjustments applicable to the U.S. which utilized a 0% rate as the U.S. consolidated group was in a full valuation allowance for the periods ended March 31, 2021 and December 31, 2020, respectively.
Note 3: Autonomous Entity Adjustments
This note should be read in conjunction with other notes in the pro forma combined statement of operations. Adjustments included in the column under the heading “Autonomous Entity Adjustments” represent the following:
(l)Represents the impact of the software cross license agreement that will be entered into between SolarWinds and us after the separation to which SolarWinds will grant to us a generally perpetual, irrevocable, non-

exclusive, worldwide and, subject to certain exceptions, royalty-free license to certain software libraries and internal tools for limited uses. We will be able to sublicense our rights to third parties solely for use on behalf of us. We will pay a license fee to SolarWinds for the license to certain software libraries. We will also grant to SolarWinds a generally perpetual, irrevocable, non-exclusive, worldwide and, subject to certain exceptions, royalty-free license to certain software libraries and internal tools for limited uses. We will be able to sublicense our rights to third parties solely for use on behalf of us. The pro forma adjustments are summarized below:

	For the three months ended March 31, 2021	For the year ended December 31, 2020
	(in thousands)
Subscription and other revenue	$32	$129
Research and development	113	454
	$(81)	$(325)
(m)Represents the impact of the software OEM agreement that will be entered into between SolarWinds and us after the separation to which SolarWinds will grant to us a non-exclusive and royalty-bearing license to market, advertise, distribute and sublicense certain SolarWinds software products to customers on a worldwide basis. We will enter into a substantially similar software OEM agreement under which we will grant to SolarWinds a non-exclusive and royalty-bearing license to market, advertise, distribute and sublicense certain of our software products to customers on a worldwide basis. The pro forma adjustments are summarized below:

	For the three months ended March 31, 2021	For the year ended December 31, 2020
	(in thousands)
Subscription and other revenue	$269	$684
Cost of revenue	102	423
	$167	$261
(n)Represents expected commitment for a $60.0 million revolving line of credit to be used for general corporate purposes after the separation. We expect to have no outstanding borrowings on this line immediately following the separation. Adjustment reflects the revolving line of credit issuance costs of $1.4 million.
(o)Reflects costs of $2.7 million over the next year to enhance the security, monitoring, and authentication of N-able’s IT environment in response to the Cyber Incident. The pro forma adjustments are summarized below:

For the year ended December 31, 2020
(in thousands)
Research and development	$2,013
General and administrative	639
$2,652

The following table illustrates the accumulated impact of footnotes a, b, c, l, m, and n:

March 31, 2021
(in thousands)
Cash and cash equivalents
Target cash amount (a)	$50,000
Interest expense on new debt (b)	(11,504)
Common stock issuance (c)	178
Software cross license agreement (l)	(298)
Software OEM agreement (m)	205
Revolving line of credit issuance cost (n)	(1,360)
$37,221
The following table illustrates the accumulated impact of footnotes a, b, e, f, g, h, l, m, n, and o:

March 31, 2021
(in thousands)
Additional paid in capital
Transfer to parent (a)	$(33,293)
Interest expense on new debt (b)	(11,504)
Transaction costs (e)	(9,593)
Removal of unpaid interest expense (f)	5,722
Net parent investments (g)	585,060
Change in UK subsidiary functional currency (h)	2,461
Software cross license agreement (l)	(325)
Software OEM agreement (m)	261
Revolving line of credit issuance costs (n)	(1,360)
IT enhancement costs (o)	(2,652)
$534,777
Note 4: Loss per share
(p) Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the three months ended March 31, 2021 and the fiscal year ended December 31, 2020 reflect the number of shares of our common stock that are expected to be outstanding upon completion of the separation and distribution.

Selected Historical Combined Financial Data
The following financial data should be read in conjunction with our audited combined financial statements and the related notes included elsewhere in this information statement.
The following table summarizes our historical combined financial data. The selected historical combined balance sheet data as of December 31, 2020 and 2019 and combined statement of operations data for the years ended December 31, 2020, 2019 and 2018 are derived from our audited combined financial statements included elsewhere in this information statement. The selected historical combined balance sheet data as of March 31, 2021 and combined statement of operations data for the three months ended March 31, 2021 and 2020 are derived from our unaudited combined financial statements included elsewhere in this information statement. The selected historical combined financial data in this section are not intended to replace our combined financial statements and the related notes and are qualified in their entirety by the combined financial statements and related notes included elsewhere in this information statement.
The selected historical combined financial data includes certain expenses of SolarWinds that were allocated to us related to facilities, functions and services provided by SolarWinds. These corporate expenses have been allocated to our business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had we operated autonomously or independently from SolarWinds. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, such as information technology and infrastructure. In addition, our historical combined financial data does not reflect changes that we expect to experience in the future as a result of our separation from SolarWinds, including changes in our cost structure, personnel needs, tax structure, capital structure, financing and business operations.
The combined financial information included in this section may not necessarily reflect what our financial position, results of operations and cash flows would have been had we been a stand-alone company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of our future performance. The following selected historical combined financial data should be read in conjunction with the sections titled “Capitalization,” “Unaudited Pro Forma Combined Financial Statements” and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Index to Combined Financial Statements” and the related notes included elsewhere in this information statement.

Combined Statement of Operations Data:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Revenue	$302,871	$263,518	$228,294	$83,190	$73,268
Cost of revenue	38,916	33,253	30,920	11,304	9,286
Amortization of acquired technologies	24,257	24,067	26,428	2,704	5,744
Gross profit	239,698	206,198	170,946	69,182	58,238
Operating expenses:
Sales and marketing	82,034	70,254	62,278	25,714	18,468
Research and development	42,719	37,172	32,892	12,042	11,443
General and administrative	57,331	38,971	33,286	20,228	11,897
Amortization of acquired intangibles	23,848	23,189	23,716	6,019	5,865
Total operating expenses	205,932	169,586	152,172	64,003	47,673
Operating income	33,766	36,612	18,774	5,179	10,565
Other expense, net	(28,910)	(33,419)	(36,265)	(7,047)	(7,884)
Income (loss) before provision for income taxes	4,856	3,193	(17,491)	(1,868)	2,681
Income tax expense (benefit)	12,014	5,705	(3,799)	2,410	1,993
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
Combined Balance Sheet Data:

	As of December 31,		As of March 31,
	2020	2019	2021

	(in thousands)		(unaudited)
Cash and cash equivalents	$99,790	$39,348	$111,218
Working capital(1)	80,895	38,579	89,226
Total assets	1,079,735	1,013,783	1,068,109
Deferred revenue, current and non-current portion	9,670	8,172	9,825
Due to affiliates(2)	372,650	394,400	372,650
Total liabilities	448,538	450,087	453,377
_______________
(1)We define working capital as current assets less current liabilities.
(2)Refer to Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.
Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. We believe that these non-GAAP financial measures provide supplemental information that is meaningful when assessing our operating performance because they exclude the impact of certain amounts that our management does not consider part of core operating results when assessing our operational performance, allocating resources, preparing annual budgets and determining compensation. Accordingly, these non-GAAP financial measures may provide insight to investors into the motivation and decision-making of management in operating the business. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure included below.

While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures. Items such as the amortization of intangible assets, stock-based compensation expense and related employer-paid payroll taxes, acquisition related adjustments and restructuring charges, as well as the related tax impacts of these items, can have a material impact on our GAAP financial results.
Non-GAAP Gross Margin, Non-GAAP Operating Income and Non-GAAP Operating Margin
We provide non-GAAP total cost of revenue, non-GAAP gross margin, non-GAAP operating expense and non-GAAP operating income and related non-GAAP gross and operating margins excluding such items as stock-based compensation expense and related employer-paid payroll taxes, amortization of acquired intangible assets, acquisition related costs, spin-off costs and restructuring costs and other. Management believes these measures are useful for the following reasons:
•Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information that excludes expenses related to stock-based compensation and related employer-paid payroll taxes associated with our employees’ participation in SolarWinds’ stock-based incentive compensation plans. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not necessarily correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and related employer-paid payroll taxes, management excludes these expenses when analyzing the organization’s business performance.
•Amortization of Acquired Intangible Assets. We provide non-GAAP information that excludes expenses related to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of acquired intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.
•Acquisition Related Costs. We exclude certain expense items resulting from acquisitions, such as legal, accounting and advisory fees, changes in fair value of contingent consideration, costs related to integrating the acquired businesses, deferred compensation, severance and retention expense. In addition, we exclude certain other costs including expense related to the take private transaction of SolarWinds in early 2016 and public offerings of shares of SolarWinds common stock in 2018 and 2019. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in operating expenses that would not otherwise have been incurred by us in the normal course of our organic business operations. We believe that providing non-GAAP measures that exclude acquisition related costs allows investors to better review and understand the historical and current results of our continuing operations and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.
•Spin-off Costs. We exclude certain expense items resulting from the spin-off into a newly created and separately traded public company. These costs include legal, accounting and advisory fees, system implementation costs and other incremental separation costs incurred by us related to the spin-off. The spin-off transaction results in operating expenses that would not otherwise have been incurred by us in the normal course of our organic business operations. We believe that providing non-GAAP measures that exclude these costs facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.
•Restructuring Costs and Other. We provide non-GAAP information that excludes restructuring costs such as severance and the estimated costs of exiting and terminating facility lease commitments, as they relate to our corporate restructuring and exit activities. These costs are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these costs for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands, except margin data)			(unaudited)
GAAP total cost of revenue	$63,173	$57,320	$57,348	$14,008	$15,030
Amortization of acquired technologies	(24,257)	(24,067)	(26,428)	(2,704)	(5,744)
Stock-based compensation expense and related employer-paid payroll taxes	(705)	(536)	(97)	(185)	(132)
Acquisition related costs	(2)	(48)	(63)	—	(2)
Non-GAAP total cost of revenue	$38,209	$32,669	$30,760	$11,119	$9,152

GAAP gross profit	$239,698	$206,198	$170,946	$69,182	$58,238
Amortization of acquired technologies	24,257	24,067	26,428	2,704	5,744
Stock-based compensation expense and related employer-paid payroll taxes	705	536	97	185	132
Acquisition related costs	2	48	63	—	2
Non-GAAP gross profit	$264,662	$230,849	$197,534	$72,071	$64,116
GAAP gross margin	79.1%	78.2%	74.9%	83.2%	79.5%
Non-GAAP gross margin	87.4%	87.6%	86.5%	86.6%	87.5%

GAAP sales and marketing expense	$82,034	$70,254	$62,278	$25,714	18,468
Stock-based compensation expense and related employer-paid payroll taxes	(4,537)	(2,444)	(537)	(1,270)	(611)
Acquisition related costs	(2)	(1,166)	(1,685)	—	—
Restructuring costs and other	—	(247)	(20)	—	—
Spin-off costs	(736)	—	—	(339)	—
Non-GAAP sales and marketing expense	$76,759	$66,397	$60,036	$24,105	$17,857

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands, except margin data)			(unaudited)
GAAP research and development expense	$42,719	$37,172	$32,892	$12,042	$11,443
Stock-based compensation expense and related employer-paid payroll taxes	(3,326)	(2,462)	(493)	(777)	(680)
Acquisition related costs	—	(205)	(335)	—	—
Restructuring costs and other	—	(2)	(85)	(5)	—
Spin-off costs	(89)	—	—	(151)	—
Non-GAAP research and development expense	$39,304	$34,503	$31,979	$11,109	$10,763

GAAP general and administrative expense	$57,331	$38,971	$33,286	$20,228	$11,897
Stock-based compensation expense and related employer-paid payroll taxes	(12,928)	(3,638)	(669)	(2,890)	(1,288)
Acquisition related costs	(171)	(1,756)	(1,609)	—	(28)
Restructuring costs and other	(309)	(289)	(705)	(8)	(74)
Spin-off costs	(6,605)	—	—	(5,625)	—
Non-GAAP general and administrative expense	$37,318	$33,288	$30,303	$11,705	$10,507

GAAP operating income	$33,766	$36,612	$18,774	$5,179	$10,565
Amortization of acquired technologies	24,257	24,067	26,428	2,704	5,744
Amortization of acquired intangibles	23,848	23,189	23,716	6,019	5,865
Stock-based compensation expense and related employer-paid payroll taxes	21,496	9,080	1,796	5,122	2,711
Acquisition related costs	175	3,175	3,692	—	30
Restructuring costs and other	309	538	810	13	74
Spin-off costs	7,430	—	—	6,115	—
Non-GAAP operating income	$111,281	$96,661	$75,216	$25,152	$24,989
GAAP operating margin	11.1%	13.9%	8.2%	6.2%	14.4%
Non-GAAP operating margin	36.7%	36.7%	32.9%	30.2%	34.1%
Adjusted EBITDA and Adjusted EBITDA Margin
We regularly monitor adjusted EBITDA and adjusted EBITDA margin, as they are measures we use to assess our operating performance. We define adjusted EBITDA as net income or loss, excluding amortization of acquired intangible assets and developed technology, depreciation expense, income tax expense (benefit), interest expense, net, unrealized foreign currency (gains) losses, acquisition related costs, spin-off costs, stock-based compensation expense and related employer-paid payroll taxes and restructuring costs and other. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our related party debt;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and
•other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including operating income and net income (loss) and our other GAAP results. In evaluating adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the types of items excluded from the calculation of adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP and the use of the term varies from others in our industry.

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands, except margin data)			(unaudited)
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
Amortization and depreciation	56,450	54,139	56,021	11,330	13,508
Income tax expense (benefit)	12,014	5,705	(3,799)	2,410	1,993
Interest expense, net	28,137	33,805	34,523	6,518	7,622
Unrealized foreign currency losses (gains)	1,707	(601)	1,723	421	459
Acquisition related costs	175	3,175	3,692	—	30
Spin-off costs	7,430	—	—	6,115	—
Stock-based compensation expense and related employer-paid payroll taxes	21,496	9,080	1,796	5,122	2,711
Restructuring costs and other	309	538	810	13	74
Adjusted EBITDA	$120,560	$103,329	$81,074	$27,651	$27,085
Adjusted EBITDA margin	39.8%	39.2%	35.5%	33.2%	37.0%

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited combined financial statements and related notes and the unaudited pro forma combined financial statements, each included elsewhere in this information statement. In addition to historical combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections entitled "Risk Factors" and “Special Note Regarding Forward-Looking Statements” above for a discussion of the uncertainties, risks and assumptions associated with these statements. We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not reflect our results of operations, financial position and cash flows in the future or what they would have been had we been a separate, stand-alone company during the periods presented.
As explained above, as used in this information statement, the terms “N-able,” the “Company,” “we,” “us” and “our,” depending on the context, refer to N-able, Inc. and its consolidated subsidiaries after giving effect to the separation and distribution described under “Certain Relationships and Related Party Transactions— Relationship with SolarWinds.” As used in this information statement, references to “SolarWinds” or “Parent” refer to SolarWinds Corporation.
N-able was formed as a Delaware limited liability company on November 30, 2020. On April 12, 2021, N‑able was converted from a limited liability company to a Delaware corporation. SolarWinds currently beneficially owns all of the outstanding equity of N-able.
Management’s discussion and analysis of our financial conditions and results of operations is provided as a supplement to our audited combined financial statements and related notes included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations.
Separation from SolarWinds
On August 6, 2020, SolarWinds announced its intent to explore the separation of its MSP business into a newly-created and separately-traded public company. On June 25, 2021, the SolarWinds board of directors approved the distribution of the issued and outstanding shares of N-able common stock on the basis of one share of N-able common stock for every two shares of SolarWinds common stock held as of the close of business on the record date of July 12, 2021. N-able was formed as a Delaware limited liability company on November 30, 2020 specifically for the purpose of effecting the separation. On April 12, 2021, N-able was converted from a limited liability company to a Delaware corporation. We have engaged in no business activities to date and N-able has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the separation. SolarWinds will transfer its N-able business to us prior to the separation.
Following the separation, we expect SolarWinds to continue to provide certain services to us on a transitional basis for associated fees, including services related to information technology, facilities, certain accounting and other financial functions and administrative functions. These services will be provided under transition services and other agreements described in “Certain Relationships and Related Party Transactions—Relationship with SolarWinds—Agreements with SolarWinds.” We generally expect to use the vast majority of these services for less than two years following the completion of the separation, depending on the type of the service and the location at which such service is provided. However, we may agree with SolarWinds to extend service periods for a limited amount of time or may terminate early such service periods.
Following the separation, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish policies, procedures and practices as a stand-alone public company necessary to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from SolarWinds. To operate as a stand-alone public company, we expect to incur costs to replace certain services previously provided by SolarWinds, which costs may be higher than those reflected in our historical combined financial statements.
Overview
We are a leading global provider of cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within small and medium-sized enterprises, or SMEs. We partner with over 25,000 IT service providers, which we refer to as our MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Organizations of all sizes are deploying technology to transform their businesses and compete effectively. As SMEs go through digital transformation, their reliance on technology as a competitive differentiator increases. IT environments are becoming increasingly complex, with the number of applications and endpoints proliferating while also becoming more interconnected, causing the sophistication and overhead required to deploy, manage and secure these assets to grow.
We enable IT service providers of all types to act as MSPs by providing a platform that they can leverage to help SMEs access powerful and seamless technology to power their businesses. Our software platform is designed to be an integrated, enterprise-grade solution that serves as an operating system for our MSP partners and scales as their businesses grow. Built on a multi-tenant architecture, our platform allows our MSP partners to adapt to their customers’ requirements and improve service delivery by offering centralized visibility and role-based access control in both public and private cloud, on-premises and hybrid cloud environments.
As of March 31, 2021 and December 31, 2020, we had over 25,000 MSP partners, respectively, of which 1,511 and 1,473 contributed annualized recurring revenue, or ARR, of $50,000 or more, respectively. Our 10 largest MSP partners represented less than 2% of our revenue during the three months ended March 31, 2021 and the year ending December 31, 2020, respectively. Our dollar-based net revenue retention rate was 109% and 110% for each of the trailing twelve-month periods ended March 31, 2021 and March 31, 2020, respectively, and 109%, 108% and 108% for each of the trailing twelve-month periods ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively.
We have experienced strong revenue growth and benefit from revenue that is recurring and highly profitable. Total revenue was $302.9 million for the twelve months ended December 31, 2020 with recurring revenue, which includes subscription and maintenance revenue, amounting to 96.4% of our total revenue. For the year ended December 31, 2020, our net loss was $7.2 million. For the year ended December 31, 2020, our adjusted EBITDA was $120.6 million. See “Selected Historical Combined Financial Data—Adjusted EBITDA” for additional information regarding adjusted EBITDA.
Our History
We began our journey nearly 20 years ago, and our focus from day one has been to build a platform of software solutions designed to solve the complex, operational tasks that our MSP partners face on a day-to-day basis. From the beginning, we have complemented our platform with programs and resources designed to equip our MSP partners with the tools and skills they need to drive success and growth in their businesses.
In 2013, SolarWinds predicted the growth and development of the MSP market and acquired N-able Technologies to capture the opportunity to address and better serve the rapidly evolving technology needs of SMEs through MSP partners.
In 2016, SolarWinds acquired LOGICnow, a global provider of cloud-based IT service management solutions for MSPs, and combined it with SolarWinds N-able to form SolarWinds MSP, creating a comprehensive platform to better serve MSPs globally.

Since 2016, we have grown our platform and related solutions and our market opportunity through organic innovation, strategic technology partnerships, and targeted acquisitions, while also continuing to expand internationally and enhance our sales, marketing and partner success initiatives.
In December 2020, we announced that we are rebranding our business with a familiar name, N-able, extending the roots of who we are as a company to reflect the performance, protection, and partnership we provide our MSP partners. As a standalone entity under the N-able brand, we intend to continue to deliver enterprise-grade technology for our MSP partners to power their SME customers. The key tenants of our strategy will be to lead with technology, manage growth at scale and maintain strong operational discipline. We will continue to innovate to keep pace with evolving technology and further the extensibility of our platform and its suitability for the changing needs of our MSP partners and their customers. We continuously look to improve and refine our partner success initiatives to help our MSP partners better manage their own businesses, offer services enabled by our platform and expand their customer base and usage of the solutions our platform provides.
Our Business Model
We align our business model with the success of our MSP partners. Our technology platform is purpose-built to serve the entire MSP market and meet the complex IT needs of the SME market. Our solutions enable our MSP partners to build offerings for their SME customers and serve as a centralized hub for IT, delivering key services such as IT support, automation, infrastructure and security monitoring, and preventative maintenance. Additionally, our customer success offerings enable our MSP partners to establish appropriate pricing structures for their service offerings, develop effective go-to-market strategies, and learn how to best use our platform to streamline internal IT processes for improved operational efficiencies.
We have a multi-dimensional land and expand model and global presence that allow us to capture opportunities efficiently within the worldwide MSP and SME markets. When we add an MSP partner, we also add their SME customers and we grow as the partner adds new customers, delivers new services based on our solutions and when the partner’s customers add devices and services. Through our scale, platform, and base of over 25,000 MSP partners, we are able to efficiently deliver enterprise-grade software to the worldwide SME market.
Our revenue is derived entirely from the sale of software solutions. We derive over 95% of our revenue from the sale of subscriptions to the solutions on our platform, substantially all of which is recognized ratably over the term of the subscriptions. Our agreements with our MSP partners are typically month-to-month or annual. The majority of our agreements are invoiced on a monthly basis to align with the business models of our MSP partners, with a limited number of MSP partners paying annually up front. Our subscriptions are predominantly sold as software-as-a-service, or SaaS, deployments in which we utilize our IT infrastructure to run our platform, and provide access to our MSP partners via the cloud. We also offer subscriptions that are self-managed deployments, in which our MSP partners deploy and manage our platform across their own public cloud, private cloud, on-premises or hybrid cloud environments.
Generally, the subscription-based solutions on our platform, including remote monitoring and management and security and data protection applications, are sold on a per-device or per-user basis with pricing based on volume tiers. We offer our MSP partners the flexibility to purchase solutions with pricing based either on committed volumes or a “pay-as-you-go” model, where our partners pay based on the volume of our solutions they consume. We believe this approach differentiates us by allowing our MSP partners to choose their preferred pricing approach.
We employ an efficient low-touch, high-velocity “selling from the inside” motion cultivated while a part of SolarWinds. Through this sales motion, our sales force is able to close transactions of all sizes across any location by selling online or over the phone. Our selling efforts are based on actionable lead routing and efficient pipeline management and focused on a low-friction approach that allows prospective MSP partners to trial a fully functional version of our platform. When these prospective partners realize the value of our platform, they can then purchase solutions on our platform at the size and level of functionality and complexity appropriate for their and their customers’ needs. In international markets, we also utilize a localized channel strategy. This allows us to offer in-market solutions, sales, marketing and support in local languages.
We grow with our MSP partners as they add new customers and deliver new or enhanced services based on our solutions and when their SME customers add devices and services. We drive increased adoption and usage through our expansive and growing platform and our base of native integrations with third-party solutions and tools across leading strategic technology partnerships. We support our MSP partners by offering partner success initiatives designed to help them better manage their own businesses, sell easily marketable managed service offerings based on our solutions and expand their customer bases and the services our MSP partners provide those customers. Our partner success initiatives help drive both expansion and retention as our MSP partners are provided with resources designed to help them better understand and pursue growth opportunities.
SolarWinds Cyber Incident
On December 14, 2020, SolarWinds announced that it had been the victim of a cyberattack on its Orion Software Platform and internal systems, or the Cyber Incident. As part of this attack, malicious code known as Sunburst was injected into builds of SolarWinds’ Orion Software Platform that it released between March 2020 and June 2020. If present and activated in a customer’s IT environment, Sunburst could potentially allow an attacker to compromise the server on which the Orion Software Platform was installed. Together with outside security professionals and other third parties, SolarWinds has been conducting investigations into the Cyber Incident, and on May 10, 2021, SolarWinds provided an update on its investigations to date.
SolarWinds’ investigations to date have revealed that the threat actor employed novel and sophisticated techniques indicative of a nation state actor and consistent with the goal of cyber espionage via a supply-chain attack. Through the use of the novel SUNSPOT code injector that SolarWinds discovered in its investigation, the threat actor surreptitiously injected the SUNBURST malicious code solely into builds of the Orion Software Platform. The threat actor undertook a test run of its ability to inject code into builds of the Orion Software Platform in October 2019, months prior to initiating the actual SUNBURST injection into builds of the Orion Software Platform that SolarWinds released between March and June 2020. SolarWinds has not identified Sunburst in any of its more than 70 non-Orion products and tools, including, as previously disclosed, any of our N-able solutions.
While SolarWinds does not know precisely when or how the threat actor first gained access to its environment, its investigations have uncovered evidence that the threat actor compromised credentials and conducted research and surveillance in furtherance of its objectives through persistent access to its software development environment and internal systems, including its Office 365 environment, for at least nine months prior to initiating the test run in October 2019. During this entire period, we were a part of the SolarWinds’ shared environment and the threat actor had persistent access to our systems and Office 365 environment. SolarWinds also has found evidence that causes us to believe that the threat actor exfiltrated certain information as part of its research and surveillance. The threat actor created and moved files that we believe contained source code for our products, although we are unable to determine the actual contents of those files. The threat actor also created and moved additional files, including files that may have contained data about our MSP partners and files that may have contained data relating to trial and product activation of our N-central On Demand solution. We do not believe that any information of the customers of our MSP Partners would have been included in the files that were created by the threat actor. Although we are unable to determine the actual contents of these files, with respect to the files that may have contained data about our MSP partners, we believe the information included in such files would not have contained highly sensitive personal information, such as credit card, social security, passport or bank account numbers, but could have contained other information such as MSP partner IDs, business email addresses and encrypted MSP partner portal login credentials. With respect to the files that may have contained data relating to trial and product activation of our N-central On Demand solutions, although we are unable to determine the actual content of such files, the information included in such files could have contained MSP partner user names and N-central On Demand initial passwords generated by N-able. The threat actor also moved files to a jump server, which SolarWinds believes was intended to facilitate exfiltration of the files out of the shared environment. Investigations to date have also revealed that the threat actor accessed the email accounts of certain of our personnel, some of which contained information related to current or former employees and MSP partners. SolarWinds is currently in the process of identifying all personal information contained in the emails of these accounts, and SolarWinds and we expect to provide notices to any impacted individuals and other parties as appropriate.
SolarWinds, together with its partners, has undertaken extensive measures to investigate, contain, eradicate, and remediate the Cyber Incident. At this time, SolarWinds has substantially completed this process and believes the threat actor is no longer active in our shared environment. In response to the Cyber Incident and in connection with the separation, we are working to further enhance security, monitoring and authentication of our solutions. Specifically, we have implemented in-product security enhancements to the N-able portfolio of products, including, multi-factor authentication, unified single sign-on services, and secure secret vaults. We have also introduced new identity and access controls, scanning and remediation technologies and standards and monitoring tooling across our enterprise IT and production environments. We expect to incur additional expenses in future periods related to continued enhancements to our security measures across our solutions.
Of the expenses SolarWinds has recorded related to the Cyber Incident through March 31, 2021, none have been allocated to the N-able business and, as a result of the indemnification provisions under the separation agreement, we have not recorded any contingent liabilities with respect to the Cyber Incident as of March 31, 2021. In addition, as a result of the Cyber Incident, SolarWinds is subject to numerous lawsuits and governmental investigations or inquiries. To date, we have not been separately named in such lawsuits and investigations, but following the separation, we may become subject to lawsuits, investigations or inquiries related to the Cyber Incident. In such event, subject to the terms of the separation agreement, SolarWinds would indemnify us for costs we may incur.
We believe the Cyber Incident has caused reputational harm to SolarWinds and also had an adverse impact on our reputation, new subscription sales and net retention rates. In the first quarter of 2021, we experienced an adverse impact to new subscription sales and expansion rates relative to historical levels. We believe this was due in part to our decision in response to the Cyber Incident to temporarily reduce investments in demand generation activities through January 2021, as well as a result of certain MSP partners delaying their purchasing decisions as they assessed the potential impact of the Cyber Incident. However, we also have seen consistency among renewal rates with our larger MSP partners and have not observed material adverse trends with respect to the usage of our solutions. In addition, following our resumption of regular demand generation activities in February 2021, we were encouraged by engagements with both prospective and existing MSP partners. In general our sales cycles and time from contract to revenue recognition are primarily short in nature and based on trends in the later part of the first quarter of 2021, we believe that the adverse impacts of the Cyber Incident on our financial results will diminish over time in the absence of new discoveries or events. Nevertheless, there is risk that the Cyber Incident may continue to have an adverse impact on our business in future periods, and to the extent such impact continues, including as a result of new discoveries or events, it could have an adverse effect on our business, results of operations, cash flows or financial position.

Impact of COVID-19
The impact from the rapidly changing market and economic conditions due to the COVID-19 pandemic on our business is uncertain. SolarWinds, of which we were a part, initially responded to the COVID-19 pandemic by executing its business continuity plan and transitioning nearly all of its workforce to a remote work environment to prioritize the safety of its personnel. Substantially all of our workforce is still working remotely and, to date, we have not incurred significant disruptions to our business operations as a result of this transition.
We believe that the COVID-19 pandemic creates both opportunities and challenges for our business. As a result of the pandemic, we have seen an acceleration of digital transformation efforts among SMEs with increased demand for secure, modern remote work environments. We believe this will support long-term demand for services offered by our MSP partners. The pandemic also has resulted in significant volatility, uncertainty and disruption in the global economy, in particular for SMEs. As a result of the impact of the COVID-19 pandemic, we experienced a deceleration in our year-over-year subscription revenue growth rate in the second quarter of 2020 as compared to our growth rates in prior periods. We attribute this deceleration primarily to increased churn and downgrades from existing MSP partners and slower MSP partner adds. Beginning in the third quarter of 2020, we began to see improvement in our business, primarily as a result of better stability in our MSP partner base, expansion with certain existing MSP partners and the addition of new MSP partners.
We are unable to predict the long-term impact that the pandemic may have on our business, results of operations and financial condition due to numerous uncertainties, including the duration of the pandemic, actions that may be taken by governmental authorities around the world in response to the pandemic, the impacts on the businesses of our MSP partners and their customers and other factors identified in the section entitled “Risk Factors” in this information statement. We will continue to evaluate the nature and extent of the impacts of the COVID-19 pandemic on our business, results of operations and financial condition.
Key factors affecting our performance
New MSP partners
We grow our business by adding new MSP partners and the customers they serve. We focus our sales efforts on adding MSP partners that have the opportunity to grow their businesses alongside us. We count the total number of MSP partners as those with active paid subscriptions at the end of each period. As of March 31, 2021 and December 31, 2020, we had a large base of over 25,000 MSP partners globally. Additionally, as of December 31, 2020, we had 1,473 MSP partners with ARR over $50,000 on our platform, up from 1,117 as of December 31, 2019, representing an increase of 32%. As of March 31, 2021, we had 1,511 MSP partners with ARR over $50,000 on our platform, up from 1,218 as of March 31, 2020, representing an increase of 24%. We determine ARR as the annualized recurring revenue as of the last month of a given period. We calculate ARR by multiplying the recurring revenue and related usage revenue, excluding the impacts of credits and reserves, recognized during the final month of the reporting period from both long-term and month-to-month subscriptions by twelve. We utilize ARR to enhance the understanding of our business performance and the growth of our MSP partners.
MSP partner-enabled expansion
We also grow our business when our MSP partners add new customers and deliver new or enhanced services based on our solutions and when their SME customers add devices and services. Our ability to expand with our MSP partners is illustrated in the chart below, which highlights the expansion in revenue of our MSP partner cohorts over the years shown. Each cohort represents new MSP partners that were added in that calendar year and the revenue associated with each cohort of MSP partners over time. For example, the 2018 MSP partner cohort increased its

ARR from $16.1 million as of December 31, 2018 to $22.7 million as of December 31, 2020, representing a multiple of 1.4x in two years.

Partner Cohort Revenue Analysis
(# million, Revenue)
2014 and Prior
2015
2016
2017
2018
2019
2020
2015
2016
2017
2018
2019
2020

Our ability to expand with our MSP partners is further evidenced by our annual dollar-based net revenue retention rate, which measures our ability to expand and retain revenue derived from existing MSP partners and serves as a key indicator of the long-term value that we can provide to them and their customers. Our dollar-based net revenue retention was 109%, 109%, 110%, 108% and 108% for each of the trailing twelve-month periods ended March 31, 2021, December 31, 2020, March 31, 2020, December 31, 2019, and December 31, 2018, respectively. Our dollar-based gross revenue retention was 85%, 86%, 86%, 86%, and 84% as of March 31, 2021, December 31, 2020, March 31, 2020, December 31, 2019, and December 31, 2018, respectively.
To calculate our annual dollar-based net revenue retention rate, we first identify the MSP partners with active paid subscriptions in the last month of the prior-year period, or the base partners. We then divide the subscription revenue in the last month of the current-year period attributable to the base partners by the revenue attributable to those base partners in the last month of the prior-year period. Our dollar-based net revenue retention rate for a particular period is then obtained by averaging the rates from that particular period with the results from each of the prior eleven months. Our calculation includes any expansion revenue and is net of any contraction or cancellation, but excludes credits and revenue attributable to any MSP partner who was not a partner with a paid subscription in the prior period. The methodology presented above differs from the methodology that SolarWinds uses to calculate dollar-based net revenue retention. The methodology presented above identifies companies based on their Salesforce ID to remove any duplicate entries while the SolarWinds approach uses Billing IDs. The above methodology averages all months of the trailing twelve month period while SolarWinds averages each of the ending period of the prior four quarters to calculate dollar-based net revenue retention.
To calculate our dollar-based gross revenue retention rate, we first identify the subscription revenue attributable to the base partners and then deduct any subscription revenue attrition from base partners who are no longer partners as of the last month of the current-year period and subscription revenue contraction from base partners whose subscriptions are at a lower value as of the last month of the current-year period. We then divide the remaining subscription revenue by subscription revenue attributable to base partners to arrive at our gross revenue retention rate. Our dollar-based gross revenue retention rate for a particular period is then obtained by averaging the rates from that particular period with the results from each of the prior eleven months. We believe our dollar-based gross revenue retention provides insight into our ability to retain revenue from existing MSP partners and serves as a key indicator to the stability of recurring revenue from existing MSP partners.
Expanded and enhanced solutions on our platform
Our ability to add new MSP partners and expand with them depends on the continued development and delivery of new and enhanced solutions on our platform. Expanding and enhancing our platform helps drive increased adoption and usage of our platform and the delivery of new services powered by it. As evidence of expansion on our platform our average revenue per MSP partner has increased to approximately $11,600 in 2020 from approximately $10,200 in 2019 and approximately $8,900 in 2018. We believe average revenue is key indicator of our ability to expand adoption and usage of solutions by our MSP partners on our platform. We calculate average revenue per MSP partner as annual revenue divided by the average number of MSP partners during that period, which we derive by taking the average number of MSP Partners in each of the 12 months per year. We expect to grow both the number of solutions and usage of our platform through organic innovation, strategic technology partnerships and targeted acquisitions.
Strategic technology partnerships
We also can increase adoption and usage of our platform by leveraging the extensibility of the ecosystem framework within our platform, or our Ecosystem Framework, for integrating technologies from strategic technology partners. By doing so, our MSP partners are able to deliver leading enterprise technologies to their customers, and our strategic technology partners are able to realize the benefit of our MSP partner model. We complement these efforts with partner success initiatives designed to help our MSP partners make these technologies available to their customers.
Components of Our Results of Operations
Revenue
Our revenue consists of the following:
•Subscription Revenue. We primarily derive subscription revenue from the sale of subscriptions to the SaaS solutions that we host and manage on our platform. Our subscriptions provide access to the latest versions of our software platform, technical support and unspecified software upgrades and updates. Subscription revenue for our SaaS solutions is generally recognized ratably over the subscription term once the service is made available to the MSP partner or when we have the right to invoice for services performed. In addition, our subscription revenue includes sales of our self-managed solutions, which are hosted and managed by our MSP partners. Subscriptions of our self-managed solutions include term licenses, technical support and unspecified software upgrades. Revenue from the license performance obligation of our self-managed solutions is recognized at a point in time upon delivery of the access to the licenses and revenue from the performance obligation related to the technical support and unspecified software upgrades of our subscription-based license arrangements is recognized ratably over the agreement period. We generally invoice subscription agreements monthly based on usage or in advance over the subscription period on either a monthly or annual basis.
•Other Revenue. Other revenue consists primarily of revenue from the sale of our maintenance services associated with the historical sales of perpetual licenses. MSP partners with maintenance agreements are entitled to receive technical support and unspecified upgrades or enhancements to new versions of their solutions on a when-and-if-available basis for the specified agreement period. We expect maintenance revenue to decrease as a proportion of our total revenue over time.
Cost of Revenue
•Cost of Revenue. Cost of revenue consists of technical support personnel costs, public cloud infrastructure and hosting fees, royalty fees and an allocation of overhead costs for our subscription revenue and maintenance services. We allocate facilities, depreciation, benefits and IT costs based on headcount.

•Amortization of Acquired Technologies. We amortize to cost of revenue capitalized costs of technologies acquired in connection with the take private transaction of SolarWinds in early 2016 and our acquisitions.
Operating Expenses
Operating expenses consist of sales and marketing, research and development and general and administrative expenses as well as amortization of acquired intangibles. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, depreciation, benefits and IT costs. SolarWinds provides facilities, information technology services and certain corporate and administrative services to us. Expenses relating to these services have been allocated to N‑able and are reflected in the combined financial statements. The total number of employees fully dedicated to our business was 1,268, 1,177 and 1,113 as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively. Our stock-based compensation expense increased in the year ended December 31, 2020 as compared to the years ended December 31, 2019 and 2018 due to equity awards granted to employees. In addition, our stock-based compensation expense increased during 2020 due to modifications to certain stock awards during the year to amend award terms and eliminate performance vesting conditions applicable to such awards. Our travel costs declined in 2020 due to COVID-19 and we expect this to continue for the duration of the pandemic.
•Sales and Marketing. Sales and marketing expenses primarily consist of related personnel costs, including our sales, marketing and partner success teams. Sales and marketing expenses also include the cost of digital marketing programs such as paid search, search engine optimization and management and website maintenance and design. We expect to continue to hire personnel globally to drive new MSP partner adds, expand with existing MSP partners and pursue initiatives designed to help our MSP partners succeed and grow.
•Research and Development. Research and development expenses primarily consist of related personnel costs. We expect to continue to grow our research and development organization domestically and internationally and also to incur additional expenses associated with our enhancements of security, monitoring and authentication of our solutions.
•General and Administrative. General and administrative expenses primarily consist of personnel costs for executives, finance, legal, human resources and other administrative personnel, general restructuring charges and other acquisition-related costs, professional fees and other general corporate expenses. We expect our general and administrative expense to increase primarily as a result of the increased costs associated with being a stand-alone public company and costs associated with our separation from SolarWinds.
•Amortization of Acquired Intangibles. We amortize to operating expenses capitalized costs of intangible assets acquired in connection with the take private transaction of SolarWinds in early 2016 and our acquisitions.
Other Income (Expense)
Other income (expense) primarily consists of interest expense related to our related party debt and gains (losses) resulting from changes in exchange rates on foreign currency denominated accounts.
Foreign Currency
As a global company, we face exposure to adverse movements in foreign currency exchange rates. Fluctuations in foreign currencies impact the amount of total assets, liabilities, revenue, operating expenses and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. dollars. See “Risk Factors” included in this information statement for additional information on how foreign currency impacts our financial results.

Income Tax Expense
Income tax expense consists of domestic and foreign corporate income taxes related to the sale of subscriptions. Our effective tax rate will be affected by many factors including changes in tax laws, regulations or rates, new interpretations of existing laws or regulations, valuation allowance, uncertain tax positions, stock based compensation, permanent nondeductible book and tax differences, shifts in the allocation of income earned throughout the world and changes in overall levels of income before tax.
Results of Operations
Throughout the periods covered by the combined financial statements, we operated as a part of SolarWinds. Consequently, stand-alone financial statements have not historically been prepared for us. The accompanying historical combined financial statements have been prepared from SolarWinds’ historical accounting records and are presented on a stand-alone basis as if our business’ operations had been conducted independently from SolarWinds. The combined financial statements present our historical results of operations in accordance with GAAP.
N-able comprises certain stand-alone legal entities for which discrete financial information is available. As SolarWinds records transactions at the legal entity level, for the legal entities which are shared between the N-able business and other SolarWinds operations for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to us as discussed in Note 2. Basis of Presentation of the Notes to Combined Financial Statements.
Our combined statements of operations include all revenue and costs directly attributable to us as well as an allocation of expenses related to facilities, functions and services provided by SolarWinds. These corporate expenses have been allocated to our business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount where appropriate. These allocations are primarily reflected within operating expenses in our combined statements of operations. We believe the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a stand-alone company during the periods prior to the separation or of the costs we will incur in the future. See Note 10. Relationship with Parent and Related Entities of the Notes to Combined Financial Statements for further details of the allocated costs.

The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31,			Three Months March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Revenue:
Subscription and other revenue	$302,871	$263,518	$228,294	$83,190	$73,268
Cost of revenue:
Cost of revenue	38,916	33,253	30,920	11,304	9,286
Amortization of acquired technologies	24,257	24,067	26,428	2,704	5,744
Total cost of revenue	63,173	57,320	57,348	14,008	15,030
Gross profit	239,698	206,198	170,946	69,182	58,238
Operating expenses:
Sales and marketing	82,034	70,254	62,278	25,714	18,468
Research and development	42,719	37,172	32,892	12,042	11,443
General and administrative	57,331	38,971	33,286	20,228	11,897
Amortization of acquired intangibles	23,848	23,189	23,716	6,019	5,865
Total operating expenses	205,932	169,586	152,172	64,003	47,673
Operating income	33,766	36,612	18,774	5,179	10,565
Other expense:
Interest expense, net	(28,137)	(33,805)	(34,523)	(6,518)	(7,622)
Other (expense) income, net	(773)	386	(1,742)	(529)	(262)
Total other expense	(28,910)	(33,419)	(36,265)	(7,047)	(7,884)
Income (loss) before income taxes	4,856	3,193	(17,491)	(1,868)	2,681
Income tax expense (benefit)	12,014	5,705	(3,799)	2,410	1,993
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
Comparison of the Three Months Ended March 31, 2021 and 2020 (unaudited)
Revenue

	Three Months Ended March 31,
	2021		2020
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Subscription revenue	$80,671	97.0%	$70,155	95.8%	$10,516
Other revenue	2,519	3.0	3,113	4.2	(594)
Total subscription and other revenue	$83,190	100.0%	$73,268	100.0%	$9,922
Total revenue increased $9.9 million, or 13.5%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Based on MSP partner location, revenue from North America was approximately 51.5% and 52.9% of total revenue for the three months ended March 31, 2021 and 2020, respectively. Revenue from the United Kingdom was approximately 10.7% and 10.2% of total revenue for the three months ended March 31, 2021 and 2020, respectively. Other than the United States and the United Kingdom, no single country accounted for 10% or more of our total revenue during these periods.
Subscription Revenue. Subscription revenue increased $10.5 million, or 15.0%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Our increase in subscription revenue was driven by the addition of new MSP partners and an increase in revenue from existing MSP partners as they added new SME customers and adopted new solutions. Our subscription revenue increased slightly as a percentage of our total revenue for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.
Other Revenue. Other revenue decreased $0.6 million, or 19.1%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 due to decreases in sales of our perpetual licenses and the related maintenance agreements.
Cost of Revenue

	Three Months Ended March 31,
	2021		2020
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Cost of revenue	$11,304	13.6%	$9,286	12.7%	$2,018
Amortization of acquired technologies	2,704	3.2	5,744	7.8	(3,040)
Total cost of revenue	$14,008	16.8%	$15,030	20.5%	$(1,022)
Total cost of revenue decreased in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to a decrease in amortization of intangible assets acquired in connection with the take private transaction of SolarWinds in early 2016. This decrease was partially offset by an increase in public cloud infrastructure and hosting fees of $1.0 million, depreciation of servers for cloud infrastructure and other amortization of $0.6 million and personnel costs to support new MSP partners and additional solution offerings of $0.4 million, which includes a $0.1 million increase in stock-based compensation.
Operating Expenses

	Three Months Ended March 31,
	2021		2020
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Sales and marketing	$25,714	30.9%	$18,468	25.2%	$7,246
Research and development	12,042	14.5	11,443	15.6	599
General and administrative	20,228	24.3	11,897	16.2	8,331
Amortization of acquired intangibles	6,019	7.2	5,865	8.0	154
Total operating expenses	$64,003	76.9%	$47,673	65.1%	$16,330
Sales and Marketing. Sales and marketing expenses increased $7.2 million, or 39.2%, primarily due to increases in personnel costs of $4.1 million, which includes an increase of $0.7 million in stock-based compensation expense, and increases in marketing program costs of $2.5 million. We increased our sales and marketing employee headcount to support the sales of additional solutions and drive growth in the business.
Research and Development. Research and development expenses increased $0.6 million, or 5.2%, primarily due to an increase in personnel costs of $0.5 million as we increased our research and development employee headcount, primarily internationally, to expedite delivery of enhancements and new solutions to our MSP partners.
General and Administrative. General and administrative expenses increased $8.3 million, or 70.0%, primarily due to a $5.6 million increase in costs associated with our separation from SolarWinds and a $3.1 million increase in personnel costs, which includes a $1.6 million increase in stock-based compensation expense.
Amortization of Acquired Intangibles. Amortization of acquired intangibles increased $0.2 million, or 2.6%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to the impact of changes in foreign currency exchange rates.

Interest Expense, Net

	Three Months Ended March 31,
	2021		2020
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Interest expense, net	$(6,518)	(7.8)%	$(7,622)	(10.4)%	$1,104
Interest expense, net decreased by $1.1 million, or 14.5%, in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to repayment of borrowings under our long-term related party debt. See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.
Other Expense, Net

	Three Months Ended March 31,
	2021		2020
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Other expense, net	$(529)	(0.6)%	$(262)	(0.4)%	$(267)
Other expense, net increased by $0.3 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to the impact of changes in foreign currency exchange rates related to various accounts for the period.
Income Tax Expense

	Three Months Ended March 31,
	2021		2020
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
(Loss) income before income taxes	$(1,868)	(2.2)%	$2,681	3.7%	$(4,549)
Income tax expense	2,410	2.9	1,993	2.7	417
Effective tax rate	(129)%		74%		(203)%
Our income tax expense for the three months ended March 31, 2021 increased by $0.4 million as compared to the three months ended March 31, 2020 primarily as a result of an increase in the income before income taxes in certain foreign operations for the period. The effective tax rate was (129)% for the three months ended March 31, 2021 as compared to 74% for the three months ended March 31, 2020 primarily due to the valuation allowance recognized on the deferred tax assets in the United States and the effect of foreign operations.

Comparison of the Years Ended December 31, 2020 and 2019
Revenue

	Year Ended December 31,
	2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Subscription revenue	$292,027	96.4%	$251,695	95.5%	$40,332
Other revenue	10,844	3.6	11,823	4.5	(979)
Total subscription and other revenue	$302,871	100.0%	$263,518	100.0%	$39,353
Total revenue increased $39.4 million, or 14.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Based on MSP partner location, revenue from North America was approximately 52.8% of total revenue for the years ended December 31, 2020 and 2019. Revenue from the United Kingdom was approximately 10.4% and 10.8% of total revenue for the years ended December 31, 2020 and 2019, respectively. Other than the United States and the United Kingdom, no single country accounted for 10% or more of our total revenue during these periods.
Subscription Revenue. Subscription revenue increased $40.3 million, or 16.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Our increase in subscription revenue was driven by the addition of new MSP partners and an increase in revenue from existing MSP partners as they added new SME customers and adopted new solutions. Our subscription revenue increased slightly as a percentage of our total revenue for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Other Revenue. Other revenue decreased $1.0 million, or 8.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 due to decreases in sales of our perpetual licenses and the related maintenance agreements.
Cost of Revenue

	Year Ended December 31,
	2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Cost of revenue	$38,916	12.8%	$33,253	12.6%	$5,663
Amortization of acquired technologies	24,257	8.0	24,067	9.1	190
Total cost of revenue	$63,173	20.8%	$57,320	21.8%	$5,853
Total cost of revenue increased in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to an increase in public cloud infrastructure and hosting fees of $3.3 million, depreciation of servers for cloud infrastructure and other amortization of $1.5 million and personnel costs to support new MSP partners and additional solution offerings of $1.1 million, which includes a $0.2 million increase in stock-based compensation.

Operating Expenses:

	Year Ended December 31,
	2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Sales and marketing	$82,034	27.1%	$70,254	26.7%	$11,780
Research and development	42,719	14.1	37,172	14.1	5,547
General and administrative	57,331	18.9	38,971	14.8	18,360
Amortization of acquired intangibles	23,848	7.9	23,189	8.8	659
Total operating expenses	$205,932	68.0%	$169,586	64.4%	$36,346
Sales and Marketing. Sales and marketing expenses increased $11.8 million, or 16.8%, primarily due to increases in personnel costs of $7.3 million, which includes an increase of $2.1 million in stock-based compensation expense, increases in marketing program costs of $4.5 million and an increase in costs associated with our separation from SolarWinds of $0.7 million. These increases were partially offset by a reduction in travel related expenses of $1.4 million. We increased our sales and marketing employee headcount to support the sales of additional solutions and drive growth in the business.
Research and Development. Research and development expenses increased $5.5 million, or 14.9%, primarily due to an increase in personnel costs of $5.4 million, which includes an increase in stock-based compensation expense of $0.9 million, and an increase in third-party contractors of $0.9 million. These increases were partially offset by a reduction in travel related expenses of $0.5 million. We increased our research and development employee headcount, primarily internationally, to expedite delivery of enhancements and new solutions to our MSP partners.
General and Administrative. General and administrative expenses increased $18.4 million, or 47.1%, primarily due to a $13.3 million increase in personnel costs, which includes a $9.3 million increase in stock-based compensation expense and a $6.6 million increase in costs associated with our separation from SolarWinds. These increases were offset by a $1.8 million decrease in acquisition related and travel costs. The increase in stock-based compensation expense is primarily related to modifications of performance-based stock awards during the year.
Amortization of Acquired Intangibles. Amortization of acquired intangibles increased $0.7 million, or 2.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to additional amortization related to acquisitions.
Interest Expense, Net

	Year Ended December 31,
	2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Interest expense, net	$(28,137)	(9.3)%	$(33,805)	(12.8)%	$5,668
Interest expense, net decreased by $5.7 million, or 16.8%, in the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to repayment of borrowings under our long-term related party debt. See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.

Other Income (Expense), Net

	Year Ended December 31,
	2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Other (expense) income	$(773)	(0.3)%	$386	0.1%	$(1,159)
Other income (expense), net decreased by $1.2 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to the impact of changes in foreign currency exchange rates related to various accounts for the period.
Income Tax Expense

	Year Ended December 31,
	2020		2019
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Income before income taxes	$4,856	1.6%	$3,193	1.2%	$1,663
Income tax expense	12,014	4.0	5,705	2.2	6,309
Effective tax rate	247%		179%
Our income tax expense for the year ended December 31, 2020 increased by $6.3 million as compared to the year ended December 31, 2019 primarily as a result of an increase in the income before income taxes in foreign operations for the period. The effective tax rate was 247% for the year ended December 31, 2020 as compared to 179% for the year ended December 31, 2019 primarily due to the valuation allowance recognized on the deferred tax assets in the U.S., reduced benefit of stock-based compensation and effect of foreign operations, partially offset by the research and experimentation tax credits. For additional discussion about our income taxes, see Note 11. Income Taxes in the Notes to Combined Financial Statements included in this information statement.
Comparison of the Years Ended December 31, 2019 and 2018
Revenue

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Subscription revenue	$251,695	95.5%	$216,750	94.9%	$34,945
Other revenue	11,823	4.5	11,544	5.1	279
Total subscription and other revenue	$263,518	100.0%	$228,294	100.0%	$35,224
On January 1, 2019, we adopted ASC 606 “Revenue from Contracts with Customers,” which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance. We adopted ASC 606 using the modified-retrospective method; therefore, results for the year ended December 31, 2019 are presented in compliance with ASC 606 and historical financial results for the year ended December 31, 2018 are presented in conformity with amounts previously disclosed under ASC 605. The impact of the adoption of ASC 606 on our total revenue for the year ended December 31, 2019 was insignificant.

Total revenue increased $35.2 million, or 15.4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Based on MSP partner location, revenue from North America was approximately 52.8% and 51.4% of total revenue for the years ended December 31, 2019 and 2018, respectively. Revenue from the United Kingdom was approximately 10.8% and 11.5% of total revenue for the years ended December 31, 2019 and 2018, respectively. Other than the United States and the United Kingdom, no single country accounted for 10% or more of our total revenue during these periods.
Subscription Revenue. Subscription revenue increased $34.9 million, or 16.1%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Our increase in subscription revenue was driven by the addition of new MSP partners and an increase in revenue from existing MSP partners as they added new customers and adopted new solutions and their customers added new devices and services. These increases were partially offset by the effect of the weakening of most foreign currencies relative to the U.S. dollar. Our subscription revenue increased slightly as a percentage of our total revenue for the year ended December 31, 2019 compared to the year ended December 31, 2018.
Other Revenue. Other revenue increased $0.3 million, or 2.4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to renewals of maintenance agreements associated with our perpetual licenses.
Cost of Revenue

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Cost of revenue	$33,253	12.6%	$30,920	13.5%	$2,333
Amortization of acquired technologies	24,067	9.1	26,428	11.6	(2,361)
Total cost of revenue	$57,320	21.8%	$57,348	25.1%	$(28)
Total cost of revenue decreased in the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to a decrease in amortization of acquired technologies associated with our acquisition of LOGICnow in 2016. This decrease was partially offset by increases in personnel costs to support new MSP partners and additional solution offerings of $1.3 million, which includes a $0.4 million increase in stock-based compensation expense, and depreciation of servers for cloud infrastructure and other amortization of $1.1 million.
Operating Expenses

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Sales and marketing	$70,254	26.7%	$62,278	27.3%	$7,976
Research and development	37,172	14.1	32,892	14.4	4,280
General and administrative	38,971	14.8	33,286	14.6	5,685
Amortization of acquired intangibles	23,189	8.8	23,716	10.4	(527)
Total operating expenses	$169,586	64.4%	$152,172	66.7%	$17,414
Sales and Marketing. Sales and marketing expenses increased $8.0 million, or 12.8%, primarily due to increases in personnel costs of $4.6 million, which includes an increase of $1.9 million in stock-based compensation expense, and increases in marketing program costs of $2.5 million. We increased our sales and marketing employee headcount to support the sales of additional solutions and drive growth in the business.
Research and Development. Research and development expenses increased $4.3 million, or 13.0%, primarily due to an increase in personnel costs of $2.9 million, which includes an increase in stock-based compensation expense of $2.0 million, and an increase in third-party contractors of $1.5 million. We increased our research and development employee headcount, primarily internationally, to expedite delivery of enhancements and new solutions to our MSP partners.
General and Administrative. General and administrative expenses increased $5.7 million, or 17.1%, primarily due to a $5.0 million increase in personnel costs, which includes a $3.0 million increase in stock-based compensation expense and a $0.8 million increase in professional fees to support the growth of our business.
Amortization of Acquired Intangibles. Amortization of acquired intangibles decreased $0.5 million, or 2.2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to a decrease in amortization of acquired intangibles associated with our acquisition of LOGICnow in 2016, partially offset by additional amortization related to acquisitions.
Interest Expense, Net

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Interest expense, net	$(33,805)	(12.8)%	$(34,523)	(15.1)%	$718
Interest expense, net decreased by $0.7 million, or 2.1%, in the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease in interest expense is primarily due to repayment of borrowings under our long-term related party debt. See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.

Other Income (Expense), Net

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Other income (expense), net	$386	0.1%	$(1,742)	(0.8)%	$2,128
Other income (expense), net increased by $2.1 million in the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to the impact of changes in foreign currency exchange rates related to various accounts for the period.
Income Tax Expense (Benefit)

	Year Ended December 31,
	2019		2018
	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change

	(in thousands, except percentages)
Income (loss) before income taxes	$3,193	1.2%	$(17,491)	(7.7)%	$20,684
Income tax expense (benefit)	5,705	2.2	(3,799)	(1.7)	9,504
Effective tax rate	179%		22%		157%
Our income tax expense for the year ended December 31, 2019 increased by $9.5 million as compared to the year ended December 31, 2018 primarily as a result of an increase in the income before income taxes for the period. The effective tax rate increased to 179% for the year ended December 31, 2019 as compared to 22% for the year ended December 31, 2018 primarily due to the increase in valuation allowance recognized on deferred tax assets in the U.S., partially offset by research and experimentation tax credits, stock-based compensation and effect of foreign operations. For additional discussion about our income taxes, see Note 11. Income Taxes in the Notes to Combined Financial Statements included in this information statement.

Quarterly Results of Operations
The following tables set forth our unaudited quarterly combined statements of operations data for each of the quarters indicated, as well as the percentage that each line item represents of our total revenue for each quarter presented. The information for each quarter has been prepared on a basis consistent with our audited combined financial statements included in this information statement, and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information contained in those combined statements. Our quarterly historical results are not necessarily indicative of the results for a full year or that may be expected in future periods. The following quarterly financial data should be read in conjunction with our combined financial statements included elsewhere in this information statement.

	Three Months Ended,
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019

	(in thousands)
	(unaudited)
Revenue	$83,190	$79,880	$76,299	$73,424	$73,268	$69,509	$67,163	$65,554	$61,292
Cost of revenue	11,304	10,550	9,839	9,241	9,286	9,009	8,513	8,114	7,617
Amortization of acquired technologies	2,704	6,200	6,181	6,132	5,744	5,551	5,555	6,317	6,644
Gross profit	69,182	63,130	60,279	58,051	58,238	54,949	53,095	51,123	47,031
Operating expenses:
Sales and marketing	25,714	23,610	21,017	18,939	18,468	17,528	17,898	18,201	16,627
Research and development	12,042	10,786	10,413	10,077	11,443	9,653	9,676	8,958	8,885
General and administrative	20,228	22,141	13,661	9,632	11,897	9,781	9,741	9,686	9,763
Amortization of acquired intangibles	6,019	6,087	6,027	5,869	5,865	5,839	5,742	5,834	5,774
Total operating expenses	64,003	62,624	51,118	44,517	47,673	42,801	43,057	42,679	41,049
Operating income	5,179	506	9,161	13,534	10,565	12,148	10,038	8,444	5,982
Other expense, net	(7,047)	(6,993)	(7,016)	(7,017)	(7,884)	(7,981)	(8,402)	(9,467)	(7,569)
(Loss) income before provision for income taxes	(1,868)	(6,487)	2,145	6,517	2,681	4,167	1,636	(1,023)	(1,587)
Income tax expense	2,410	3,454	3,274	3,293	1,993	2,349	1,503	1,049	804
Net (loss) income	$(4,278)	$(9,941)	$(1,129)	$3,224	$688	$1,818	$133	$(2,072)	$(2,391)

	Three Months Ended,
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019

	(as a percentage of revenue)
	(unaudited)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	13.6	13.2	12.9	12.6	12.7	13.0	12.7	12.4	12.4
Amortization of acquired technologies	3.3	7.8	8.1	8.4	7.8	8.0	8.3	9.6	10.8
Gross profit	83.2	79.0	79.0	79.1	79.5	79.1	79.1	78.0	76.7
Operating expenses:
Sales and marketing	30.9	29.6	27.5	25.8	25.2	25.2	26.6	27.8	27.1
Research and development	14.5	13.5	13.6	13.7	15.6	13.9	14.4	13.7	14.5
General and administrative	24.3	27.7	17.9	13.1	16.2	14.1	14.5	14.8	15.9
Amortization of acquired intangibles	7.2	7.6	7.9	8.0	8.0	8.4	8.5	8.9	9.4
Total operating expenses	76.9	78.4	67.0	60.6	65.1	61.6	64.1	65.1	67.0
Operating income	6.2	0.6	12.0	18.4	14.4	17.5	14.9	12.9	9.8
Other expense, net	(0.6)	(0.4)	(0.4)	0.1	(0.4)	0.2	—	(1.3)	1.8
(Loss) income before provision for income taxes	(2.2)	(8.1)	2.8	8.9	3.7	6.0	2.4	(1.6)	(2.6)
Income tax expense	2.9	4.3	4.3	4.5	2.7	3.4	2.2	1.6	1.3
Net (loss) income	(5.1)%	(12.4)%	(1.5)%	4.4%	0.9%	2.6%	0.2%	(3.2)%	(3.9)%
Quarterly Trends
Our revenue has increased sequentially quarter over quarter during the periods presented primarily due consistent subscription net retention rates, the addition of new MSP partners and expansion of our offerings.
Our cost of revenue has remained relatively consistent as a percentage of total revenue over the periods presented. As total revenue grows, we would expect cost of revenue to grow, but we believe that cost of revenue could fluctuate over time depending on new markets we enter, new investments, or new partnerships. Our operating expenses have fluctuated quarter to quarter depending on the level of investment in various functions of our business. We expect to incur additional research and development expenses in future periods associated with our enhancements of security, monitoring and authentication of our solutions. Our general and administrative expenses increased beginning in the fourth quarter of 2020 as a result of stock-based compensation expense primarily related to modifications of performance-based stock awards and costs related to our separation from SolarWinds. We expect our general and administrative expense to increase in future periods as a result of the increased costs associated with being a stand-alone public company and our separation from SolarWinds. In addition, our operating expenses are typically higher following an acquisition depending on the time required to integrate the acquisition. We expect operating expenses to increase in absolute dollars to support our revenue growth.
Non-GAAP Financial Measures
The following tables present non-GAAP financial measures for each of the quarters presented below. In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. Refer to “Selected Historical Combined Financial Data—Non-GAAP Financial Measures” and “—Reconciliation of Non-GAAP Financial Measures” for a description of the non-GAAP measures and the adjustments to reconcile to GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended,
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019

	(in thousands, except margin data)
	(unaudited)
Net (loss) income	$(4,278)	$(9,941)	$(1,129)	$3,224	$688	$1,818	$133	$(2,072)	$(2,391)
Amortization and depreciation	11,330	14,691	14,300	13,951	13,508	13,209	12,988	13,852	14,090
Income tax expense	2,410	3,454	3,274	3,293	1,993	2,349	1,503	1,049	804
Interest expense, net	6,518	6,678	6,724	7,113	7,622	8,091	8,404	8,637	8,673
Unrealized foreign currency losses (gains)	421	348	273	627	459	(509)	(5)	791	(878)
Acquisition related costs	—	135	—	10	30	266	767	1,316	826
Spin-off costs	6,115	5,950	1,480	—	—	—	—	—	—
Stock-based compensation expense and related employer-paid payroll taxes	5,122	9,309	6,205	3,271	2,711	2,644	2,035	2,167	2,234
Restructuring costs and other	13	7	235	(7)	74	40	460	(8)	46
Adjusted EBITDA	$27,651	$30,631	$31,362	$31,482	$27,085	$27,908	$26,285	$25,732	$23,404
Adjusted EBITDA margin	33.2%	38.3%	41.1%	42.9%	37.0%	40.2%	39.1%	39.3%	38.2%
Non-GAAP Gross Margin, Non-GAAP Operating Income and Non-GAAP Operating Margin

	Three Months Ended,
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019

	(in thousands, except margin data)
	(unaudited)
GAAP total cost of revenue	$14,008	$16,750	$16,020	$15,373	$15,030	$14,560	$14,068	$14,431	$14,261
Amortization of acquired technologies	(2,704)	(6,200)	(6,181)	(6,132)	(5,744)	(5,551)	(5,555)	(6,317)	(6,644)
Stock-based compensation expense and related employer-paid payroll taxes	(185)	(213)	(192)	(168)	(132)	(161)	(128)	(118)	(129)
Acquisition related costs	—	—	—	—	(2)	(10)	(13)	(14)	(11)
Non-GAAP total cost of revenue	$11,119	$10,337	$9,647	$9,073	$9,152	$8,838	$8,372	$7,982	$7,477

GAAP gross profit	$69,182	$63,130	$60,279	$58,051	$58,238	$54,949	$53,095	$51,123	$47,031
Amortization of acquired technologies	2,704	6,200	6,181	6,132	5,744	5,551	5,555	6,317	6,644
Stock-based compensation expense and related employer-paid payroll taxes	185	213	192	168	132	161	128	118	129
Acquisition related costs	—	—	—	—	2	10	13	14	11
Non-GAAP gross profit	$72,071	$69,543	$66,652	$64,351	$64,116	$60,671	$58,791	$57,572	$53,815
GAAP gross margin	83.2%	79.0%	79.0%	79.1%	79.5%	79.1%	79.1%	78.0%	76.7%
Non-GAAP gross margin	86.6%	87.1%	87.4%	87.6%	87.5%	87.3%	87.5%	87.8%	87.8%

	Three Months Ended,
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019

	(in thousands, except margin data)
	(unaudited)
GAAP sales and marketing expense	$25,714	$23,610	$21,017	$18,939	$18,468	$17,528	$17,898	$18,201	$16,627
Stock-based compensation expense and related employer-paid payroll taxes	(1,270)	(1,535)	(1,367)	(1,024)	(611)	(773)	(471)	(574)	(626)
Acquisition related costs	—	(1)	—	(1)	—	—	(360)	(377)	(429)
Restructuring costs and other	—	—	—	—	—	73	(320)	—	—
Spin-off costs	(339)	(621)	(115)	—	—	—	—	—	—
Non-GAAP sales and marketing expense	$24,105	$21,453	$19,535	$17,914	$17,857	$16,828	$16,747	$17,250	$15,572

GAAP research and development expense	$12,042	$10,786	$10,413	$10,077	$11,443	$9,653	$9,676	$8,958	$8,885
Stock-based compensation expense and related employer-paid payroll taxes	(777)	(959)	(942)	(745)	(680)	(721)	(553)	(610)	(578)
Acquisition related costs	—	—	—	—	—	(8)	(61)	(117)	(19)
Restructuring costs and other	(5)	—	—	—	—	—	—	(1)	(1)
Spin-off costs	(151)	(89)	—	—	—	—	—	—	—
Non-GAAP research and development expense	$11,109	$9,738	$9,471	$9,332	$10,763	$8,924	$9,062	$8,230	$8,287

GAAP general and administrative expense	$20,228	$22,141	$13,661	$9,632	$11,897	$9,781	$9,741	$9,686	$9,763
Stock-based compensation expense and related employer-paid payroll taxes	(2,890)	(6,602)	(3,704)	(1,334)	(1,288)	(989)	(883)	(865)	(901)
Acquisition related costs	—	(134)	—	(9)	(28)	(248)	(333)	(808)	(367)
Restructuring costs and other	(8)	(7)	(235)	7	(74)	(113)	(140)	9	(45)
Spin-off costs	(5,625)	(5,240)	(1,365)	—	—	—	—	—	—
Non-GAAP general and administrative expense	$11,705	$10,158	$8,357	$8,296	$10,507	$8,431	$8,385	$8,022	$8,450

	Three Months Ended,
	Mar. 31, 2021	Dec. 31, 2020	Sep. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sep. 30, 2019	June 30, 2019	Mar. 31, 2019

	(in thousands, except margin data)
	(unaudited)
GAAP operating income	$5,179	$506	$9,161	$13,534	$10,565	$12,148	$10,038	$8,444	$5,982
Amortization of acquired technologies	2,704	6,200	6,181	6,132	5,744	5,551	5,555	6,317	6,644
Amortization of acquired intangibles	6,019	6,087	6,027	5,869	5,865	5,839	5,742	5,834	5,774
Stock-based compensation expense and related employer-paid payroll taxes	5,122	9,309	6,205	3,271	2,711	2,644	2,035	2,167	2,234
Acquisition related costs	—	135	—	10	30	266	767	1,316	826
Restructuring costs and other	13	7	235	(7)	74	40	460	(8)	46
Spin-off costs	6,115	5,950	1,480	—	—	—	—	—	—
Non-GAAP operating income	$25,152	$28,194	$29,289	$28,809	$24,989	$26,488	$24,597	$24,070	$21,506
GAAP operating margin	6.2%	0.6%	12.0%	18.4%	14.4%	17.5%	14.9%	12.9%	9.8%
Non-GAAP operating margin	30.2%	35.3%	38.4%	39.2%	34.1%	38.1%	36.6%	36.7%	35.1%
Non-GAAP Quarterly Trends
Our Adjusted EBITDA margins and non-GAAP operating income margins have fluctuated quarter to quarter depending on the level of investment in various functions of our business. We believe that our Adjusted EBITDA margin and our non-GAAP operating margin could fluctuate over time as we continue to make investments for revenue growth.
Liquidity and Capital Resources
Cash and cash equivalents were $111.2 million as of March 31, 2021. As our sales and operating cash flows are primarily generated by international entities in the United Kingdom and Canada, our international subsidiaries held approximately $111.0 million of cash and cash equivalents as of March 31, 2021, of which 55.7%, 30.5% and 12.8% were held in United States Dollars, British Pound Sterling and Euros, respectively. We intend either to invest our foreign earnings permanently into foreign operations or to remit these earnings to our U.S. entities in a tax-efficient manner. The Tax Act imposed a mandatory transition tax on accumulated foreign earnings and eliminates U.S. federal income taxes on foreign subsidiary distribution.
Our primary source of cash for funding operations and growth has been through cash provided by operating activities. Given the uncertainty in the rapidly changing market and economic conditions related to the COVID-19 pandemic, we continue to evaluate the nature and extent of the impact to our business and financial position. However, despite this uncertainty, we believe that our existing cash and cash equivalents and our cash flows from operating activities will be sufficient to fund our operations and meet our commitments for capital expenditures for at least the next twelve months.
Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents, require us to seek additional equity or debt financing or repatriate cash generated by our international operations. Additional funds from financing arrangements may not be available on terms favorable to us or at all.

Related Party Indebtedness
As of March 31, 2021, our total indebtedness was $372.7 million consisting of long-term loans payable due to SolarWinds Holdings, Inc.
On February 25, 2016, our Canadian entity entered into a loan agreement with SolarWinds Holdings, Inc. with an original principal amount of $250.0 million and a maturity date of February 25, 2023. Borrowings under the loan agreement bear interest at a floating rate which is equal to an adjusted London Interbank Offered Rate, or LIBOR, for a three-month interest period plus 9.8%. Prepayments of borrowings under the loan are permitted. As of March 31, 2021, $228.5 million in borrowings related to this loan agreement were outstanding. For the years ended December 31, 2020, 2019 and 2018, the cash paid for interest related to this loan was $24.8 million, $38.0 million and $24.9 million, respectively. No cash interest payments related to this loan were made during the three months ended March 31, 2021. For the three months ended March 31, 2020, the cash paid for interest related to this loan was $6.7 million.
On May 27, 2016, our Cayman entity entered into an additional loan agreement with SolarWinds Holdings, Inc. The loan agreement, as amended, has an original principal amount of $200.0 million and a maturity date of May 27, 2026. Borrowings under the loan agreement bear interest at a fixed rate of 2.24%. Prepayments of borrowings under the loan are permitted. As of March 31, 2021, $144.2 million in borrowings related to this loan agreement were outstanding. For the years ended December 31, 2020 and 2019, the cash paid for interest related to this loan was $1.8 million and $14.7 million, respectively. No cash interest payments related to this loan were made during the year ended December 31, 2018. For the three months ended March 31, 2021 and 2020, the cash paid for interest related to this loan was $3.3 million and $1.8 million, respectively.
See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our borrowings due to affiliates.
Summary of Cash Flows
Summarized cash flow information is as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Net cash provided by operating activities	$85,665	$25,540	$52,326	$13,169	$12,038
Net cash used in investing activities	(16,140)	(23,038)	(22,925)	(4,752)	(2,677)
Net cash (used in) and provided by financing activities	(10,558)	(42,811)	20,583	2,383	(18,052)
Effect of exchange rate changes on cash and cash equivalents	1,475	1,790	(2,545)	628	(1,283)
Net increase (decrease) in cash and cash equivalents	60,442	(38,519)	47,439	11,428	(9,974)
Operating Activities
Our primary source of cash from operating activities is cash collections from our MSP partners and our distributors. We expect cash inflows from operating activities to be affected by the timing of our sales and the consumption of our solutions by our MSP partners. Our primary uses of cash from operating activities are for personnel-related expenditures, and other general operating expenses, as well as payments related to taxes, interest and facilities.
For 2020 compared to 2019, the increase in cash provided by operating activities was primarily due to a decrease in payments of accrued interest payable associated with our long-term related-party loan agreements and the timing of payments of accrued liabilities and other.

For 2019 compared to 2018, the decrease in cash provided by operating activities was primarily due to an increase in payments of accrued interest payable associated with our long-term related-party loan agreements.
For the three months ended March 31, 2021 compared to the three months ended March 31, 2020, the increase in cash provided by operating activities was primarily due to an increase in liabilities due to affiliates and an increase in accrued related party interest payable.
Cash flow from operations for the years ended December 31, 2020, 2019 and 2018 was reduced by $26.6 million, $52.7 million and $24.9 million of cash paid for interest, respectively. The net cash inflow resulting from the changes in our operating assets and liabilities was $16.2 million for the year ended December 31, 2020 as compared to the net cash outflow of $31.2 million for the year ended December 31, 2019 and the net cash inflow of $15.3 million in the year ended December 31, 2018 and, excluding the change in accrued related party interest payable, was primarily due to the timing of sales, cash payments and receipts. Cash flow from operations for the years ended December 31, 2020, 2019 and 2018 was reduced by $14.2 million, $8.9 million and $3.8 million of cash paid for taxes, respectively.
Cash flow from operations for the three months ended March 31, 2021 and 2020 was reduced by $3.3 million and $8.5 million of cash paid for interest, respectively. The net cash inflow resulting from the changes in our operating assets and liabilities was $2.1 million for the three months ended March 31, 2021 as compared to the net cash outflow of $5.6 million for the three months ended March 31, 2020 and, excluding the change in liabilities due to affiliates and accrued related party interest payable, was primarily due to the timing of sales, cash payments and receipts. Cash flow from operations for the three months ended March 31, 2021 and 2020 was reduced by $7.2 million and $5.5 million of cash paid for taxes, respectively.
Investing Activities
Investing cash flows consist primarily of cash used for acquisitions, capital expenditures and intangible assets. Our capital expenditures principally relate to purchases of servers for cloud infrastructure primarily to support our data protection solutions, as well as leasehold improvements, computers and equipment to support our domestic and international office locations. Purchases of intangible assets consist of capitalized research and development costs.
Net cash used in investing activities decreased in 2020 compared to 2019 primarily due to the acquisition of Passportal Inc. in 2019. There were no acquisitions during 2020. This decrease was offset by increases in capitalized research and development costs and capital expenditures.
Net cash used in investing activities increased slightly in 2019 compared to 2018 primarily due to an increase in capitalized research and development costs, which were partially offset by a decrease in capital expenditures.
Net cash used in investing activities increased in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to increases in capitalized research and development costs, website development costs and capital expenditures.
Financing Activities
Financing cash flows consist primarily of repayments associated with our borrowings due to affiliates and net transfers from Parent.
Net cash used in financing activities decreased in 2020 compared to 2019 primarily due to a decrease in principal repayments of borrowings due to affiliates. Net transfers from Parent include the total net effect of the settlement of any transactions which have been included in our combined financial statements from legal entities which are not exclusively operating as our legal entities and are considered to be effectively settled at the time the transaction is recorded between SolarWinds and us. See Note 2. Basis of Presentation and Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding the Parent company net investment.
Net cash used in financing activities increased in 2019 compared to 2018 primarily due to principal repayments of borrowings due to affiliates during the year ended December 31, 2019.

Net cash provided by financing activities increased in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to a decrease in principal repayments of borrowings due to affiliates.
Contractual Obligations and Commitments
The following table summarizes our outstanding contractual obligations as of December 31, 2020 that require us to make future cash payments:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

	(in thousands)
Long-term debt obligations(1)	$372,650	$—	$228,500	$—	$144,150
Cash interest expense(1)	67,544	26,517	33,268	6,467	1,292
Operating leases(2)	21,453	3,676	5,823	4,301	7,653
Purchase obligations(3)	36,079	33,543	2,536	—	—
Total	$497,726	$63,736	$270,127	$10,768	$153,095
_______________
(1)Represents long-term loan agreements with affiliates of SolarWinds. The estimated cash interest expense is based upon a weighted-average interest rate as of December 31, 2020 of 7.02%.
(2)Represents maturities of operating lease liabilities, see Note 7. Leases in the Notes to Combined Financial Statements included in this information statement for additional details. As of December 31, 2020, we had a lease agreement in which the lease did not commence prior to year-end and therefore the lease liabilities and corresponding right-of-use asset had not been recorded in our combined balance sheet. We expect to take control of the leased asset in 2021 and our future minimum lease payments under this lease is approximately $29.0 million over lease term of eleven years.
(3)Purchase obligations primarily represent outstanding purchase orders for public cloud infrastructure and hosting fees, royalty fees, marketing activities, software license and support fees, accounting and legal fees and costs related to the expansion of certain of our office locations.
Critical Accounting Policies and Estimates
Our combined financial statements are prepared in conformity with GAAP and require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates, and such estimates may change if the underlying conditions or assumptions change. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected, perhaps materially.
In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that these accounting policies requiring significant management judgment and estimates are critical to understanding our historical and future performance, as these policies relate to the more significant areas of our financial results. These critical accounting policies are:
•the valuation of goodwill, intangibles, long-lived assets and contingent consideration;
•revenue recognition;
•income taxes; and
•management’s assessment of allocations.

Acquisitions
We allocate the purchase prices of our acquired businesses to the assets acquired and the liabilities assumed based on their estimated fair values, with the excess recorded as goodwill. If applicable, we estimate the fair value of contingent consideration payments in determining the purchase price. The fair value of identifiable intangible assets is based on significant judgments made by management. We typically engage third-party valuation appraisal firms to assist us in determining the fair values and useful lives of the assets acquired. The valuation estimates and assumptions are based on historical experience and information obtained from management, and also include, but are not limited to, future expected cash flows earned from the intangible asset and discount rates applied in determining the present value of those cash flows. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
Goodwill
Our goodwill was derived from the take private transaction of SolarWinds and acquisitions where the purchase price exceeded the fair value of the net identifiable assets acquired. The N-able legal entities were managed as a reporting unit of the Parent. Goodwill is tested for impairment at least annually during the fourth quarter or sooner when circumstances indicate an impairment may exist. An impairment of goodwill is recognized when the carrying amount of a reporting unit exceeds its fair value. For purposes of the annual impairment test, we assess qualitative factors to determine if it is more likely than not that goodwill might be impaired and whether it is necessary to perform the quantitative impairment test which considers the fair value of the reporting unit compared with the carrying value on the date of the test. Qualitative factors include industry and market considerations, overall financial performance, changes in management or key personnel, changes in strategy, changes in customers and other relevant events and circumstances affecting the reporting unit.
On October 1, 2020 we performed the annual qualitative assessment for our reporting unit. For the annual impairment analysis, we assessed several events and circumstances that could affect the significant inputs used to determine the fair value of our reporting unit, including the significance of the amount of excess fair value over carrying value, consistency of operating margins and cash flows, budgeted-to-actual performance from prior year, overall change in economic climate, changes in the industry and competitive environment, key management turnover, and earnings quality and sustainability. As of October 1, 2020, there were no unanticipated changes or negative indicators in the above qualitative factors that would impact the fair value of our reporting unit as of the annual impairment analysis date. As such, we determined there were no indicators of impairment and that it was more likely than not that the fair value of our reporting unit was greater than its carrying value and therefore performing the next step of impairment test was unnecessary.
In December 2020, subsequent to our annual goodwill impairment analysis, SolarWinds was notified that it had been the victim of a cyberattack on its Orion Software Platform and internal systems. The Orion Software Platform is a set of products within SolarWinds’ Core IT Management business. Based on investigations to date, we have not identified in any of our N-able solutions the Sunburst malicious code that the threat actors injected into certain builds of the SolarWinds’ Orion Software Platform. We considered the impact of the Cyber Incident on our evaluation of goodwill impairment indicators made during our October 1, 2020 annual test. As part of the analysis, we considered the decline in the stock price of SolarWinds subsequent to the Cyber Incident, possible impacts to new subscription sales and retention rates and potential impacts of the reputational harm on the MSP business as a result of the Cyber Incident and determined it appropriate to perform a quantitative assessment of our reporting unit as of December 31, 2020. We also engaged a third-party valuation specialist to assist in the performance of the impairment analysis of our reporting unit.
For the quantitative goodwill impairment analysis, we utilized a combination of both an income and market approach to evaluate our reporting unit. The income approach is based on the present value of projected cash flows and a terminal value. The discounted cash flow models reflect our assumptions regarding revenue growth rates, economic and market trends and other expectations about the anticipated operating results of our reporting unit. There were no material changes to the assumptions used in the goodwill impairment analysis as a result of the Cyber Incident. We discounted the estimated cash flows using a rate that represents a market participant’s weighted average cost of capital commensurate with our reporting unit’s underlying business operations and utilized a discount rate of 10%. The market approach develops an indication of fair value by calculating average market pricing multiples of revenues and EBITDA for selected peer publicly-traded companies. The developed multiples were applied to applicable financial measures of our reporting unit to determine an estimated fair value. We applied a 66.7% weighting to the income approach and a 33.3% weighting to the market approach to arrive at the total fair value used for impairment testing. We applied a greater weighting to the income approach as we believe the income approach is a better indicator of fair value by using projected cash flows of the reporting unit being valued. As a result of the impairment analysis, our reporting unit was determined to have a fair value that significantly exceeded its carrying values, and therefore no impairment was recognized.
Fair value determination of our reporting unit requires considerable judgment and is sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the quantitative goodwill impairment test will prove to be an accurate prediction of future results. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill, the revision could result in a non-cash impairment charge that could have a material impact on our financial results.
Identifiable Intangible Assets
We evaluate long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment or our finite-lived intangibles and other assets, that revision could result in a non-cash impairment charge that could have a material impact on our financial results.
Revenue Recognition
We primarily generate revenue from the sale of subscriptions to our SaaS solutions and subscription-based term licenses and, to a lesser extent, from the sale of maintenance services associated with our perpetual licenses. We recognize revenue when we transfer promised goods or services in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the agreement with a customer, (2) identifying the performance obligations in the agreement, (3) determining the transaction price, (4) allocating the transaction price, and (5) recognizing revenue when or as we satisfy a performance obligation, as described below.
We identify performance obligations in an agreement based on the goods and services that will be transferred to the MSP partner that are separately identifiable from other promises in the agreement, or distinct. If not considered distinct, the promised goods or services are combined with other goods or services and accounted for as a combined performance obligation. Determining the distinct performance obligations in an agreement requires judgment. Our performance obligations primarily relate to our SaaS solutions, subscription-based term licenses and maintenance support including unspecified upgrades or enhancements to new versions of our solutions.
We allocate the transaction price of the agreement to each distinct performance obligation based on a relative stand-alone selling price basis. Determining stand-alone selling prices for our performance obligations requires judgment and are based on multiple factors primarily including historical selling prices and discounting practices for our solutions and services. We review the stand-alone selling price for our performance obligations periodically and update, if needed, to ensure that the methodology utilized reflects our current pricing practices.
Income Taxes
We use the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. Income taxes as presented in the financial statements of N-able attribute current and deferred income taxes of SolarWinds to stand-alone financial statements of N-able in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes

(“ASC 740”). Accordingly, the income tax provision of N-able was prepared following the separate return method. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities.
In calculating our effective tax rate, we make judgments regarding certain tax positions, including the timing and amount of deductions and allocations of income among various tax jurisdictions.
The guidance on accounting for uncertainty in income taxes requires us to identify, evaluate and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of these positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities. Although we believe that our estimates and judgments are reasonable, actual results may differ from these estimates. Some or all of these judgments are subject to review by the taxing authorities. To the extent that the actual results of these matters is different than the amounts recorded, such differences will affect our effective tax rate. We recognize interest expense and penalties on uncertain tax positions as a component of our income tax expense.
We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets. As of December 31, 2020 and 2019, we have recorded a valuation allowance of $18.3 million and $6.6 million, respectively.
Management’s Assessment of Allocations
Throughout the periods covered by the combined financial statements, N-able operated as a part of SolarWinds. Consequently, stand-alone financial statements have not historically been prepared for N-able. The combined financial statements have been prepared using the legal entity approach from SolarWinds’ historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if N-able’s operations had been conducted independently from SolarWinds.
SolarWinds provides facilities, information technology services and certain corporate and administrative services to N-able. Expenses relating to these services have been allocated to N-able and are reflected in the combined financial statements. Where direct assignment is not possible or practical, these costs were allocated based on headcount. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to, or the benefit received by, us during the periods presented. However, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if N‑able historically operated as a separate, stand-alone entity. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, such as information technology and infrastructure. In addition, the expenses reflected in the combined financial statements may not be indicative of related expenses that will be incurred in the future by N-able.
Off-Balance Sheet Arrangements
During the three months ended March 31, 2021 and the year ended December 31, 2020, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We had cash and cash equivalents of $111.2 million, $99.8 million, $39.3 million as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively. Our cash and cash equivalents consist of bank demand deposits and do not have material exposure to market risk. We hold cash and cash equivalents for working capital purposes. Our investments are made for capital preservation purposes, and we do not enter into investments for trading or speculative purposes.
We had total indebtedness with an outstanding principal balance of $372.7 million at each of March 31, 2021 and December 31, 2020 and $394.4 million at December 31, 2019, consisting of long-term loans payable due to SolarWinds Holdings, Inc., an affiliate of SolarWinds. Borrowings of $228.5 million outstanding under our loan agreements bear interest at a variable rate equal to an applicable margin plus specified LIBOR-based rates. Borrowings of $144.2 million outstanding under our loan agreements bear interest at a fixed rate. As of March 31, 2021 and December 31, 2020, the annual weighted-average interest rate on borrowings was 6.99% and 7.02%, respectively. If there was a hypothetical 100 basis point increase in interest rates, the annual impact to interest expense would be approximately $2.3 million. This hypothetical change in interest expense has been calculated based on the variable rate borrowings outstanding at December 31, 2020 and a 100 basis point per annum change in interest rate applied over a one-year period.
We do not have material exposure to fair value market risk with respect to our total long-term outstanding indebtedness which consists of related party loans as of March 31, 2021 and December 31, 2020, respectively.
See Note 10. Relationship with Parent and Related Entities in the Notes to Combined Financial Statements included in this information statement for additional information regarding our related party debt.
Foreign Currency Exchange Risk
As a global company, we face exposure to adverse movements in foreign currency exchange rates. We primarily conduct business in the following locations: the United States, Europe and Canada. This exposure is the result of selling in multiple currencies, growth in our international investments, additional headcount in foreign countries and operating in countries where the functional currency is the local currency. Specifically, our results of operations and cash flows are subject to fluctuations in the following currencies: the Euro, British Pound Sterling and Canadian Dollar against the U.S. dollar. These exposures may change over time as business practices evolve and economic conditions change, including as a result of the impact of the COVID-19 pandemic on the global economy or governmental actions taken in response to the COVID-19 pandemic. Changes in foreign currency exchange rates could have an adverse impact on our financial results and cash flows.
Our combined statements of operations are translated into U.S. dollars at the average exchange rates in each applicable period. Our international revenue, operating expenses and significant balance sheet accounts denominated in currencies other than the U.S. dollar primarily flow through our United Kingdom and European subsidiaries, which have British Pound Sterling and Euro functional currencies, respectively. This results in a two-step currency exchange process wherein the currencies other than the British Pound Sterling and Euro are first converted into those functional currencies and then translated into U.S. dollars for our combined financial statements. As an example, revenue for sales in Australia is translated from the Australian Dollar to the British Pound Sterling and then into the U.S. dollar.
Our combined statement of operations and balance sheet accounts are also impacted by the re-measurement of non-functional currency transactions such as cash accounts held by our overseas subsidiaries, accounts receivable denominated in foreign currencies, deferred revenue and accounts payable denominated in foreign currencies.
Foreign Currency Transaction Risk
Our foreign currency exposures typically arise from selling annual and multi-year subscriptions in multiple currencies, accounts receivable, and other intercompany transactions.

Foreign Currency Translation Risk
Fluctuations in foreign currencies impact the amount of total assets, liabilities, revenue, operating expenses and cash flows that we report for our foreign subsidiaries upon the translation of these amounts into U.S. dollars. If there is a change in foreign currency exchange rates, the amounts of assets, liabilities, revenue, operating expenses and cash flows that we report in U.S. dollars for foreign subsidiaries that transact in international currencies may be higher or lower to what we would have reported using a constant currency rate. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced assets, liabilities, revenue, operating expenses and cash flows for our international operations. Similarly, our assets, liabilities, revenue, operating expenses and cash flows will increase for our international operations if the U.S. dollar weakens against foreign currencies. The conversion of the foreign subsidiaries’ financial statements into U.S. dollars will also lead to remeasurement gains and losses recorded in income, or translation gains or losses that are recorded as a component of accumulated other comprehensive income (loss).
Emerging Growth Company
We qualify as an emerging growth company, as defined in the JOBS Act. The JOBS Act allows emerging growth companies to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We intend to utilize these transition periods, which may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the transition periods afforded under the JOBS Act.
Recent Accounting Pronouncements
For a description of our recently adopted accounting pronouncements, see Note 3. Summary of Significant Accounting Policies in the Notes to Combined Financial Statements.

Business
Business Overview
We are a leading global provider of cloud-based software solutions for managed service providers, or MSPs, enabling them to support digital transformation and growth within small and medium-sized enterprises, or SMEs, which we define as those enterprises having less than 1,000 employees. We partner with over 25,000 IT service providers, which we refer to as our MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Organizations of all sizes are deploying technology to transform their businesses and compete effectively. As SMEs go through digital transformation, their reliance on technology as a competitive differentiator increases. IT environments are becoming increasingly complex, with the number of applications and endpoints proliferating while also becoming more interconnected, causing the sophistication and overhead required to deploy, manage and secure these assets to grow.
Many SMEs lack the resources or internal expertise to effectively manage their IT assets and adapt to the changing environment. This lack of resources and expertise coupled with the desire to better leverage technology in their businesses has created a growing need for SMEs to rely on MSPs for their IT deployment, management and security. MSPs become vital partners as more SMEs seek to implement technology solutions that help drive strategic business outcomes.
To effectively manage the operability and security of distributed and heterogeneous IT environments, MSPs require visibility and control over a variety of architectures, applications and connected endpoints. MSPs must also keep pace with rapid technological innovation or risk obsolescence. These challenges are made more difficult when the solutions upon which MSPs rely lack integration capabilities or otherwise fail to meet the technological and business needs of the MSPs and their customers.
We enable IT service providers of all types to act as MSPs by providing a platform that they can leverage to help SMEs access powerful and seamless technology to power their businesses. Our software platform is designed to be an integrated, enterprise-grade solution that serves as an operating system for our MSP partners and scales as their businesses grow. Built on a multi-tenant architecture, our platform allows our MSP partners to adapt to their customers’ requirements and improve service delivery by offering centralized visibility and role-based access control in both public and private cloud, on-premises and hybrid cloud environments.
Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Our broad remote monitoring and management capabilities include real-time availability and performance of networks and devices and automation of policies and workflows. We provide a layered protection approach spanning network and systems infrastructure, applications, and end user devices through our data protection, patch management, endpoint security, web protection, e-mail security and archiving and vulnerability assessment solutions. Our fully cloud-based data protection capabilities include storage efficient backup, high-speed restoration and disaster recovery for servers, workstations, files, data and key cloud-based applications. In addition, our business management solutions help improve the technical and service delivery efficiencies of our MSP partners and include professional services automation and password and documentation management.
We have a multi-dimensional land and expand model and global presence that allow us to capture opportunities efficiently within the worldwide MSP and SME markets. When we add an MSP partner, we also add their SME customers and we grow as the partner adds new customers, delivers new services based on our solutions and when the partner’s customers add devices and services. We support our MSP partners by offering partner success initiatives designed to help them better manage their own businesses, deliver service offerings powered by our platform and grow their customer bases. Our partner success initiatives help drive both retention and expansion as our MSP partners are provided with resources designed to help them better understand and pursue growth opportunities.
Our business model allows us to grow with our MSP partners. MSP partners with ARR over $50,000 on our platform grew from 833 as of December 31, 2018 to 1,117 as of December 31, 2019 to 1,473 as of December 31, 2020, representing increases of 34% and 32%, respectively. Over the same periods, MSP partners with over $50,000 of ARR on our platform grew from approximately 30% of our total ARR as of December 31, 2018, to 36% of our total ARR as of December 31, 2019, to 42% of our total ARR as of December 31, 2020. MSP partners with ARR over $50,000 on our platform grew from 1,218 as of March 31, 2020 to 1,511 as of March 31, 2021, representing an increase of 24%. Over the same period, MSP partners with over $50,000 of ARR on our platform grew from approximately 37% of our total ARR as of March 31, 2020 to 43% of our total ARR as of March 31, 2021.
Our business is global, with 47% of our revenue generated outside of North America for each of the years ended December 31, 2019 and December 31, 2020, and 48% and 47% for the three months ended March 31, 2021 and 2020, respectively. We generated revenue of $302.9 million for the year ended December 31, 2020, compared to $263.5 million for the year ended December 31, 2019, and $228.3 million for the year ended December 31, 2018, representing an increase of 15.4% from the year ended December 31, 2018 to the year ended December 31, 2019, and an increase of 14.9% from the year ended December 31, 2019 to the year ended December 31, 2020. We generated revenue of $83.2 million for the three months ended March 31, 2021, compared to $73.3 million for the three months ended March 31, 2020, representing an increase of 13.5% from the three months ended March 31, 2020 to the three months ended March 31, 2021. For the year ended December 31, 2020, our net loss was $7.2 million. For the year ended December 31, 2020, our adjusted EBITDA was $120.6 million. For the three months ended March 31, 2021, our net loss was $4.3 million. For the three months ended March 31, 2021, our adjusted EBITDA was $27.7 million. See “Selected Historical Combined Financial Data—Adjusted EBITDA” for additional information regarding adjusted EBITDA.
On December 14, 2020, SolarWinds announced that it had been the victim of a cyberattack on its Orion Software Platform and internal systems, or the Cyber Incident. Based on investigations to date, we have not identified in any of our N-able solutions the Sunburst malicious code that the threat actors injected into certain builds of the SolarWinds’ Orion Software Platform. See “Risk Factors—Risks Related to Cybersecurity” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—SolarWinds Cyber Incident” for additional information regarding the Cyber Incident.
Industry Background
Companies of all sizes across sectors and geographies continue to invest in modern cloud and digital technology to transform their organizations and compete effectively. Technology is becoming increasingly mission critical as SMEs use digital means to improve productivity, work remotely, manage and monitor their businesses, run operations and engage with customers and other key stakeholders. As evidence of the importance of technology to SMEs, IT spending by businesses with less than 1,000 employees is expected to increase from $1.2 trillion in 2020 to $1.5 trillion by 2024 according to Gartner.
Digital transformation creates challenges and complexities
As SMEs increase their investment in and reliance on these technologies, the importance of IT availability and functionality to their businesses grows. Selecting, purchasing and implementing new technology infrastructures and deploying new applications and devices can be complex and create financial, personnel and other challenges for SMEs. Many SMEs lack the financial resources, headcount and expertise needed to independently manage the complexity associated with digital transformation and therefore rely on MSPs that specialize in providing SMEs with reliable and scalable services to deploy, manage and secure their IT environments. Challenges associated with digital transformation for SMEs include:
1)IT management and security are not core competencies for most companies.
Deploying, managing and securing complex and constantly evolving IT systems are not core competencies of most SMEs and can divert focus, capital and other critical resources away from fundamental business objectives. Modern infrastructures, applications and devices require teams with expertise across a variety of technical disciplines such as security, database administration, IT, development operations and network administration. Despite being increasingly dependent on technology solutions, many SMEs lack the requisite time, resources and expertise.
2)Companies face growing cyber-threats.
According to the Ponemon Institute 2019 Global State of Cybersecurity in Small and Medium-Sized Businesses survey, 66% of respondents said their organization experienced a cyberattack in the past 12 months. In the aftermath of these incidents, the average cost of recovering from business disruption was approximately $1.9 million while the average cost of dealing with damage or theft of IT assets and infrastructure was approximately $1.2 million. Protecting networks, applications, devices, data and users from cybercrime, such as ransomware, phishing and other costly attacks is paramount for SMEs. Security issues can create significant legal complications, be financially crippling and damage an SME’s brand and reputation.
3)IT and other compliance costs and burdens are increasing.
SMEs are not exempt from compliance obligations and can be disproportionately burdened due to limited resources and expertise. Laws, regulations, rules and standards governing IT, privacy, security, personnel and industries are complex, constantly changing and varied across geographies and sectors, with many obligations carrying criminal penalties for non-compliance.
4)Proliferation of connected endpoints is driving increased complexity.
According to a 2020 Cisco white paper, the number of global networked devices is set to reach 29.3 billion by 2023, up from 18.4 billion in 2018, representing a compound annual growth rate of 10% over the period. Due to the growing number of networked, highly distributed and diverse endpoints, the burden faced by SMEs to manage, provision and secure these endpoints across cloud, on-premises and hybrid cloud infrastructures is becoming increasingly complex.
5)Expectations for always-on, always-available IT environments compound pressures.
Customers, employees and other stakeholders increasingly expect always-on, always-available access to digital resources. Establishing and maintaining connectivity and availability is critical to the success of many SMEs, who must ensure that their employees and distributed workforces have access to required systems, applications and devices and that their customers can obtain information and conduct business online at any time.
Rise of the Managed IT Services Model
As SMEs invest in technology and their needs for continuous availability, performance and security grow, they are increasingly relying on IT service providers to manage these aspects of their businesses. These MSPs support SMEs by helping them procure and deploy key technologies and by providing oversight, management and security of their IT systems and devices. Rather than charging their customers by the task, MSPs typically have recurring annual or monthly contracts to deliver these on-going services. MSPs also may work in collaboration with SMEs’ internal IT departments in a co-managed model to deliver specific expertise and share responsibilities.
We see a growing number of IT service providers, such as value-added resellers, systems integrators, IT consultants and data center operators, adopting a managed services model as demand for these services increases. These new MSPs can benefit from a software platform that supports the managed services model and meets the wide-ranging needs of their SME customers. For example, SMEs with less complex IT requirements might need remote monitoring and management, endpoint protection and backup and disaster recovery. Other SMEs may have more complex IT requirements and look to their MSP to provide help desk capabilities, network operations management, or security operations.
Market Opportunity
Our cloud-based software solutions enable MSPs to support their SME customers’ growth and digital transformation. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Technology is becoming increasingly mission critical for SMEs as a means to improve productivity, work remotely, manage, and monitor their businesses, run operations and engage with customers and other key stakeholders. In the Forecast Analysis: Small and Midsize Business IT Spending, Worldwide report published on February 18, 2021, Gartner estimated that IT spending by SMEs with less than 1,000 employees is expected to increase from $1.2 trillion in 2020 to $1.5 trillion by 2024, representing a 6.1% compound annual growth rate.
We commissioned Frost & Sullivan to conduct an independent analysis to assess the global addressable market for our remote monitoring and management, security and data protection and business management solutions. To determine our addressable market, Frost & Sullivan calculated the sum of: 1) the estimate of MSP’s average revenue per SME customer for remote monitoring, security and data protection solutions multiplied by their estimate of the total number of SMEs serviced by MSPs; and 2) the estimate of the average cost for business management solutions used by MSPs multiplied by the estimate of the total number of addressable MSPs.
According to this analysis, the global market opportunity for our solutions was estimated to be approximately $23.3 billion in 2020 and is expected to grow at a compounded annual growth rate of 13.5% to approximately $43.9 billion by 2025. We believe that the size and projected growth of the global market for our solutions represents a significant opportunity for our business.
Limitations of Existing Approaches Used by MSPs
MSPs are better able to serve their customers and manage disparate, heterogeneous IT environments with technologies that are centralized, effective, easy to deploy, scalable and able to integrate with other solutions.
Many existing approaches utilized by MSPs face limitations, such as:
1)Not purpose-built for MSPs. Many tools are not designed to power a managed services model, as they fail to enable MSPs to deliver services in a scalable and efficient manner. These tools can lead to issues around deployment, configurability or scalability. Additionally, some tools may require upfront hardware purchases or lack native or hybrid cloud management and data protection capabilities. These tools can also make it more difficult to manage disparate or heterogeneous environments through a single control panel.
2)Narrow point solutions and tools with limited flexibility and integrations. Many MSP-oriented offerings fail to provide a comprehensive set of solutions on a common platform. Without a unified platform, MSPs are required to utilize disparate solutions and tools which can limit their ability to manage their own and their customers’ IT environments in a centralized, coordinated manner. Many of these solutions and tools have narrow functionality and are not designed to integrate with other technologies. This can lead to a lack of interoperability that prevents MSPs from having a unified view of their customers’ IT environments.
3)Lacking enterprise-grade features and functionality. Many approaches targeting the MSP and SME markets offer limited functionality or lack the features and capabilities needed by businesses of all sizes to be competitive in the digital world. As SMEs shift towards always-on, always-available digital environments across more aspects of their businesses, these approaches can lack the depth of functionality required to adequately serve their needs. In addition, providers of these tools may lack the ability to adapt and innovate rapidly to respond to the changing technology needs of MSPs and SMEs.
4)Not partner success oriented. Providers of alternative approaches can lack MSP-oriented domain expertise and partner success functions designed to help MSPs grow their businesses. This can make it more difficult for MSPs to use and deploy tools to their full potential and effectively serve their customers.
5)Pricing and deployment limitations. Many tools lack flexible pricing models and deployment options that are aligned with the way MSPs sell and deliver their services. This can lead to business challenges and inefficiencies for MSPs, which can give rise to inflexible service offerings to their customers.
6)Manual and inefficient. Alternative approaches can lack automation, requiring MSPs to manually address issues that they or their customers face. This need for manual intervention can drive higher headcount costs and cause slower resolution times. Alternative tools may also lack reporting and analytics that help MSPs proactively identify and remediate issues before they arise.
Our Solution
We are a leading global provider of cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. We partner with over 25,000 MSP partners, empowering them to deliver best-in-class managed services in a scalable and repeatable way. These MSP partners rely on our platform to deploy, manage and secure the IT environments of over 500,000 SMEs around the world. Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management. Through our multi-dimensional land and expand model and global presence, we are able to drive strong recurring revenue growth, profitability and retention.
Our software platform is purpose-built to give MSPs visibility and control over distributed and heterogeneous IT environments through a centralized control panel. Built using multi-tenant architecture, a unified agent management system and microservices, our platform is designed to securely deliver integrated solutions that fit the specific IT needs of each MSP partner and its SME customers. Our modular and highly scalable platform helps our MSP partners deploy, manage and secure IT assets in an efficient and organized manner.
Through our platform, we aim to deliver value and flexibility to our MSP partners and their customers. We offer our MSP partners multiple deployment options and price the solutions on our platform on a subscription basis. Our Ecosystem Framework enables and simplifies integrations with numerous third-party solutions from leading enterprise technology vendors. By working across cloud, on-premises and hybrid cloud infrastructures, our platform enables a delivery model that accommodates the IT environment preferences and needs of our MSP partners and their customers.
Key Strengths of our Platform
The key strengths of our platform and related offerings include:
1)Deep remote monitoring and management capabilities. Our leading remote monitoring and management capabilities provide our MSP partners with visibility and insights into the availability and performance of a wide range of systems and network infrastructure and devices, all through a centralized dashboard. Our out-of-the-box network topology and network path analysis enable MSPs to visualize and identify issues across the entire landscape of infrastructure and devices within heterogenous SME customer IT environments. Our RMM platform gathers and correlates real-time network and device issues, data that MSPs leverage to help customers maintain uptime and peak performance. Through our role-based access and support, MSP technicians can easily troubleshoot specific IT systems, devices and applications, as well as easily load new service offerings powered by our platform.
2)Layered security approach to cyber-threats and compliance risks. Our MSP partners use our integrated solutions to improve the security framework of their SME customers’ IT environments while helping them meet regulatory and industry-specific compliance standards. Our security and data protection solutions are designed to defend against cyber-threats targeted at the network, infrastructure, application and endpoint layers and the sensitive data that resides in and travels through each of these layers. Our security solutions offer both preventative and remediation capabilities while our data protection solutions enable continuous backup and high-speed restoration, jointly driving a robust line of defense for the SME.
3)Designed for hybrid IT environments. The solutions on our platform are designed to meet the needs of our MSP partners and their SME customers across cloud, on-premises and hybrid-cloud IT infrastructures. Our remote monitoring and management capabilities span both on-premises and cloud-native systems and workloads, while our fully cloud-based data protection capabilities similarly enable continuous backup and high-speed data restoration regardless of where the data resides.
4)Out-of-the-box automation for higher service efficacy and capacity. Our platform, which includes professional services automation and easily configurable automation capabilities, enables our MSP partners to more efficiently deliver services to their SME customers, manage their businesses and increase capacity for growth. With over 100 out-of-the-box automated tasks and a no-code drag-and-drop editor to easily build additional automation policies, our MSP partners have eliminated common, repetitive tasks and freed up technicians to take on higher-value activities. In addition, the ability to automate resolutions to customer-specific problems and easily track configuration changes without requiring customized scripts increases the stickiness of our platform.
5)Robust reporting and analytics. Our reporting and analytics dashboard provides our MSP partners with a consolidated view of data and analytic outputs of their SME customers’ IT environments and a unified view of key metrics and trends. Our reporting and analytics capabilities are designed to be business-friendly for a wide range of users and can generate proof-of-compliance reports to meet regulatory requirements across many industries.
Why We Win
Our platform, partner success initiatives and business model are rooted in our experience and understanding of the needs of our MSP partners and their SME customers and are designed to help our partners succeed and grow. Our MSP partners power their service offerings with our platform, making us an integral part of their ability to land, expand and retain their customers. Some of the key factors that differentiate us from our competitors include:
1)Purpose-built platform designed for MSP success. Our platform allows our MSP partners to build and grow their businesses around our customizable solutions. Ongoing expansion of native functionalities and integrations, powerful and easy-to-create automation policies and always-available training and enablement resources are all designed to facilitate our MSP partners’ success. In addition, our platform serves the needs of MSPs and customers of all sizes, making it easy for MSPs to standardize and operate on our platform.
2)Comprehensive and extensible platform designed for integrations. Our platform features out-of-the-box integrations with third-party technologies and solutions from leading enterprise technology vendors. Our Ecosystem Framework enables us to rapidly develop and deploy extensive integrations through our strategic technology partnerships.
3)Enterprise-grade technology for SMEs through our MSP partners. Through our platform and strategic technology partnerships, we make it possible for our MSP partners to deploy, manage and secure enterprise-grade technologies for their SME customers. Our solutions development and innovation roadmap incorporates real-time feedback from our active user community, which helps shape improvements to existing offerings and the development of new offerings that address the needs of our MSP partners and their SME customers.
4)Best-in-class partner success initiatives. We provide various partner success initiatives aimed to help our MSP partners expand their customer bases and service offerings through our platform and to grow and operate their businesses more effectively. Our dedicated partner success teams assist with onboarding, post-sales engineering and partner management. Additionally, through our MSP Institute, MSP partners gain access to business, sales, marketing and technical training from industry experts and leaders. This is supplemented by our Head Nerds program, which delivers expert training and consultation on how our partners can optimize their businesses for the most important growth areas such as security, backup, automation and operations. We also offer community-based resources such as forums, peer councils, expert series, and industry expert blogs.
5)Flexible subscription pricing and billing model. We sell the solutions on our platform on a subscription basis that meets the specific needs of our MSP partners and expands as they add new customers, deliver new services based on our solutions and when the partner’s customers add devices and services. We offer our MSP partners the flexibility to purchase solutions with pricing based on committed volumes or on a “pay-as-you-go” model, where our partners pay based on the volume of our solutions they and their customers consume. Additionally, we offer flexible deployment models across cloud, on-premises and hybrid cloud infrastructures that accommodate the IT environment preferences and needs of our MSP partners and their customers.
6)Efficient deployment and scale. Our platform is designed to be quickly configured and deployed by our MSP partners and enable efficient delivery of services to their customers. Our MSP partners are able to easily define business roles and processes and then leverage our automation capabilities to deploy those policies across their customers’ IT environments to manage and maintain consistent standards of service. The automation in our platform is also designed to help our MSP partners scale their customer base with fewer technical support personnel.
Our Differentiated Go-to-Market Approach
Our go-to-market approach is grounded in a differentiated, multi-dimensional land and expand model that has allowed us to build a global base of over 25,000 MSP partners that serve more than 500,000 SME customers. Our business model and alignment with our MSP partners gives us the leverage and sales reach to efficiently and effectively serve the SME market. We grow with our MSP partners as they expand their customer bases, deliver new services powered by our solutions and when their customers add devices and services. Our partner success initiatives further enhance our model’s efficiency by empowering our MSP partners to grow their businesses and expand their customer bases and consumption of solutions on our platform.
To add new MSP partners, we employ an efficient low-touch, high-velocity “selling from the inside” motion cultivated while a part of SolarWinds. Our sales motion is rooted in selling online or over the phone to MSPs of all sizes across any location through a prescriptive approach that adheres to standardized pricing and agreements. We power this sales motion with a marketing model that is highly flexible, analytics-driven and designed to efficiently drive digital traffic and high-quality opportunities. Our low-friction sales motion and marketing model also allow prospective MSP partners to trial fully-functional versions of the solutions on our platform, which is frequently a step to broader adoption. Internationally, we augment our go-to-market approach with a targeted and localized distributor model.
We believe our differentiated go-to-market approach benefits our business for a number of reasons, including:
1)Sales reach extension. Our MSP partners effectively extend our sales reach into the worldwide SME market. When we add a new MSP partner, we also acquire its customers and continue to benefit as the MSP partner expands its customer base.
2)Sales expansion through natural adoption. MSP partners expand usage of our offerings over time when they add new customers and when their customers add new devices and services. As digital transformation trends continue to impact SMEs, our platform facilitates the delivery of new and enhanced services by our MSP partners to their customers.
3)Capital efficient scaling. We gain significant operating leverage through our MSP partners’ customer acquisition efforts and the support and overhead they provide to service their customers.
4)Loyalty and retention. Our best-in-class partner success initiatives drive loyalty and retention by providing our MSP partners with resources designed to help them better understand and pursue growth opportunities using our platform.
5)Strong international presence. Our extensive international distributor network and localized go-to-market approach has enabled and enhanced our robust global presence.

Growth Strategy
We believe there are significant growth opportunities in our market, and we intend to focus our investments to capitalize on these opportunities and accelerate revenue growth. We believe that our growth will come from the following vectors:
1)Expand our MSP partner footprint. Our partner acquisition model is driven by us adding new MSP partners that develop and deliver services powered by our platform to their SME customers. We focus on adding MSP partners that have the opportunity to grow their businesses alongside us. We intend to continue investing in our MSP partner model that has allowed us to acquire a global base of over 25,000 MSP partners that serve more than 500,000 SME customers around the world.
2)Facilitate partner-enabled expansion. When we add an MSP partner, we expand our relationship with the partner through two vectors. We grow when our MSP partners expand their SME customer base. We also grow when our MSP partners deliver new or enhanced services to their customers based on our solutions and when their customers add devices and services. As digital transformation initiatives at SMEs are pushing them to modernize their IT systems, we are seeing tailwinds in the adoption and usage of our solutions by SME customers through our MSP partners. We utilize numerous partner success initiatives to help our MSP partners expand their customer bases by educating them on how to introduce deeper and broader sets of service offerings. In this manner, our MSP partners serve as an extension of our sales footprint while requiring minimal incremental sales efforts by us. Our ability to expand within our partner base is demonstrated by our dollar-based net revenue retention rate which was 109% and 110% for each of the trailing twelve-month periods ended March 31, 2021 and March 31, 2020, respectively, and 109%, 108% and 108% for each of the trailing twelve-month periods ended December 31, 2020, December 31, 2019, and December 31, 2018 respectively.
3)Widen our surface area. We also grow by expanding the aperture of networks, devices, services and users that we manage and secure on our platform. This surface area expansion is driven by internal development, strategic technology partnerships with large enterprise technology vendors and integrations with other MSP technology providers.
4)Drive innovation. We intend to continue introducing new enterprise-grade solutions on our platform. These new solutions may come from internal innovation, strategic technology partnerships or targeted acquisitions. In particular, we aim to further broaden our security service offerings, technical controls, automation and reporting and analytics capabilities. To keep pace with technological developments and ever-changing IT complexity, we also continually invest in our platform and its existing solutions.
5)Broaden our co-managed IT footprint. In addition to providing services for SMEs, some MSP partners service larger enterprises through a co-managed IT model, sharing responsibility for IT management and services with an internal IT team. We believe that increased adoption of co-managed IT models will continue to be a meaningful driver of market expansion.
6)Deliver globally. We are a global software company, generating approximately 47% of our total revenue from outside of North America in each of the years ended December 31, 2019 and December 31, 2020. We intend to target markets around the world where we have an established presence and distribution channels and further expand to new markets through channel and personnel growth and market-specific solutions.
Our Platform
We deliver a platform of integrated solutions that enables our MSP partners to deploy, manage, and secure technologies for SMEs. Purpose-built to address a wide range of MSP partner needs, our multi-tenant, subscription-based platform is scalable, extensible and easy to deploy.

Our platform consists of three core solution categories: remote monitoring and management, security and data protection and business management.
Remote Monitoring and Management
Our remote monitoring and management, or RMM, solutions provide our MSP partners with visibility and insights into the availability and performance of their customers’ networks, infrastructure, devices and applications, all through a centralized dashboard. Our RMM solutions are designed to support the needs of MSPs of all sizes and accommodate complex and heterogeneous SME customer environments. In addition, our RMM technology serves as the foundation for the managed services model, allowing our MSP partners to remotely monitor and access their customers’ IT environments. Through our RMM solutions, we can address the remote monitoring and management needs of MSPs of all sizes across cloud, on-premises and hybrid cloud environments. We leverage a wide variety of service checks such as SNMP, WMI, ICMP, UDP/TCP, API and scripts to gather and correlate data that our MSP partners use to maximize uptime and productivity for their customers.
Our RMM solutions include a fulsome set of remote monitoring capabilities across devices, endpoints and infrastructures designed to allow our MSP partners to:
•support thousands of device types across major device categories, including Windows, macOS and Linux endpoints as well as network infrastructure components such as switches, routers, firewalls and wireless access points;
•utilize a robust set of out-of-the-box features including network topology mapping and network path analysis;
•enable remote access and support for IT systems and devices to quickly identify and resolve issues;
•automate policies and tasks, power active device discovery and utilize automated alerts and customizable performance checks;
•enable technical support personnel to perform maintenance and troubleshoot a wide array of issues, whether attended or unattended by end users; and
•manage their business through dashboards and reports that track the activities of their technical support personnel, demonstrate value to their customers and identify opportunities for operational improvement.

Security and Data Protection
Our security and data protection solutions are designed to help our MSP partners secure their own IT environments and data and those of their customers. We provide a layered protection approach spanning network and systems infrastructure, applications, and end user devices through our data protection, patch management, endpoint security, web protection, e-mail security and archiving and vulnerability assessment solutions. Our data protection capabilities are fully cloud-based and include backup and disaster recovery for servers, workstations, files, data, and key cloud-based applications. Our multi-tenant platform and secure remote delivery architecture is designed to provide our MSP partners with the flexibility to choose and deploy the best solution for their customers based on their respective risk postures.
Backup, Recovery and Disaster Recovery. Our backup, recovery and disaster recovery solutions are designed to help our MSP partners:
•provide their customers with continuous backup and high-speed recovery of multiple types of data and systems, including servers, workstations and critical business documents;
•back up and restore critical SaaS applications;
•optimize data transfers to and from the cloud with the option to designate a preferred storage location in one of our available data centers in 17 countries and allow for protection of data across workstations, servers and networks from a single platform; and
•deliver these services to their customers without the need for them to purchase hardware.
Endpoint Protection. We have two approaches to endpoint security: a traditional antivirus-based approach, which includes full disk encryption, and a next-generation endpoint detection and response offering, which enables attack prevention and simple rollback. Our endpoint detection and response solution helps our MSP partners to prevent, detect and respond to ever-changing cyber-threats, as well as recover quickly when ransomware or other attacks occur. This solution is designed to enable our MSP partners to:
•protect against the latest threats without waiting for recurring scans or updates to signature definitions;
•reverse the effects of an attack through remediation and rollback to restore endpoints to their pre-attack state and minimize customer downtime; and
•view summaries or detailed information about threats from the centralized dashboard of our platform.
Patch Management. We offer a flexible cloud-based patch management solution, which enables our MSP partners to:
•easily update systems, applications and devices to help ensure connected endpoints are in compliance with up-to-date security protocols; and
•provide flexible options for automated, scheduled or manual deployment of patches based on a number of criteria, including severity of vulnerability and customer service level.
Web Protection and Content Filtering. Our web protection and content filtering solution allows our MSP partners to set content-filtering policies, website access controls and time and content-based browsing policies to help keep workforces secure and productive. This solution allows our MSP partners to:
•block device users from visiting suspected and confirmed unsafe sites;
•establish allow and block lists to override category-based filters; and
•filter Internet activity by day, category and URL to reveal trends, spikes and irregularities.

Mail Protection and Archiving. Our e-mail security solutions leverage external threat feeds and internal data based on the millions of emails we process daily in order to help our solution identify attacks and secure our MSP partners’ and their customers’ email systems. Our solutions are designed to secure emails by providing our MSP partners with:
•a web-based dashboard to enable customers to continue sending and receiving email if their primary email service has an outage;
•an email archive to store and retrieve email; and
•additional protection against spam, malware, ransomware and other email-borne threats based on data collected from our MSP partners and their customers around the world.
Risk Intelligence. Our risk intelligence solution is designed to provide our MSP partners with additional security capabilities through:
•scans across networks for sensitive data, such as credit card numbers, bank statements, invoices, pay stubs and tax returns;
•scans for other security issues, such as unpatched vulnerabilities and accounts with inappropriate access permissions; and
•organized reports that allow our MSP partners to prioritize their security efforts.
Business Management. Our business management solutions include professional services automation, automation and scripting management, password management policies and reporting and analytics. Our MSP partners use our business management solutions to manage their own IT and business environments and to service their customers. Our solutions integrate with third-party professional services automation tools, IT service management products and other key technologies utilized by MSPs.
Professional Services Automation and Ticketing. Our professional services automation and ticketing system can be used by our MSP partners to manage their businesses in the following ways:
•organize their workforces by routing tickets and scheduling technical support personnel;
•share knowledge throughout their organizations by archiving customer contact and password information, process and task knowledge and ticket history;
•increase visibility and transparency with customer, ticket and technical support dashboards; and
•streamline the billing process with flexible billing based on their customers’ needs.
Password and Documentation Management. Our password and documentation management offering provides a simple, yet secure, solution tailored to the operations of our MSP partners. This solution helps our MSP partners:
•access their customer environments with granular role-based permissions and a full audit trail leveraging our centralized and secure password repository;
•standardize service delivery and expedite issues by making essential documentation easily accessible through a fully integrated tool; and
•conduct mobile password resets, which enables end-users to reset their own passwords at any time, without MSP support.
Desktop Management. Our desktop management solution enables MSPs to remotely:
•work on issues and communicate with their customers while a customer’s device is in use; and

•troubleshoot and proactively address customer endpoint and network issues without disruption to the customer’s operations.
Technology
Key features of our platform include:
Extensibility. Our flexible platform allows users to easily extend the built-in functionality with deep integrations to create custom monitoring capabilities in conjunction with a broad range of third-party tools. We built our platform to be extensible through an Ecosystem Framework to enable rapid integration with a broad universe of third-party technologies. We leverage this framework across our Technology Alliance Program and integrated solution partnerships described below, allowing us to create integrations that deliver embedded user interface experiences. Our Ecosystem Framework enhances our ability to deliver a single point of management across the myriad of solutions, tools and other technologies that MSPs use to manage their customers’ environments. This enables our MSP partners to have deep visibility into their SME customers’ environments and access to enterprise-grade technology while also allowing us to quickly add integrations to efficiently deliver new monitoring capabilities to our MSP partners.
Multi-tenancy. Our multi-tenant platform allows our MSP partners to efficiently manage multiple customers and sites across cloud, on-premises and hybrid cloud environments from a single pane of glass. Our multi-tenancy extends beyond our MSP partners and is able to power seamless integration with key distributors. Our multi-tenant architecture also enables our global distributors to effectively deliver our solutions to a broad set of customers from a single instance of our platform.
Automation. Our platform features over 100 out-of-the-box policies to automate common tasks and for resolution of frequently occurring issues, enabling our MSP partners to focus on higher value activities. Our no code visual workflow builder and over 600 design elements make it possible for technical and non-technical personnel at our MSP partners to create and customize powerful automated processes for both proactive and reactive workflows. Our MSP partners can easily manage automation policies and track change configurations via detailed reporting within our platform.
Unified agent management. MSPs utilize software agents to collect data and facilitate connections to their customers’ endpoints. It can be time-consuming and burdensome to deploy and update these agents, particularly in a distributed or mobile workforce. We have a unified agent management system that helps our MSP partners deploy agent capabilities and update new features across multiple customer environments. Our approach to agent management is designed to make deploying new software and services fast and easy for our MSP partners.
Security. We have invested heavily to ensure that we are building solutions in a secure manner. Our Secure Software Development Lifecycle is a continuously improving process. We regularly conduct penetration tests on our solutions with third parties and work with customers who conduct them as part of their evaluation cycles. As a part of our rigorous security procedures, we continuously evaluate our solutions with dynamic and static analysis tools and address material identified vulnerability issues. All of this is augmented by a formal Incident Response procedure to help ensure incoming incidents are appropriately triaged, escalated and remediated or mitigated. We also meet a broad range of security compliance standards, which vary depending on solution and data center, including HIPAA, ISO 27001, ISO 9001, NIST 800-53, PCI DSS, SOC 1 Type II and SOC 2 Type II.
Common user interface and user experience model. Our platform has been purpose-built to provide a consistent, intuitive and easy to use experience for our MSP partners. We are constantly improving the ease with which our MSP partners can engage with our platform to ensure they can efficiently deploy our solutions and accomplish their business goals.
Global footprint. We operate a global, multi-cloud architecture in order to deliver the best customer experience across both speed and customer choice regarding data sovereignty. We operate our workloads out of a mix of private data centers, AWS and Azure. This global reach enables us to deliver extensive choice to partners who have various data storage requirements.

Strategic Technology Partnerships
We designed our platform and solutions to be highly extensible which has allowed us to develop a vast technology partner ecosystem. We have three ways to deliver solutions from our strategic technology partners to our MSP partners:
Technology Alliance Program. Through our Technology Alliance Program, we enable third-party technology or software vendors to integrate with our platform to streamline workflows and share data. When a vendor joins the program, the relationship is formalized via a marketing agreement which sets expectations for joint marketing efforts such as webinars for our MSP partners. Once accepted to the program, these strategic partners have access to integration resources such as API documentation, as well as support and guidance from our product management team.
Integrated solution partnerships. These strategic partnerships allow us to embed best-of-breed third-party offerings directly into our platform and enable our MSP partners to sell these solutions to their customers. Through our integrated solution partnerships, we manage joint roadmap integration, full go-to-market launch, and commercialization, thereby providing a greater breadth of offerings to address the various needs of our MSP partners.
Large enterprise technology vendors. We have partnerships with large enterprise technology vendors, which we believe validates our strategic differentiation in the MSP market. Through these strategic partnerships and our multi-tenant architecture, we are able to offer our MSP partners a unified platform that includes offerings from these vendors such as integration with Microsoft Intune, deep support for Mac, and robust monitoring for cloud services such as Meraki. These strategic partnerships expand the surface area of the devices that our MSP partners can manage and secure.
Our MSP Partners
We are a leading global provider of software solutions for MSPs, enabling them to power digital transformation and growth within SMEs. These MSP partners deploy, manage, and secure the IT environments of their SME customers around the world. Our MSP partners purchase our solutions on a subscription basis to power managed services sold to their customers or for their own internal business management.
Our MSP partners range in scale from IT firms with one or two technicians to large IT service providers with thousands of employees. They also range in geographical distribution, including some focused on local or regional customers and others with multi-national presences. Some of our MSP partners deploy multiple solutions on our platform across their entire customer base while others use our platform to service only a portion of their customers. Our MSP partners’ customers generally have fewer than 1,000 employees and span a wide range of industry verticals, including financial services, healthcare, professional services, education and manufacturing.
As of March 31, 2021 and December 31, 2020, we had a large base of more than 25,000 MSP partners serving over 500,000 SMEs globally. We count MSP partners as active subscribers to one or more of our solutions at the end of the measurement period. Our revenue is highly diversified across our entire MSP partner base, with no single partner making up more than 1% of our ARR in the period ending March 31, 2021 and December 31, 2020, respectively. As of March 31, 2021 and December 31, 2020, we had 1,511 and 1,473 MSP partners with ARR over $50,000, respectively.
Marketing, Sales, Partner Success and Support
Our marketing, sales and partner success organizations serve as the engine that powers our multi-dimensional land and expand go-to-market strategy. Through a combination of leading targeted marketing content, free trials and business development efforts, we cultivate a high volume of qualified opportunities that are passed on to dedicated insides sales teams to convert into partners. Additionally, our inside sales team leverages our marketing content to generate their own qualified opportunities to increase product penetration into our existing base.

We segment our sales and marketing strategies by the needs of prospective MSPs and existing partners based on the stage of their respective business lifecycle. After we add an MSP partner, our partner success program is designed to help them better manage their own businesses, offer services enabled by our platform and expand their customer bases and usage of our solutions.
Marketing
Our marketing efforts are grounded in deep industry expertise and are designed to generate high quality opportunities for our sales organization. We deploy a highly flexible and analytics-driven direct marketing approach through broad use of digital marketing techniques including search engine optimization, paid search, social media marketing, virtual events, targeted email campaigns, localized websites, free resources and content marketing, display advertising, affinity groups and webinars.
We target our marketing efforts through a segment specific approach. For potential MSP partners that have less complex IT needs, we typically deploy a low-cost, low-touch strategy. For potential MSP partners that have more complex IT needs, we leverage a cost-efficient, account-based marketing model to target and educate them. Internationally, we partner with our global network of distributors to drive a localized marketing strategy.
In addition, we engage existing and prospective MSP partners through ongoing partner success and community-based initiatives. As part of our partner success initiatives, our marketing efforts are designed to educate MSPs about the features of both the service offerings that they currently use and service offerings that they do not use, as well as how our solutions can help them grow their businesses. Leveraging our deep industry expertise, we provide a range of community-based resources for our MSP partners including peer-to-peer webinars, online and in-person events, and content resources that are designed to help them better realize the value of our platform.
Sales
We deploy a highly effective and disciplined approach to sales that has foundations in the “selling from the inside” culture we cultivated as part of SolarWinds. This approach is rooted in having our sales organization selling online or over the phone, using a structured approach to managing opportunities, and adhering to standardized pricing and contract terms. Our sales team handles MSP partner accounts of all sizes and across geographies through our selling from the inside approach.
Our sales organization is organized by our key solution categories as well as by geographic region. Our dedicated sales teams receive high-quality opportunities from our marketing and business development motions to engage with prospects, supporting our multi-dimensional land motion. This is further powered by our low-friction, free-trial approach that allows prospective MSP partners to trial a fully functional version of our platform. When these prospective partners realize the value of our platform, they can then purchase solutions on our platform at the size and level of functionality appropriate for their and their customers’ IT environments.
Furthermore, our combined efforts across marketing, partner success and sales motions drive high-quality opportunities from our existing customer base that advances our expand go-to-market strategy. This approach allows us to cross-sell and expand product penetration within our existing MSP partner base. We adhere to a disciplined, data-driven approach to converting opportunities quickly and efficiently based on our understanding of the prospect or existing partner’s specific product demands and the inflection points in the selling process.
We also sell our software through distributors to supplement our direct sales force, primarily in non-English speaking regions, as well as to initiate and fulfill sales orders from MSPs that prefer to make purchases through a specific distributor. Our localized channel strategy in international markets allows us to offer in-market solutions, sales, marketing and support in the local language. Our base of channel distributors proactively create demand for our solutions and bring new opportunities and MSPs to us. We are also able to flexibly deploy a hybrid approach in which our sales specialists work alongside our distributors when targeting and landing higher value transactions within these local markets.

Partner Success
We provide numerous partner success initiatives that help MSPs leverage our platform to expand their customer bases and service offerings and become more efficient business operators. Our partner success teams are categorized into onboarding, post-sales engineering, and partner success management. These cross-functional teams collectively educate our MSP partners on how to properly configure and use our platform and solutions for their individualized use cases and how to build successful businesses on our platform.
Through our Customer Success Center, our MSP partners have access to a range of educational resources such as the MSP Institute, Head Nerds, and community-based knowledge. Our MSP Institute provides training, tips, and playbooks across business, sales, marketing, and technical tracks from experts and industry leaders, and has already celebrated more than 45,000 course completions since its launch in 2018. Our Head Nerds program, launched in February 2020, delivers training, resources, and consultative sessions to help MSPs understand and optimize their businesses for the most important growth areas including security, backup, automation, and operations. Since its launch, our Head Nerds program has hosted over 70 boot camps with over 8,000 attendees.
We utilize our deep partner community as a valuable source of information exchange. Through moderated forums, peer councils, expert series and industry expert blogs, our MSP partners learn best practices about how to create and sell services, protect their customers and stay ahead in the rapidly evolving managed services space.
Support
Our experienced and localized support teams provide our MSP partners with 24x7x365 technical support for our platform and solutions.
Research and development
Our research and development organization is primarily responsible for the architecture, design, development, testing and deployment of new solutions and improvements to existing solutions, with a focus on ensuring that our platform is fully integrated and extensible.
We have designed our software development process to be responsive to the needs of our MSP partners, cost efficient and agile. We work closely with our MSP partners throughout the development process to build solutions that address the problems our MSP partners and their customers face. We regularly have a subset of our partners participate in processes to validate that our solutions and features are what they are looking for to improve their operations and address their most pressing demands.
We have built a development organization that allows us to add new features and enhance our platform quickly and efficiently. Our global development model allows us to source from a large talent pool by participating in multiple labor markets. We utilize small scrum teams that follow standard practices to build and test their code and foster continuous improvement. We share our development values across our offices and aim to assign meaningful design and development work to our international locations.
Competition
We compete in a large and fragmented industry with several vendors that provide technologies used by MSPs and other IT service providers to service SMEs. We compete with vendors in the following categories:
•MSP pure-play: Vendors focused on the MSP market which provide broad, integrated solutions that include monitoring and management, data protection, business management tools and security offerings. Examples of such vendors are Datto and Kaseya.
•Niche or domain-specific: Small to large enterprise vendors that provide solutions focused on a particular service that may be sold by MSPs, such as network monitoring, systems management, email security, remote access and support and data protection. Examples of such vendors are Auvik, Mimecast and Veeam.

We believe the principal competitive factors in our market include:
•breadth and extensibility of features and functionality;
•focus on and alignment with both MSP and SME success;
•scalability, performance and reliability of our platform and solutions;
•ability to solve the technical and business problems of MSPs and customers of all sizes and complexities;
•flexibility of deployment models, whether public or private cloud, on-premises or in a hybrid environment;
•continued innovation to keep pace with evolving technology requirements and the changing needs of the SME market;
•ease of use and deployment;
•brand awareness and reputation among MSPs, their technicians and other IT professionals;
•total cost of ownership and alignment of cost with business objectives and needs of the MSP and SME markets; and
•effectiveness of sales and marketing efforts.
We believe that we compete favorably on these factors.
Our People
As part of the separation, we intend to enter into an agreement with SolarWinds with respect to employee matters. This agreement, together with the documents and agreements by which the internal re-organization will be effected, will provide for the allocation between SolarWinds and us of SolarWinds’ employees and related obligations and will govern the relationship of employees between SolarWinds and us after the separation. For additional information regarding the employee matters agreement and other transaction agreements, see the section entitled “Certain Relationships and Related Party Transactions—Agreements with SolarWinds.”
We are a global software company. As of March 31, 2021, we had 1,268 employees fully dedicated to our business, of which 289 were employed in the United States and 979 were employed outside of the United States. Of these employees, 99% were employed full time. We strive to be a people-centric company and believe we have a positive relationship with our employees, which we continue to nurture and develop. We are not party to any collective bargaining agreements.
Our success is the result of our talented, experienced and high performing employees across our organization, including functions such as research and development, sales and marketing, partner success and general and administrative.
As a global company, we have the distinct advantage of employing talented and diverse individuals across different ethnicities, genders, races, religions, sexual orientations and generations, all supported by a culture of innovation and inclusion. Our culture of collaboration enables us to deliver strong financial performance and build lasting relationships with our communities around the world.
We believe the combination of our relationship with our employees, strength of our software platform, alignment with our MSP partners and business model differentiates us in the market. Our ability to achieve our goals has always been, and continues to be, a result of the strong values and tremendous passion of our people. We continue to invest heavily in attracting top talent, training and development initiatives and motivating and retaining high potential employees.

Intellectual Property
As part of the separation, we intend to enter into an agreement with SolarWinds respecting intellectual property matters. This agreement, together with the documents and agreements by which the internal reorganization will be effected, will provide for the allocation between SolarWinds and us of SolarWinds’ intellectual property assets and related obligations and will govern the relationships between SolarWinds and us after the separation.
We rely on a combination of patent, copyright, trademark, trade dress and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. As of March 31, 2021, we owned five issued U.S. patents and one issued foreign patent, with expiration dates ranging from February 22, 2033 to July 12, 2034. N‑able may consider filing patent applications in the future, and we cannot guarantee that patents will be issued with respect to the current patent applications in a manner that gives us the protection that we seek or at all. Our patents and any future patents issued to us may be challenged, invalidated or circumvented and may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.
We endeavor to enter into confidentiality and invention assignment agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of, and safeguard our ownership of, our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe our intellectual property rights, and policing unauthorized use of our technology and intellectual property rights can be difficult. The enforcement of our intellectual property rights also depends on any legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed.
Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our solutions are available or where we have operations. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.
Facilities
SolarWinds leases its offices and does not own any real estate. As part of the separation, we intend to enter into an agreement with SolarWinds respecting real estate matters. This agreement, together with the documents and agreements by which the internal reorganization will be effected, will provide for the allocation between SolarWinds and us of SolarWinds’ real estate leases and will govern the relationships between SolarWinds and us after the separation. We expect our corporate headquarters will be located in the greater Boston, Massachusetts metropolitan area and we anticipate leasing office space domestically and internationally in various locations for our operations.
We believe the facilities that we will lease following the separation will be adequate for the foreseeable future. If we require additional or substitute space, we believe that we will be able to obtain such space on acceptable, commercially reasonable terms.
Legal Proceedings
From time to time, we have been and may be involved in various legal proceedings and claims arising in our ordinary course of business. At this time, neither we nor any of our subsidiaries is a party to, and none of our respective property is the subject of, any legal proceeding that, if determined adversely to us, would have a material adverse effect on us.

Management
Executive Officers
While some of the individuals who are expected to serve as our executive officers are currently officers and employees of SolarWinds, upon the separation, none of these individuals will continue to be employees or executive officers of SolarWinds.
The following table sets forth information, as of July 12, 2021, regarding individuals who are expected to serve as our executive officers, including their positions following the completion of the separation and distribution.

Name	Age	Position
John Pagliuca	45	President, Chief Executive Officer and Director
Tim O’Brien	35	Executive Vice President, Chief Financial Officer
Mike Adler	47	Executive Vice President, Chief Technology and Product Officer
Peter C. Anastos	59	Executive Vice President, General Counsel
Frank Colletti	47	Executive Vice President, Worldwide Sales
Kathleen Pai	38	Executive Vice President, Chief People Officer
John Pagliuca. John Pagliuca brings over 20 years of leadership experience to his role, with a significant focus in the software and SaaS industry. Mr. Pagliuca has served as the Executive Vice President and Division President, N‑able (formerly SolarWinds MSP) since January 2020. Mr. Pagliuca previously served as Executive Vice President & General Manager, N-able from January 2019 to January 2020 and Senior Vice President, General Manager, N-able from November 2016 to January 2019. Mr. Pagliuca joined N-able with the acquisition of LogicNow in May 2016, where he served as Chief Financial Officer from July 2015 to November 2016 and Vice President of Finance and Operations from February 2013 to July 2015. Prior to joining LogicNow, he served as the Vice President of Finance and Operations at Airvana. He holds a B.S. in Accounting from Babson College. Our board of directors believes that Mr. Pagliuca’s financial and business expertise, his extensive experience working with software and other SaaS companies and his daily insight into corporate matters as our principal executive officer make him well-qualified to serve as a director.
Tim O’Brien. Tim O’Brien has served as Divisional Chief Financial Officer, N-able (formerly SolarWinds MSP) since April 2020. Mr. O’Brien previously served as Vice President, Finance and Operations, N-able from May 2016 to April 2020. Mr. O’Brien joined SolarWinds with its acquisition of LogicNow in May 2016, where he served as Director, Finance and Operations. Prior to joining LogicNow, Mr. O’Brien held roles at Airvana and Teradyne. Mr. O’Brien holds a B.S. in Finance from Fairfield University.
Mike Adler. Mike Adler has served as Executive Vice President, Chief Technology and Product Officer, N-able (formerly SolarWinds MSP) since March 2021. Mr. Adler previously served as Chief Product Officer at RSA Security, a computer and network security company, from September 2020 to March 2021. Previously, he served as Vice President, Product at RSA Security from January 2016 to September 2020. Prior to joining RSA Security, Mr. Adler held roles at Constant Contact, Symantec, IMlogic and Switchboard, Inc. Mr. Adler holds an M.B.A. from Boston College and a B.S. in Math/Computer Science from Carnegie Mellon University.
Peter C. Anastos. Peter Anastos has served as Executive Vice President, General Counsel, N-able (formerly SolarWinds MSP) since March 2021. Mr. Anastos previously served as General Counsel of Access Information Management, an information management company, from November 2017 to March 2021. Previously, he served as Senior Vice President, General Counsel of Cynosure from June 2014 to July 2017. Mr. Anastos holds an A.B. in Government from Dartmouth College and a J.D. from Boston University School of Law.
Frank Colletti. Frank Colletti has served as Executive Vice President, Worldwide Sales, N-able (formerly SolarWinds MSP) since April 2020. Mr. Colletti previously served as Group Vice President, Worldwide Sales, N‑able beginning in August 2017 and as Vice President Sales, N-able from September 2013 to August 2017. Mr.

Colletti previously held roles at N-able Technologies prior to its acquisition by SolarWinds in 2013 and Solidum. Mr. Colletti holds a B.B.A. from the University of Ottawa.
Kathleen Pai. Kathleen Pai has served as Executive Vice President, Chief People Officer, SolarWinds since March 2021. She previously served as Senior Vice President, Chief People Officer, SolarWinds beginning in January 2020. Prior to joining SolarWinds, Ms. Pai served as Vice President, People at Ultimate Software, an HR software solutions and payroll company, from October 2016 until January 2020. Prior to joining Ultimate Software, Ms. Pai held roles at Carnival Cruise Line, Citrix Systems and Lockheed Martin. Ms. Pai holds a M.B.A. from the University of Massachusetts – Amherst and a B.S. in Public Relations from the University of Florida.
Board of Directors
The following table sets forth information, as of July 12, 2021, regarding individuals who are expected to serve as N-able’s directors following the completion of the distribution and until their respective successors are duly elected and qualified.

Name	Age	Position
Mike Bingle	49	Class II Director
William Bock	70	Chairperson, Class I Director
Michael Hoffmann	35	Class III Director
Darryl Lewis	56	Class II Director
Cam McMartin	64	Class II Director
Kristin Nimsger	48	Class I Director
John Pagliuca	45	President, Chief Executive Officer and Class I Director
Michael Widmann	33	Class III Director
The following is a brief biography of each of N-able’s non-employee directors.
Mike Bingle. Mike Bingle served on the board of directors of SolarWinds since February 2016 but did not stand for reelection to the SolarWinds board of directors at the SolarWinds 2021 Annual Meeting of Stockholders. Mr. Bingle is currently Vice Chairman of Silver Lake, which he joined in 2000. Prior to joining Silver Lake, Mr. Bingle was a principal at Apollo Management, L.P. Prior to Apollo, he worked in the Investment Banking Division of Goldman, Sachs & Co. Mr. Bingle serves on the boards of directors of SolarWinds, Blackhawk Network Holdings, Inc., Fanatics, Inc., and Social Finance, Inc. (SoFi). He also serves on the Board of Visitors of Duke University’s School of Engineering, as a trustee of Brunswick School and as a member of the Council on Foreign Relations. Previously, Mr. Bingle was a director of Ameritrade Holding Corp., Ancestry.com LLC, Credit Karma, Inc., Datek Online Holdings, Inc., Gartner, Inc., Gerson Lehrman Group, Inc., Interactive Data Corporation, IPC Systems, Inc., Instinet, Inc., Mercury Payment Systems and Virtu Financial, Inc. Mr. Bingle received a B.S.E. in Biomedical Engineering from Duke University. Our board of directors believes that Mr. Bingle’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
William Bock. William Bock has served on the board of directors of SolarWinds since October 2018. Mr. Bock has served as a board director and advisor for a number of technology companies since his retirement from Silicon Laboratories Inc., or Silicon Labs, (NASDAQ: SLAB) in 2016. Mr. Bock previously served as President of Silicon Labs from 2013 to 2016 and as Chief Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the board of directors of SolarWinds, Silicon Labs and is Board Chairman of SailPoint Technologies (NYSE: SAIL). He previously served on the board of directors of Convio (NASDAQ: CNVO), Entropic Communications (NASDAQ: ENTR) and Borderfree, Inc. (NASDAQ: BRDR). Mr. Bock also serves on the boards of directors of several private technology companies. Mr. Bock holds a

B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University. Our board of directors believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.
Michael Hoffmann. Michael Hoffmann has served on the board of directors of SolarWinds since October 2018. Mr. Hoffmann has served as a Principal at Thoma Bravo since January 2018 and joined Thoma Bravo as a Vice President in August 2014. Mr. Hoffmann was previously an associate with the private equity firm Providence Equity Partners from 2010 to 2012. Prior to Providence Equity Partners, Mr. Hoffmann was an investment banking analyst with Citigroup Global Markets Inc. from 2008 to 2010. Mr. Hoffmann received his M.B.A. from the Stanford Graduate School of Business and graduated with an A.B. in Economics from Harvard University. Mr. Hoffmann currently serves on the board of directors of SolarWinds and several software and technology services companies in which certain investment funds advised by Thoma Bravo hold an investment, including ConnectWise, LLC, Empirix, Inc. and Riverbed Technology, Inc. Our board of directors believes that Mr. Hoffmann’s industry experience and overall knowledge of our business qualify him to serve as a director.
Darryl Lewis. Darryl Lewis is currently an Operating Partner at Banneker Partners. Mr. Lewis previously served as the Chief Technology Officer for STATS, a Vista Equity Partners portfolio company, from June 2015 to June 2017. Prior to STATS, he was the Managing Director of Product & Technology for Vista Equity Partners from June 2013 to June 2015, where he led technology due diligence and portfolio-wide value creation, collaborating closely with management teams across Vista’s entire portfolio. Earlier in his career, Mr. Lewis held a number of management positions at Microsoft Corporation across multiple products and divisions. Mr. Lewis holds a B.S. in Computer Science from the University of Wisconsin. Our board of directors believes that Mr. Lewis’s industry experience and overall knowledge of our business qualify him to serve as a director.
Cam McMartin. Cam McMartin currently serves as a board member and a company and fund advisor of Thoma Bravo Advantage. Mr. McMartin served as the Chief Operating Officer of SailPoint Technologies Holdings, Inc. (NYSE: SAIL) from May 2019 to December 2019 and as its Chief Financial Officer from 2011 to May 2019. Mr. McMartin formerly served as Managing Director and Chief Financial Officer for CenterPoint Ventures, a $425 million venture capital group. Before CenterPoint Ventures, Mr. McMartin held senior financial and operating positions with a number of corporations, including Senior VP, Operations at Dazel, Member, Office of the Chief Executive and Chief Financial Officer of DataCard, and Chief Financial Officer at Convex Computer (NYSE: CNX). Mr. McMartin holds a B.A. in Business Administration from Trinity University and an M.B.A. from the University of Michigan. Our board of directors believes that Mr. McMartin’s extensive industry experience, along with his financial and cybersecurity expertise, qualify him to serve as a director.
Kristin Nimsger. Kristin Nimsger has served as an Operating Partner of Thoma Bravo since December 2020. Ms. Nimsger has previously served as Senior Advisor, Private Equity to Vista Equity Partners. Ms. Nimsger has also previously served as the Chief Executive Officer of Social Solutions Global as well as the Chief Executive Officer of MicroEdge, which was sold to publicly traded Blackbaud (Nasdaq: BLKB) in 2014. Prior to joining MicroEdge, Ms. Nimsger served as President of Kroll Ontrack and as General Manager of the litigation software division of Thomson Reuters (NYSE: TRI). Ms. Nimsger has a B.A. from the University of Minnesota, a J.D. from William Mitchell College of Law, and a Certificate in Management and Leadership from MIT Sloan School of Management. Our board of directors believes that Ms. Nimsger’s industry experience and overall knowledge of our business qualify her to serve as a director.
Michael Widmann. Michael Widmann has served on the board of directors of SolarWinds since February 2020. Mr. Widmann is currently a Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of SolarWinds and TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College. Our board of directors believes that Mr. Widmann’s industry experience and overall knowledge of our business qualify him to serve as a director.

Status As a Controlled Company
Because the Sponsors will initially own approximately 122,971,283 shares of our common stock, representing approximately 68.8% of the voting power, immediately following the completion of the separation and distribution, we will be a controlled company within the meaning of the corporate governance standards of the NYSE. A controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation committee or nominating and corporate governance committee. As a controlled company, we will remain subject to the rules of the Sarbanes-Oxley Act and the NYSE, which require us to have an audit committee composed entirely of independent directors. Under these rules, assuming a three-member audit committee, we must have at least one independent director on our audit committee by the date our common stock is listed on the NYSE, at least two independent directors on our audit committee within 90 days of the effective date of the registration statement of which this information statement is a part, and at least three independent directors on our audit committee within one year of the effective date of the registration statement. We expect to have six independent directors upon the completion of the separation and distribution.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the Sarbanes-Oxley Act and the corporate governance standards of the NYSE, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to permitted “phase-in” periods.
Code of Business Conduct and Ethics
Our board of directors will adopt a code of business conduct and ethics for all employees, including our Chief Executive Officer and President, Chief Financial Officer and other executive and senior financial officers. The code of business ethics and conduct will be available on the investor relations portion of our website at www.n-able.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Composition of the Board of Directors
Our business and affairs are managed under the direction of our board of directors. We expect our board of directors will consist of eight persons immediately following the completion of the distribution, seven of whom will qualify as “independent” under the listing standards of the NYSE.
In connection with the distribution, we will enter into a stockholders’ agreement with the Sponsors to be effective as of immediately prior to the consummation of the distribution. After the consummation of the distribution, the number of directors will be fixed by our board of directors, subject to the terms of our restated charter and restated bylaws that will become effective immediately prior to the completion of the distribution and to the stockholders’ agreement. Pursuant to the terms of the stockholders’ agreement, the Sponsors will be entitled to nominate members of our board of directors as follows:
•so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Silver Lake will be entitled to nominate one director; and
•so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of our common stock immediately following the consummation of the distribution, affiliates of Thoma Bravo will be entitled to nominate one director.
Notwithstanding the foregoing, the Silver Lake Funds and the Thoma Bravo Funds will each be entitled to nominate three directors only if the total number of directors (inclusive of the number of directors nominated by the Silver Lake Funds and the Thoma Bravo Funds) exceeds seven directors.
Directors nominated by the Silver Lake Funds and Thoma Bravo Funds under the stockholders’ agreement are referred to in this information statement as the “Silver Lake Directors” and the “Thoma Bravo Directors,” respectively. The initial Silver Lake Director nominees are Messrs. Bingle and Widmann and the initial Thoma Bravo Director nominees are Mr. Hoffmann and Ms. Nimsger.
The Sponsors will agree to vote their shares in favor of the directors nominated as set forth above. Each of our current directors will continue to serve as a director until the election and qualification of his successor, or until his earlier death, resignation or removal.
Classified Board
At the completion of the distribution, our board of directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2021, 2022 and 2023, respectively. Messrs. Bock and Pagliuca and Ms. Nimsger will be assigned to Class I, Messrs. Bingle, Lewis and McMartin will be assigned to Class II, and Messrs. Hoffmann and Widmann will be assigned to Class III. At each annual meeting of stockholders held after the initial classification, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of our board of directors.
Director Independence
We expect that our board of directors will consist of eight members, of whom we expect seven will qualify as “independent” under the applicable rules of the NYSE.
Board Committees
Upon the completion of the distribution, our board of directors will have established an audit committee, a compensation committee and a nominating and corporate governance committee, and may have such other committees as our board of directors may establish from time to time. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Pursuant to the terms of the stockholders’ agreement, any new committees of our board of directors will include at least one Silver Lake Director and at least one Thoma Bravo Director, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our board of directors, with exceptions for requirements of law and stock exchange rules.
Audit Committee
We anticipate that following the completion of the distribution, our audit committee will consist of Messrs. Bock, Lewis and McMartin. Our board of directors has determined that each member of the audit committee satisfies the requirements for independence under the applicable rules and regulations of the SEC and listing standards of the NYSE, and each member of the audit committee satisfies the requirements for financial literacy under the applicable rules and regulations of the SEC and listing standards of the NYSE. We plan to rely on the applicable phase-in period to satisfy the requirement of the NYSE that our audit committee have at least three independent directors within one year of the effective date of the registration statement of which this information statement is a part. We anticipate that following the completion of the distribution, Mr. McMartin will serve as the chair of our audit committee. Mr. McMartin qualifies as an “audit committee financial expert” as defined in the rules of the SEC and satisfies the financial expertise requirements under the listing standards of the NYSE. Following the completion of the distribution, our audit committee will, among other things, be responsible for:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing our policies on risk assessment and risk management;
•reviewing material related-party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
We anticipate that following the completion of the distribution, our compensation committee will consist of Messrs. Bock, Hoffmann and Widmann. We anticipate that following the completion of the distribution, Mr. Bock will serve as the chair of our compensation committee. Because we will be a controlled company under the Sarbanes-Oxley Act and the rules of the NYSE, as of the completion of the distribution, we will not be required to have a compensation committee composed entirely of independent directors, as of the completion of the distribution.
Following the completion of the distribution, our compensation committee will, among other things, be responsible for:
•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•reviewing our overall compensation philosophy.
Nominating and Corporate Governance Committee
We anticipate that following the completion of the distribution, our nominating and corporate governance committee will consist of Messrs. Bingle and McMartin and Ms. Nimsger. We anticipate that following the completion of the distribution, Mr. Bingle will serve as the chair of our nominating and corporate governance committee. Because we will be a controlled company under the Sarbanes-Oxley Act and rules of the NYSE, as of the completion of the distribution, we will not be required to have a nominating and corporate governance committee composed entirely of independent directors, as of the completion of the distribution.
Following the completion of the distribution, our nominating and corporate governance committee will, among other things, be responsible for:
•identifying and recommending candidates for membership on our board of directors, in accordance with the terms and requirements of the stockholders’ agreement;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our board of directors; and assisting our board of directors on corporate governance matters.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation
We currently operate as a business unit of SolarWinds and not as an independent company, and our compensation committee is not expected to begin meeting until after the completion of the separation and distribution. As a result, SolarWinds has determined the compensation of those individuals who are expected to be designated as our executive officers, and will continue to do so until the completion of the separation and distribution. In compliance with SEC rules, the information included in this section is historical. We may implement changes to our executive compensation policies and programs in connection with or following the separation.
Summary Compensation Table
The following table presents compensation information for fiscal 2020 paid to or accrued for our principal executive officer and our two other most highly compensated persons serving as executive officers as of the end of fiscal 2020. We refer to these executive officers as our “named executive officers” for fiscal 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonequity Incentive Plan Compensation ($)(1)	Stock Awards ($)	All Other Compensation ($)(2)	Total ($)
John Pagliuca	2020	420,000	—	336,000	5,919,963(3)	11,400	6,687,363
Chief Executive Officer
Frank Colletti(4)	2020	220,721	—	226,094	1,497,616(3)	—	1,944,431
Group Vice President, Worldwide Sales
Kathleen Pai	2020	370,740	270,000(5)	—	3,828,811(6)	211,400(7)	4,680,951
Chief People Officer
_______________
(1)The amounts reported in this column represent the annual cash bonuses paid under the formulaic calculation of SolarWinds’ Bonus Plan or, in the case of Mr. Colletti, a formulaic commission plan. For a detailed discussion of these bonuses, see below under the caption “Narrative Disclosure to Summary Compensation Table— SolarWinds Bonus Plan.”
(2)Unless otherwise noted, includes employer contribution to executive officer’s 401(k) retirement plan.
(3)The amount reported in this column reflects (i) the aggregate grant date fair value of PSUs and RSUs granted in March 2020, (ii) the modification date fair value for the PSUs that were originally granted in March 2020 and subsequently modified to become RSUs in June 2020 and (iii) the modification date fair value for restricted stock awards that were modified in June 2020. The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). For PSUs granted and modified in 2020, the amounts above were calculated based on the probable outcome of the performance conditions as of the grant date and date of modification, respectively, and represent the value of the target number of units granted, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718.
(4)Amounts reported for Mr. Colletti with respect to salary and nonequity incentive plan compensation are based on the average daily conversion for the calendar year ended December 31, 2020 between the Canadian Dollar and US Dollar as reported by the Bank of Canada.
(5)The amounts reported in this column represent a $45,000 bonus paid for efforts in support of the potential spin-off of N-able and a guaranteed bonus of $225,000 for 2020 as part of Ms. Pai’s compensation package when she commenced employment with SolarWinds.
(6)The amount reported in this column reflects (i) the aggregate grant date fair value of PSUs and RSUs granted in March 2020 and (ii) the modification date fair value for the PSUs that were originally granted in March 2020 and subsequently modified to become RSUs in June 2020. The fair value of awards has been calculated in accordance with FASB ASC 718. For PSUs granted and modified in 2020, the amounts above were calculated based on the probable outcome of the performance conditions as of the grant date and date of modification, respectively, and represent the value of the target number of units granted, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718.
(7)The amount reported in this column includes a stipend paid in consideration of Ms. Pai’s relocation to SolarWinds’ headquarters. Due to the COVID-19 pandemic, Ms. Pai has not yet relocated.
Narrative Disclosure to Summary Compensation Table
Base Salary
Each named executive officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically, the SolarWinds compensation committee has established the annual base salary rate for each of the named executive officers at a level necessary to retain the individual’s services, and reviews base salaries on an annual basis in consultation with SolarWinds’ Chief Executive Officer (other than with respect to the Chief Executive Officer’s own salary), SolarWinds’ compensation committee and its independent compensation consultant. For fiscal 2020, Mr. Pagliuca’s base salary was $420,000, Mr. Colletti’s base salary was $220,721 and Ms. Pai’s base salary was $370,740. The compensation committee is expected to make adjustments to the base salary rates of the named executive officers upon consideration of any factors that it deems relevant, including, but not limited to, (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s individual performance, (iii) assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment, (iv) internal parity amongst other leaders in the company and (v) salaries for the comparable leadership position at similarly situated companies, as based on publicly available information or data published in nationally recognized compensation surveys.
SolarWinds Bonus Plan
SolarWinds has provided our named executive officers with an opportunity to receive non-equity incentive payments under its Bonus Plan, or bonus plan. All SolarWinds employees at the level of Group Vice President and above are eligible to participate in the bonus plan. Annual bonuses are earned through achievement of performance targets established by SolarWinds’ compensation committee, with the degree of performance achievement determining the bonus amount earned relative to the named executive officer’s target bonus amount. Participants in the bonus plan generally must be employed on the date the awards are actually paid in order to receive payment. The following description sets forth the basic framework for the calculation of bonuses under the bonus plan but the decision to pay a bonus and the amount of the bonuses paid under the plan was subject to the discretion of SolarWinds’ compensation committee.
Under the bonus plan, each named executive officer was assigned a target variable amount, either as a percentage of base salary or as a specified dollar amount. For fiscal 2020, Mr. Pagliuca’s target variable compensation under the bonus plan was 80% of salary and Ms. Pai’s target bonus amount was 60% of salary. The performance measures for Mr. Pagliuca under the bonus plan were ARR and MSP Contribution Profit, with each of the two measures weighted 75% and 25%, respectively (collectively, the “MSP Measures”) in computing the total bonus earned. MSP Contribution Profit is defined as non-GAAP revenue (as adjusted in the discretion of the compensation committee, including for constant currency, changes in pricing methodology and mergers and acquisitions) for the SolarWinds’ MSP business less directly attributable non-GAAP expenses such as support, sales and marketing, research and development and certain general and administrative costs. We define non-GAAP expenses as excluding such items as amortization of acquired intangible assets, stock-based compensation expense and related employer-paid payroll taxes, acquisition and other costs, spin-off exploration costs, and restructuring costs. Costs are not allocated related to indirect general and administrative costs (finance, human resources, legal and executive costs).
In addition, SolarWinds’ compensation committee established a minimum 97.5% and 96.3% threshold, respectively that must be achieved for any bonus to be earned with respect to the MSP Measures. The performance measures for Ms. Pai under the bonus plan were the sum of 70% ITOM Contribution Profit and 30% the MSP Measures described above. However, for 2020, Ms. Pai’s bonus was guaranteed as part of her compensation package. ITOM Contribution Profit is non-GAAP revenue (as adjusted in the discretion of the compensation committee, including for constant currency, changes in pricing methodology and mergers and acquisitions) for the SolarWinds’ ITOM business less directly attributable non-GAAP expenses such as support, sales and marketing, research and development and certain general and administrative costs. We define non-GAAP expenses as excluding such items as amortization of acquired intangible assets, stock-based compensation expense and related employer-paid payroll taxes, acquisition and other costs, spin-off exploration costs, restructuring costs and Cyber Incident costs. Costs are not allocated related to indirect general and administrative costs (finance, human resources, legal and executive costs).
For 2020, Mr. Colletti’s target variable compensation was under a commission plan. Effective January 1, 2020, Mr. Colletti’s annualized commission target was set at 275,000 CAD. This annual target was increased effective August 1, 2020 to 325,000 CAD.
The 2020 bonuses were paid following a year-end review of the applicable performance criteria. For fiscal 2020, the compensation committee of SolarWinds determined that it had exceeded the target performance levels for

ITOM Contribution Profit, ARR and MSP Contribution Profit. The bonus amounts paid to our named executive officers derived from the Bonus Plan calculation for fiscal 2020 are reported in the Summary Compensation Table above in the “Nonequity Incentive Plan Compensation” column. The discretionary and guaranteed bonus amount paid to our named executive officers for fiscal 2020 are reported in the Summary Compensation Table above in the “Bonus” column.
SolarWinds 2018 Equity Incentive Plan
In connection with the separation, we expect to implement an equity incentive plan to align the interests of our executive officers and other employees with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. SolarWinds utilizes long-term equity-based incentives granted under its 2018 Equity Incentive Plan, or 2018 Plan. In addition, equity-based awards are expected to provide an important retention tool for us because vesting will be subject to continued service.
Other Compensation Elements
Our named executive officers are eligible to participate in SolarWinds’ standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. SolarWinds currently maintains a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code, under which employees, including our named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. For more information, see “—Benefit Plans—401(k) Plan.” Upon the completion of the separation and the distribution, we will have our own standard employee benefit plans including 401(k), medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees.

Outstanding Equity Awards at December 31, 2020
The following table sets forth information regarding outstanding stock awards held by our named executive officers at December 31, 2020, all of which were denominated in shares of SolarWinds common stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)
John Pagliuca						36,800(4)	550,160
						39,000(5)	583,050
						28,000(6)	418,600
						224,577(7)	3,357,426
								17,421	260,444
Frank Colletti	1,500(9)	500(10)	—	0.56	6/8/2027	16,100(4)	240,695
	3,300(11)	2,200(12)	—	0.74	9/26/2027	55,642(13)	831,848
	—	650(14)	—	0.56	6/8/2027	16,000(6)	239,200	9,954(8)	148,812
	—	1,430(14)	—	0.74	9/6/2027
	1,100(15)	1100(16)	—	0.74	9/26/2027
	500(15)	—	—	0.56	6/8/2027
	500(17)	—	—	0.56	3/20/2028
	350(18)	—	—	0.56	3/20/2028
	1,100(17)	—	—	0.74	3/20/2028
	770(18)	—	—	0.74	3/20/2028
	2,500(19)	2,500(20)	—	2.10	3/20/2028
Kathleen Pai						168,004(21)	2,511,660
_______________
(1)The stock awards reported in this column represent the unvested portion of outstanding awards subject to time-based vesting conditions.
(2)These amounts were calculated as the product of the closing price of SolarWinds’ common stock on December 31, 2020 (the last market trading day in 2020), which was $14.95, and the number of shares pursuant to the applicable restricted stock units award.
(3)The stock awards reported in this column represent the unvested portion of outstanding awards subject to performance-based vesting conditions.
(4)Represents unvested portion of restricted stock awards that were modified in June 2020 to be subject to time-based vesting and that vest 100% on February 5, 2021, subject to continued employment through such vesting date. Our NEOs paid a purchase price of $0.2706 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.
(5)Represents unvested portion of restricted stock award that vests in equal annual installments over four years on each anniversary of March 20, 2018, subject to continued employment through each applicable vesting date. Our NEOs paid a purchase price of $2.10 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.
(6)Represents RSUs that vest in equal annual installments over four years on each anniversary of October 23, 2018, subject to continued employment through each applicable vesting date.
(7)Represents RSUs that vest as follows: (i) 90,274 RSUs vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15; (ii) 123,101 RSUs vest 1/3rd on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023; and (iii) 11,202 RSUs vest 50% on February 15, 2021 and 50% on February 15, 2022, in each case subject to continued service through each applicable vesting date.
(8)Represents PSUs previously awarded upon achievement of fiscal year 2019 performance targets that will vest 50% on February 1, 2021 and 50% on February 1, 2022.
(9)Represents vested portion of Non-Qualified stock option award that vests in equal annual installments over four years on each anniversary of June 8, 2017 subject to continued employment through each applicable vesting date.

(10)Represents unvested portion of Non-Qualified stock option award that vests in equal annual installments over four years on each anniversary of June 8, 2017 subject to continued employment through each applicable vesting date.
(11)Represents vested portion of Non-Qualified stock option award that vests in equal annual installments over five years on each anniversary of September 26, 2017 subject to continued employment through each applicable vesting date.
(12)Represents unvested portion of Non-Qualified stock option award that vests in equal annual installments over five years on each anniversary of September 26, 2017 subject to continued employment through each applicable vesting date.
(13)Represents RSUs that vest as follows: (i) 24,620 RSUs vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15; (ii) 24,620 RSUs vest 1/3rd on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023; and (iii) 6,402 RSUs vest 50% on February 15, 2021 and 50% on February 15, 2022, in each case subject to continued service through each applicable vesting date.
(14)Represents unvested portion of Non-Qualified stock option award that vest 100% on February 15, 2021, subject to continued employment through each applicable vesting date.
(15)Represents vested portion of Performance Non-Qualified stock option award that vested 100% on January 12, 2018.
(16)Represents unvested portion of Non-Qualified stock option award that vests 100% on February 15, 2022, subject to continued employment through the applicable vesting date.
(17)Represents vested portion of Performance Non-Qualified stock option award that vested 100% on February 19, 2019.
(18)Represents vested portion of Performance Non-Qualified stock option award that vested 100% on March 16, 2020.
(19)Represents vested portion of Non-Qualified stock option award that vests in equal annual installments over four years on each anniversary of March 20, 2018 subject to continued employment through each applicable vesting date.
(20)Represents unvested portion of Non-Qualified stock option award that vests in equal annual installments over four years on each anniversary of March 20, 2018 subject to continued employment through each applicable vesting date.
(21)Represents RSUs that vest as follows: (i) 84,002 RSUs vest 25% on February 15, 2021, 25% on February 15, 2022, 25% on February 15, 2023 and 25% on February 15, 2024; and (ii) 84,002 RSUs vest 1/3 on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023, in each case subject to continued service through each applicable vesting date.
Compensatory Arrangements for Certain Executive Officers
SolarWinds has entered into employment agreements with Mr. Pagliuca, Mr. Colletti and Ms. Pai. Prior to the separation, we intend to enter into new agreements with Mr. Pagliuca, Mr. Colletti and Ms. Pai that will supersede their agreements with SolarWinds. The following summarizes the employment agreements with each of Mr. Pagliuca, Mr. Colletti and Ms. Pai that will become effective following the separation. The following descriptions of the terms of the employment agreements are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to this information statement.
John Pagliuca will enter into an employment agreement with N-able Technologies, Inc. (“N-able Technologies”) as the President and Chief Executive Officer effective as of the date of, and contingent upon, the separation. This employment agreement has no specific term and constitutes at-will employment. Mr. Pagliuca’s annual base salary under the employment agreement is $475,000, which will be reviewed annually and will be subject to change from time to time by the board of directors of N-able Technologies and/or N-able (the “Board”) in its discretion. Mr. Pagliuca is also eligible to receive an annual bonus based upon the achievement of business metrics established by the Board and individual performance factors mutually determined by Mr. Pagliuca and the Board. Mr. Pagliuca’s initial target bonus is 100% of base salary, up to a maximum of 150% for the overachievement of such metrics and performance factors, and is subject to review and change from time to time by the Board in its discretion. Mr. Pagliuca is also entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of N-able Technologies. Mr. Pagliuca will be eligible for reimbursement of all reasonable business expenses incurred or paid in the performance of the duties and responsibilities for N-able Technologies.
Furthermore, subject to approval by the Board, Mr. Pagliuca will be granted restricted stock units and performance stock units that have an aggregate initial value equal to $7,500,000. These equity awards will represent the right to acquire shares of N-able common stock, subject to the N-able equity incentive plans and applicable award agreements. Subject to Mr. Pagliuca’s continued employment through the applicable vesting date, the restricted stock units will vest 25% on February 15, 2022 and 6.25% each quarter thereafter. The performance stock units will be subject to vesting upon both the achievement of annual performance targets established by the Board and time-based vesting, with one-third of the units vesting on each anniversary of the certification of the achievement of the performance target. Mr. Pagliuca may be eligible for additional grants of equity awards in the future at the discretion of the Board. In the event that a N-able Technologies undergoes a Change of Control (as defined in the employment agreement), the performance-vesting condition applicable to Mr. Pagliuca’s performance stock units will be deemed satisfied in full, and the units will vest according to the following schedule: 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter (or other more favorable condition as may be determined between Mr. Pagliuca and the Company).
Pursuant to the employment agreement, in the event that Mr. Pagliuca’s employment is terminated by N-able Technologies without Cause, as such term is defined in the employment agreement (and other than due to Mr. Pagliuca’s death or disability), or as a result of a Constructive Termination, as such term is defined in the employment agreement, and not during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Mr. Pagliuca a lump-sum cash severance payment equivalent to 18 months of then-current base salary, (ii) subject to determination by the Board that the performance objectives for the year in which termination occurs are reasonably likely to be satisfied at the time the notice of termination is given and based upon the level at which the Board determines that the performance objectives are reasonably likely to be satisfied, pay to Mr. Pagliuca an amount equal to the prorated earned but unpaid annual bonus, (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. Pagliuca and Mr. Pagliuca’s dependents for 18 months, and (iv) accelerate the time-vesting of Mr. Pagliuca’s outstanding performance stock units for which the performance-vesting condition has been satisfied prior to termination. Moreover, if Mr. Pagliuca’s employment is terminated by N-able Technologies without Cause (and other than due to Mr. Pagliuca’s death or disability) or as a result of a Constructive Termination during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Mr. Pagliuca a lump-sum cash severance payment equivalent to 18 months of then-current base salary, (ii) pay to Mr. Pagliuca an amount equal to 100% of the then annual target bonus, (iii) reimburse on a monthly basis health and dental care continuation premiums of Mr. Pagliuca and Mr. Pagliuca’s dependents for 18 months, and (iv) fully accelerate the vesting of Mr. Pagliuca’s outstanding equity awards. These severance benefits are contingent on Mr. Pagliuca’s general release of claims against N-able Technologies and subject to Mr. Pagliuca’s compliance with certain confidentiality and restricted activity obligations.
Frank Colletti will enter into an employment agreement with N-able Solutions ULC as the Executive Vice President, Worldwide Sales, effective as of the date of, and contingent upon, the separation. This employment agreement has no specific term and constitutes at-will employment. Mr. Colletti’s annual base salary under the employment agreement is $370,000 CAD, which will be reviewed annually and will be subject to change from time to time by N-able Solutions in its discretion. Mr. Colletti is also eligible to receive an annual bonus based upon the achievement of business metrics established by the board of directors of N-able Solutions and individual performance factors mutually determined by Mr. Colletti and Mr. Colletti’s manager. Mr. Colletti’s initial target bonus is 80% of base salary and is subject to review and change from time to time by the board of directors in its discretion. Mr. Colletti is also entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of N-able Solutions. Mr. Colletti will be eligible for reimbursement of all reasonable business expenses incurred or paid in the performance of the duties and responsibilities for N-able Solutions
Pursuant to the employment agreement, in the event that Mr. Colletti’s employment is terminated by N-able Solutions without Cause, as such term is defined in the employment agreement (and other than due to Mr. Colletti’s death or disability), and not during the 12-month period after a Change of Control, N-able Solutions will be obligated to (i) pay Mr. Colletti a lump-sum cash severance payment equivalent to 12 months of then-current base salary, (ii) pay to Mr. Colletti any earned, but unpaid, incentive compensation payments, and (iii) continue all group health care benefits as required by the ESA (as defined in the employment agreement) and, to the extent permitted by the N-able Solutions’ benefits provider, continuation of the health and dental care benefits for Mr. Colletti and Mr. Colletti’s dependents, on the same basis as active employees, for a period of twelve (12) months from the date of termination. Moreover, if Mr. Colletti’s employment is terminated by N-able Solutions without Cause (and other than due to Mr. Colletti’s death or disability) or as a result of a Constructive Termination, as such term is defined in the employment agreement, during the 12-month period after a Change of Control, N-able Solutions will be obligated to (i) pay Mr. Colletti a lump-sum cash severance payment equivalent to 18 months of then-current base salary, (ii) fully accelerate the vesting of Mr. Colletti’s outstanding equity awards, (iii) pay to Mr. Colletti any earned, but unpaid, incentive compensation payments, and (iv) continue all group health care benefits as required by the ESA (as defined in the employment agreement) and, to the extent permitted by the N-able Solutions’ benefits provider, continuation of the health and dental care benefits for Mr. Colletti and Mr. Colletti’s dependents, on the same basis as active employees, for a period of twelve (12) months from the date of termination. These severance benefits are contingent on Mr. Colletti’s general release of claims against N-able Solutions and subject to Mr. Colletti’s compliance with certain confidentiality and restricted activity obligations.
Kathleen Pai will enter into an employment agreement with N-able Technologies, Inc. as the Executive Vice President and Chief People Officer effective as of the date of, and contingent upon, the separation. This employment agreement has no specific term and constitutes at-will employment. Ms. Pai’s annual base salary under the employment agreement is $375,000, which will be reviewed annually and will be subject to change from time to time by N-able Technologies in its discretion. Ms. Pai is also eligible to receive an annual bonus based upon the achievement of business metrics established by the Board and individual performance factors mutually determined by Ms. Pai and Ms. Pai’s manager. Ms. Pai’s initial target bonus is 80% of base salary and is subject to review and change from time to time by the Board in its discretion. Ms. Pai is also entitled to participate in all employee benefit plans and vacation policies in effect for similarly-situated employees of N-able Technologies. Ms. Pai will be eligible for reimbursement of all reasonable business expenses incurred or paid in the performance of the duties and responsibilities for N-able Technologies.
Furthermore, subject to approval by the Board, Ms. Pai will be granted equity awards that have an aggregate total of value equal to $1,200,000. These equity awards will be subject to the N-able equity incentive plans and applicable award agreements. Ms. Pai may be eligible for additional grants of equity awards in the future at the discretion of the Board.
Pursuant to the employment agreement, in the event that Ms. Pai’s employment is terminated by N-able Technologies without Cause, as such term is defined in the employment agreement (and other than due to Ms. Pai’s death or disability), and not during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Ms. Pai a lump-sum cash severance payment equivalent to 12 months of then-current base salary, (ii) pay to Ms. Pai an amount equal to the prorated unpaid annual bonus per the terms of the N-able Technologies bonus plan, and (iii) reimburse on a monthly basis health and dental care continuation premiums of Ms. Pai and Ms. Pai’s dependents for 12 months. Moreover, if Ms. Pai’s employment is terminated by N-able Technologies without Cause (and other than due to Ms. Pai’s death or disability) or as a result of a Constructive Termination, as such term is defined in the employment agreement, during the 12-month period after a Change of Control, N-able Technologies will be obligated to (i) pay Ms. Pai a lump-sum cash severance payment equivalent to 18 months of then-current base salary, (ii) pay to Ms. Pai an amount equal to the prorated unpaid annual bonus per the terms of the N-able Technologies bonus plan, (iii) reimburse on a monthly basis health and dental care continuation premiums of Ms. Pai and Ms. Pai’s dependents for 12 months, and (iv) fully accelerate the vesting of Ms. Pai’s outstanding equity awards. These severance benefits are contingent on Ms. Pai’s general release of claims against N-able Technologies and subject to Ms. Pai’s compliance with certain confidentiality and restricted activity obligations
Director Compensation
Effective on or prior to the separation, we expect our board of directors to adopt a director compensation policy under which we will pay a combination of cash and equity compensation to our non-employee directors for their services as directors or as members of committees of our board of directors. The following summary describes what we anticipate to be the material terms of our director compensation policy.
•Each director will receive an annual cash retainer for service to our board of directors and an additional annual cash retainer for service on any committee of our board of directors or for serving as the chair of our board of directors or any of its committees, in each case, prorated for partial years of service, as follows:

	Board or Committee Member	Board or Committee Chair
Annual cash retainer	$35,000	$85,000
Additional annual cash retainer for compensation committee	$6,000	$12,000

Additional annual cash retainer for nominating and corporate governance committee	$4,000	$8,000
Additional cash retainer for audit committee	$10,000	$20,000
•Each of our non-employee directors at the time of the separation will be granted an award of restricted stock units representing the right to receive a number of shares of our common stock determined by dividing $360,000 by the per-share price of our common stock on the date of grant (an “Initial Award”). Each Initial Award will vest in equal annual installments on the on the first three anniversaries of the date of grant, subject to the director’s continued service through the applicable vesting date. Thereafter, on the date of the first meeting of our board of directors following each annual meeting of our stockholders, each director will be granted an award of restricted stock units representing the right to receive a number of shares of our common stock determined by dividing $180,000 by the per-share price of our common stock on the date of grant (an “Annual Award”). Each Annual Award will vest in full on the day immediately preceding the next annual meeting of our stockholders, subject to the director’s continued service through the vesting date. Each new director first appointed or elected to our board of directors will be granted an Initial Award at the first meeting of our board of directors following such appointment or election, provided that if such initial appointment or election occurs within six months before the next annual meeting of our stockholders the new director will not be eligible to receive an Annual Award following that annual meeting of stockholders .
•All equity awards granted to our non-employee directors under our 2021 Equity Incentive Plan that are then-outstanding will vest in full upon a Change in Control (as defined in the 2021 Equity Incentive Plan).
•Each director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee on which he or she serves.
SolarWinds has entered into consulting agreements with Mr. McMartin and Ms. Nimsger, or the Consulting Agreements, pursuant to which each such director is entitled to receive a cash fee of $100,000 per year. The Consulting Agreements will terminate at the time of the distribution.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our restated charter, to be effective immediately prior to the completion of the distribution, provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would be not available for liability:
•for any breach of a duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for any transaction from which the director derived an improper benefit; or
•for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
Our restated charter, to be effective immediately prior to the completion of the distribution, also provides that if Delaware law is amended after the approval by our stockholders of the restated charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our restated bylaws, to be effective immediately prior to the completion of the distribution, provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the restated bylaws are not exclusive.
The limitation of liability and indemnification provisions in our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
Before the completion of the separation, we will enter into indemnity agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our restated charter and restated bylaws to be effective immediately prior to the completion of the distribution for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We will also maintain directors’ and officers’ liability insurance.
Benefit Plans
Incentive Bonus Plan
Before the completion of the separation, our board of directors will adopt an incentive bonus plan, or the Bonus Plan. The Bonus Plan will be administered by a committee of no less than two members of our board of directors appointed to administer the Bonus Plan. The Bonus Plan is intended to provide certain of our employees selected by the Bonus Plan administrator an opportunity to receive non-equity incentive payments. We expect that the eligible participants under the Bonus Plan will include our named executive officers.
The Bonus Plan administrator may establish a bonus pool at any time, from which bonus payments under the Bonus Plan will be made. Annual bonuses are earned under the Bonus Plan through achievement of performance targets established by the administrator, with the degree of performance achievement through a specified performance period determining the bonus amount earned relative to the participant’s target bonus amount. Payments under the Bonus Plan will be made in one-time cash payments as soon as practicable after the end of the performance period to which the bonus relates, and participants in the bonus plan generally must be employed on the date the awards are actually paid in order to receive payment. The decision to pay a bonus and the amount of the bonuses paid under the plan will be subject to the discretion of the administrator and may be increased, reduced or eliminated at any time.
A participant may not transfer rights granted under the Bonus Plan other than by will, the laws of descent and distribution, or as otherwise provided under the Bonus Plan.

Our Bonus Plan will continue in effect until terminated by the board of directors. The board of directors has the authority to amend, suspend or terminate our Bonus Plan at any time.
2021 Plan
Before the completion of the separation, our board of directors will adopt, and we expect our stockholders will approve, our 2021 Equity Incentive Plan, or the 2021 Plan. The 2021 Plan will be effective upon its approval by our stockholders. It is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.
A total of 18,000,000 shares of our common stock will be initially authorized and reserved for issuance under the 2021 Plan, plus a number of shares of our common stock sufficient to cover any awards relating to SolarWinds common stock that may be converted into awards relating to our common stock upon the completion of the distribution. This reserve will automatically increase on January 1, 2022, and each subsequent anniversary through and including January 1, 2031, by an amount equal to the smaller of (a) 5% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 and (b) an amount determined by our board of directors.
Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2021 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards that expire or are canceled or forfeited will again become available for issuance under the 2021 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations in connection with restricted stock units or other full value awards. Upon payment in shares pursuant to the exercise of a stock appreciation right, the number of shares available for issuance under the 2021 Plan will be reduced by the gross number of shares for which the stock appreciation right is exercised. If the exercise price of an option is paid by tender of previously owned shares or by means of a net exercise, the number of shares available for issuance under the 2021 Plan will be reduced by the gross number of shares for which the option is exercised. Shares purchased in the open market with option exercise proceeds or shares withheld to satisfy tax obligations upon the exercise of options or stock appreciation rights will not be added to the number of shares available under the 2021 Plan.
The 2021 Plan will generally be administered by the compensation committee of our board of directors. Subject to the provisions of the 2021 Plan, the compensation committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. However, the compensation committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the 2021 Plan and award guidelines established by the compensation committee. The compensation committee will have the authority to construe and interpret the terms of the 2021 Plan and awards granted under it. The 2021 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2021 Plan.
Without stockholder approval, we may not provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment or to amend such awards to reduce the exercise price thereof.
The 2021 Plan limits the grant date fair value of all equity awards and the amount of cash compensation that may be provided to a non-employee director in any fiscal year to an aggregate of $1,000,000.

Awards may be granted under the 2021 Plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:
•Stock options. We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code, or the Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our common stock at an exercise price per share determined by the compensation committee, which may not be less than the fair market value of a share of our common stock on the date of grant.
•Stock appreciation rights. A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common stock or in cash, except that a stock appreciation right granted in tandem with a related option is payable only in stock.
•Restricted stock. The compensation committee may grant restricted stock awards either as a bonus or as a purchase right at such price as the compensation committee determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the compensation committee specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends may be subject to the same vesting conditions as the related shares.
•Restricted stock units. Restricted stock units represent rights to receive shares of our common stock (or their value in cash) at a future date without payment of a purchase price (unless required under applicable state corporate laws), subject to vesting or other conditions specified by the compensation committee. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the compensation committee may grant restricted stock units that entitle their holders to dividend equivalent rights.
•Performance shares and performance units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our common stock, while performance unit awards are rights denominated in dollars or in stock units that represent rights to receive shares of our common stock at a future date without payment of a purchase price, subject to performance and other vesting conditions specified by the compensation committee. The compensation committee establishes the applicable performance goals based on one or more measures of business or personal performance enumerated in the 2021 Plan, such as revenue, gross margin, net income or total stockholder return or as otherwise determined by the compensation committee. To the extent earned, performance share and unit awards may be settled in cash or in shares of our common stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of common stock are issued in settlement of such awards. However, the compensation committee may grant performance shares that entitle their holders to dividend equivalent rights.
•Cash-based awards and other stock-based awards. The compensation committee may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the compensation committee. Settlement of these awards may be in cash or shares of our common stock, as determined by the compensation committee. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our common stock are issued pursuant to the award. The compensation committee may grant dividend equivalent rights with respect to other stock-based awards.
In the event of a change in control as described in the 2021 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2021 Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Our compensation committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2021 Plan will also authorize our compensation committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
The 2021 Plan will continue in effect until it is terminated by the compensation committee; provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The compensation committee may amend, suspend or terminate the 2021 Plan at any time; provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law, regulation or listing rule.
2021 Employee Stock Purchase Plan
Before the completion of the separation, our board of directors will adopt, and we expect our stockholders will approve, our 2021 Employee Stock Purchase Plan, or the ESPP. Our ESPP will be effective upon its approval by our stockholders.
A total of 2,500,000 shares of will be common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on January 1, 2022 and each subsequent anniversary through and including January 1, 2031, equal to the smallest of:
•3,000,000 shares;
•One-half of one percent (0.5%) of the outstanding shares of our common stock on the immediately preceding December 31; and
•such other amount as may be determined by our board of directors.
Appropriate adjustments will be made in the number of authorized shares and in outstanding purchase rights to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to purchase rights that expire or are canceled will again become available for issuance under the ESPP.
The compensation committee of our board of directors will administer the ESPP and have full authority to interpret the terms of the ESPP. The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.
Certain of our employees, including our named executive officers, and employees of any of our subsidiaries designated by the compensation committee are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year, subject to any local law requirements applicable to participants in jurisdictions outside the United States. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:
•has not met been customarily employed by us or any participating subsidiary for at least six months or such other length of time designated by the compensation committee, up to two (2) years;
•is an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended;
•immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock as valued under Section 423 of the Code for each calendar year in which the right to be granted would be outstanding at any time.
Our ESPP is intended to qualify under Section 423 of the Code but also permits us to include our non-U.S. employees in offerings not intended to qualify under Section 423. The ESPP will typically be implemented through consecutive six-month offering periods. The offering periods generally start on the first trading day on or after February 16 and August 16 of each year. The compensation committee may, in its discretion, modify the terms of future offering periods, including establishing offering periods of up to 27 months and providing for multiple purchase dates. The compensation committee may vary certain terms and conditions of separate offerings for employees of our non-U.S. subsidiaries where required by local law or desirable to obtain intended tax or accounting treatment.
Our ESPP permits participants to purchase common stock through payroll deductions of up to 20.0% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums but excludes payments for incentive compensation, bonuses and other similar compensation.
Amounts deducted and accumulated from participant compensation, or otherwise funded in any participating non-U.S. jurisdiction in which payroll deductions are not permitted, are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will be 85.0% of the lesser of the fair market value of our common stock on the first day or the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.
Each participant in any offering will have an option to purchase for each full month contained in the offering period a number of shares determined by dividing $2,083.33 by the fair market value of a share of our common stock on the first day of the offering period, except as limited in order to comply with Section 423 of the Code. Prior to the beginning of any offering period, the compensation committee may alter the maximum number of shares that may be purchased by any participant during the offering period or specify a maximum aggregate number of shares that may be purchased by all participants in the offering period. If insufficient shares remain available under the plan to permit all participants to purchase the number of shares to which they would otherwise be entitled, the compensation committee will make a pro rata allocation of the available shares. Any amounts withheld from participants’ compensation in excess of the amounts used to purchase shares will be refunded, without interest.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
In the event of a change in control, an acquiring or successor corporation may assume our rights and obligations under outstanding purchase rights or substitute substantially equivalent purchase rights. If the acquiring or successor corporation does not assume or substitute for outstanding purchase rights, then the purchase date of the offering periods then in progress will be accelerated to a date prior to the change in control.
Our ESPP will continue in effect until terminated by the compensation committee. The compensation committee has the authority to amend, suspend or terminate our ESPP at any time.
401(k) Plan
Prior to the completion of the separation, we will maintain a tax-qualified retirement plan, or 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan immediately upon meeting all eligibility requirements. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, $19,500 in 2021 (or $26,000 if eligible for catch-up contributions) and contribute that amount to the 401(k) plan. In addition to salary deferral contributions, we make a safe harbor employer contribution to each eligible participant’s account in an amount equal to 100% of the first 3% of the eligible participant’s compensation contributed to the 401(k) plan and 50% of the next 2% of the eligible participant’s compensation contributed to the plan. A participant is always 100% vested in his or her salary deferral and safe harbor contributions. The 401(k) plan also allows us to make discretionary matching contributions.

Certain Relationships And Related Party Transactions
Prior to the separation, we have operated as a business unit within SolarWinds. Immediately following the distribution, the Sponsors will own approximately 122,971,283 shares of our outstanding common stock, representing approximately 68.8% of voting power. As a result, the Sponsors will have the power acting alone to approve any action requiring the affirmative vote of a majority of the votes entitled to be cast and to elect all of our directors.
Prior to completion of the separation, we intend to enter into certain agreements with SolarWinds relating to the separation and our relationship with SolarWinds after the separation. The material terms of such agreements with SolarWinds relating to our historical relationship, the separation and our relationship with SolarWinds after the separation are described below. Prior to the completion of the distribution, we intend to enter into certain agreements with the Sponsors. We do not currently expect to enter into any additional agreements or other transactions with SolarWinds outside the ordinary course or with any of its directors, officers or other affiliates, other than those entered into with SolarWinds and the Sponsors specified below. Any transactions with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.
Relationship with SolarWinds
Historical Relationship with SolarWinds
SolarWinds currently provides certain services to us, and costs associated with these functions have been allocated to us. The allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. Where possible, these costs were allocated based on direct usage, with the remainder allocated on a basis of revenue, headcount or other measures we have determined as reasonable. The stock-based compensation includes expense attributable to our employees and an allocation of stock-based compensation attributable to employees of SolarWinds. These allocations are primarily reflected within operating expenses in our combined statements of operations. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. The amount of these allocations from SolarWinds was $35.1 million, which included $1.7 million for research and development, $2.0 million for sales and marketing, $31.4 million for general and administrative expense and $0.1 million for cost of revenue for the year ended December 31, 2020, and $19.8 million, which included $1.2 million for research and development, $1.1 million for sales and marketing, $17.4 million for general and administrative expense and $0.1 million for cost of revenue for the year ended December 31, 2019. The amount of these allocations from SolarWinds was $9.2 million, which included less than $0.1 million for research and development, less than $0.1 million for sales and marketing, $9.1 million for general and administrative expense and less than $0.1 million for cost of revenue for the three months ended March 31, 2021, and $5.7 million, which included $0.5 million for research and development, $0.4 million for sales and marketing, $4.8 million for general and administrative expense and $0.1 million for cost of revenue for the three months ended March 31, 2020.
Although we will enter into certain agreements with SolarWinds in connection with the separation and the distribution, the amount and composition of our expenses may vary from historical levels since the fees charged for the services under the agreements may be higher or lower than the costs reflected in the historical allocations.
Following the completion of the separation, we expect SolarWinds to continue to provide many of the services described above on a transitional basis for a fee. These services will be provided under the transition services agreement described below.
Following the completion of the separation, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a stand-alone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically allocated to us from SolarWinds. Additionally, we expect increased general and administrative expense, which includes separation expenses relating to third-party advisory, consulting and legal services, and other items that are incremental and one-time in nature. To operate as a stand-alone company, we expect to incur costs to replace certain services previously provided by SolarWinds, which may be higher than those reflected in our historical combined financial statements. We expect to incur additional costs to implement certain new systems to replace the legacy systems previously provided by SolarWinds, which we estimate to be $1.5 million to $2.5 million in the next twelve months.
Agreements with SolarWinds
Following the separation and distribution, SolarWinds and we will operate separately, each as an independent public company. In connection with the separation and distribution, we will enter into various agreements to effect the separation and provide a framework for our relationship with SolarWinds after the separation. These agreements will provide for the allocation between SolarWinds and us of SolarWinds’ assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from SolarWinds and will govern certain relationships between SolarWinds and us after the separation. These agreements have been filed as exhibits to the registration statement of which this information statement is a part.
The following summaries of each of these agreements are each qualified in their entirety by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which SolarWinds commences distribution of N-able’s common stock to the holders of shares of SolarWinds common stock.
The Separation Agreement
SolarWinds and we will enter into a separation and distribution agreement, or the separation agreement, prior to the distribution of N-able’s common stock to holders of SolarWinds common stock. The separation agreement will set forth our agreements with SolarWinds regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with SolarWinds following the separation and distribution.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of SolarWinds and us as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that SolarWinds and we retain the assets necessary to operate their and our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement also will provide for the settlement or extinguishment of certain liabilities and other obligations between SolarWinds and us. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:
•“SpinCo Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets primarily (or in the case of intellectual property, exclusively) relating to our business, will be retained by or transferred to us or one of our subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;
•“SpinCo Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:
◦all of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from our business;

◦any and all “Environmental Liabilities” (as defined in the separation agreement);
◦liabilities (whether accrued, contingent or otherwise) reflected on our pro forma balance sheet;
◦liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of the our business;
◦liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of us or any indebtedness secured exclusively by any of our assets;
◦liabilities (whether accrued, contingent or otherwise) (including under applicable federal and state securities laws or any action brought by or on behalf of any holder of any of our securities (including our common stock)) relating to, arising out of or resulting from (i) disclosure documents filed or furnished by us with the U.S. Securities and Exchange Commission, or the SEC, in connection with the distribution (or are filed or furnished by Solar Winds to the extent related to SpinCo or the distribution), (ii) any form, registration statement, schedule or similar disclosure document filed or furnished by us with the SEC and (iii) the Private Placement, except, in each case, to the extent such liabilities constitute a SolarWinds Cyber Liability (as defined below);
◦liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any action primarily related to our business;
◦liabilities relating to, arising out of or resulting from our financing arrangements; and
•All assets and liabilities (whether accrued, contingent or otherwise) of SolarWinds will be retained by or transferred to SolarWinds or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in our retaining or assuming certain other specified liabilities.
The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.
The separation agreement provides that SolarWinds will be liable and obligated to indemnify us for all liabilities based upon, arising out of, or relating to the Cyber Incident, including all of our out of pocket direct costs and expenses, judgments, penalties and fines for:
•any action (as defined in the separation agreement) brought or asserted by a third party within four years after the separation related to the Cyber Incident with respect to any N-able or SolarWinds product or service;
•any action brought or asserted by a third party within four years after the separation with respect to any breach or exfiltration of information, including our and SolarWinds’ confidential information and information of our and SolarWinds’ employees, customers, vendors or business partners, related to the Cyber Incident and either our business or SolarWinds’ business;
•any action brought by or asserted by or on behalf of holders of SolarWinds common stock related to the Cyber Incident;
•any investigation that we conduct following our discovery within four years after the separation of a cyber event relating to, arising out of or resulting from the Cyber Incident; and
•any action brought by or asserted by a third party with respect to any information (as defined in the separation agreement) containing a statement of facts regarding the Cyber Incident in any of our disclosure documents to the extent such information was provided to us in writing by SolarWinds for express inclusion in such disclosure document (other than (x) any information included in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other disclosure regarding the affects or impact of the Cyber Incident may have on our business and assets and (y) with respect to any disclosure by us after SolarWinds has notified us that such information has materially changed or upon which we should no longer rely).
We refer to the foregoing liabilities of SolarWinds as the “SolarWinds Cyber Liabilities.” The SolarWinds Cyber Liabilities do not include, and SolarWinds will not be required to indemnify us for, any liabilities that we may incur based upon, arising out of or relating to:
•any of our costs related to compliance, mitigation, increased or changed IT, cybersecurity and other internal controls and enhancements (whether or not capitalized), research and development (whether or not capitalized) and additional personnel and related costs with respect to improving, enhancing or hardening the cyber security or defenses of our environment, whether as a result of the Cyber Incident or otherwise;
•any government relations, lobbying or public relations advisory work other than for any action otherwise covered as a SolarWinds Cyber Liability;
•any action relating to, arising out of or resulting from any breach or cyberattack occurring after the separation where the events or circumstances giving rise to such liabilities were not related to, arising out of or resulting from the Cyber Incident;
•other than to the extent otherwise covered as a SolarWinds Cyber Liability, our disclosure documents or any other public statements made by us or our directors or officers after the separation related to the Cyber Incident; and
•any consequential, special, or exemplary liabilities (as defined in the separation agreement) from any loss of customers, vendors, partners, employees or other commercial relationships or any increase in insurance premiums, whether or not relating to, arising out of resulting from the Cyber Incident.
Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with. In general, neither SolarWinds nor we will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of the distribution, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, SolarWinds and we will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities (including surety bonds) retained by SolarWinds and its subsidiaries and to remove SolarWinds and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by us.
The Distribution
The separation agreement will govern the rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution. SolarWinds will cause its agent to distribute to holders of SolarWinds common stock as of the record date one share of N-able common stock for every two shares of SolarWinds common stock held on that date, representing all of the issued and outstanding shares of N-able common stock owned by SolarWinds. Holders of SolarWinds common stock who would be entitled to receive a fraction of a share of N‑able common stock in the distribution will receive cash in lieu of fractional shares. SolarWinds will have the sole and absolute discretion to determine (and change) the terms, form and structure of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.
Conditions to the Distribution
The separation agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by SolarWinds in its sole discretion. For further information regarding these conditions, see “The Separation and Distribution—Conditions to the Distribution.” SolarWinds may, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution.
Shared Contracts
Certain shared contracts are to be assigned or amended to facilitate the separation of our business from SolarWinds. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.
The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to SolarWinds under the separation agreement with SolarWinds. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, managers, partners, employees and agents for any losses arising out of or due to:
•the liabilities or alleged liabilities each party assumed or retained pursuant to the separation agreement;
•the assets each party assumed or retained pursuant the separation agreement;
•the operation of each such party’s business, whether prior to, at, or after the distribution; and
•any breach by SolarWinds or us of any provision of the separation agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.

Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.
Legal Matters
Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.
Cash Adjustment
The separation agreement will contain a cash adjustment provision, with payment of such adjustments to be made within five business days of the determination of the final cash balance. Pursuant to the adjustment, if our aggregate cash balance at the time of the distribution, excluding any cash proceeds from our financing that are retained by us and not paid as a special dividend to SolarWinds, is determined to have been greater than the reference cash balance of $50,000,000, we will pay SolarWinds the excess and if our aggregate cash balance at the time of the distribution, excluding any cash proceeds from our financing that are retained by us and not paid as a special dividend to SolarWinds, is determined to have been less than the reference cash balance of $50,000,000, SolarWinds will pay us the shortfall.
Private Placement
The separation agreement will provide that, with the prior written consent of SolarWinds (which consent may be granted or denied in its sole discretion), we may enter into privately negotiated agreements with one or more investors to sell, prior to the consummation of the separation and distribution, newly-issued shares of N-able common stock. On July 11, 2021, we entered into a privately negotiated common stock purchase agreement with the Investors to sell, prior to the consummation of the separation and distribution, an aggregate of 20,623,282 newly-issued shares of N-able common stock, which we anticipate will represent approximately 11.5% of our total shares of common stock as of the time of the separation and distribution. The price per share of shares of N-able common stock to be sold in the Private Placement is fixed at $10.91, which was determined through private negotiation between the Investors and N-able. The initial issuance and sale of such shares will not be registered under the Securities Act; however, we have granted registration rights to the Investors with respect to the shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. Upon the closing of the Private Placement, and prior to consummation of the separation and distribution, we will pay a dividend to SolarWinds in an amount equal to the net proceeds of the Private Placement, which amount is anticipated to be approximately $216.0 million. We will not retain any of the net proceeds of the Private Placement.
Insurance
Following the separation, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the distribution, we may, for certain claims only, seek coverage under SolarWinds third-party insurance policies to the extent that coverage may be available thereunder.
No Restriction on Competition.
None of the provisions of the separation agreement include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.

No Hire and No Solicitation.
Neither SolarWinds nor we will hire or retain an employee of the other party or its subsidiaries for one year following the distribution. Neither SolarWinds nor we will recruit or solicit an employee of the other party or its subsidiaries for one year following the distribution.
Dispute Resolution
If a dispute arises between SolarWinds and us under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.
Term/Termination
Prior to the distribution, SolarWinds has the unilateral right to terminate or modify the terms of the separation agreement. After the effective time of the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both SolarWinds and us.
Other Matters Governed by the Separation Agreement
Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
Transition Services Agreement
SolarWinds and we will enter into a transition services agreement that will be effective upon the distribution, pursuant to which SolarWinds and its subsidiaries and we and our subsidiaries will provide to each other various services. The services to be provided include information technology, facilities, certain accounting and other financial functions, and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all out-of-pocket costs and expenses it actually incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services, generally without profit.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by the parties. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the effective date of the transition services agreement. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.
We do not expect the net costs associated with the transition services agreement to be materially different than the historical costs that have been allocated to us related to these same services.
Tax Matters Agreement
Allocation of Taxes. In connection with the separation and distribution, SolarWinds and we will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. In general, under the agreement, we will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include only us and/or any of our subsidiaries for any periods or portions thereof ending on or prior to consummation of the separation and distribution.
Neither party’s obligations under the agreement will be limited in amount or subject to any cap. The agreement will also assign responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the agreement will provide for cooperation and information sharing with respect to tax matters.
SolarWinds will generally be responsible for preparing and filing any tax return that includes SolarWinds or any of its subsidiaries (as determined immediately after the distribution), including those that also include us and/or any of our subsidiaries. We will generally be responsible for preparing and filing any tax returns that include only us and/or any of our subsidiaries.
The party responsible for preparing and filing any tax return will generally have primary authority to control tax audits related to any such tax return. We will generally have exclusive authority to control tax contests with respect to tax returns that include only us and/or any of our subsidiaries.
Preservation of the Tax-Free Status of Certain Aspects of the Separation. SolarWinds and we intend for the distribution to qualify as transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies or a distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies.
SolarWinds expects to receive opinions from its tax counsel and tax advisers regarding the tax-free status of the distribution, together with certain related transactions. In connection with the opinions, SolarWinds and we have made and will make certain representations regarding the past and future conduct of their and our respective businesses and certain other matters.
We will also agree to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and separation. We may take certain actions prohibited by these covenants only if we obtain and provide to SolarWinds an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case acceptable to SolarWinds in its sole and absolute discretion, to the effect that such action would not jeopardize the tax-free status of these transactions. We will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all relevant time periods. In addition, during the time period ending two years after the date of the distribution, these covenants will include specific restrictions on our:
•issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements);
•sales of assets outside the ordinary course of business; and
•entering into any other corporate transaction which would cause us to undergo a 50% or greater change in its stock ownership.
We will generally agree to indemnify SolarWinds and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain other aspects of the separation to the extent caused by an acquisition of our stock or assets or by any other action undertaken by us. This indemnification will apply even if SolarWinds has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Employee Matters Agreement
SolarWinds and we will enter into an employee matters agreement that will govern SolarWinds’ and our compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.

The employee matters agreement will provide for the treatment of outstanding SolarWinds equity awards, as described in further detail in the section entitled “Executive Compensation,” and certain other incentive arrangements.
The employee matters agreement will provide that, following the distribution, our employees generally will no longer participate in benefit plans sponsored or maintained by SolarWinds and will commence participation in our benefit plans, which are expected to be generally similar to the existing SolarWinds benefit plans.
The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information, and the duplication or acceleration of benefits.
Intellectual Property Matters Agreement
SolarWinds and we will enter into an intellectual property matters agreement pursuant to which SolarWinds will grant to us a generally irrevocable, non-exclusive, worldwide, and royalty-free license to use certain intellectual property rights retained by SolarWinds. We will be able to sublicense our rights in connection with activities relating to our and our controlled affiliates business, but not for independent use by third parties.
We will also grant back to SolarWinds a generally irrevocable, non-exclusive, worldwide, and royalty-free license to continue to use the transferred intellectual property rights. SolarWinds will be able to sublicense its rights in connection with activities relating to SolarWinds’ and its controlled affiliates retained business, but not for independent use by third parties. This license back will permit SolarWinds to continue to use the transferred intellectual property rights in the conduct of its remaining businesses. We believe that the license back will have little impact on our business because SolarWinds’ use of the transferred intellectual property rights is generally limited to SolarWinds’ products and services that are not part of our N-able business.
Under the intellectual property matters agreement, the term for the licensed or sublicensed know-how is perpetual and the term for each licensed or sublicensed patent is until expiration of the last valid claim of such patent. The intellectual property matters agreement will terminate only if SolarWinds and we agree in writing to terminate it.
Trademark License Agreement
SolarWinds and we will enter into a trademark license agreement pursuant to which SolarWinds will grant to us a generally limited, worldwide, non-exclusive and royalty-free license to use certain trademarks retained by SolarWinds that were used by us in the conduct of our business prior to the separation. The majority of those uses will be only on a short-term basis, while use in forwarding certain domains used in the business will continue for a longer term. We will be able to sublicense our rights in connection with activities relating to our and our controlled affiliates business. The trademark agreement will terminate once we cease to use all of the licensed trademarks and may be terminated by SolarWinds in certain instances related to a breach of the agreement by us or if we commence bankruptcy or similar proceedings.
Software Cross License Agreement
SolarWinds and we will enter into a software cross license agreement pursuant to which SolarWinds will grant to us a generally perpetual, irrevocable, non-exclusive, worldwide and, subject to certain exceptions, royalty-free license to certain software libraries and internal tools for limited uses. We will be able to sublicense our rights to third parties solely for use on behalf of us. We will pay a license fee to SolarWinds for the license to certain software libraries.
We will also grant back to SolarWinds a generally perpetual, irrevocable, non-exclusive, worldwide and, subject to certain exceptions, royalty-free license to certain software libraries and internal tools for limited uses. We will be able to sublicense our rights to third parties solely for use on behalf of us.

The term of the software cross license agreement will be perpetual unless SolarWinds and we agree in writing to terminate the agreement.
Software OEM Agreements
SolarWinds and we will enter into a software OEM agreement pursuant to which SolarWinds will grant to us a non-exclusive and royalty-bearing license to market, advertise, distribute and sublicense certain SolarWinds software products to customers on a worldwide basis. We will enter into a substantially similar software OEM agreement under which we will grant to SolarWinds a non-exclusive and royalty-bearing license to market, advertise, distribute and sublicense certain of our software products to customers on a worldwide basis. Each agreement will have a two year term, and may be terminated by the licensor in certain instances related to a breach of the agreement by a party or if the other party commences bankruptcy or similar proceedings.
The Sponsors as Our Controlling Stockholders
Upon completion of the distribution, the Sponsors will collectively hold approximately 122,971,283 shares of N‑able common stock, representing approximately 68.8% of voting power. For as long as the Sponsors continue to control more than 50% of the outstanding shares of N-able common stock, the Sponsors will be able to direct the election of all the members of our board of directors. Similarly, the Sponsors will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to the Sponsors. In addition, pursuant to the terms of the stockholders’ agreement with the Sponsors that will be effective as of immediately prior to the consummation of the distribution, we will reimburse the Lead Sponsors and certain of their affiliates for certain out-of-pocket costs and expenses incurred in connection with the separation and distribution, certain advisory services and their ownership of N-able stock.
Stockholders’ Agreement
Prior to the distribution, we will enter into a stockholders’ agreement with the Sponsors, as well as other investors named therein. The stockholders’ agreement, as further described below, will contain specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement will contain provisions related to the composition of our board of directors and its committees, which are discussed under “Management—Composition of the Board of Directors,” and will provide that we will be obligated to reimburse the Lead Sponsors and certain of their affiliates for certain out-of-pocket costs and expenses incurred in connection with the separation and distribution, certain advisory services and their ownership of N-able stock.
Voting Agreement
Under the stockholders’ agreement, the Sponsors will all agree to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the board of directors complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our board of directors and its committees, which are discussed under “Management—Composition of the Board of Directors.”
Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our restated charter, our restated bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of outstanding shares of N‑able common stock immediately following the consummation of the distribution, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our board of directors. The actions include:
•change in control transactions;
•acquiring or disposing of assets or entering into joint ventures with a value in excess of $150 million;

•incurring indebtedness in an aggregate principal amount in excess of $150 million;
•initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving us or any of our significant subsidiaries;
•increasing or decreasing the size of our board of directors; and
•terminating the employment of our chief executive officer or hiring a new chief executive officer.
Transfer Restrictions
Under the stockholders’ agreement, each of our Sponsors will agree, subject to certain limited exceptions, not to sell, pledge, assign, encumber or otherwise transfer or dispose any of our common stock during the period following the consummation of the distribution until October 23, 2021 without the consent of the Silver Lake Funds and the Thoma Bravo Funds, as applicable.
Under the stockholders’ agreement, our management will also be subject to customary transfer restrictions which require compliance with the terms of the stockholders’ agreement, the Securities Act and any applicable state securities laws.
Indemnification
Under the stockholders’ agreement, we will agree, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement will contain a covenant that requires our restated charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the Silver Lake Directors and the Thoma Bravo Directors to the maximum extent permitted by Section 122(17) of the DGCL. See “Risk Factors—After the separation from SolarWinds, the Lead Sponsors will have a controlling influence over matters requiring stockholder approval.”
Sponsor Selling Restrictions
Prior to the to the distribution, SolarWinds and we will enter into an agreement with the Sponsors that will restrict the Sponsors from selling or otherwise disposing of more than 5% of their shares of SolarWinds or N-able common stock for one year following the distribution date unless the applicable transaction involves a sale or disposition of a pro rata interest in both SolarWinds and N-able, or the applicable Sponsor provides SolarWinds with an unqualified tax opinion from a qualified tax advisor that such a disposition will not cause the distribution to fail to qualify under Section 361(c) or Section 355(c) of the Code. SolarWinds also may unconditionally waive the restriction on dispositions but, in the event of a waiver, would cease to be able to rely on the opinions from its tax counsel and tax advisers delivered in connection with the separation and distribution.
Grants of Equity Awards
Prior to the completion of the separation, we expect to grant equity awards to certain of our directors and executive officers. For more information regarding the equity awards granted to our directors and named executive officers, see “Executive Compensation.”
Employment Agreements
See “Executive Compensation” for information on compensation and employment arrangements with our named executive officers.

Registration Rights Agreement
Prior to the completion of the distribution, we intend to enter into a registration rights agreement with the Sponsors with customary representations, warranties and covenants, pursuant to which we will grant the Sponsors and their affiliates certain registration rights with respect to N-able common stock owned by them. In addition, in connection with the Private Placement, we have granted registration rights to the Investors with respect to the shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares.
Policies and Procedures for Related Party Transactions
Prior to the completion of the separation, our board of directors will adopt a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

Security Ownership of Certain Beneficial Owners and Management
As of the date of this information statement, SolarWinds beneficially owns all of the outstanding shares of N‑able common stock. For a description of certain voting arrangements relating to the shares of N-able common stock retained by SolarWinds, see “Certain Relationships and Related Party Transactions—Relationship with SolarWinds.”
The following table provides information regarding the anticipated beneficial ownership of our common stock immediately following the completion of the distribution by:
•each person known by us to beneficially own more than 5% of outstanding shares of N-able common stock;
•each of the directors;
•each of our executive officers named in the Summary Compensation Table under “Executive Compensation”; and
•all of our directors and executive officers as a group.
Except with respect to shares of N-able common stock to be issued in the Private Placement and as otherwise noted below, we based the share amounts on each person’s beneficial ownership of SolarWinds common stock on June 30, 2021, giving effect to a ratio of one share of N‑able common stock for every two shares of SolarWinds common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.
Immediately following the separation and distribution, we estimate that 158,123,060 shares of N‑able common stock will be issued and outstanding, based on the 316,246,120 shares of SolarWinds common stock outstanding on June 30, 2021, plus 20,623,282 shares of N-able common stock to be issued in the Private Placement. The actual number of shares of N‑able common stock that will be outstanding following the completion of the distribution will be determined on July 12, 2021.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or have the right to acquire such powers within 60 days. Accordingly, the following table does not include options to purchase N‑able common stock that are not exercisable within the next 60 days. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o N-able, Inc., 301 Edgewater Dr., Suite 306, Wakefield, Massachusetts 01880.

Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock	Percentage of Class
5% Stockholders
Silver Lake Funds(1)	61,473,869	34.39%
Thoma Bravo Funds(2)	50,090,643	28.02%
Thoma Bravo Co-Investors(3)	11,406,771	6.38%
HarbourVest Partners(4)	3,719,600	2.08%
AlpInvest Partners(5)	2,479,732	1.39%
NB Alternatives Advisers LLC(6)	2,479,732	1.39%
Lexington Co-Investment Holdings III L.P.(7)	1,239,867	*
Prudential(8)	743,920	*
Hermes USA Investors Venture II LP(9)	495,947	*
Howard Hughes Medical Institute(10)	247,973	*
Canada Pension Plan Investment Board(11)	17,159,696	9.6%
Directors and Executive Officers
Mike Bingle	19,058	*
William Bock	20,343	*
Michael Hoffmann	19,058	*
Cam McMartin	—	—
Kristin Nimsger	—	—
Michael Widmann	9,798	*
John Pagliuca(12)	100,280	*
Frank Colletti(13)	22,050	*
Kathleen Pai	18,399	*
All directors and executive officers as a group (9 persons)(14)	208,986	*
_______________
*Less than 1%
(1)Consists of 43,338,406 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 712,320 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 17,323,318 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III; and 99,825 shares of common stock held directly by SLTA. Silver Lake Group, L.L.C., or SLG, is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(2)Includes 16,333,201 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 8,202,937 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 8,079,625 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 7,145,401 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 360,326 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 79,070 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 70,260 shares of common stock held directly by Thoma Bravo Executive Fund XII-A, L.P.,  6,610,607 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII, L.P., and 3,209,216 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo is the general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise shared voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, LLC,150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.
(3)By virtue of the stockholders’ agreement, Thoma Bravo may be deemed to exercise voting and dispositive power with respect to the shares held by the stockholders listed below. Thoma Bravo disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest, if any.
(4)Includes 148,784 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 223,176 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 619,933 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 148,784 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P., 347,163 shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 247,973 shares of common stock held directly by Meranti Fund L.P., 247,973 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 1,735,814 shares of common stock held directly by SMRS-TOPE LLC. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by HarbourVest Partners, LLC. The principal business address of each of the entities identified herein is One Financial Center, 44th Floor, Boston, MA 02111.
(5)Includes 29,756 shares of common stock held directly by AlpInvest GA Co C.V., 2,053,220 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 332,780 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 63,976 shares of common stock held directly by AM 2014 Co C.V. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by AlpInvest Partners B.V. The principal business address for each of the entities identified herein is Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands.
(6)Includes 198,378 shares of common stock held directly by NB Crossroads XX - MC Holdings LP, 74,391 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 49,595 shares of common stock held directly by NB - Iowa’s Public Universities LP, 173,581 shares of common stock held directly by NB PEP Holdings Limited, 49,595 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 49,595 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 1,487,840 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 49,595 shares of common stock held directly by NB Wildcats Fund LP, 99,189 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI Multi-Series Fund L.P. and 247,973 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by NB Alternatives Advisers LLC. The principal business address for each of the entities identified herein is 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.
(7)CIP Partners III, L.P. is the general partner of Lexington Co-Investment Holdings III, L.P. CIP Partners GP III LLC is the general partner of CIP Partners III, L.P. Lexington Partners L.P. is the managing member of CIP Partners GP III LLC. Lexington Partners Advisors GP L.L.C. is the general partner of Lexington Partners L.P. Lexington Partners Advisors Holdings L.P. is the sole member of Lexington Partners Advisors GP L.L.C. Lexington Partners Advisors Holdings GP L.L.C. is the general partner of Lexington Partners Advisors Holdings L.P. Ultimate voting and dispositive power of Lexington Partners Advisors Holdings GP L.L.C. is exercised by Brent R. Nicklas who disclaims beneficial ownership of the shares. The principal business address of the stockholder is 660 Madison Avenue, 23rd Floor, New York, NY 10065.
(8)Includes 371,960 shares of common stock held directly by The Prudential Insurance Company of America and 371,960 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Prudential Financial, Inc. The principal business address for each of the entities identified herein is 751 Broad Street, Newark, New Jersey 07102.
(9)Ultimate voting and dispositive power with respect to the shares held by Hermes USA Investors Venture II LP is exercised by Hermes GPE LLP, acting in its capacity as manager of such stockholder. The principal business address for the stockholder is c/o Hermes GPE LLP.
(10)Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(c)(3) of the Code and has no stockholders or beneficial owners. Voting and dispositive power with respect to the shares held by HHMI is exercised by Landis Zimmerman, as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815.
(11)Investment and voting power with regard to these shares rests with Canada Pension Plan Investment Board (“CPP Investments”). None of the members of the board of directors of CPP Investments has sole voting or dispositive power with respect to the shares of common stock beneficially owned by CPP Investments. The address for CPP Investments is One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario, M5C 2W5, Canada.
(12)Includes 9,750 shares of restricted stock subject to vesting conditions that will not vest within 60 days of June 30, 2021 and 2,821 RSUs that will vest within 60 days of June 30, 2021.
(13)Includes 769 RSUs that will vest within 60 days of June 30, 2021.
(14)Includes 9,750 shares of restricted stock subject to vesting conditions that will not vest within 60 days of June 30, 2021 and 3,590 RSUs that will vest within 60 days of June 30, 2021 beneficially owned by our executive officers and directors.

Description of Indebtedness
The following is a summary of the indebtedness that N-able expects to incur in connection with the separation and distribution.
Credit Facilities
Overview
In connection with the separation and distribution, certain subsidiaries of N-able, Inc. are expected to enter into a credit agreement providing for $410.0 million of first lien secured credit facilities, or the Credit Facilities, consisting of a $60.0 million revolving credit facility, or the Revolving Facility, and a $350.0 million term loan facility, or the Term Loan, with JP Morgan Chase, Bank, N.A. as administrative agent and collateral agent and the lenders from time to time party thereto, or the Credit Agreement.
Use of Credit Facilities
We expect to use the proceeds from the Term Loan primarily to repay indebtedness owing to, or to make a distribution to, Solar Winds Holdings, Inc. and its affiliates. The Revolving Facility shall primarily be available for general corporate purposes.
Incremental Facilities
The Credit Facilities are expected to provide that the borrower may (a) request increases to any existing term loan facilities under the Credit Facilities and add one or more incremental term loan facilities and (b) add one or more incremental revolving facilities and increase commitments under any then-existing revolving facilities under the Credit Facilities, in each case in an aggregate principal amount not to exceed the greater of $125 million and 100% of Consolidated EBITDA (as defined in the Credit Agreement), subject to increase by the amount of voluntary prepayments of indebtedness under the Credit Facilities (and certain refinancings thereof), plus an unlimited amount so long as, (i) if such incremental indebtedness is secured by a lien on the collateral on a pari passu basis with the lien securing the Credit Facilities, the borrower is in compliance on a pro forma basis with a first lien net leverage ratio of no greater than 4.50 to 1.00 (or, if in connection with an acquisition or other permitted investment, no greater than immediately prior thereto), (ii) if such increase or incremental indebtedness is secured by a lien on the collateral by a lien that is junior to the lien securing the Credit Facilities, the borrower is either (I) in compliance on a pro forma basis with a secured net leverage ratio of no greater than 6.00 to 1.00 (or, if in connection with an acquisition or other permitted investment, no greater than immediately prior thereto) or (II) in compliance with an interest coverage ratio of not less than 2.00:1.00 (or, if in connection with an acquisition or other permitted investment, no less than immediately prior thereto) or (iii) if such increase or incremental indebtedness is unsecured, the borrower is either (I) in compliance on a pro forma basis with a total net leverage ratio of no greater than 6.50 to 1.00 (or, if in connection with an acquisition or other permitted investment, no greater than immediately prior thereto) or (II) in compliance with an interest coverage ratio of not less than 2.00:1.00 (or, if in connection with an acquisition or other permitted investment, no less than immediately prior thereto). The lenders will not be obligated to provide such additional commitments, and the incurrence of any incremental indebtedness will be subject to customary conditions precedent.
Amortization, Interest Rates and Fees
The Term Loan is expected to require quarterly repayments equal to 0.25% of the original principal amount.
The borrowings denominated in U.S. dollars under the Revolving Facility are expected to bear interest at a floating rate which can be, at our option, either (1) an Adjusted LIBOR rate (subject to a “floor” of 0.0%) for a specified interest period plus an applicable margin of 3.00% or (2) a base rate plus an applicable margin of 2.00%. Each margin is expected to be subject to reductions to 2.75% and 1.75%, respectively, based on our first lien net leverage ratio. The borrowings denominated in Euros under the Revolving Facility are expected to bear interest at a floating rate which can be, at our option, either (1) an Adjusted EURIBOR rate (subject to a “floor” of 0.0%) for a specified interest period plus an applicable margin of 3.00% or (2) a base rate plus an applicable margin of 2.00%.

Each margin is expected to be subject to reductions to 2.75% and 1.75%, respectively, based on our first lien net leverage ratio.
The borrowings under the Term Loan are expected to bear interest at a floating rate which can be, at our option, either (1) an Adjusted LIBOR rate (subject to a “floor” of 0.5%) for a specified interest period plus an applicable margin of 3.00% or (2) a base rate plus an applicable margin of 2.00%. Each margin is expected to be subject to reductions to 2.75% and 1.75%, respectively, based on our first lien net leverage ratio.
The base rate for any day is expected to be a fluctuating rate per annum equal to the highest of (a) the federal funds effective rate in effect on such day, plus ½ of 1.00%, (b) the prime commercial lending rate in effect for such day as publicly announced by JPMorgan Chase Bank, N.A. and (c) the one-month published Adjusted LIBOR rate plus 1.00%.
In addition to paying interest on loans outstanding under the Revolving Facility, we expect to be required to pay a commitment fee of 0.375% per annum in respect of unused commitments thereunder, subject to a reduction to 0.25% per annum based on our first lien net leverage ratio. We expect to also be required to pay letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin for Eurodollar loans under the Revolving Facility on a per annum basis. We are required to pay customary fronting fees for the issuance of letters of credit and documentary fees.
Voluntary Prepayments
We expect to be permitted to voluntarily prepay or repay outstanding loans under the Revolving Facility or Term Loan at any time, in whole or in part, subject to minimum amounts, customary “breakage” costs with respect to Eurodollar loans, and, with respect to the Revolving Facility only, to subsequently reborrow amounts prepaid. Prior to the date that is six months from the closing date of the Credit Agreement, we expect to be required to pay a 1.00% fee in connection with any voluntary prepayments of, or amendments to, the Term Loan in connection with a transaction that would reduce the yield thereunder, subject to certain exceptions.
We expect to be permitted to reduce commitments under the Revolving Facility at any time, in whole or in part, subject to minimum amounts.
Mandatory Prepayments
We expect the Credit Agreement to require us to prepay, subject to certain exceptions, the Term Loan with:
•100% of net cash proceeds above a threshold amount of certain asset sales, subject to (i) reinvestment rights (ii) step-downs to (x) 50% if our first lien net leverage ratio is less than or equal to 4.00 to 1.00, but greater than 3.50 to 1.00 and (y) 0% if our first lien net leverage ratio is less than or equal to 3.50 to 1.00 and (iii) certain other exceptions;
•100% of net cash proceeds of the incurrence of certain debt; and
•50% of annual excess cash flow to the extent such prepayment would be in excess of the greater of $18.75 million and 15% of Consolidated EBITDA (as defined in the Credit Agreement), subject to (i) a step-down to 25% if our first lien net leverage ratio is less than or equal to 4.00 to 1.00, but greater than 3.50 to 1.00, and (ii) a step-down to 0% if our first lien net leverage ratio is less than or equal to 3.50 to 1.00.
Guarantees
Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are expected to be jointly and severally, fully and unconditionally, guaranteed on a senior unsecured basis by the direct parent of the borrower thereunder and certain of its existing and future domestic subsidiaries.

Security
Our obligations and the obligations of the guarantors under the Credit Facilities are expected to be secured by perfected first priority pledges of and security interests in (i) substantially all of the equity interests of our material wholly owned restricted U.S. subsidiaries and 65% of the equity interests in the material restricted first-tier foreign subsidiaries held by the borrower or the guarantors under the Credit Agreement and (ii) substantially all of the borrower’s and the guarantors’ tangible and intangible assets, in each case subject to certain exceptions to be set forth in the Credit Agreement.
Certain Covenants
The Credit Agreement is expected to contain a number of covenants that, among other things, will restrict, subject to certain exceptions, our ability to:
•incur additional indebtedness;
•create liens;
•engage in mergers or consolidations;
•sell or transfer assets;
•pay dividends and distributions or repurchase our capital stock;
•make investments, loans, or advances;
•prepay certain junior indebtedness;
•engage in certain transactions with affiliates; and
•enter into negative pledge agreements.
In addition, the Revolving Facility is expected to be subject to a springing financial maintenance covenant requiring compliance with a maximum first lien net leverage ratio of 7.50 to 1.00 at the end of each fiscal quarter, which will triggered when loans outstanding under the Revolving Facility exceed 35% of the aggregate commitments under the Revolving Facility.
Events of Defaults
The Credit Agreement is expected to contain certain customary events of default, including, among others, failure to pay principal, interest or other amounts; inaccuracy of representations and warranties; violation of covenants; cross events of default; certain bankruptcy and insolvency events; certain ERISA events; certain undischarged judgments; and change of control.

Description Of Capital Stock
The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation, or our restated charter and amended and restated bylaws, or our restated bylaws, to be effective immediately prior to the completion of the distribution. This summary does not purport to be complete and is qualified by the provisions of our restated charter and restated bylaws, copies of which have been filed as exhibits to the registration statement of which this information statement is a part.
Immediately following the completion of the distribution, our authorized capital stock will consist of 550,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of undesignated preferred stock, $0.001 par value.
Common Stock
Pursuant to our restated charter, to be effective immediately prior to the completion of the distribution, holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. See “Dividend Policy.” Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Pursuant to our restated charter, to be effective immediately prior to the completion of the distribution, our board of directors will have the authority, without further action by the stockholders, to issue from time to time up to 50,000,000 shares of preferred stock, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deterring or preventing a change in control, which could depress the market price of our common stock. We have no current plan to issue any shares of preferred stock.
Sponsor Registration Rights
Prior to the completion of the distribution we will enter into the registration rights agreement with the Sponsors. Subject to the terms of the registration rights agreement, as of the completion of the distribution, holders of 122,971,283 shares of our common stock will have registration rights pursuant to this agreement, which will include demand registration rights, piggyback registration rights and short-form registration rights. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the form of registration rights agreement to be filed as an exhibit to the registration statement of which this information statement is a part.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations

(as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
Private Placement Investor Registration Rights
In connection with the Private Placement, we have granted registration rights to the Investors with respect to the aggregate shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. We have further agreed to use commercially reasonable efforts to have such Form S-1 declared effective and to keep such registration statement, or another shelf registration statement that includes such shares, effective with respect to each Investor until the earliest of (i) the date on which such Investor ceases to hold any shares issued pursuant to the Private Placement agreement, (ii) the first date on which such Investor is able to sell all of its shares in a 90-day period without registration under Rule 144 of the Securities Act or any successor rule (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (iii) if the shares purchased pursuant to the Private Placement agreement by such Investor represent greater than 5% of our outstanding common stock, the date upon which such shares purchased by such Investor no longer represent greater than 5% of our outstanding common stock.
Anti-Takeover Provisions Under Our Restated Charter and Restated Bylaws and Delaware Law
Certain provisions of Delaware law, our restated charter and restated bylaws, to be effective immediately prior to the completion of the distribution, contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Restated Charter
Undesignated Preferred Stock. As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.
Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our restated charter provides otherwise. Our restated charter provides that so long as the Lead Sponsors beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any action required or permitted to be taken by our stockholders may be effected by written consent. Our restated charter also provides that, after the Lead Sponsors no longer continue to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our stockholders may not take action by written consent but may take action only at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our restated charter provides that special meetings of the stockholders may be called only upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies or, prior to the date that the Lead Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, at the request of the holders of a majority of the voting power of our then-outstanding shares of voting capital stock. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our restated bylaws establish advance-notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
Board Vacancies. Our restated charter and restated bylaws will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, or the rights granted under the stockholders’ agreement, only our board of directors will be allowed to fill vacant directorships. In addition, once the Lead Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Classified Board. Our restated charter and restated bylaws provide that our board of directors will, after completion of the distribution, be classified into three classes of directors, with each class serving three-year staggered terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated charter provides otherwise. Our restated charter provides that there shall be no cumulative voting, and our restated bylaws do not expressly provide for cumulative voting.
Directors Removed Only for Cause. Prior to the first date following the distribution on which the Lead Sponsors no longer beneficially own 30% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding capital stock entitled to vote generally in the election of directors. Our restated charter provides that once the Lead Sponsors no longer beneficially own 30% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, stockholders may remove directors only for cause and by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote generally in the election of directors.

Amendment of Charter Provisions and Bylaws. Our restated charter provides that once the Lead Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our bylaws may be adopted, amended, altered or repealed by the vote of a majority of the voting power of our then-outstanding voting stock, voting together as a single class. After the Lead Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, our bylaws may be adopted, amended, altered or repealed by either (i) a vote of a majority of the total number of directors that the company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.
Our restated charter also provides that once the Lead Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, the provisions of our restated charter relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, business combinations with interested persons, amendment of our restated bylaws or restated charter and the Court of Chancery of the State of Delaware as the exclusive forum for certain disputes, may be amended, altered, changed or repealed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. So long as the Lead Sponsors continue to beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, such provisions may be amended, altered, changed or repealed by the affirmative vote of the holders of a majority of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our restated charter also provides that the provision of our restated charter that deals with corporate opportunity may be amended, altered or repealed only by a vote of 80% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. See “—Corporate Opportunity.”
Once the Lead Sponsors no longer beneficially own 40% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, any amendment of the above provisions in our restated charter would require approval by holders of at least 66 2/3% of our then-outstanding capital stock.
Business Combinations with Interested Stockholders. We have elected in our restated charter not to be subject to Section 203 of the DGCL, or Section 203, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder (i.e., a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our restated charter contains provisions that have the same effect as Section 203, except that they provide that the Sponsors, including the Silver Lake Funds and the Thoma Bravo Funds and any persons to whom any Lead Sponsor sells its common stock, will not constitute “interested stockholders” for purposes of this provision, and thereby will not be subject to the restrictions set forth in our restated charter that have the same effect as Section 203.
Forum Selection. Our restated charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our restated charter or our restated bylaws; or

•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine;
in each such case, subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Our restated charter will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Our restated charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our restated charter is inapplicable or unenforceable.
Corporate Opportunity. Messrs. Bingle and Widmann of Silver Lake and Mr. Hoffmann and Ms. Nimsger of Thoma Bravo will serve as directors following completion of the distribution. Silver Lake, as the ultimate general partner of the Silver Lake Funds, and Thoma Bravo, as the ultimate general partner of the Thoma Bravo Funds, will together continue to beneficially own a majority of our outstanding common stock upon the completion of the distribution. Silver Lake and Thoma Bravo may beneficially hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Silver Lake or Thoma Bravo, on the one hand, and of other stockholders, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our restated charter, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (i) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approved the transactions, (ii) the material facts relating to the director’s or officer’s relationship or interest are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (iii) the transaction is otherwise fair to us.
Our restated charter provides that no officer or director of our company who is also a principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake, Thoma Bravo or SolarWinds will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual pursues or acquires a corporate opportunity for his own account or the account of an affiliate, as applicable, instead of us, directs a corporate opportunity to Silver Lake, Thoma Bravo or SolarWinds, as applicable, instead of us or does not communicate information regarding a corporate opportunity to us. Our restated charter also provides that any principal, officer, director, member, manager, partner, employee and/or independent contractor of Silver Lake, Thoma Bravo or SolarWinds or any entity that Silver Lake, Thoma Bravo or SolarWinds controls, is controlled by or under common control with Silver Lake, Thoma Bravo or SolarWinds, as applicable, or any investment funds advised by Silver Lake or Thoma Bravo, as applicable, will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.
This provision may not be modified without the affirmative vote of the holders of at least 80% of the voting power of all of our outstanding shares of common stock.

Transfer and Distribution Agent and Registrar
Upon completion of the distribution, the transfer and distribution agent and registrar for the N-able common stock will be American Stock Transfer & Trust Company. The transfer and distribution agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8254.
Limitations of Liability and Indemnification
See “Executive Compensation—Limitations of Liability; Indemnification of Directors and Officers.”
Listing
We have been approved to list our common stock on the NYSE under the symbol “NABL” upon official notice of issuance.
Sale of Unregistered Securities
On April 12, 2021, N-able issued 1,000 shares of its common stock to SolarWinds Holdings, Inc., a wholly owned subsidiary of SolarWinds, pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering. On July 11, 2021, we entered into a privately negotiated common stock purchase agreement with the Investors pursuant to which, and on the terms and subject to the conditions of which, the Investors have agreed to purchase, on the distribution date but prior to the consummation of the separation and the distribution, an aggregate of 20,623,282 newly-issued shares of N-able common stock in the Private Placement for $10.91 per share. The shares of N-able common stock to be issued in connection with the Private Placement will not be registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Shares Eligible For Future Sale
We cannot predict with certainty the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. The sale of substantial amounts of our common stock in the public market or the perception that such sales could occur could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.
Upon completion of the distribution, we anticipate that we will have approximately 178,746,342 shares of our common stock outstanding.
The shares of common stock that are held by affiliates, as well as shares reserved for future issuance under our stock plans, will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. Any shares registered pursuant to the registration rights agreement described in “Description of Capital Stock—Sponsor Registration Rights” and “Description of Capital Stock—Private Placement Investor Registration Rights” will be freely tradable in the public market.
Rule 144
In general, under Rule 144 as in effect on the date of this information statement, beginning 90 days after the date of this information statement a person (or persons whose shares of our common stock are required to be aggregated) who is an affiliate of ours is entitled to sell in any three-month period a number of shares of our common stock that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding, which will equal approximately 1,787,463 shares immediately after completion of the distribution; or
•the average weekly trading volume in the shares of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale, except that, in the case of restricted securities, at least six months have elapsed since the later of the date such shares were acquired from us or any of our affiliates.
Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” of ours is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us.
Under Rule 144, a person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who holds shares of our common stock that are restricted securities, may sell such shares provided that at least six months have elapsed since the later of the date such shares were acquired from us or from any of our affiliates and subject to the availability of current information about us. If at least one year has elapsed since the later of the date such shares of our common stock were acquired from us or from any of our affiliates, such non-affiliate of ours may sell such shares without restriction under Rule 144.
Rule 701
Rule 701 of the Securities Act, as currently in effect, permits any of our employees, officers, directors or consultants who purchased or receive shares from us pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 beginning 90 days after the date of this information statement without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this information statement without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

10b5-1 Plans
After the completion of the distribution, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
Registration Rights
Upon the closing of the distribution, the Sponsors will be entitled to rights with respect to the registration of the sale of our common stock under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Additionally, in connection with the Private Placement, we have granted registration rights to the Investors with respect to the 20,623,282 aggregate shares of our common stock purchased by them in the Private Placement and have agreed to use commercially reasonable efforts to file as soon as reasonably practicable, but in any event no later than 45 days following the separation and distribution, a registration statement on Form S-1 registering the resale of such shares. See the sections titled “Description of Capital Stock—Sponsor Registration Rights” and “Description of Capital Stock—Private Placement Investor Registration Rights.”
Registration Statement
We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock reserved for future issuance under our stock plans. We expect to file this registration statement as soon as practicable. Upon effectiveness, the shares of common stock covered by that registration statement will be eligible for sale in the public market.
Sponsor Selling Restrictions
Prior to the to the distribution, SolarWinds and we will enter into an agreement with the Sponsors that will restrict the Sponsors from selling or otherwise disposing of more than 5% of their shares of SolarWinds or N-able common stock for one year following the distribution date unless the applicable transaction involves a sale or disposition of a pro rata interest in both SolarWinds and N-able, or the applicable Sponsor provides SolarWinds with an unqualified tax opinion from a qualified tax advisor that such a disposition will not cause the distribution to fail to qualify under Section 361(c) or Section 355(c) of the Code. SolarWinds also may unconditionally waive the restriction on dispositions but, in the event of a waiver, would cease to be able to rely on the opinions from its tax counsel and tax advisers delivered in connection with the separation and distribution.
U.S. Federal Income Tax Considerations
The following is a discussion of material U.S. federal income tax consequences of the distribution of N‑able common stock to “U.S. holders” (as defined below) of SolarWinds common stock. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to change at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion applies only to U.S. holders of shares of SolarWinds common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation documents and as described in this information statement. This summary is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold SolarWinds common stock, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold SolarWinds common stock as part of a

“hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who receive SolarWinds common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for alternative minimum tax or any holders who actually or constructively own more than 5% of SolarWinds common stock). This discussion also does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds SolarWinds common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation and distribution.
For purposes of this discussion, a “U.S. holder” is any beneficial owner of SolarWinds common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or a resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) it has a valid election in place under applicable Treasury Regulations to be treated as a United States person.
THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
SolarWinds has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable. It is a condition to the distribution that SolarWinds receive an opinion of tax counsel and tax advisors satisfactory to the board of directors of SolarWinds, to the effect that the distribution should qualify as a transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions should each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies or distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies. The opinion of tax counsel and tax advisors will be based upon and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of N-able (including those relating to the past and future conduct of N-able and SolarWinds). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if N-able and SolarWinds breach any of their respective covenants in the separation documents, the opinion of tax counsel and tax advisors may be invalid and the conclusions reached therein could be jeopardized. An opinion of tax counsel and tax advisors is not binding on the IRS or the courts.
Notwithstanding receipt by SolarWinds of the opinion of tax counsel and tax advisors, the IRS could assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, SolarWinds, N-able and SolarWinds shareholders could be subject to significant U.S. federal income tax liability. Please refer to “—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.
Material U.S. Federal Income Tax Consequences if the Distribution Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and Sections 368(a)(1)(D) of the Code
Assuming the distribution qualifies as a transaction to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies and certain related transactions each (or together with other such related transactions) qualify as a reorganization within the meaning of Section 368(a)(1)(D) to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies or a distribution to which Section 355 of the Code (and Section 356 of the Code to the extent related to Section 355 of the Code) applies, the U.S. federal income tax consequences of the distribution are as follows:
•no gain or loss will be recognized by, and no amount will be includible in the income of SolarWinds as a result of the distribution, other than any gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the borrowing proceeds transferred to SolarWinds from N-able that is not used for qualifying purposes) and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by SolarWinds under U.S. Treasury regulations relating to consolidated federal income tax returns;
•no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of SolarWinds common stock upon the receipt of N-able common stock in the distribution, except with respect to any cash received in lieu of fractional shares of N-able common stock (as described below);
•the aggregate tax basis of the SolarWinds common stock and the N-able common stock received in the distribution (including any fractional share interest in N-able common stock for which cash is received) in the hands of each U.S. holder of SolarWinds common stock immediately after the distribution will equal the aggregate basis of SolarWinds common stock held by the U.S. holder immediately before the distribution, allocated between the SolarWinds common stock and the N-able common stock (including any fractional share interest in N-able common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and
•the holding period of the N-able common stock received by each U.S. holder of SolarWinds common stock in the distribution (including any fractional share interest in N-able common stock for which cash is received) will generally include the holding period at the time of the distribution for the SolarWinds common stock with respect to which the distribution is made.
A U.S. holder who receives cash in lieu of a fractional share of N-able common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its SolarWinds common stock exceeds one year at the time of distribution.
If a U.S. holder of SolarWinds common stock holds different blocks of SolarWinds common stock (generally shares of SolarWinds common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of N‑able common stock received in the distribution in respect of particular blocks of SolarWinds common stock.
Material U.S. Federal Income Tax Consequences if the Distribution is Taxable
As discussed above, SolarWinds has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution for U.S. federal income tax purposes. Notwithstanding receipt by SolarWinds of an opinion of tax counsel and tax advisors, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply and SolarWinds, N-able and SolarWinds shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of SolarWinds or N-able could cause the distribution and/or certain related transactions not to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, N-able may be required to indemnify SolarWinds for taxes (and certain related amounts) resulting from the distribution not qualifying as tax-free for U.S. federal income tax purposes.
If the distribution and certain related transactions fail to qualify as a tax-free transaction for U.S. federal income tax purposes under Section 355 and/or Section 368(a)(1)(D) of the Code, in general, SolarWinds would recognize taxable gain as if it had sold the N-able common stock in a taxable sale for its fair market value (unless SolarWinds and N-able jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (a) SolarWinds would recognize taxable gain as if N-able had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the N-able common stock and the assumption of all N-able liabilities and (b) N‑able would obtain a related step up in the basis of its assets) and SolarWinds shareholders who receive N-able common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
Even if the distribution and certain related transactions were to otherwise qualify as tax-free under Sections 355 and/or 368(a)(1)(D) of the Code, it may result in taxable gain to SolarWinds under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in SolarWinds or N-able. For this purpose, any acquisitions of SolarWinds or N-able shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although N-able or SolarWinds may be able to rebut the presumption depending on the circumstances.
In connection with the distribution, N-able and SolarWinds will enter into a tax matters agreement pursuant to which N-able will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) if such failure were the result of actions taken after the distribution by SolarWinds or N‑able, then the party responsible for such failure will be responsible for all taxes imposed on SolarWinds to the extent such taxes result from such actions. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions—Tax Matters Agreement.” N-able’s indemnification obligations to SolarWinds under the tax matters agreement are not expected to be limited in amount or subject to any cap. If N-able is required to indemnify SolarWinds and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, N-able may be subject to substantial liabilities.
Backup Withholding and Information Reporting
Payments of cash to U.S. holders of SolarWinds common stock in lieu of fractional shares of N-able common stock may be subject to information reporting and backup withholding (currently, at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION AND DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. HOLDERS OF SOLARWINDS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE

EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.
Where You Can Find More Information
We have filed a registration statement on Form 10 with the SEC with respect to the shares of N-able common stock that holders of SolarWinds common stock will receive in the distribution as contemplated by this information statement. This information statement is a part of, and does not contain all the information set forth in, the registration statement and the other exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its other exhibits and schedules. Statements we make in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this information statement does not and will not constitute a part of this information statement or the registration statement on Form 10 of which this information statement is a part.
As a result of the separation and distribution we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on by an independent registered public accounting firm. You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of SolarWinds Corporation
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of N-able, Inc. (formerly known as SWI SpinCo) (the “Company”), a business of SolarWinds Corporation, as of December 31, 2020 and 2019, and the related combined statements of operations, of comprehensive income (loss), of changes in parent company net investment, and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 3 to the combined financial statements, the Company changed the manner in which it accounts for leases in 2019.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
March 1, 2021
We have served as the Company's auditor since 2020.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Combined Balance Sheets
(In thousands)

	December 31,		March 31,
	2020	2019	2021
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$99,790	$39,348	$111,218
Accounts receivable, net of allowances of $751, $1,150 and $790 as of December 31, 2020 and 2019 and March 31, 2021 (unaudited), respectively	29,086	25,980	29,033
Income tax receivable	1,262	974	1,810
Prepaid expenses and other current assets	5,584	5,065	8,543
Total current assets	135,722	71,367	150,604
Property and equipment, net	19,590	13,407	19,311
Operating lease right-of-use assets	13,697	10,282	13,395
Deferred taxes	2,982	3,723	3,227
Goodwill	874,083	836,643	855,578
Intangible assets, net	27,374	74,774	18,425
Other assets, net	6,287	3,587	7,569
Total assets	$1,079,735	$1,013,783	$1,068,109
Liabilities and parent company net investment
Current liabilities:
Accounts payable	$5,542	$1,970	$2,181
Due to affiliates	8,023	1,959	19,134
Accrued liabilities and other	21,976	13,891	19,968
Accrued related party interest payable	2,477	937	5,722
Current operating lease liabilities	2,860	2,110	2,882
Income taxes payable	4,447	4,011	1,803
Current portion of deferred revenue	9,502	7,911	9,688
Total current liabilities	54,827	32,789	61,378
Long-term liabilities:
Due to affiliates	372,650	394,400	372,650
Deferred revenue, net of current portion	168	261	137
Non-current deferred taxes	5,846	10,633	4,641
Non-current operating lease liabilities	14,641	11,917	14,162
Other long-term liabilities	406	87	409
Total liabilities	448,538	450,087	453,377
Commitments and contingencies (Note 12)
Parent company net investment:
Parent company net investment	582,206	557,119	585,060
Accumulated other comprehensive income	48,991	6,577	29,672
Total parent company net investment	631,197	563,696	614,732
Total liabilities and parent company net investment	$1,079,735	$1,013,783	$1,068,109
The accompanying notes are an integral part of these Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Combined Statements of Operations
(In thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020
				(unaudited)
Revenue:
Subscription and other revenue	$302,871	$263,518	$228,294	$83,190	$73,268
Cost of revenue:
Cost of revenue	38,916	33,253	30,920	11,304	9,286
Amortization of acquired technologies	24,257	24,067	26,428	2,704	5,744
Total cost of revenue	63,173	57,320	57,348	14,008	15,030
Gross profit	239,698	206,198	170,946	69,182	58,238
Operating expenses:
Sales and marketing	82,034	70,254	62,278	25,714	18,468
Research and development	42,719	37,172	32,892	12,042	11,443
General and administrative	57,331	38,971	33,286	20,228	11,897
Amortization of acquired intangibles	23,848	23,189	23,716	6,019	5,865
Total operating expenses	205,932	169,586	152,172	64,003	47,673
Operating income	33,766	36,612	18,774	5,179	10,565
Other expense:
Interest expense, net	(28,137)	(33,805)	(34,523)	(6,518)	(7,622)
Other (expense) income, net	(773)	386	(1,742)	(529)	(262)
Total other expense	(28,910)	(33,419)	(36,265)	(7,047)	(7,884)
Income (loss) before income taxes	4,856	3,193	(17,491)	(1,868)	2,681
Income tax expense (benefit)	12,014	5,705	(3,799)	2,410	1,993
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
The accompanying notes are an integral part of these Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Combined Statements of Comprehensive Income (Loss)
(In thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020
				(unaudited)
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
Other comprehensive income (loss):
Foreign currency translation adjustments	42,414	(7,890)	(23,754)	(19,319)	(11,994)
Other comprehensive income (loss)	42,414	(7,890)	(23,754)	(19,319)	(11,994)
Total comprehensive income (loss)	$35,256	$(10,402)	$(37,446)	$(23,597)	$(11,306)

The accompanying notes are an integral part of these Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Combined Statements of Changes in Parent Company Net Investment
(In thousands)

	Parent Company Net Investment	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2017	$528,593	$38,221	$566,814
Net loss	(13,692)	—	(13,692)
Change in cumulative translation adjustment	—	(23,754)	(23,754)
Stock-based compensation	1,796	—	1,796
Net transfers from Parent	20,583	—	20,583
Balance at December 31, 2018	$537,280	$14,467	$551,747
Cumulative effect adjustment of adoption of revenue recognition accounting standard	900	—	900
Net loss	(2,512)	—	(2,512)
Change in cumulative translation adjustment	—	(7,890)	(7,890)
Stock-based compensation	8,662	—	8,662
Net transfers from Parent	12,789	—	12,789
Balance at December 31, 2019	$557,119	$6,577	$563,696
Net loss	(7,158)	—	(7,158)
Change in cumulative translation adjustment	—	42,414	42,414
Stock-based compensation	21,053	—	21,053
Net transfers from Parent	11,192	—	11,192
Balance at December 31, 2020	$582,206	$48,991	$631,197
The accompanying notes are an integral part of these Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Combined Statements of Changes in Parent Company Net Investment
(In thousands)
(unaudited)

	Parent Company Net Investment	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2020	$582,206	$48,991	$631,197
Net loss	(4,278)	—	(4,278)
Change in cumulative translation adjustment	—	(19,319)	(19,319)
Stock-based compensation	4,749		4,749
Net transfers from Parent	2,383	—	2,383
Balance at March 31, 2021	$585,060	$29,672	$614,732

	Parent Company Net Investment	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2019	$557,119	$6,577	$563,696
Net income	688	—	688
Change in cumulative translation adjustment	—	(11,994)	(11,994)
Stock-based compensation	2,679	—	2,679
Net transfers from Parent	3,698	—	3,698
Balance at March 31, 2020	$564,184	$(5,417)	$558,767
The accompanying notes are an integral part of these Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Combined Statements of Cash Flows
(In thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020
				(unaudited)
Cash flows from operating activities
Net (loss) income	$(7,158)	$(2,512)	$(13,692)	$(4,278)	$688
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56,450	54,139	56,021	11,330	13,508
Provision for doubtful accounts	1,483	1,840	1,725	283	1,628
Stock-based compensation expense	21,053	8,662	1,796	4,749	2,679
Deferred taxes	(4,051)	(4,733)	(10,535)	(1,450)	(1,338)
Loss (gain) on foreign currency exchange rates	1,707	(601)	1,723	421	459
Other non-cash (benefits) expenses	—	(100)	3	2	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(3,458)	(5,015)	(4,936)	188	(3,052)
Income tax receivable	(233)	(271)	372	(546)	(646)
Prepaid expenses and other assets	(581)	(1,025)	(513)	(3,593)	(1,486)
Accounts payable	3,273	(236)	791	(3,314)	(815)
Due to and from affiliates	6,155	(3,753)	1,597	10,577	3,506
Accrued liabilities and other	7,970	(2,562)	4,707	(2,002)	(285)
Accrued related party interest payable	1,540	(18,550)	9,865	3,245	(892)
Income taxes payable	389	752	1,592	(2,603)	(2,132)
Deferred revenue	1,126	(495)	115	160	216
Other long-term liabilities	—	—	1,695	—	—
Net cash provided by operating activities	85,665	25,540	52,326	13,169	12,038
Cash flows from investing activities
Purchases of property and equipment	(11,919)	(5,793)	(9,473)	(2,417)	(1,978)
Purchases of intangible assets	(4,221)	(2,422)	(451)	(2,335)	(699)
Acquisitions, net of cash acquired	—	(14,823)	(13,001)	—	—
Net cash used in investing activities	(16,140)	(23,038)	(22,925)	(4,752)	(2,677)
Cash flows from financing activities
Repayments of borrowings due to affiliates	(21,750)	(55,600)	—	—	(21,750)
Net transfers from Parent	11,192	12,789	20,583	2,383	3,698
Net cash (used in) and provided by financing activities	(10,558)	(42,811)	20,583	2,383	(18,052)
Effect of exchange rate changes on cash and cash equivalents	1,475	1,790	(2,545)	628	(1,283)
Net increase (decrease) in cash and cash equivalents	60,442	(38,519)	47,439	11,428	(9,974)
Cash and cash equivalents
Beginning of period	39,348	77,867	30,428	99,790	39,348
End of period	$99,790	$39,348	$77,867	$111,218	$29,374

Supplemental disclosure of cash flow information
Cash paid for interest	$26,602	$52,681	$24,851	$3,273	$8,517
Cash paid for income taxes	$14,205	$8,941	$3,780	$7,182	$5,536
The accompanying notes are an integral part of these Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
1. Organization and Nature of Operations
The accompanying Combined Financial Statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses of N-able, Inc. (“we,” “us,” “our,” “N-able”, or the “Business”), a business of SolarWinds Corporation (“SolarWinds,” or “Parent”) and a leading provider of software solutions to information technology (“IT”) service providers which deliver managed services (“MSPs”). N-able primarily derives its revenue from sales of its subscription offerings to MSPs. On August 6, 2020, our Parent announced its intent to explore the separation of the Business into an independent publicly-traded company through a pro rata distribution to its common stockholders. Completion of the separation and distribution is subject to certain conditions, including final approval by SolarWinds’ board of directors. SolarWinds is targeting the separation of N-able during the third quarter of 2021.
Our software platform and partner success initiatives are designed to enable MSPs of all types to deliver powerful and modern technologies to small and medium-sized enterprises (“SMEs”). Our platform features integrated, enterprise-grade solutions across three core categories: remote monitoring and management, security and data protection and business management solutions. Built on a multi-tenant architecture, the platform gives MSPs centralized visibility into cloud, on-premises and hybrid-cloud environments and the ability to manage and protect these environments with role-based access control and a layered security approach.
We have a global presence with sales centers, administrative offices and other support teams located throughout the world. We operate within legal entities which are established for the sole purpose of containing activities of the Business, with little or no presence of other SolarWinds operations and legal entities which are shared between the Business and other SolarWinds operations (“shared entities”) to varying degrees. Although the Business operates in over a dozen countries, our revenues are primarily recognized by entities in Canada and the United Kingdom. See Note 13. Operating Segments and Geographic Information for our revenue by geography based on MSP partner location.
Our business was formed as a Delaware limited liability company on November 30, 2020 under the name SWI SpinCo, LLC. We changed our name to N-able, LLC in March 2021. In April 2021, N-able, LLC was converted from a limited liability company to a Delaware corporation, N-able, Inc. SolarWinds currently owns all of the outstanding equity of N-able, Inc.
N-able qualifies as an “emerging growth company” (“EGC”) as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
2. Basis of Presentation
Throughout the periods covered by the Combined Financial Statements, N-able operated as a part of SolarWinds. Consequently, stand-alone financial statements have not historically been prepared for N-able. The accompanying Combined Financial Statements have been prepared using the legal entity approach from SolarWinds’ historical consolidated financial statements and accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from SolarWinds. The Combined Financial Statements include the historical results of operations, financial position and cash flows of N-able in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.”), collectively (“U.S. GAAP”). The operations comprising N-able are in various legal entities, owned 100% by the Parent, in which N-able has no direct ownership relationship. Accordingly, SolarWinds’ net investment in these operations is shown in lieu of stockholder’s equity in the Combined Financial Statements.
N-able comprises certain stand-alone legal entities for which discrete financial information is available. As SolarWinds records transactions at the legal entity level, for the shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to N‑able as discussed further below.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The Combined Statements of Operations include all revenues and costs directly attributable to N-able as well as an allocation of expenses related to facilities, functions and services provided by our Parent. These corporate expenses have been allocated to the Business based on direct usage or benefit, where identifiable, with the remainder allocated based on headcount. See Note 10. Relationship with Parent and Related Entities. The allocated costs are deemed to be settled by N-able to the Parent in the period in which the expense was recorded in the Combined Statements of Operations. The Combined Statements of Cash Flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by our Parent. Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to N-able’s operations in each country as if it were a separate taxpayer (i.e. following the Separate Return Methodology).
The Combined Financial Statements include all assets and liabilities that reside in N-able legal entities. Assets and liabilities in shared entities were included in the stand-alone financial statements to the extent the asset is primarily used by N-able. If N-able is not the primary user of the asset, it was excluded entirely from the Combined Financial Statements. The Parent uses a legal entity approach to cash management and financing its operations. Accordingly, cash and cash equivalents, related party debt and related interest expense have been attributed to N‑able in the Combined Financial Statements only to the extent such items have been historically legally entitled within N-able legal entities. Any such items which exist in other entities, whether shared or otherwise, are outside of the control of the N-able business and have been excluded from the Combined Financial Statements.
Our Parent maintains various stock-based compensation plans at a corporate level. N-able employees participate in those programs and a portion of the compensation cost associated with those plans is included in N-able’s Combined Statements of Operations. However, the stock-based compensation expense has been included within Parent company net investment. The amounts presented in the Combined Financial Statements are not necessarily indicative of future awards and may not reflect the results that N-able would have experienced as a stand-alone entity. See Note 10. Relationship with Parent and Related Entities for additional discussion.
Our Parent’s third party debt and the related interest have not been allocated to us for any of the periods presented because our Parent’s borrowings are primarily for corporate cash purposes and are not directly attributable to the Business. In addition, none of the N-able legal entities guarantee the debt nor are they jointly and severally liable for Parent's debt.
Any transactions which have been included in the Combined Financial Statements from legal entities which are not exclusively operating as N-able legal entities are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded between the Parent and the N-able business. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Parent company net investment. See Note 3. Summary of Significant Accounting Policies. Other transactions between N-able legal entities and other Parent legal entities, to the extent such transactions have not been settled in cash as of the period-end date, are reflected in the Combined Balance Sheets as due to affiliates, and due from affiliates which is included within accounts receivable.
All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of N-able in the future or if the Business had been a separate, stand-alone publicly traded entity during the periods presented.
Unaudited interim financial information
The accompanying interim combined balance sheet as of March 31, 2021, the combined statements of operations, comprehensive loss, changes in parent company’s net investment and cash flows for the three months ended March 31, 2021 and 2020 are unaudited. These unaudited interim combined financial statements have been prepared in accordance with U.S. GAAP. In the opinion of our management, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments necessary for the fair statement of our financial position as of March 31, 2021, the results of

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
operations, comprehensive loss, changes in parent company’s net investment and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other period.
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non‑emerging growth companies but any such election to opt out is irrevocable. N-able has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, N-able, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
N-able's historical results are included as a part of the Parent's financial statements which are filed with the Securities and Exchange Commission ("SEC"). As a result, N-able tracks the effective dates and adopts all guidance applicable to it consistent with the manner that the Parent tracks and adopts all applicable guidance. However, N‑able intends to adopt future standards at the appropriate date for emerging growth companies once it is established as a stand-alone company.
This may make comparison of N-able’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
3. Summary of Significant Accounting Policies
Basis of Combination
The Combined Financial Statements are presented on a stand-alone basis and include the financial position, statements of operations and cash flows of N-able. All significant intercompany accounts and transactions within N‑able have been eliminated in the accompanying Combined Financial Statements. All intercompany balance receivables and payables between our Parent and N-able are reflected in the Combined Balance Sheets as due from affiliates which is within accounts receivable, and due to affiliates, respectively. All other intercompany activity identified for inclusion within the Combined Financial Statements, either through specific identification or allocation to the N-able business, is deemed to have been paid to our Parent in the period the cost was incurred.
Segment Information
Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the company’s chief operating decision‑maker in deciding how to allocate resources and in assessing performance. N-able currently operates in one reportable business segment.
Use of Estimates
The preparation of Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The impact from the rapidly changing market and economic conditions due to the coronavirus disease 2019, or COVID-19, pandemic on our business, results of operations and financial condition is uncertain. We have made estimates of the impact of the COVID-19 pandemic within our financial statements as of and for the three months ended March 31, 2021 which did not result in material adjustments. The estimates assessed included, but were not limited to, allowances for credit losses, the carrying values of goodwill and intangible assets and other long-lived assets,

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
valuation allowances for tax assets and revenue recognition and may change in future periods. The actual results that we experience may differ materially from our estimates. The accounting estimates that require our most significant, difficult and subjective judgments include:
•the valuation of goodwill, intangibles, long-lived assets and contingent consideration;
•revenue recognition;
•income taxes; and
•management’s assessment of allocations.
Foreign Currency Translation
The functional currency of our foreign subsidiaries is determined in accordance with authoritative guidance issued by the Financial Accounting Standards Board ("FASB"). We translate assets and liabilities for these subsidiaries at exchange rates in effect at the balance sheet date. We translate income and expense accounts for these subsidiaries at the average monthly exchange rates for the periods. We record resulting translation adjustments as a component of accumulated other comprehensive income (loss) within total Parent company net investment. We record gains and losses from currency transactions denominated in currencies other than the functional currency as other income (expense), net in our Combined Statements of Operations. Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities. The foreign currency transactional and re-measurement exchange (losses) and gains were $(0.8) million, $0.5 million and $(1.8) million for the years ended December 31, 2020, 2019 and 2018, respectively. The foreign currency transactional and re-measurement exchange losses were $(0.5) million and $(0.3) million for the three months ended March 31, 2021 and 2020 (unaudited), respectively.
Cash and cash equivalents
All cash and cash equivalents included in the Combined Financial Statements are legally owned by N-able legal entities and are not subject to a pooling arrangement with the Parent. We consider highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
Parent Company Net Investment
N-able's equity on the Combined Balance Sheets represents our Parent’s historical net investment in the Business, and is presented as "Parent company net investment" in lieu of stockholders' equity. The Combined Statements of Changes in Parent Company Net Investment include corporate allocations, net cash transfers and other property transfers between our Parent and the Business, as well as short term due to affiliates, short term due from affiliates and long term due to affiliates between N-able and other SolarWinds affiliates that were settled on a current basis.
All transactions reflected in Parent company net investment in the accompanying Combined Balance Sheets have been considered cash receipts and payments for purposes of the Combined Statements of Cash Flows and are reflected as financing activities in the accompanying Combined Statements of Cash Flows.
Acquisitions
The purchase price of our acquired businesses is allocated to the assets acquired and the liabilities assumed based on their estimated fair values, with the excess recorded as goodwill in the reporting unit expected to benefit from the business combination. If applicable, we estimate the fair value of contingent consideration payments in determining the purchase price. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the fair value of the tangible and intangible assets acquired and liabilities assumed, including the deferred tax asset valuation allowances and acquired income tax uncertainties, with the

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
corresponding offset to goodwill. We include the operating results of acquisitions in our Combined Financial Statements from the acquisition date. Acquisition related costs are expensed separately from the acquisition as incurred and are primarily included in general and administrative expenses in our Combined Statements of Operations.
The fair value of identifiable intangible assets is based on significant judgments made by management. We typically engage third party valuation appraisal firms to assist us in determining the fair values and useful lives of the assets acquired. The valuation estimates and assumptions are based on historical experience and information obtained by management, and include, but are not limited to, future expected cash flows earned from the product technology and discount rates applied in determining the present value of those cash flows. Unanticipated events and circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results. Acquired identifiable intangible assets are amortized on the straight-line method over their estimated economic lives, which are generally two to seven years for trademarks, customer relationships and developed product technologies. We include amortization of acquired developed product technologies in cost of revenue and amortization of other acquired intangible assets in operating expenses in our Combined Statements of Operations.
Impairment of Goodwill, Intangible Assets and Long-lived Assets
Goodwill
Goodwill attributed to N-able’s Combined Balance Sheets represents the historical goodwill balances in the N‑able legal entities. Goodwill represents the amount of the purchase price in excess of the estimated fair value of net assets of businesses acquired in a business combination. Our goodwill balance is primarily attributed to the take private transaction of SolarWinds and the acquisition of LOGICnow in 2016. The N-able legal entities were managed as a reporting unit of the Parent. We test goodwill at least annually during the fourth quarter or sooner when circumstances indicate an impairment may exist. An impairment of goodwill is recognized when the carrying amount of a reporting unit exceeds its fair value. For purposes of the annual impairment test, we first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value, a “Step 0” analysis. If, based on a review of qualitative factors, it is more likely than not that the fair value of a reporting unit is less than its carrying value we perform “Step 1” of the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. If the carrying value exceeds the fair value, an impairment loss is recognized for the amount by which the reporting unit's carrying value exceeds its fair value, not to exceed the carrying value of goodwill in that reporting unit.
In October 2020, we performed a qualitative, “Step 0,” assessment for our reporting unit. For “Step 0,” we assessed several events and circumstances that could affect the significant inputs used to determine the fair value of the reporting unit, including the significance of the amount of excess fair value over carrying value, consistency of operating margins and cash flows, budgeted-to-actual performance from prior year, overall change in economic climate, changes in the industry and competitive environment, key management turnover, and earnings quality and sustainability. As of October 1, 2020, there were no unanticipated changes or negative indicators in the above qualitative factors that would impact the fair value of the Business as of the annual impairment date. As such, we determined there were no indicators of impairment and that it is more likely than not that the fair value of a reporting unit is greater than its carrying value and therefore performing the next step of impairment test was unnecessary.
In December 2020, subsequent to our annual goodwill impairment analysis, SolarWinds became aware that it was the target of a cybersecurity attack that involved the insertion of a vulnerability within its Orion Software Platform, which, if present and activated in a customer’s IT environment, could potentially allow an attacker to compromise the server on which the Orion Software Platform was installed. The Orion Software Platform is a set of products within SolarWinds’ Core IT Management business. Based on our investigation to date, we have not located the malicious code in any of our N-able solutions. We considered the impact of the Cyber Incident on our evaluation of goodwill impairment indicators made during our October 1, 2020 annual test. As part of the analysis, we considered the decline in the stock price of SolarWinds subsequent to the Cyber Incident, possible impacts to new subscription sales and retention rates and potential impacts of the reputational harm on the MSP business as a result of the Cyber Incident and determined it appropriate to perform a quantitative, "Step 1," assessment as of December

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
31, 2020. We also engaged a third-party valuation specialist to assist in the performance of the impairment analysis of our reporting unit.
For the Step 1 goodwill impairment analysis, we utilized a combination of both an income and market approach to evaluate our reporting unit. The income approach is based on the present value of projected cash flows and a terminal value. The discounted cash flow models reflect our assumptions regarding revenue growth rates, economic and market trends and other expectations about the anticipated operating results of our reporting unit. The market approach develops an indication of fair value by calculating average market pricing multiples of revenues and EBITDA for selected peer publicly-traded companies. As a result of the impairment analysis, our reporting unit was determined to have a fair value that significantly exceeded its carrying values and therefore no impairment was recognized.
Fair value determination of our reporting unit requires considerable judgment and is sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the quantitative goodwill impairment test will prove to be an accurate prediction of future results. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill, the revision could result in a non-cash impairment charge that could have a material impact on our financial results.
Long-lived Assets
We evaluate the recoverability of our long-lived assets, including finite-lived intangible assets and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Our finite-lived intangible assets are primarily related to assets acquired at the take private transaction of SolarWinds and the acquisition of LOGICnow in 2016. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. In the event that the net book value of our long-lived assets exceeds the future undiscounted net cash flows attributable to such assets, an impairment charge would be required. Impairment, if any, is recognized in the period of identification to the extent the carrying amount of an asset or asset group exceeds the fair value of such asset or asset group. For the periods ended December 31, 2020, December 31, 2019 and March 31, 2021 (unaudited), there were no indicators that our long-lived assets were impaired.
Fair Value Measurements
We apply the authoritative guidance on fair value measurements for financial assets and liabilities that are measured at fair value on a recurring basis and non-financial assets and liabilities, such as goodwill, intangible assets and property, plant and equipment that are measured at fair value on a non-recurring basis.
The guidance establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:
Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets accessible by us.
Level 2: Inputs that are observable in the marketplace other than those inputs classified as Level 1.
Level 3: Inputs that are unobservable in the marketplace and significant to the valuation.
The carrying amounts reported in our Combined Balance Sheets for cash, accounts receivable, accounts payable and other accrued expenses approximate fair value due to relatively short periods to maturity. Our related party debt with SolarWinds Holdings, Inc. is not carried at fair value. See Note 10. Relationship with Parent and Related Entities for additional information regarding our related party debt.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Accounts Receivable
Accounts receivable represent trade receivables from customers when we have sold subscriptions for software-as-a-service ("SaaS") offerings as well as subscription-based term licenses and from the sale of maintenance services associated with our perpetual license products and have not yet received payment. We present accounts receivable net of an allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. In doing so, we consider the current financial condition of the customer, the specific details of the customer account, the age of the outstanding balance and the current economic environment. Any change in the assumptions used in analyzing a specific account receivable might result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. Our provision for doubtful accounts was $1.5 million, $1.8 million and $0.3 million for the periods ended December 31, 2020, December 31, 2019 and March 31, 2021 (unaudited), respectively.
Property and Equipment
We record property and equipment at cost and depreciate them using the straight-line method over their estimated useful lives as follows:

Useful Life (in years)
Equipment, servers and computers	3 - 5
Furniture and fixtures	5 - 7
Software	3 - 5
Leasehold improvements	Lesser of lease term or useful life
Upon retirement or sale of property and equipment, we remove the cost of assets disposed of and any related accumulated depreciation from our accounts and credit or charge any resulting gain or loss to operating expense. We expense repairs and maintenance as they are incurred.
Research and Development Costs
Research and development expenses primarily consist of personnel costs and contractor fees related to the development of new software products and enhancements to existing software products. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, depreciation, benefits and IT costs. Research and development costs are charged to operations as incurred.
Internal-Use Software Costs
We capitalize costs related to developing new functionality for our suite of products that are hosted and accessed by our customers on a subscription basis. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalized costs are recorded as part of other assets, net in our Combined Balance Sheets. Maintenance and training costs are expensed as incurred. Internal-use software costs are amortized on a straight-line basis over its estimated useful life, generally three years, and included in cost of revenue in the Combined Statements of Operations. There were no impairments to internal-use software costs during the periods presented.
We had $4.9 million, $3.1 million and $4.8 million of internal-use software costs, net capitalized for the periods ended December 31, 2020, December 31,2019, and March 31, 2021 (unaudited), respectively. Amortization expense of internal-use software costs was $1.8 million, $1.1 million and $0.7 million for the years ended December 31,

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
2020, 2019 and 2018, respectively. Amortization expense of internal-use software costs was $0.6 million and $0.4 million for the three months ended March 31, 2021 and 2020 (unaudited), respectively.
Contingencies
We account for claims and contingencies in accordance with authoritative guidance that requires we record an estimated loss from a claim or loss contingency when information available prior to issuance of our Combined Financial Statements indicates a liability has been incurred at the date of our Combined Financial Statements and the amount of the loss can be reasonably estimated. If we determine that it is reasonably possible but not probable that an asset has been impaired or a liability has been incurred, we disclose the amount or range of estimated loss if material or that the loss cannot be reasonably estimated. Accounting for claims and contingencies requires us to use our judgment. We consult with legal counsel on those issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business. See Note 12. Commitments and Contingencies for a discussion of contingencies.
Revenue Recognition
We generate revenue from fees received for our SaaS solutions as well as subscriptions for our subscription-based term licenses and from the sale of maintenance services associated with our perpetual licenses. We recognize revenue related to contracts from customers when we transfer promised goods or services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This is determined by following a five-step process which includes (1) identifying the contract with a customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price and (5) recognizing revenue when or as we satisfy a performance obligation, as described below.
•Identify the contract with a customer. We generally use an electronic or manually signed order form, purchase order, an authorized credit card, or the receipt of a cash payment as evidence of a contract provided that collection is considered probable. We sell our products through our direct inside sales force and through our distributors and resellers. Sales through resellers and distributors are typically evidenced by a reseller or distributor agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis. Our distributors and resellers do not carry inventory of our software and we generally require them to specify the end user of the software at the time of the order. Our distributors and resellers have no rights of return or exchange for software that they purchase from us and payment for these purchases is due to us without regard to whether the distributors or resellers collect payment from their customers.
•Identify the performance obligations in the contract. Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the MSP partner that are separately identifiable from other promises in the contract, or distinct. If not considered distinct, the promised goods or services are combined with other goods or services and accounted for as a combined performance obligation. Determining the distinct performance obligations in a contract requires judgment. Our performance obligations primarily include SaaS solutions, subscription-based term licenses and maintenance support including unspecified upgrades or enhancements to new versions of our software solutions. See additional discussion of our performance obligations below.
•Determine the transaction price. We determine the transaction price based on the contractual consideration and the amount of consideration we expect to receive in exchange for transferring the promised goods or services to the customer. We account for sales incentives to MSP partners, resellers or distributors as a reduction of revenue at the time we recognize the revenue from the related product sale. We report revenue net of any sales tax collected. Our return policy generally does not allow our MSP partners to return software products or services.
•Allocate the transaction price. For contracts that contain multiple performance obligations, we allocate the transaction price of the contract to each distinct performance obligation based on a relative stand-alone

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
selling price basis. Determining stand-alone selling prices for our performance obligations requires judgment and are based on multiple factors primarily including historical selling prices and discounting practices for products and services. We review the stand-alone selling price for our performance obligations periodically and update, if needed, to ensure that the methodology utilized reflects our current pricing practices.
•Recognize revenue when or as we satisfy a performance obligation. Revenue is recognized when or as performance obligations are satisfied either over time or at a point in time by transferring a promised good or service. We consider this transfer to have occurred when risk of loss transfers to the MSP partner, reseller or distributor or the MSP partner has access to their subscription which is generally upon electronic activation of the licenses purchased or access being granted which provides immediate availability of the product to the purchaser. See further discussion below regarding the timing of revenue recognition for each of our performance obligations.
The following summarizes our performance obligations from which we generate revenue:

Performance obligation	When performance obligation is typically satisfied
SaaS solutions	Over the subscription term, once the service is made available to the MSP partner (over time)
Subscription-based term and perpetual licenses	Upon the delivery of the license key or password that provides immediate availability of the product (point in time)
Technical support and unspecified software upgrades	Ratably over the contract period (over time)
Our revenue consists of the following:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Subscription revenue	$292,027	$251,695	$216,750	$80,671	$70,155
Other revenue	10,844	11,823	11,544	2,519	3,113
Total subscription and other revenue	$302,871	$263,518	$228,294	$83,190	$73,268

•Subscription Revenue. We primarily derive subscription revenue from the sale of subscriptions to our SaaS solutions and our subscription-based term licenses. Subscription revenue for our SaaS solutions is generally recognized ratably over the subscription term once the service is made available to the MSP partner or when we have the right to invoice for services performed. Our MSP partners do not have the right to take possession of the software for our SaaS solutions. Revenue from the license performance obligation of our subscription-based term licenses is recognized at a point in time upon delivery of the access to the licenses and the revenue from the performance obligation related to the technical support and unspecified software upgrades of our subscription-based term licenses is recognized ratably over the contract period. We generally invoice subscription agreements monthly based on usage or in advance over the subscription period on either a monthly or annual basis.
•Other Revenue. Other revenue consists primarily of revenue from the sale of our maintenance renewal services associated with the historical sales of perpetual license products. Customers with maintenance agreements are entitled to receive technical support and unspecified upgrades or enhancements to new versions of their software products on a when-and-if-available basis for the specified contract period. We believe that our technical support and unspecified upgrades or enhancements performance obligations each have the same pattern of transfer to the customer and are therefore accounted for as a single distinct

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
performance obligation. We recognize maintenance revenue ratably on a daily basis over the contract period.
During the periods ended December 31, 2020, 2019 and 2018, and March 31, 2021 and 2020 (unaudited), respectively, we recognized the following revenue from subscription and other services at a point in time and over time:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Revenue recognized at a point in time	$57,943	$49,510	$—	$15,111	$14,694
Revenue recognized over time	244,928	214,008	228,294	68,079	58,574
Total revenue recognized	$302,871	$263,518	$228,294	$83,190	$73,268
Subsequent to the adoption of ASC 606 on January 1, 2019, we recognize subscription-based term license revenue upon the transfer of the license and the associated maintenance revenue over the contract period under the new standard instead of recognizing both the license and maintenance revenue ratably over the monthly or annual contract period.
Deferred Revenue
Deferred revenue primarily consists of transaction prices allocated to remaining performance obligations from annually billed subscription agreements and maintenance services associated with our historical sales of perpetual license products which are delivered over time. Certain of our maintenance agreements are billed annually in advance for services to be performed over a 12-month period. We initially record the amounts allocated to maintenance performance obligations as deferred revenue and recognize these amounts ratably on a daily basis over the term of the maintenance agreement.
Details of our total deferred revenue balance was as follows:

Total Deferred Revenue
(in thousands)
Balance at December 31, 2018	$8,491
Adoption of ASC 606	(1,225)
Deferred revenue recognized	(13,345)
Additional amounts deferred	14,217
Deferred revenue acquired in business combinations	34
Balance at December 31, 2019	8,172
Deferred revenue recognized	(13,619)
Additional amounts deferred	15,117
Balance at December 31, 2020	9,670
Deferred revenue recognized	(4,090)
Additional amounts deferred	4,245
Balance at March 31, 2021 (unaudited)	$9,825

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
We expect to recognize revenue related to these remaining performance obligations as of December 31, 2020 and March 31, 2021 as follows:

	Revenue Recognition Expected by Period
	Total	Less than 1 year	1-3 years	More than 3 years

	(in thousands)
Expected recognition of deferred revenue	$9,670	$9,502	$168	$—

	Revenue Recognition Expected by Period
	Total	Less than 1 year	1-3 years	More than 3 years

	(unaudited)
Expected recognition of deferred revenue	$9,825	$9,688	$137	$—
Cost of Revenue
Cost of Revenue. Cost of revenue consists of technical support personnel costs which includes salaries, bonuses and stock-based compensation and related employer-paid payroll taxes for technical support personnel, as well as an allocation of overhead costs. Public cloud infrastructure and hosting fees and royalty fees are also included in cost of revenue.
Amortization of Acquired Technologies. Amortization of acquired technologies included in cost of revenue relate to our subscription products and was $24.3 million, $24.1 million and $26.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amortization of acquired technologies included in cost of revenue relate to our subscription products and was $ 2.7 million and $5.7 million for the three months ended March 31, 2021 and 2020 (unaudited), respectively.
Advertising
We expense advertising costs as incurred. Advertising expense is included in sales and marketing expenses in our Combined Statements of Operations.

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Advertising expense	$13,903	$12,774	$11,576	$4,683	$2,851
Leases
We lease facilities worldwide and certain equipment under non-cancellable lease agreements. During 2019, we adopted the new lease accounting guidance, FASB Accounting Standard Update No. 2016-02 “Leases,” or ASC 842. Under ASC 842, we evaluate if a contract is or contains a lease at inception of the contract. If we determine that a contract is or contains a lease, we determine the appropriate lease classification and recognize a right-of-use asset and lease liability at the commencement date of the lease based on the present value of fixed lease payments over the lease term reduced by lease incentives. To determine the present value of lease payments, we use an estimated incremental borrowing rate based on the interest rate a similar borrowing on a collateralized basis would incur based on information available on the lease commencement date as none of our leases provide an implicit rate. We generally base this discount rate on the interest rate incurred by our Parent's senior secured debt, adjusted for considerations for the value, term and currency of the lease. Lease terms include options to extend or terminate the lease when it is reasonably certain that we will exercise those options.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
We recognize right-of-use assets and lease liabilities for leasing arrangements with terms greater than one year. Certain lease contracts include obligations to pay for other services, such as operations and maintenance. We account for lease and non-lease components in a contract as a single lease component for all classes of underlying assets except certain classes of equipment. Right-of-use assets are tested for impairment in the same manner as long-lived assets.
The terms of some of our lease agreements provide for rental payments on a graduated basis. Operating lease costs are recognized on a straight-line basis over the lease term and recorded in the appropriate income statement line item based on the asset or a headcount allocation for office leases. Certain of our office leases require the payment of our proportionate share of common area maintenance or service charges. As we have elected to account for lease and non-lease components as a single lease component for our real estate leases, these costs are included in variable lease costs. In addition, certain of our leases may include variable payments based on measures that include changes in price indices or market interest rates which are included in variable lease costs and expensed as incurred. We had no finance leases as of and for the periods ended December 31, 2020, December 31, 2019 and March 31, 2021, respectively. See Note 7. Leases for additional information regarding our lease arrangements.
For the year ended December 31, 2018, prior to the adoption of ASC 842, we accounted for leases under the previous lease accounting guidance and recognized rent expense on a straight-line basis over the lease period and accrued rent expense incurred but not paid. Cash or lease incentives, or tenant allowances, received pursuant to certain leases were recognized on a straight-line basis as a reduction to rent over the lease term.
Income Taxes
We use the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax basis of our assets and liabilities. Income taxes as presented in the combined financial statements attribute current and deferred income taxes of SolarWinds to the stand-alone financial statements of N-able in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the income tax provision of N-able was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of SolarWinds may not be included in the separate financial statements of N‑able. Similarly, the tax treatment of certain items reflected in the financial statements of N-able may not be reflected in the consolidated financial statements and tax returns of SolarWinds. Therefore, items such as net operating losses, credit carryforwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in SolarWinds’ consolidated financial statements. As such, the income taxes of N-able as presented in the combined financial statements may not be indicative of the income taxes that N-able will report in the future. Certain operations of N-able have historically been included in a combined return with other SolarWinds entities. Current obligations for taxes in certain jurisdictions, where N-able files a combined tax return with SolarWinds, are deemed settled with SolarWinds for purposes of the combined financial statements. Current obligations for tax in jurisdictions where N-able does not file a combined return with SolarWinds, including certain foreign jurisdictions, are recorded within the income tax receivable or income taxes payable on the Combined Balance Sheets. On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Act”) was enacted. As a result, income tax attributable to previously undistributed earnings of N-able international subsidiaries was recognized in 2017. This liability, which SolarWinds elected to pay over time, remains with SolarWinds and is not reflected in the financial statements of N-able.
In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more-likely-than-not that a tax benefit will be sustained, we have recorded the largest amount of

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more-likely-than-not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. Where applicable, the associated interest expense and penalties has been recognized as a component of income tax expense.
We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. On a quarterly basis, we evaluate the need for, and the adequacy of, valuation allowances based on the expected realization of our deferred tax assets. The factors used to assess the likelihood of realization include our latest forecast of future taxable income, available tax planning strategies that could be implemented, reversal of taxable temporary differences and carryback potential to realize the net deferred tax assets. See Note 11. Income Taxes for additional information regarding our income taxes.
Concentrations of Risks
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Our cash and cash equivalents consisted of cash deposited with banks in demand deposit accounts which may exceed the amount of insurance provided on these deposits. Generally, we may withdraw our cash deposits and redeem our invested cash equivalents upon demand. We strive to maintain our cash deposits with multiple financial institutions of reputable credit and therefore bear minimal credit risk.
We provide credit to distributors, resellers and direct customers in the normal course of business. We generally extend credit to new customers based upon industry reputation and existing customers based upon prior payment history. For the years ended December 31, 2020, 2019 and 2018 no distributor, reseller or direct customer represented a significant concentration of our revenue.
At December 31, 2020 and 2019, no distributor, reseller or direct customer represented a significant concentration of our outstanding accounts receivable balance. We do not believe that our business is substantially dependent on any distributor or that the loss of a distributor relationship would have a material adverse effect on our business.
Recently Adopted Accounting Pronouncements
Goodwill Impairment Testing
On January 1, 2020 we adopted the Financial Accounting Standards Board, or FASB, Accounting Standards Codification ("ASC") No. 2017-04 "Intangibles-Goodwill and Other," or ASC 350, which simplifies the accounting for goodwill impairment. The new guidance removes step two of the two-step quantitative goodwill impairment test, which required a hypothetical purchase price allocation. The standard did not have a material impact on our combined financial statements for the year ended December 31, 2020.
Revenue
On January 1, 2019 we adopted the FASB Accounting Standards Codification, or ASC, No. 2014-09 “Revenue from Contracts with Customers” ("ASC 606"), which replaced all existing revenue guidance under ASC 605 “Revenue Recognition,” including prescriptive industry-specific guidance ("ASC 605"). This standard’s core principle is that an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We adopted ASC 606 using the modified-retrospective method. Results for reporting periods beginning after January 1, 2019 are presented in compliance with the new revenue recognition standard ASC 606. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605.
The cumulative effect of the changes made to our Combined Balance Sheets as of January 1, 2019 for the adoption of ASC 606 was approximately $0.9 million and was recorded as an adjustment to Parent company net investment as of the adoption date. This adjustment includes a $1.2 million decrease in historical deferred revenue,

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
primarily from arrangements involving subscription-based term licenses that will never be recognized as revenue, offset by a $0.3 million increase in deferred income tax liabilities. The adoption of ASC 606 did not impact our total operating cash flows.
The impact of the adoption of ASC 606 on our Combined Statement of Operations for the year ended December 31, 2019 was immaterial.
Leases
As SolarWinds no longer qualified to be an emerging growth company as of December 31, 2019, we retroactively adopted the FASB ASC No. 2016-02 “Leases” ("ASC 842") as of January 1, 2019 using the optional transition method in which an entity can apply the new standard at the adoption date without adjusting comparative prior periods. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior lease accounting standard.
The new lease accounting standard replaces existing lease accounting standards and expands disclosure requirements. The adoption of the new standard resulted in leases currently designated as operating leases being reported on our Combined Balance Sheet at their net present value. We elected the package of practical expedients permitted under the transition guidance within the new standard, which, among other things, allowed us to carry forward our historical lease classification and not reassess whether any expired or existing contracts are or contain leases. Additionally, we elected to not separate lease and non-lease components for certain classes of assets and we excluded all the leases with original terms of one year or less.
As of January 1, 2019, we recorded $10.1 million in operating lease right-of-use assets, $2.3 million in current operating lease liabilities and $11.5 million in non-current operating lease liabilities due to the adoption of ASC 842. The standard did not have a material impact to our Combined Statements of Operations or Combined Statements of Cash Flows. See Note 7. Leases for additional information.
Reclassification of Prior Year Presentation
Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.
4. Acquisitions
2019 Acquisition
On April 18, 2019, we acquired Passportal Inc., ("Passportal"), a password protection and document management software platform for MSPs, for approximately $14.9 million, including cash acquired. By acquiring Passportal we added a unified set of password management and privileged client knowledge management tools to our IT security solutions. We funded the transaction with cash on hand. We incurred $0.3 million in acquisition related costs, which are primarily included in general and administrative expense for the year ended December 31, 2019. Goodwill for this acquisition is not deductible for tax purposes.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed:

Total Fair Value
(in thousands)
Current assets, including cash acquired	$181
Identifiable intangible assets	3,700
Goodwill	11,257
Other long-term assets	12
Current liabilities	(185)
Deferred tax liabilities	(76)
Deferred revenue	(34)
Total consideration	$14,855
The following table summarizes the fair value of the acquired identifiable intangible assets and their respective weighted-average useful lives:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$2,700	3
Customer relationships	1,000	2
Total identifiable intangible assets	$3,700	2.7
We determined the amount of revenue and net loss related to the Passportal acquisition included in our Combined Financial Statements from the effective date of the acquisition is $2.2 million and $1.5 million, respectively. Pro forma information for the acquisition has not been provided because the impact of the historical financials on our revenue and net loss is not material.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
2018 Acquisition
Trusted Metrics
On July 2, 2018, we acquired Trusted Metrics, Inc., ("Trusted Metrics"), a provider of real-time threat monitoring and management software, for approximately $13.0 million. By acquiring Trusted Metrics, we extended our platform to include security monitoring and introduced a new security solution, Threat Monitor, into our product portfolio. We funded the transaction with cash on hand. We incurred $0.3 million in acquisition related costs, which are primarily included in general and administrative expense for the year ended December 31, 2018. Goodwill for this acquisition is not deductible for tax purposes.
The following table summarizes the consideration paid and the amounts recognized for the assets acquired and liabilities assumed:

Total Fair Value
(in thousands)
Current assets	$231
Identifiable intangible assets	5,000
Goodwill	8,964
Current liabilities	(40)
Deferred tax liabilities	(1,041)
Deferred revenue	(113)
Total consideration	$13,001
The following table summarizes the fair value of the acquired identifiable intangible assets and their respective weighted-average useful lives:

	Fair Value	Weighted-average useful life
	(in thousands)	(in years)
Developed product technologies	$3,900	5
Customer relationships	1,100	4
Total identifiable intangible assets	$5,000	4.8
We determined the amounts of revenue and net loss related to the Trusted Metrics acquisition included in our Combined Financial Statements from the effective date of the acquisition are insignificant for the year ended December 31, 2018. Pro forma information for the acquisition has not been provided because the impact of the historical financials on our revenue and net loss is not material.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
5. Goodwill and Intangible Assets
Goodwill
The following table reflects the changes in goodwill for the periods ended December 31, 2020, December 31, 2019 and March 31, 2021:

(in thousands)
Balance at December 31, 2018	$832,521
Acquisitions	11,257
Foreign currency translation and other adjustments	(7,135)
Balance at December 31, 2019	$836,643
Foreign currency translation	37,440
Balance at December 31, 2020	$874,083
Foreign currency translation	(18,505)
Balance at March 31, 2021 (unaudited)	$855,578
The goodwill from acquisitions resulted primarily from our expectations that we will now be able to offer our customers additional software solutions in new markets. Additionally, we expect the acquisitions will attract new customers for our entire line of software solutions.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Intangible Assets
Intangible assets, net consisted of the following at December 31, 2020, December 31, 2019 and March 31, 2021:

	December 31, 2020			December 31, 2019			March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

	(in thousands)						(unaudited)
Developed product technologies	$127,057	$(119,392)	$7,665	$124,792	$(93,351)	$31,441	$35,858	$(31,086)	$4,772
Customer relationships	131,045	(111,336)	19,709	126,788	(83,545)	43,243	129,213	(115,560)	13,653
Trademarks	1,162	(1,162)	—	1,402	(1,312)	90	1,149	(1,149)	—
Total intangible assets, net	$259,264	$(231,890)	$27,374	$252,982	$(178,208)	$74,774	$166,220	$(147,795)	$18,425
Intangible asset amortization expense was as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Intangible asset amortization expense	$48,105	$47,289	$50,168	$8,723	$11,609
As of December 31, 2020, we estimate aggregate intangible asset amortization expense to be as follows:

Estimated Amortization
(in thousands)
2021	$19,182
2022	7,637
2023	555
2024	—
2025	—
The expected amortization expense is an estimate. Actual amounts of amortization expense may differ from estimated amounts due to additional intangible asset acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, future changes to expected asset lives of intangible assets and other events.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
6. Property and Equipment
Property and equipment, net including software, consisted of the following:

	December 31,		March 31,
	2020	2019	2021

	(in thousands)		(unaudited)
Servers, equipment and computers	$29,025	$20,167	$21,851
Furniture and fixtures	3,474	2,700	3,610
Software	1,022	965	1,374
Leasehold improvements	8,740	6,459	9,714
	$42,261	$30,291	$36,549
Less: Accumulated depreciation and amortization	(22,671)	(16,884)	(17,238)
Property and equipment, net	$19,590	$13,407	$19,311
Depreciation and amortization expense on property and equipment was as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
Cost of revenue	$4,252	$3,433	$2,716	$1,370	$945
Operating expense	2,329	2,350	2,436	666	539
Total depreciation and amortization	$6,581	$5,783	$5,152	$2,036	$1,484
7. Leases
We lease our offices and do not own any real estate. We expect our corporate headquarters will be located in the greater Boston, Massachusetts metropolitan area. We lease office space domestically and internationally in various locations for our operations, including facilities located in Boston, Massachusetts; Morrisville, North Carolina; Ottawa, Canada; Dundee, United Kingdom; Bucharest, Romania; Minsk, Belarus; and Edinburgh, United Kingdom. In addition, we lease certain information technology, office and other equipment. Our leases are all classified as operating and generally have remaining terms of less than one year to eleven years.
The components of operating lease costs for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Operating lease costs	$4,370	$2,976
Variable lease costs(1)	976	905
Short-term lease costs	39	140
Total lease costs	$5,385	$4,021
_______________
(1)Primarily includes common area maintenance and other service charges for leases in which we pay a proportionate share of those costs as we have elected to not separate lease and non-lease components for our office leases.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
Maturities of our operating lease liabilities as of December 31, 2020 were as follows:

December 31, 2020
(in thousands)
2021	$3,747
2022	3,181
2023	2,642
2024	2,357
2025	1,944
Thereafter	7,653
Total minimum lease payments	21,524
Less: imputed interest	(4,022)
Present value of operating lease liabilities	$17,502
As of December 31, 2020, the weighted-average remaining lease term of our operating leases was 7.6 years and the weighted-average discount rate used in the calculation of our lease liabilities was 5.5%.
As of December 31, 2020, we had a lease agreement in which the lease did not commence prior to year-end and therefore the lease liabilities and corresponding right-of-use asset had not been recorded in our Combined Balance Sheets. We expect to take control of the leased asset in 2021 and our future minimum lease payments under this lease are approximately $29.0 million over a lease term of eleven years.
Supplemental cash flow information related to our leases was as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Cash paid for amounts included in the measurement of operating lease liabilities	$3,433	$2,654
Right-of-use assets obtained in exchange for operating lease liabilities	5,765	2,278
Prior to our adoption of ASC 842, rent expense was as follows:

Year Ended December 31,
2018
(in thousands)
Rent expense	$3,473

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
8. Accrued Liabilities and Other
Accrued liabilities and other current liabilities were as follows:

	December 31,		March 31,
	2020	2019	2021

	(in thousands)		(unaudited)
Payroll-related accruals	$14,305	$8,488	$9,483
Value-added and other tax	1,553	1,557	1,388
Purchasing accruals	3,183	1,796	5,711
Accrued royalties	1,130	951	1,225
Accrued other liabilities	1,805	1,099	2,161
Total	$21,976	$13,891	$19,968
9. Employee Benefit Plans
401(k) Plan
Our eligible employees participate in a 401(k) matching program. The plan is sponsored by our Parent and administered by a third party, under which our Parent has the right to terminate the plan at any time. Employees are fully vested in contributions to the plan. Our expense related to this plan was $1.2 million, $1.1 million and $0.9 million during the years ended December 31, 2020, 2019 and 2018, respectively, and is presented in cost of revenue and operating expense on the Combined Statements of Operations. Our expense related to this plan was $0.5 million and $0.4 million during the three months ended March 31, 2021 and 2020 (unaudited), respectively, and is presented in cost of revenue and operating expense on the Combined Statements of Operations.
10. Relationship with Parent and Related Entities
Historically, the N-able business has been managed and operated in the normal course of business consistent with other affiliates of the Parent. Accordingly, certain shared costs have been allocated to N-able and reflected as expenses in the Combined Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to N-able for purposes of the stand-alone financial statements. However, the expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if N-able historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Combined Financial Statements may not be indicative of related expenses that will be incurred in the future by N-able.
General Corporate Overhead
The Parent provides facilities, information technology services and certain corporate and administrative services to the N-able business. Expenses relating to these services have been allocated to N-able and are reflected in the Combined Financial Statements. Where direct assignment is not possible or practical, these costs were allocated

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
based on headcount. The following table summarizes the components of general allocated corporate expenses for the years ended December 31, 2020, 2019 and 2018 and for the three months ended March 31, 2021 and 2020:

	Years Ended December 31,			Three Months Ended March 31,
	2020	2019	2018	2021	2020

	(in thousands)			(unaudited)
General and administrative	$31,357	$17,394	$11,293	$9,090	$4,751
Research and development	1,672	1,224	852	71	453
Sales and marketing	1,969	1,128	830	28	384
Cost of revenue	149	99	88	42	88
Total	$35,147	$19,845	$13,063	$9,231	$5,676
Due to and from Affiliates
Due to affiliates within long-term liabilities in the Combined Balance Sheets represents N-able's related party debt due to SolarWinds Holdings, Inc. of $372.7 million, $394.4 million and $372.7 million as of December 31, 2020, December 31, 2019 and March 31, 2021 (unaudited), respectively.
On February 25, 2016, we entered into a loan agreement with SolarWinds Holdings, Inc. with an original principal amount of $250.0 million and a maturity date of February 25, 2023. Borrowings under the loan agreement bear interest at a floating rate which is equal to an adjusted London Interbank Offered Rate, or LIBOR, for a three-month interest period plus 9.8%. Prepayments of borrowings under the loan are permitted. As of December 31, 2020 and March 31, 2021 (unaudited), $228.5 million in borrowings were outstanding, respectively.
On May 27, 2016, we entered into an additional loan agreement with SolarWinds Holdings, Inc. The loan agreement, as amended, has an original principal amount of $200.0 million and a maturity date of May 27, 2026. Borrowings under the loan agreement bear interest at a fixed rate of 2.24%. Prepayments of borrowings under the loan are permitted. As of December 31, 2020 and March 31, 2021 (unaudited), $144.2 million in borrowings were outstanding, respectively.
Interest expense related to the activity with SolarWinds Holdings, Inc. is presented in the Statements of Operations and was $28.1 million, $34.1 million and $34.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Interest expense related to the activity with SolarWinds Holdings, Inc. was $6.5 million and $7.6 million for the three months ended March 31, 2021 and 2020 (unaudited), respectively. The repayment of principal for these related party borrowings is reflected as a financing activity in the Combined Statements of Cash Flows.
Due to affiliates within current liabilities comprises intercompany trade payables of $8.0 million, $2.0 million and $19.1 million as of December 31, 2020, December 31, 2019 and March 31, 2021 (unaudited), respectively. Due from affiliates within accounts receivable comprises intercompany trade receivables which were $0.3 million, $0.1 million and $0.8 million for the periods ended December 31, 2020, December 31, 2019 and March 31, 2021 (unaudited), respectively.
Equity-Based Incentive Plans
Certain of our employees participate in our Parent’s equity-based incentive plans. Under the SolarWinds Corporation 2016 Equity Incentive Plan (the "2016 Plan"), our employees, consultants, directors, managers and advisors were awarded stock-based incentive awards in a number of forms, including nonqualified stock options. The ability to grant any future equity awards under the 2016 Plan terminated in October 2018. Under the SolarWinds Corporation 2018 Equity Incentive Plan, our employees can be awarded stock-based incentive awards which includes non-statutory stock options or incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other cash-based or share-based awards. Awards granted to our

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
employees under the incentive plans generally vest over periods ranging from one to five years. We measure stock-based compensation for all stock-based incentive awards at fair value on the grant date. Stock-based compensation expense is generally recognized on a straight-line basis over the requisite service periods of the awards.
Compensation costs associated with our employees’ participation in the incentive plans have been specifically identified for employees who exclusively support our operations and are allocated to us as part of the cost allocations from our Parent. Total costs charged to us related to our employees’ participation in our Parent’s incentive plans were $20.6 million, $8.4 million and $1.8 million during the years ended December 31, 2020, 2019 and 2018, respectively. Total costs charged to us related to our employees’ participation in our Parent’s incentive plans were $4.6 million and $2.6 million during the three months ended March 31, 2021 and 2020 (unaudited), respectively. We include the related expense in operating expense (general and administrative, sales and marketing and research and development) and cost of revenue on our Combined Statements of Operations, depending on the nature of the employee’s role in our operations.
Employee Stock Purchase Plan
Our eligible employees participate in our Parent’s 2018 Employee Stock Purchase Plan, or the ESPP. The ESPP permits eligible participants to purchase SolarWinds' shares at a discount through regular payroll deductions of up to 20% of their eligible compensation during the offering period. The ESPP is typically implemented through consecutive six-month offering periods. The purchase price of the shares is 85% of the lesser of the fair market value of the closing price per share on the first day of the offering period and the fair market value of the closing price per share on the last day of the offering period. No participant may purchase more than $25,000 worth of common stock per calendar year.
Costs charged to us related to our employees’ participation in our Parent’s ESPP were $0.5 million and $0.2 million during the years ended December 31, 2020 and 2019, respectively. Our Parent did not have an ESPP offering period in 2018, therefore no expense was recognized. Costs charged to us related to our employees’ participation in our Parent’s ESPP were $0.1 million during the three months ended March 31, 2021 and 2020 (unaudited), respectively.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
11. Income Taxes
U.S. and international components of income (loss) before income taxes were as follows:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
U.S.	$(46,444)	$(23,463)	$(14,330)
International	51,300	26,656	(3,161)
Income (loss) before income taxes	$4,856	$3,193	$(17,491)
Income tax expense (benefit) was composed of the following:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Current:
Federal	$—	$—	$—
State	—	—	84
International	16,065	10,438	6,652
	16,065	10,438	6,736
Deferred:
Federal	86	(64)	(2,290)
State	5	(133)	(55)
International	(4,142)	(4,536)	(8,190)
	(4,051)	(4,733)	(10,535)
Income tax expense (benefit)	$12,014	$5,705	$(3,799)

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The difference between the income tax expense (benefit) derived by applying the federal statutory income tax rate to our income (loss) before income taxes and the amount recognized in our Combined Financial Statements is as follows:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Expense (benefit) derived by applying the federal statutory income tax rate to income before income taxes	$1,020	$670	$(3,673)
State taxes, net of federal benefit	(185)	(93)	23
Permanent items	—	1	50
Research and experimentation tax credits	(786)	(422)	(386)
Withholding tax	(44)	112	722
Valuation allowance for deferred tax assets	11,680	5,638	938
Stock-based compensation	(333)	(636)	129
Meals & entertainment	15	130	105
Acquisition costs	35	297	124
Effect of foreign operations	612	8	(1,831)
	$12,014	$5,705	$(3,799)
The effective tax rate for the year ended December 31, 2020 increased from the year ended December 31, 2019 primarily due to the valuation allowance recognized on the deferred tax assets in the U.S., reduced benefit of stock-based compensation and effect of foreign operations, partially offset by research and experimentation tax credits.
The effective tax rate for the year ended December 31, 2019 increased from the year ended December 31, 2018 primarily due to the valuation allowance recognized on the deferred tax assets in the U.S., partially offset by the research and experimentation tax credits, stock-based compensation and effect of foreign operations.
For the three months ended March 31, 2021 and 2020 (unaudited), we recorded income tax expense of $2.4 million and $2.0 million, respectively, resulting in an effective tax rate of (129.0)% and 74.4%, respectively. The decrease in the effective tax rate for the three months ended March 31, 2021 compared to the same period in 2020 was primarily due to a decrease in income before income taxes and due to the valuation allowance recognized on the deferred tax assets in the U.S.
During 2018, we completed our accounting for the income tax effects of the Tax Act. Upon further analysis of the Tax Act, additional guidance issued by the U.S. Treasury Department, state taxing authorities and other standard-setting bodies, we finalized our calculation of the transition tax during the year ended December 31, 2018. We did not recognize any additional income tax expense in 2018.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The components of the net deferred tax amounts recognized in the accompanying Combined Balance Sheets were:

	December 31,
	2020	2019

	(in thousands)
Deferred tax assets:
Allowance for doubtful accounts	$262	$228
Accrued expenses	209	125
Net operating loss	17,935	15,313
Research and experimentation credits	1,349	562
Stock-based compensation	2,446	559
Interest	1,072	832
Deferred revenue	91	137
Unrealized exchange gain	1	2
Leases	1,560	1,775
Other credits	51	464
Total deferred tax assets	24,976	19,997
Valuation allowance	(18,256)	(6,576)
Deferred tax assets, net of valuation allowance	6,720	13,421
Deferred tax liabilities:
Property and equipment	846	733
Prepaid expenses	574	179
Leases	1,686	1,821
Intangibles	6,478	17,598
Total deferred tax liabilities	9,584	20,331
Net deferred tax liability	$2,864	$6,910
At December 31, 2020 and 2019, we had net operating loss carry forwards for U.S. federal income tax purposes of approximately $69.2 million and $31.6 million, respectively. These U.S. federal net operating losses are available to offset future U.S. federal taxable income and do not expire.
At December 31, 2020 and 2019, we had net operating loss carry forwards for certain state income tax purposes of approximately $3.5 million and $1.4 million, respectively. These state net operating losses are available to offset future state taxable income and begin to expire in 2029.
At December 31, 2020 and 2019, we had foreign net operating loss carry forwards of approximately $14.8 million and $42.1 million, respectively, which are available to offset future foreign taxable income, and begin to expire in 2022. These foreign net operating loss carry forwards primarily relate to the United Kingdom and Canada at December 31, 2020, and the United Kingdom, Canada, and the Netherlands at December 31, 2019.
At December 31, 2020 and 2019, we had research and experimentation tax credit carry forwards of approximately $1.3 million and $0.6 million, respectively, which are available to offset future U.S. federal income tax. These U.S. federal tax credits begin to expire in 2038.
We establish valuation allowances when necessary to reduce deferred tax assets to amounts expected to be realized. As of December 31, 2020 and 2019, we have recorded a valuation allowance of $18.3 million and $6.6 million, respectively. The valuation allowance is primarily related to the net operating loss and research and experimentation tax credit carry forwards in the U.S.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
The Tax Act imposes a mandatory transition tax on accumulated foreign earnings as of December 31, 2017. Effective January 1, 2018, the Tax Act creates a new territorial tax system in which we will recognize the tax impact of including certain foreign earnings in U.S. taxable income as a period cost. For the year ended December 31, 2020, we did not incur a global intangible low-taxed income, or GILTI, liability; however, to the extent that we incur expense under the GILTI provisions, we will treat it as a component of income tax expense in the period incurred. As a result of the Tax Act, our accumulated foreign earnings as of December 31, 2017 have been subjected to U.S. tax. Moreover, all future foreign earnings will be subject to a new territorial tax system and dividends received deduction regime in the U.S. As of December 31, 2020, undistributed earnings of certain foreign subsidiaries of approximately $433.4 million are intended to be permanently reinvested outside the U.S. Accordingly, no provision for foreign withholding tax or state income taxes associated with a distribution of these earnings has been made. Determination of the amount of the unrecognized deferred tax liability on these unremitted earnings is not practicable.
The aggregate changes in the balance of our gross unrecognized tax benefits, excluding accrued interest, were as follows:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Balance, beginning of year	$87	$87	$138
Increases for tax positions related to the current year	—	—	—
Decreases for tax positions related to the current year	—	—	—
Increases for tax positions related to prior years	—	—	—
Decreases for tax positions related to prior years	—	—	(51)
Reductions due to lapsed statute of limitations	—	—	—
Balance, end of year	$87	$87	$87
At March 31, 2021, we do not have any accrued interest and penalties related to unrecognized tax benefits.
We do not believe that it is reasonably possible that our unrecognized tax benefits will significantly change in the next twelve months.
We file U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2012 through 2020 tax years generally remain open and subject to examination by federal, state and foreign tax authorities. We are currently under examination by the IRS for the tax years 2013 through the period ending February 2016. During the three months ended March 31, 2021, we finalized a settlement agreement with the IRS for the tax years 2011 to 2012. We are currently under audit by the Massachusetts Department of Revenue for the 2015 through February 2016 tax years, and the Texas Comptroller for the 2015 through 2018 tax years. We are not currently under audit in any other taxing jurisdictions.
On July 27, 2015, the U.S. Tax Court issued an opinion in Altera Corp. v. Commissioner related to the treatment of stock-based compensation expense in an intercompany cost-sharing arrangement. In February 2016, the U.S. Internal Revenue Service appealed the decision to the U.S. Court of Appeals for the Ninth Circuit. On June 7, 2019, the Ninth Circuit reversed the 2015 decision of the U.S. Tax Court. On February 10, 2020, Altera Corp. submitted a petition for writ of certiorari to the U.S. Supreme Court. On June 22, 2020, the Supreme Court of the United States denied Altera's petition to review the Ninth Circuit’s decision. Due to the uncertainty surrounding the status of the current regulations and questions related to the scope of potential benefits or obligations, we have not recorded any benefit or expense as of December 31, 2020. We will continue to monitor ongoing developments and potential impacts to our Combined Financial Statements.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
12. Commitments and Contingencies
Legal Proceedings
From time to time, we have been and may be involved in various legal proceedings arising in our ordinary course of business. In the opinion of management, resolution of any pending claims (either individually or in the aggregate) is not expected to have a material adverse impact on our Combined Financial Statements, cash flows or financial position and it is not possible to provide an estimated amount of any such loss. However, the outcome of disputes is inherently uncertain. Therefore, although management considers the likelihood of such an outcome to be remote, an unfavorable resolution of one or more matters could materially affect our future results of operations or cash flows, or both, in a particular period.
13. Operating Segments and Geographic Information
We operate as a single segment. The chief operating decision-maker is considered to be our Chief Executive Officer of N-able. The chief operating decision-maker allocates resources and assesses performance of the business at the combined N-able level.
The authoritative guidance for disclosures about segments of an enterprise establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Our Chief Executive Officer manages the Business as a multi-product business that utilizes its model to deliver software solutions to customers regardless of their geography or IT environment. Operating results including growth in bookings and billings of solutions, lead generation activity from marketing, renewal and retention rates by solution and geography and sales forecasts and pipeline reports are reviewed at the combined entity level for purposes of making resource allocation decisions and for evaluating financial performance. Accordingly, we considered ourselves to be in a single operating and reporting segment structure.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Notes to Combined Financial Statements
We based revenue by geography on the shipping address of each MSP partner. Other than the United States and the United Kingdom, no single country accounted for 10% or more of our total revenue during these periods. The following tables set forth revenue and net long-lived assets by geographic area:

	Year Ended December 31,
	2020	2019	2018

	(in thousands)
Revenue
United States, country of domicile	$144,776	$125,682	$105,774
United Kingdom	31,649	28,422	26,199
All other international	126,446	109,414	96,321
Total revenue	$302,871	$263,518	$228,294

	December 31,
	2020	2019

	(in thousands)
Long-lived assets, net
United States, country of domicile	$4,774	$4,710
Switzerland	10,202	6,045
Canada	1,126	1,377
All other international	3,488	1,275
Total long-lived assets, net	$19,590	$13,407

14. Subsequent Events
These combined financial statements were derived from the financial statements of SolarWinds Corporation, which issued its annual financial statements for the fiscal year ended December 31, 2020 on March 1, 2021. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of March 1, 2021.
Events Subsequent to the Original Issuance of the Combined Financial Statements (Unaudited)
We have evaluated subsequent events after the balance sheet date of March 31, 2021 through the date these financial statements were issued on May 26, 2021.

N-able, Inc. (formerly known as SWI SpinCo)
(A Business of SolarWinds Corporation)
Financial Statement Schedule
Schedule II - Valuation and Qualifying Accounts

	Beginning Balance	Additions (Charge to Expense)	Deductions (Write-offs, net of Recoveries)	Ending Balance

	(in thousands)
Allowance for doubtful accounts, customers and other:
Year ended December 31, 2018	$549	$1,725	$(1,111)	$1,163
Year ended December 31, 2019	1,163	1,840	(1,853)	1,150
Year ended December 31, 2020	1,150	1,483	(1,882)	751

Tax valuation allowances:
Year ended December 31, 2018	$—	$938	$—	$938
Year ended December 31, 2019	938	5,638	—	6,576
Year ended December 31, 2020	6,576	11,680	—	18,256